As filed with the Securities and Exchange Commission on August 23, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coeur d’Alene Mines Corporation

(Exact name of registrant as specified in its charter)

Idaho	82-0109423
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Dennis E. Wheeler

Chairman of the Board and Chief Executive Officer
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Coeur d’Alene Mines Holdings Company

(Exact name of registrant as specified in its charter)

Idaho	81-0652176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Dennis E. Wheeler

Chairman of the Board and Chief Executive Officer
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described herein

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

    If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

Continued on next page

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CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered(1)	Registered(2)	Per Unit	Offering Price(3)	Fee

Coeur d’Alene Mines Holdings Company Common Stock, par value $1.00 per share, (together with the associated rights to purchase stock pursuant to the Rights Agreement between the Registrant and ChaseMellon Shareholder Services, L.L.C.)	245,713,066	N/A	$828,053,032	$104,915

(1)	This Registration Statement relates to securities of Coeur d’Alene Mines Holding Company (“New Coeur”) to be issued (a) in exchange for all of the issued and outstanding shares of common stock of Coeur d’Alene Mines Corporation, an Idaho corporation (“Coeur”), pursuant to the holding company reorganization transaction described herein, (b) upon conversion of convertible notes of Coeur and (c) upon exercise of options to acquire Coeur common stock.

(2)	This amount is based upon the number of shares of common stock of New Coeur issuable in connection with the holding company reorganization transaction, based on the number of shares of Coeur common stock outstanding, the number of shares of Coeur common stock issuable upon conversion of convertible notes of Coeur and the number of shares of Coeur common stock issuable upon exercise of options to acquire Coeur common stock, in each case outstanding as of July 31, 2004.

(3)	Covers all of the securities set forth in footnote 1. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for Coeur’s common shares as reported by the New York Stock Exchange on August 17, 2004.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PRELIMINARY COPY

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building
Post Office Box I
505 Front Avenue
Coeur d’Alene, Idaho 83814

[                    ], 2004

Dear Coeur Shareholder,

     You are cordially invited to attend a special meeting of shareholders of Coeur d’Alene Mines Corporation, to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at [         ] a.m., local time, on September [    ], 2004.

     At the special meeting, Coeur shareholders will be asked to vote on:

•	Proposal 1 — a reorganization transaction to create a holding company structure for Coeur in connection with the proposed acquisition of Wheaton River Minerals Ltd., as described in fuller detail in the attached proxy statement/prospectus;

•	Proposal 2 — the issuance of shares of stock of a new Coeur holding company formed in connection with Coeur’s proposed acquisition of Wheaton River Minerals Ltd.;

•	Proposal 3 — authorization to adjourn or postpone the special meeting to solicit additional votes to approve Proposals 1 and 2; and

•	such other matters as may be properly brought before the special meeting.

     Proposals 1 and 2 are being brought before the shareholders in connection with Coeur’s proposed acquisition of Wheaton River Minerals Ltd. Therefore, the effectiveness of Proposals 1 and 2 is conditioned upon the approval of both proposals. Coeur shareholders can cast separate votes on each proposal, but unless the Coeur shareholders approve both proposals, neither will take effect.

     The acquisition of Wheaton River Minerals Ltd. will be undertaken pursuant to an offer to purchase all outstanding Wheaton common shares, which is described in fuller detail in the attached proxy statement/prospectus. The attached proxy statement/prospectus contains important information concerning the proposed acquisition. Even if Proposals 1 and 2 are approved, the reorganization will not be effected unless Coeur completes the offer to purchase.

     Coeur’s Board of Directors has unanimously approved the Coeur holding company reorganization and the issuance of shares of Coeur holding company common stock in connection with the proposed acquisition of Wheaton River Minerals described in the attached proxy statement/prospectus. Accordingly, the Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposals 1, 2 and 3.

     The Board of Directors hopes that you will attend the special meeting. However, whether or not you plan to attend the meeting, please sign, date and return the accompanying proxy card in the enclosed postage paid pre-addressed envelope as soon as possible. Your vote is important, regardless of the number of shares you own, so please return your proxy card TODAY.

Sincerely,

DENNIS E. WHEELER
Chairman of the Board and Chief Executive Officer

     The proxy statement/prospectus and accompanying proxy card are dated [                   ], 2004, and are first being mailed or given to Coeur shareholders on or about [                   ], 2004.

     The transactions described in the attached proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any other securities commission or authority, nor has any such commission or authority passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in the attached proxy statement/prospectus. Any representation to the contrary is a criminal offense.

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building
Post Office Box I
505 Front Avenue
Coeur d’Alene, Idaho 83814

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT/PROSPECTUS

      Notice is hereby given of the special meeting of shareholders of Coeur d’Alene Mines Corporation, an Idaho corporation, to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at [          ] a.m., local time, on September [     ], 2004.

      At the special meeting, Coeur shareholders will be asked to vote on:

•	a reorganization transaction to create a Coeur holding company structure in connection with the proposed acquisition of Wheaton River Minerals Ltd., as described in fuller detail in the attached proxy statement/prospectus;

•	the issuance of shares of stock of the Coeur holding company formed in connection with Coeur’s proposed acquisition of Wheaton River Minerals Ltd.;

•	a proposal authorizing the adjournment or postponement of the special meeting to solicit additional votes to approve Proposals 1 and 2; and

•	such other matters as may be properly brought before the special meeting.

      Coeur’s Board of Directors has fixed the close of business on August 2, 2004, as the record date for determining the Coeur shareholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

      Coeur’s Board of Directors has unanimously approved the holding company reorganization and the issuance of shares of Coeur holding company common stock in connection with the proposed acquisition of Wheaton River Minerals, described in the attached proxy statement/prospectus. Accordingly, the Board of Directors unanimously recommends that you vote FOR Proposals 1, 2 and 3.

      Your vote is very important. Even if you plan to attend the special meeting in person, please complete, sign and return the accompanying proxy card in the enclosed postage prepaid envelope TODAY to ensure your votes are counted at the special meeting.

By Order of the Board of Directors,

DENNIS E. WHEELER
Chairman of the Board and Chief Executive Officer

Coeur d’Alene, Idaho

[                    ], 2004

i

IMPORTANT NOTES

      In deciding how to vote on the proposals described in this proxy statement/ prospectus, Coeur shareholders should rely only on the information contained in or incorporated by reference into this proxy statement/ prospectus. Coeur has not authorized any person to provide Coeur shareholders with any information that is different from such information. The information contained in or incorporated by reference into this proxy statement/ prospectus speaks only as of the date of this proxy statement/ prospectus, unless otherwise specified.

      As of the date of this offer document, Wheaton has refused to meet with Coeur to discuss a combination of Wheaton and Coeur. Coeur and its affiliates have not had access to the non-public books and records of Wheaton, and, although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, Coeur and its affiliates are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements. Wheaton’s auditors have consented to the inclusion herein of their audit report on Wheaton’s financial statements included herein. Coeur and Wheaton’s auditors undertook the procedures necessary to include such consent. However, such procedures do not enable Coeur or its affiliates to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements.

      As a result, all historical information regarding Wheaton contained herein, including all Wheaton financial information and all pro forma financial information reflecting the pro forma effects of a combination of Wheaton and Coeur derived in part from Wheaton’s financial information, has been derived by necessity from Wheaton’s public reports and securities filings. In addition, all reconciliations of Wheaton’s financial information, which Wheaton records in accordance with Canadian GAAP, to US GAAP is based exclusively upon Wheaton’s own Canadian GAAP to US GAAP reconciliations contained in Wheaton’s public reports and securities filings unless otherwise indicated. See “Risk Factors — The Offerors have been unable to independently verify the reliability of the Wheaton information in the offer to purchase” on page 20.

FORWARD-LOOKING INFORMATION

      Some of the information included in this proxy statement/ prospectus and certain other documents filed or to be filed with the Securities and Exchange Commission (referred to as the “SEC”) by Coeur or Coeur d’Alene Mines Holding Company (referred to as “New Coeur”), as the successor registrant to Coeur following the Coeur holding company reorganization described below (as well as information included in other statements made by Coeur, New Coeur or their respective representatives, and information about Wheaton or its business, which has been derived solely from Wheaton’s public reports and filings), may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts, often will be phrased in the future-tense, and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. Forward-looking statements that relate to Coeur or its business are based on Coeur’s beliefs and expectations about future events, and include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to Coeur’s financial condition, results of operations, future performance and business, including statements relating to the Coeur holding company reorganization, Coeur’s or New Coeur’s business strategy and Coeur’s and its successor’s current and future development plans.

      Forward-looking statements are included in this proxy statement/ prospectus (as well as information included in other statements made by Coeur, New Coeur or their respective representatives, and information about Wheaton or its business, which has been derived solely from Wheaton’s public reports and filings). Although Coeur believes that the expectations reflected in its forward-looking statements are reasonable, any or all of the forward-looking statements in this proxy statement/ prospectus or in Coeur’s or New Coeur’s public reports and securities filings may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in the offer to purchase to Wheaton shareholders, described in this proxy statement/prospectus, some of which are beyond Coeur’s control, will be important in determining Coeur’s or the combined companies’ future performance. Consequently, actual results may differ materially from those predicted in or that might be anticipated from forward-looking statements. Therefore, shareholders should not regard such forward-looking statements as a representation that the predictions or expectations reflected in the forward-looking statements will be achieved, and should not place undue reliance on such forward-looking statements.

      Coeur undertakes no obligation to publicly update or revise any information in this proxy statement/ prospectus, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. However, stockholders should review Coeur’s and its successor’s subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SUMMARY

      The following is a brief summary of the material facts regarding the proposals being voted on at the special meeting, the Coeur holding company reorganization, and the proposed Wheaton acquisition. These and other related matters are discussed in greater detail elsewhere in this proxy statement/ prospectus.

The Special Meeting

Purpose of the Special Meeting	To present proposals for the approval of Coeur shareholders regarding matters necessary to complete the proposed Wheaton acquisition.

Proposal 1	To approve the Coeur holding company reorganization. The reorganization will allow Wheaton shareholders to exchange their Wheaton common shares for shares of the combined companies without the incurrence of U.S. federal income tax.

Proposal 2	To authorize the issuance of stock of the new holding company in connection with the proposed Wheaton acquisition.

Proposal 3	To authorize the adjournment or postponement of the special meeting to solicit additional votes to approve Proposals 1 and 2.

Conditions	The effectiveness of Proposals 1 and 2 is conditioned on the approval of both proposals by the Coeur shareholders. Also, the effectiveness of the Coeur reorganization is conditioned on the completion of Coeur’s offer to purchase all outstanding Wheaton common shares.

Additional Information	Additional information regarding Proposals 1 and 2 is set forth in “Proposal 1 — Agreement and Plan of Merger and Coeur Holding Company Reorganization” and “Proposal 2 — Issuance of New Coeur Stock.”

The Coeur Holding Company Reorganization

Timing of the Reorganization	If Proposals 1 and 2 are both approved, and Coeur completes the offer to purchase the Wheaton common shares, Coeur will effect the Coeur holding company reorganization immediately prior to purchasing Wheaton common shares pursuant to the offer to purchase.

Structure of the Reorganization	The reorganization will be effected pursuant to an Agreement and Plan of Merger which is attached as Annex A to this proxy statement/ prospectus. In the reorganization, a wholly-owned subsidiary of Coeur d’ Alene Mines Holdings Company, referred to as “New Coeur” in this proxy statement/ prospectus, will merge with and into Coeur, with Coeur as the corporation surviving the merger. As a result, Coeur will become a wholly-owned operating subsidiary of New Coeur, the new holding company.

Effect of the Reorganization	In the reorganization, all of Coeur’s common stock will be converted into shares of New Coeur common stock, such that each Coeur shareholder will receive the same number of shares of New Coeur common stock as they held in Coeur. The New Coeur common stock will have the same rights, preferences, and privileges as the existing Coeur common stock. New Coeur will have the same board of directors as Coeur and New Coeur’s certificate of incorporation and bylaws will be the same in all material respects as those of Coeur prior to the reorganization, except as described in “Proposal 1 — Agreement and Plan of Merger and Coeur Holding Company Reorganization.”

Additional Information	Additional information regarding the Coeur holding company reorganization is set forth in the section entitled “Proposal 1 — Agreement and Plan of Merger and Coeur Holding Company Reorganization.”

The Wheaton Acquisition

Reasons for the Wheaton Acquisition	Coeur’s Board of Directors believes that the combination of Wheaton and Coeur will be advantageous to Coeur shareholders for a number of reasons including the following. The combined company will be:

• North America’s fourth largest precious metal company with proven operating expertise;

• A leading gold producer and the world’s leading primary silver producer with over 22 million ounces of annual production;

• Among the world’s most liquid publicly-traded precious metals mining companies with expected listings on both the NYSE and the Toronto Stock Exchange;

• One of the fastest growing precious metal companies with four attractive development projects;

• Highly leveraged to commodity prices with completely unhedged production; and

• financially powerful with strong free cash flow generation, balance sheet strength, and enhanced access to capital markets.

Effecting the Wheaton Acquisition	Coeur proposes to acquire Wheaton through an offer to purchase all outstanding Wheaton common shares for a choice of cash or stock. Coeur and certain of its subsidiaries, referred to collectively as the “Offerors” in this proxy statement/ prospectus, plan to acquire any Wheaton common shares not purchased pursuant to the offer to purchase through a merger, amalgamation, or other subsequent acquisition transaction in which Wheaton shareholders would receive consideration with a value equivalent to the consideration paid to Wheaton shareholders pursuant to the offer to purchase.

The Offer to Purchase	The Offerors are offering to purchase all outstanding Wheaton common shares for a choice per share of:

• Cdn$5.47 in cash (equivalent to $4.22 based on the August 19, 2004 Canadian Dollar spot rate at close provided by Bloomberg);

• 0.796 shares of New Coeur common stock; or

• 0.796 exchangeable shares of a wholly owned subsidiary of Coeur. These exchangeable shares are exchangeable for shares of New Coeur common stock on a one-for-one basis under certain circumstances.

There is a maximum of Cdn$570 million in cash (equivalent to approximately $439 million based on the August 19, 2004 Canadian Dollar spot rate at close provided by Bloomberg) available to be paid to Wheaton shareholders pursuant to the offer to purchase and any subsequent acquisition transaction. If Wheaton shareholders elect to receive more than this aggregate amount, they will receive stock for the portion of the consideration that cannot be paid in cash.

Risks Relating to the Wheaton Acquisition	There are certain risks associated with the proposed Wheaton acquisition and related matters, as described in “Risk Factors.” Coeur Shareholders should consider these risks in determining how to vote on the proposals to be brought before the special meeting.

Additional Information	Additional information regarding the Wheaton acquisition is set forth in “The Wheaton Acquisition.”

PURPOSE OF THE MEETING

      This proxy statement/ prospectus is furnished in connection with the solicitation of proxies of Coeur shareholders by Coeur’s Board of Directors for use at the special meeting of Coeur shareholders to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at [                    ] a.m. local time on September [     ], 2004, and at any adjournments or postponements thereof.

      The special meeting is being called to consider matters necessary to complete Coeur’s acquisition of Wheaton River Minerals Ltd. (referred to as “Wheaton”). In connection with the proposed Wheaton acquisition:

•	Coeur has commenced an offer to purchase all outstanding Wheaton common shares in exchange for a choice of common stock of Coeur d’Alene Mines Holdings Company (referred to as “New Coeur”), exchangeable shares of a Canadian subsidiary of Coeur (referred to as “Canadian Exchange Co.”) or cash. The offer to purchase is conditioned upon approval by Coeur stockholders of Proposals 1 and 2 described herein. Descriptions of the proposed Wheaton acquisition and the terms of Coeur’s offer to purchase all outstanding Wheaton common shares are set forth in this proxy statement/ prospectus.

•	Coeur intends to effect a holding company reorganization transaction (referred to as the “Coeur holding company reorganization”) immediately prior to completing the offer to purchase, as a result of which all current Coeur stockholders will become stockholders of New Coeur, a new holding company with shares listed on the New York Stock Exchange (referred to as the “NYSE”) and which will be the successor registrant to Coeur for SEC reporting purposes, all as described in greater detail in “Proposal 1 — Agreement and Plan of Merger and Coeur Holding Company Reorganization”, below. The Coeur holding company reorganization will not be effected unless both Proposals 1 and 2 are approved and Coeur completes the offer to purchase the Wheaton common shares.

•	Promptly following the completion of the offer to purchase, New Coeur will seek to acquire all Wheaton common shares not purchased pursuant to the offer to purchase, through a merger, amalgamation, plan of arrangement or other subsequent acquisition transaction (referred to as a “subsequent acquisition transaction”) in which it is expected that all remaining Wheaton shareholders will receive consideration which is at least equal in value as the consideration paid to Wheaton shareholders pursuant to the offer to purchase.

Completion of the Coeur holding company reorganization and approval of the other proposals described in this proxy statement/ prospectus are conditions to the offer to purchase. See “The Wheaton Acquisition” starting on page 22 for further information about the offer to purchase. Therefore the acquisition of Wheaton cannot be completed as currently planned unless the Coeur shareholders approve Proposals 1 and 2.

      However, even if Proposals 1 and 2 are approved, the Coeur holding company reorganization will not be effected unless Coeur completes the offer to purchase.

      This proxy statement/ prospectus and the accompanying proxy card are first being mailed or given to Coeur shareholders on or about [                    ], 2004.

REASONS FOR THE WHEATON ACQUISITION AND PROPOSED REORGANIZATION

      The Board of Directors of Coeur has unanimously approved the Wheaton acquisition and believes that it is in the best interests of Coeur and its stockholders. The Coeur holding company reorganization is a necessary step in order that Wheaton shareholders may receive common stock of the combined companies in exchange for Wheaton common stock, without the incurrence of federal income taxes under U.S. tax laws.

      The Board of Directors is asking Coeur’s shareholders to approve Proposals 1, 2 and 3 at the special meeting to accomplish some of the necessary steps to completing the acquisition. Coeur’s Board of Directors believes that this transaction offers significant benefits for both Coeur shareholders and former Wheaton shareholders. Among the advantages of the proposed acquisition, the combined company will be:

•	North America’s fourth largest precious metals company with proven operating expertise;

•	A leading gold producer and the world’s leading primary silver producer with over 22 million ounces of annual production;

•	Among the world’s most liquid publicly-traded precious metals mining companies with expected listings on both the NYSE and the Toronto Stock Exchange;

•	One of the fastest growing precious metals companies with four attractive development projects including Amapari (Brazil), Kensington (Alaska), Los Filos (Mexico) and San Bartolome (Bolivia);

•	Highly leveraged to commodity prices with completely unhedged production; and

•	Financially powerful with strong free cash flow generation, balance sheet strength, and enhanced access to capital markets.

      Accordingly, the Board of Directors urges all Coeur shareholders to vote FOR Proposals 1, 2 and 3.

PROPOSAL 1 — AGREEMENT AND PLAN OF MERGER AND

COEUR HOLDING COMPANY REORGANIZATION

Description of the Reorganization

      Immediately prior to, and in connection with, the purchase of Wheaton common shares pursuant to the offer to purchase, Coeur will be reorganized to create a holding company structure pursuant to an Agreement and Plan of Merger in the form attached as Annex A. Prior to this reorganization, Coeur will have several wholly-owned subsidiaries, New Coeur, a subsidiary of Coeur referred to as “Merger Sub,” and Coeur d’ Alene Acquisition ULC, a Nova Scotia unlimited liability and wholly owned subsidiary of Coeur referred to as “Nova Scotia ULC.” Nova Scotia ULC in turn will have one subsidiary, Canadian Exchange Co.

      New Coeur, Merger Sub, Nova Scotia ULC and Canadian Exchange Co. are newly-formed entities organized specifically for the purpose of the offer to purchase and the related Coeur holding company reorganization. These entities hold only nominal assets, have no material liabilities and have not conducted any business prior to the date of this proxy statement/ prospectus.

      In the Coeur holding company reorganization, immediately prior to the purchase of Wheaton common shares pursuant to the offer to purchase, Merger Sub will merge with and into Coeur, with Coeur as the corporation surviving the merger. As a result, Coeur will become a wholly-owned operating subsidiary of New Coeur and all of Coeur’s common stock will be converted into shares of New Coeur common stock, such that each former Coeur shareholder will receive the same number of shares of New Coeur common stock as they held in Coeur. As set forth in fuller detail below under “The Wheaton Acquisition — Effect on Shareholdings” following the purchase of Wheaton common shares pursuant to the offer to purchase, it is expected that the former Wheaton shareholders will own a majority of the voting power of New Coeur.

      Following the reorganization, each stock certificate formerly representing shares of Coeur common stock will represent an equivalent number of shares of New Coeur common stock (and the associated Series B Preferred Stock purchase rights), and the New Coeur common stock will have substantially the same rights, preferences and privileges as the existing Coeur common stock. See “Description and Comparison of Common Stock” below. New Coeur will have the same board of directors as Coeur and its certificate of incorporation and bylaws will be identical in all substantive respects to those of Coeur prior to the reorganization, except that:

•	the number of authorized shares of New Coeur common stock and preferred stock will be greater than the number of authorized shares of Coeur common stock and preferred stock, as described below; and

•	there will be one share of New Coeur Special Voting Stock (a type of New Coeur preferred stock) held by the Voting and Exchange Trustee for the benefit of the holders of exchangeable shares of Canadian Exchange Co., which will permit the Voting and Exchange Trustee to cast up to that number of votes as equals the number of exchangeable shares then outstanding on all matters on which the holders of New Coeur common stock are entitled to vote, as described in “About Canadian Exchange Co. — Voting and Exchange Trust Agreement”.

      Upon completion of the Coeur holding company reorganization, New Coeur will be renamed “Coeur d’Alene Mines Corporation” and will become the successor registrant for U.S. securities law purposes to the current Coeur. Prior to the start of the trading day following the completion of the reorganization, Coeur common stock will cease to trade on the NYSE, and on that trading day, New Coeur common stock will commence trading on the NYSE under the symbol “CDE.”

      The Coeur holding company reorganization is conditioned on Coeur completing the offer to purchase, and will not be effected unless Coeur completes the offer to purchase.

Authorized Capital Stock of New Coeur

      As mentioned above, the only substantive differences between the articles of incorporation of New Coeur after the Coeur holding company reorganization and the current Restated and Amended Articles of

Incorporation of Coeur is the number of authorized shares of common stock and preferred stock and the authorization of the single share of New Coeur Special Voting Stock described above, to allow holders of exchangeable shares of Canadian Exchange Co. to exercise voting rights equivalent to the voting rights of holders of New Coeur common stock. In addition, New Coeur must be authorized to issue enough shares of common stock:

•	to acquire all Wheaton shares tendered for New Coeur common stock pursuant to the offer to purchase;

•	to permit the exchange of all exchangeable shares of Canadian Exchange Co. issued pursuant to the offer to purchase for an equivalent number of shares of New Coeur common stock, in accordance with the terms of the exchangeable shares;

•	to complete a subsequent acquisition transaction to acquire any Wheaton common shares not acquired through the offer to purchase; and

•	to issue any shares of New Coeur common stock issuable upon exercise of assumed warrants and options to acquire Wheaton common shares and upon conversion of convertible notes issued by New Coeur to fund a portion of the cash consideration to be paid in the Wheaton acquisition.

Purpose of Authorized Shares

      In addition to the shares necessary to accomplish the Wheaton acquisition, Coeur’s Board of Directors believes New Coeur should have sufficient authorized shares of common stock and preferred stock to accomplish certain potential actions and transactions after the reorganization, as described below. Other than in connection with the Wheaton acquisition, Coeur currently has no agreements, arrangements or understandings to issue additional shares of common stock over and above the number of the presently authorized shares of Coeur common stock or the proposed number of authorized shares of New Coeur common stock. However, the Board of Directors believes that sufficient authorized shares should be available in the future to permit New Coeur to pursue the various potential transactions described below and to provide for the combined company’s future growth and financial stability. Therefore, the total number of authorized shares of New Coeur common stock will be 1.5 billion shares, which is more than the minimum number of shares of New Coeur common stock necessary to complete the Wheaton acquisition. In addition, the number of authorized shares of New Coeur preferred stock will be 17,000,001 (including the single share of New Coeur Special Voting Stock), as opposed to the 10,000,000 currently authorized shares of Coeur preferred stock. The greater number of authorized shares of New Coeur preferred stock is primarily attributed to the need to provide for adequate authorized shares of Series B Preferred Stock to permit the exercise of rights under New Coeur’s rights plan if it is triggered, but there will also be approximately 2,000,000 shares of New Coeur preferred stock authorized and available for future issuance.

      New Coeur’s authorized capital stock will reflect the higher number of shares of New Coeur common stock and preferred stock immediately prior to the reorganization, and Coeur shareholders are not being asked to approve any increase in the authorized capital stock of Coeur or New Coeur. However, this information is being provided to explain the capital structure of New Coeur following the holding company reorganization.

      The number of authorized shares of Coeur common stock prior to the reorganization, 500,000,000, is approximately 103% greater than the number of shares of Coeur common stock outstanding as of July 31, 2004, on a fully diluted basis. The number of authorized shares of New Coeur common stock after the reorganization and the Wheaton acquisition, 1.5 billion, is expected to be approximately 86% greater than the number of shares of New Coeur common stock outstanding, on a fully diluted basis after the Wheaton acquisition. This calculation (i) assumes that all of the cash offered by Coeur will be used in the offer to purchase and the subsequent acquisition transaction, (ii) assumes that New Coeur issues $225.0 million of 2% convertible notes (giving no effect to the over-allotment option of an additional $50 million) with a conversion price assumed to be $3.73, the closing price of Coeur’s common stock on August 19, 2004 (the actual conversion price will not be set until after the close of the offer to purchase), and (iii) is based on the number of Wheaton common shares, warrants and options outstanding as reported by Wheaton as of August 6, 2004.

Based on these assumptions, approximately 8% of New Coeur’s authorized shares will be reserved for issuance upon exercise of Wheaton warrants expected to remain outstanding following the acquisition.

      Potential uses for these New Coeur shares include:

•	issuances of common stock in connection with the growth and expansion of New Coeur’s or the combined company’s business, including acquisition of mining properties or other companies engaged in the mining business;

•	issuances of common stock or securities convertible into common stock in connection with financing and recapitalization transactions;

•	the future authorization of additional shares of common stock for issuance under Coeur’s executive compensation program and Non-Employee Directors’ Stock Option Plan; and

•	the issuance of common stock in connection with other corporate transactions determined by the Board of Directors to be in the best interests of Coeur and its shareholders.

      Any of the above transactions could arise under circumstances requiring prompt action without the necessary time to seek shareholder approval to authorize additional shares. The Board of Directors believes that it is very important to have the flexibility to be able to act promptly in the best interests of the combined company and its shareholders when circumstances such as those described above arise.

      In addition to the Wheaton acquisition, Coeur (and New Coeur, after the reorganization) plans to pursue the acquisition from time to time of other mining companies, mining properties or interests in mining properties. Although Coeur currently is considering several properties located in Peru, Mexico and Canada, no agreements, understandings or definitive plans (other than the offer to purchase or as otherwise described herein) have been entered into or are being pursued that call for the issuance of additional shares of common stock. If New Coeur determines to issue shares of common stock in connection with future acquisitions, New Coeur will not seek shareholder approval of such issuance unless required by applicable law or stock exchange rules. The issuance of any such shares of common stock (including in connection with the Wheaton acquisition) will have no effect on the rights of existing shareholders, although such issuances would dilute the relative percentage equity interests of existing shareholders.

      Although the Board of Directors’ purpose in determining the number of authorized shares of New Coeur stock is not intended for anti-takeover purposes, authorized but unissued shares of stock, if issued, could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control New Coeur even though shareholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile take-over bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of our organizational or governing documents. To the extent that it would impede any such attempts, the issuance of additional shares of stock following the Coeur holding company reorganization could potentially serve to perpetuate the existing management.

Description and Comparison of Stock

Coeur Common Stock

      The holders of Coeur common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders may not accumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after the payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding shares of Coeur common stock are fully-paid and non-assessable and have no arrears in dividends.

New Coeur Common Stock

      The rights and privileges of the holders of New Coeur common stock are equivalent to those of the current Coeur common stock, and the New Coeur common stock will be listed upon consummation of the Coeur holding company reorganization, just as the Coeur common stock currently is. In addition, New Coeur is an Idaho corporation and its articles of incorporation and bylaws after giving effect to the Coeur holding company reorganization will be substantially identical to those of Coeur prior to the reorganization. Therefore, the rights of New Coeur shareholders under state law and the organization and governing documents of New Coeur, and the access of holders of such securities to the public markets, will be equivalent to those of the current Coeur shareholders.

Coeur Series B Preferred Stock

      The holders of Coeur common stock have the right, exercisable upon the occurrence of certain events, to acquire  1/100 of a share of Series B Preferred Stock. On May 11, 1999, the Board of Directors declared a dividend distribution of one such right for each outstanding share of Coeur’s common stock. Each right, when exercisable, may be exercised at a price of $100, subject to adjustment. The description and terms of the rights are set forth in the Rights Agreement, dated as of May 11, 1999, between Coeur and ChaseMellon Shareholder Services, L.L.C., as rights agent, which is incorporated by reference herein. The rights are not exercisable or detachable from the Coeur common stock until ten business days after any person or group acquires 20% or more (or commences a tender or exchange offer for 20% or more) of the outstanding Coeur common stock. If any person or group acquires 20% or more of Coeur common stock or acquires Coeur in a merger or other business combination, each right (other than those held by the acquiring person or group) will entitle the holder to purchase preferred or common stock of Coeur or common stock of the surviving company having a market value of approximately two times the $100 exercise price. The rights will expire on May 24, 2009, unless earlier redeemed or exchanged by Coeur.

New Coeur Series B Preferred Stock

      In connection with the Coeur holding company reorganization, New Coeur intends to assume the Rights Agreement pursuant to which the rights currently associated with the Coeur common stock were issued. In connection therewith, New Coeur will have authorized at the time of the reorganization shares of Series B Preferred Stock with rights, preferences and privileges equivalent to those of the current Coeur Series B Preferred Stock.

      As a result of the Coeur holding company reorganization, shareholders of Coeur will become shareholders of New Coeur. The rights of shareholders of New Coeur are governed by the applicable laws of the State of Idaho, including the Idaho Business Corporation Act, and by New Coeur’s articles of incorporation and bylaws, which are identical in all material respects to those of Coeur, except as follows: (a) the number of authorized shares of New Coeur common stock will be 1.5 billion, versus the 500 million authorized shares of Coeur; (b) the number of authorized shares of New Coeur preferred stock will be 17,000,001, versus the 10,000,000 authorized shares of Coeur preferred stock; and (c) there will be one share of New Coeur Special Voting Stock (a type of New Coeur preferred stock) held by the voting trustee for the benefit of the holders of exchangeable shares of Canadian Exchange Co., to allow holders to exercise voting rights equivalent to the voting rights of New Coeur common stock, as described under “About Canadian Exchange Co. — Description of Exchangeable Shares.”

The Agreement and Plan of Merger

      The Coeur holding company reorganization will take place pursuant to an Agreement and Plan of Merger by and among Coeur, New Coeur and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus. The Agreement and Plan of Merger is the legal document governing the merger of Merger Sub into Coeur by which the reorganization will be accomplished. Coeur shareholders may refer to that document for the actual terms, conditions and consequences of the merger effecting the Coeur holding company reorganization.

Coeur’s Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposal 1, approving the Agreement and Plan of Merger and the Coeur holding company reorganization.

      As described above, it is a condition to the effectiveness of Proposal 1 that the Coeur shareholders also approve Proposal 2, and it is a condition to the Coeur holding company reorganization that Coeur complete the offer to purchase.

PROPOSAL 2 — ISSUANCE OF NEW COEUR STOCK

      Coeur common stock is listed on the NYSE, and the shares of New Coeur common stock will be listed on the NYSE after the Coeur holding company reorganization contemplated by Proposal 1 above. The rules of the NYSE require shareholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in excess of 20% of the number of shares of common stock outstanding prior to the issuance of the additional shares of common stock or securities convertible into or exercisable or exchangeable for common stock. Although the shares ultimately issued pursuant to the offer to purchase and any subsequent acquisition transaction will be shares of New Coeur stock, Coeur is seeking the approval of such issuance from the current Coeur shareholders because the Coeur shareholders will become New Coeur shareholders upon completion of the Coeur holding company reorganization.

      It currently is estimated that an aggregate of up to 560,104,648 shares of New Coeur common stock will be issued, or reserved for issuance, in connection with the Wheaton acquisition. This estimated aggregate number of shares includes:

•	Up to approximately 369,902,945 shares of common stock of New Coeur and/or exchangeable shares of Canadian Exchange Co, to be issued either as payment for common shares of Wheaton tendered in the offer to purchase or pursuant to a subsequent acquisition transaction. The exchangeable shares of Canadian Exchange Co are convertible, upon the terms and conditions described herein, into shares of New Coeur common stock on a one-for-one basis.

•	Up to approximately 129,879,987 shares of common stock of New Coeur and/or exchangeable shares of Canadian Exchange Co. issuable upon exercise of warrants and options to purchase Wheaton common shares outstanding which are assumed or otherwise become exercisable for exchangeable shares of Canadian Exchange Co or shares of New Coeur common stock in connection with or following the completion of the offer to purchase and a subsequent acquisition transaction.

•	An estimated aggregate of 60,321,716 shares of New Coeur common stock into which $225.0 million principal amount of convertible notes to be issued in connection with raising a portion of the cash consideration payable pursuant to the offer to purchase and any subsequent acquisition transaction will be convertible by their terms.

      This calculation (i) assumes that all of the cash offered by Coeur will be used in the offer to purchase and the subsequent acquisition transaction, (ii) assumes that New Coeur issues $225.0 million of 2% convertible notes (giving no effect to the over-allotment option of an additional $50 million) with a conversion price assumed to be $3.73, the closing price of Coeur’s common stock on August 19, 2004 (the actual conversion price will not be set until after the close of the offer to purchase), and (iii) is based on the number of Wheaton common shares, warrants and options outstanding as reported by Wheaton as of August 6, 2004.

      In addition, in connection with the completion of the offer to purchase Wheaton common shares, one share of New Coeur Special Voting Stock will be issued to the Voting and Exchange Trustee under the Voting and Exchange Trust Agreement, as described in “About Canadian Exchange Co — Voting and Exchange Trust Agreement.” Approval of the issuance of New Coeur common stock pursuant to Proposal 2 also will be deemed approval of the issuance of the preferred share purchase rights associated with the New Coeur common stock and the issuance of the New Coeur Special Voting Stock to the Voting and Exchange Trustee.

      Coeur’s current Board of Directors (which will be the Board of Directors of New Coeur after the Coeur holding company reorganization) has approved, on behalf of Coeur as the sole shareholder of New Coeur, the acquisition of all of the outstanding Wheaton common shares pursuant to the offer to purchase and any Subsequent Acquisition Transaction. Coeur’s Board of Directors is soliciting the approval of the current Coeur shareholders for the issuance of the New Coeur shares because these securities will be issued concurrently with the Coeur holding company reorganization, at which time the current shareholders of Coeur will be shareholders of New Coeur. Additional information regarding the offer to purchase and related matters is included in this proxy statement/prospectus under “The Wheaton Acquisition”.

Coeur’s Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposal 2, approving the issuance of New Coeur stock in connection with the offer to purchase and the Wheaton acquisition.

      As described above, it is a condition to the effectiveness of Proposal 2 that the Coeur shareholders also approve Proposal 1, and it is a condition to the Coeur holding company reorganization that Coeur complete the offer to purchase.

VOTING MATTERS

Record Date and Outstanding Shares

      All shareholders of record as of the close of business on August 2, 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof on the proposals described in this proxy statement/ prospectus. Each Coeur shareholder is entitled to one vote for each share of common stock held of record on the record date. As of the record date, a total of 214,319,770 shares of Coeur common stock were outstanding.

Revocation of Proxies

      Coeur shareholders may revoke a proxy for the special meeting at any time prior to its exercise by giving written notice of revocation to Coeur’s Secretary at Coeur’s principal executive offices at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Post Office Box I, Coeur d’Alene Idaho 83814, or by delivering a written revocation to the Secretary at the special meeting prior to the time the proxies are exercised. Proxies also may be revoked by signing and delivering a proxy with a date later than the date of the proxy being revoked.

Voting of Proxies

      Shares represented by a proxy will be voted according to the instructions given in the proxy. In the absence of such instructions, the persons named as proxies in the proxy card will vote:

•	FOR Proposal 1 — approval of the agreement and plan of merger and the Coeur holding company reorganization described in fuller detail in “Proposal 1 — Agreement and Plan of Merger and Coeur Holding Company Reorganization,” below;

•	FOR Proposal 2 — approval of the issuance of shares of New Coeur stock in connection with Coeur’s proposed acquisition of Wheaton described in fuller detail in “Proposal 2 — Issuance of New Coeur Stock,” below;

•	FOR Proposal 3 — authorization to adjourn or postpone the special meeting to solicit additional votes to approve Proposals 1 and 2; and

•	in accordance with the recommendation of the Board of Directors on any other matters that properly may be brought before the special meeting or any adjournment or postponement thereof or, in the absence of a Board recommendation, in the proxy holder’s discretion.

Cross Conditioning of Proposals

      Proposals 1 and 2 are being brought before Coeur’s shareholders specifically in connection with Coeur’s proposed acquisition of Wheaton. Therefore, the effectiveness of each of Proposals 1 and 2 is conditioned upon the approval of both proposals. Coeur shareholders can cast separate votes on each proposal, but unless the Coeur shareholders approve both proposals, neither will take effect. Further, as described immediately below, effectiveness of the Coeur holding company reorganization is also conditioned on the completion of the offer to purchase Wheaton common shares. Please note also that Proposal 3, if approved, will authorize Coeur to adjourn or postpone the special meeting to solicit additional votes to approve Proposals 1 or 2, even if there would not be enough votes to approve those proposals if the special meeting were held at the regularly scheduled time.

Effectiveness of Reorganization

      The Coeur holding company reorganization is a necessary step to allow Wheaton shareholders to receive New Coeur common stock in exchange for Wheaton common shares without incurring federal income tax under U.S. tax law. However, the reorganization is conditioned upon the completion of the offer to purchase Wheaton common shares, and the reorganization will not be effected if Coeur does not complete the offer to purchase.

Votes Required

      The votes required to approve Proposals 1 through 3 are as follows:

•	Proposal 1 — the approval of the agreement and plan of merger and the Coeur holding company reorganization require the approval of the Coeur shareholders at a meeting at which a quorum is present;

•	Proposal 2 — the issuance of New Coeur stock in connection with the proposed acquisition of Wheaton requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast represent over 50% in interest of all securities entitled to vote on the proposal;

•	Proposal 3 — the authorization of the adjournment or postponement of the special meeting to solicit additional votes in favor of Proposals 1 and 2 requires the approval of the Coeur shareholders at a meeting at which a quorum is present.

Board of Directors Recommendation

      The Board of Directors of Coeur has unanimously determined that the Wheaton acquisition and the matters related to that acquisition included in Proposals 1, 2 and 3 are in the best interests of Coeur and its shareholders. Accordingly, the Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposals 1, 2 and 3.

Voting in Person

      Coeur shareholders also may vote in person at the special meeting even if they already have signed, dated and returned a proxy card. Such shareholders may deliver a notice of revocation to an inspector of elections at the special meeting revoking the earlier proxy, may deliver a later dated proxy at the meeting, or may simply vote in person on the written ballots that will be available at the special meeting. Please note that Coeur shares may only be voted by the record owner of the shares, so Coeur shareholders whose shares are held in the name of a bank, broker or other so-called “nominee holder” and who wish to vote those shares in person at the meeting must obtain a valid proxy from the nominee holder in order to vote the shares in person at the special meeting.

Vote Tabulation

      Votes cast in person or by proxy at the special meeting will be tabulated by the inspectors of election appointed by the Board of Directors of Coeur for the special meeting.

Quorum and Broker Non-Votes

      The presence in person or by proxy of Coeur shareholders entitled to cast at least a majority of the votes at the special meeting will constitute a quorum. Both abstentions and so-called “broker non-votes” will be counted for purposes of determining the presence of a quorum. Abstentions will be treated as votes cast, but broker non-votes will not be counted as votes actually cast, notwithstanding that they are included in determining the presence of a quorum.

      Banks, brokers and other nominee holders who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the NYSE are permitted to vote their clients’ shares in their own discretion as to certain routine matters if the clients have not furnished voting instructions within ten days of the meeting. Other non-routine matters are considered “non-discretionary” and nominee holders who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Coeur believes that Proposals 1, 2 and 3 are all non-routine, non-discretionary matters, and therefore expects that nominee holders will not seek to exercise discretionary voting power on any of the proposals.

      Because approval of Proposals 1 and 3 requires the approval of the shareholders at a meeting at which a quorum is present, both abstentions and broker non-votes will have the effect of a vote against the proposal. Abstentions will have the effect of a vote against Proposal 2, which requires the approval of the majority of votes cast at the meeting on the proposal, but broker non-votes will have no effect on Proposal 2 since they are not considered to be votes actually cast.

Costs of Solicitation

      Coeur will bear the cost of soliciting proxies on behalf of the Board of Directors for the special meeting. Proxies may be solicited by directors, officers or regular employees in person, by telephone or via the internet. None of Coeur’s directors, officers or employees will receive any additional compensation for soliciting proxies on behalf of the Board of Directors. Coeur has retained MacKenzie Partners, Inc. to assist in soliciting proxies for the special meeting and to serve as Coeur’s information agent for the special meeting. Coeur and MacKenzie Partners, Inc. have entered into an agreement in customary form for such services, which provides for fees not to exceed $50,000 plus reimbursement of out-of-pocket expenses incurred in providing the services.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF COEUR

      The following are summary selected consolidated financial data for Coeur for each of the years in the five-year period ended December 31, 2003 and for the six months ended June 30, 2003 and 2004. The information with respect to the five years ended December 31, 2003 has been derived from the audited consolidated financial statements of Coeur and the data with respect to the six months ended June 30, 2003 and 2004 are derived from the unaudited consolidated financial statements of Coeur. All historical financial information presented with respect to Coeur is in accordance with US GAAP. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

      This summary information is derived from and should be read in conjunction with the financial statements and related notes included in Coeur’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, filed with the SEC August 19, 2004 and Coeur’s Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2004, filed with the SEC August 19, 2004, each of which is incorporated by reference into this proxy statement/ prospectus. Shareholders also should read this summary data with the unaudited pro forma condensed combined financial information beginning on page C-1.

	Coeur Historical Financial Data

	Six Months Ended
	June 30,		Year Ended December 31

	2004	2003	2003	2002	2001	2000	1999

	($ in thousands except per share data)
Operating data
Revenues	$56,117	$55,354	$110,541	$94,877	$71,912	$101,206	$108,946
Net loss from continuing operations	$(7,067)	$(33,459)	$(63,933)	$(80,819)	$(3,073)	$(47,465)	$(27,991)
Net loss	$(7,067)	$(35,758)	$(66,232)	$(80,819)	$(3,067)	$(47,813)	$(28,323)
Basic and diluted loss per share	$(0.03)	$(0.26)	$(0.39)	$(1.03)	$(0.07)	$(1.41)	$(1.61)
Weighted average shares	213,195	138,724	168,186	78,193	41,946	35,439	24,185
Balance sheet data
Cash, cash equivalents and short term investments	$226,859	$19,828	$81,682	$9,611	$18,151	$43,142	$109,913
Inventories	55,196	46,639	44,628	41,402	49,011	54,979	53,769
Property, plant and equipment	97,838	96,656	103,697	93,933	118,217	130,724	137,132
Other assets	39,215	33,175	29,460	28,545	25,001	42,532	53,233

Total assets	$419,108	$196,298	$259,467	$173,491	$210,380	$271,377	$354,047

Current liabilities	$20,773	$37,955	$22,460	$36,093	$41,715	$25,278	$21,173
Long-term debt	180,000	44,009	9,563	66,797	122,319	204,569	236,231
Other long-term liabilities	28,617	29,006	29,966	22,914	19,558	24,090	28,478
Shareholders’ equity	189,718	85,328	197,478	47,687	26,788	17,440	68,165

Total liabilities and shareholders’ equity	$419,108	$196,298	$259,467	$173,491	$210,380	$271,377	$354,047

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF WHEATON

      The following summary selected historical financial data of Wheaton is derived from Wheaton’s publicly filed audited consolidated financial statements for each of the years in the five-year period ended December 31, 2003 and the unaudited interim financial statements for the six months ended June 30, 2003 and 2004. This summary data should be read together with Wheaton’s financial statements and the accompanying notes, included in “APPENDIX A — CERTAIN FINANCIAL STATEMENTS OF WHEATON RIVER MINERALS LTD.” Wheaton’s publicly filed financial statements (which are excerpted below) are, according to Wheaton, prepared in accordance with Canadian GAAP, which differs from US GAAP in certain respects. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

      Shareholders also should read this summary data with the unaudited pro forma condensed combined financial information beginning on page C-1.

	Wheaton Historical Financial Data

	Six Months Ended
	June 30,		Year Ended December 31

CANADIAN GAAP	2004	2003	2003	2002	2001	2000(1)(2)	1999(1)(2)

	($ in thousands except per share data)
Operating data
Sales	$202,472	$46,071	$212,633	$34,693	$9,010	$28,608	$22,414
Earnings (loss) before income taxes	$83,051	$18,507	$82,703	$8,055	$(10,579)	$7,409	$5,242
Net earnings (loss)	$54,791	$15,152	$57,659	$5,602	$(10,733)	$7,211	$5,126

Basic earnings per share	$0.10	$0.05	$0.14	$0.04	$(0.18)	$0.14	$0.13
Diluted earnings per share	$0.08	$0.04	$0.13	$0.04	$(0.18)	$0.14	$0.13

Weighted average shares - basic	566,687	336,150	412,035	137,327	60,075	50,363	40,464
Weighted average shares - diluted	652,149	343,372	439,214	143,227	61,186
Balance sheet data
Cash and cash equivalents	$103,482	$55,140	$151,878	$22,936	$1,735	$11,720	$8,508
Inventories	85,197	81,699	87,545	3,456	124	1,396	1,304
Property, plant and equipment	719,546	401,666	583,911	110,896	758	17,527	11,740
Other assets	92,936	79,914	67,671	14,810	18,590	2,241	2,246

Total assets	$1,001,161	$618,419	$891,005	$152,098	$21,207	$32,884	$23,798

Current liabilities	$37,484	$69,541	$77,296	$9,912	$1,060	$759	$423
Long-term debt	61,155	140,942	81,423	—	—	—	—
Other long-term liabilities	200,701	76,898	176,168	34,132	3,831	3,176	6,594
Shareholders’ equity	701,821	331,038	556,118	108,054	16,316	28,949	16,798

Total liabilities and shareholders’ equity	$1,001,161	$618,419	$891,005	$152,098	$21,207	$32,884	$23,908

(1)	Wheaton’s publicly filed balance sheet as at December 31, 2000 and its publicly filed annual financial statements for the year ended December 31, 1999 have been filed in Canadian dollars only. The information presented here is derived from the financial statements publicly filed by Wheaton and is translated into United States dollars using the Canadian dollar exchange rate at December 31, 2000 in respect of the balance sheet as at December 31, 2000 and the exchange rate at December 31, 1999 in respect of the balance sheet as at December 31, 1999, being $1 dollar to Cdn$1.50 and Cdn$1.45 respectively. The operating data for the year ended December 31, 1999 is translated into United States dollars using the Canadian dollar average exchange rate for the year ended December 31, 1999, being $1 dollar to Cdn$1.49.

(2)	Wheaton has not publicly disclosed information for weighted average shares — diluted for 2000 and 1999, and therefore the Offerors are unable to present this information.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF WHEATON

AND
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF COEUR

      The historical data of Wheaton presented below, has been derived by Coeur from Wheaton’s publicly filed audited financial statements, in which Wheaton states that such financial data is prepared in accordance with Canadian GAAP with a note attached thereto that summarizes the material differences between Canadian and US GAAP.

      The unaudited pro forma condensed combined financial statements for the year ended December 31, 2003 have been prepared by Coeur and are derived in part from the publicly filed historical financial statements of Wheaton as of and for the year ended December 31, 2003. Wheaton is not required to make publicly available a reconciliation from Canadian GAAP to US GAAP of interim financial information. As a result, it is not possible to prepare financial information comparative to Coeur for purposes of pro forma presentation for any period subsequent to December 31, 2003.

      The unaudited pro forma condensed combined balance sheet gives effect to the combination of Coeur and Wheaton as described under the section entitled “The Wheaton Acquisition — Accounting Treatment” and the unaudited pro forma condensed combined financial statements, and the notes thereto, included herein, and, among other things, the issuance of $225.0 million of 2% convertible debt securities due 2024 in connection with the offer to purchase, as if such transactions occurred on December 31, 2003. The unaudited pro forma condensed combined income statement gives effect to such transactions as if they occurred on January 1, 2003. This summary data should be read in conjunction with the information set forth in “APPENDIX C — UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF COEUR D’ALENE MINES CORPORATION.”

      To date, the Offerors have not had access to the non-public books and records of Wheaton and, although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements.

	Unaudited	Wheaton Historical Financial Data
	Pro Forma
	Combined
	Year Ended	Year Ended December 31,
	December 31,
UNITED STATES GAAP	2003	2003	2002	2001	2000(1)(2)	1999(1)(2)

	($ in thousands except per share data)
Operating data
Sales	$211,248	$102,726	$34,693	$9,010	$28,608	$22,352
Earnings (loss) before income taxes	$(8,370)	$60,063	$6,889	$(11,025)	$7,314	$5,307
Net earnings (loss)	$(18,679)	$52,053	$4,809	$(11,183)	$7,102	$5,191
Basic earnings per share	$(0.03)	$0.13	$0.04	$(0.19)	0.14	0.13
Diluted earnings per share	$(0.03)	$0.12	$0.03	$(0.19)	0.14	0.13

Weighted average shares — basic	580,221	412,035	137,327	60,075	50,363	40,464
Weighted average shares — diluted	580,221	439,214	143,227	61,186
Balance sheet data
Cash and cash equivalents	$91,059	$95,824	$22,936	$1,735	$11,721	$8,508
Property, plant and equipment	1,490,279	328,140	109,730	758	12,971	7,879
Other assets	423,042	314,979	19,874	19,098	3,637	3,550

Total assets	$2,004,380	$738,943	$152,540	$21,571	$28,329	$19,937

Current liabilities	$64,214	$32,551	$9,912	$1,063	$759	$423
Long-term debt	454,843	49,843	—	—	—	—
Other long-term liabilities	475,872	106,270	33,759	3,831	3,323	6,321
Shareholders’ equity	1,009,451	550,279	108,869	16,677	24,246	13,192

Total liabilities and shareholders’ equity	$2,004,380	$738,943	$152,540	$21,571	$28,329	$19,937

(1)	Wheaton’s publicly filed balance sheet as at December 31, 2000 and its publicly filed annual financial statements for the year ended December 31, 1999 have been filed in Canadian dollars only. The information presented here is derived from the financial statements publicly filed by Wheaton and is translated into United States dollars using the Canadian dollar exchange rate at December 31, 2000 in respect of the balance sheet as at December 31, 2000 and the exchange rate at December 31, 1999 in respect of the balance sheet as at December 31, 1999, being $1 dollar to Cdn$1.50 and Cdn$1.45 respectively. The operating data for the year ended December 31, 1999 is translated into United States dollars using the Canadian dollar average exchange rate for the year ended December 31, 1999, being $1 dollar to Cdn$1.49.

(2)	Wheaton has not publicly disclosed information for weighted average shares — diluted for 2000 and 1999, and therefore the Offerors are unable to present this information.

RISK FACTORS

      The information set forth below sets forth risks and uncertainties relating to the Wheaton acquisition that could materially adversely affect Coeur’s and/or its successor’s business, financial condition or operating results. This information should be read in conjunction with Coeur’s Annual Report on Form 10-K /A and Coeur’s Quarterly Report on Form 10-Q /A for the quarterly period ended June 30, 2004, which is incorporated by reference herein and which sets forth additional important risks and uncertainties that could materially adversely affect Coeur’s business, financial condition or operating results. Additional risks and uncertainties that Coeur does not presently know or that Coeur currently deems immaterial may also impair Coeur’s or its successor’s business operations.

New Coeur may be unable to complete the Wheaton acquisition, which could lead to adverse consequences.

      If less than all shares of Wheaton common stock are purchased pursuant to the offer to purchase, New Coeur will need to undertake a subsequent acquisition transaction to acquire any shares of Wheaton common stock remaining outstanding. Failure to accomplish such a subsequent acquisition transaction in a timely manner, or at all, could have adverse consequences on the business, operations and financial condition of New Coeur, including:

•	New Coeur, as the majority shareholder, may owe fiduciary duties to the minority shareholders of Wheaton, whose interests may diverge from the interests of New Coeur; and

•	New Coeur may not have access to cash flow generated by Wheaton, except to the extent it is distributed to all Wheaton shareholders proportionately in the form of dividends.

      Further, depending on the amount of cash Wheaton shareholders elect to receive pursuant to the offer to purchase, New Coeur may substantially deplete its available cash. The amount of cash New Coeur is required to pay will not be known until after completion of the offer to purchase. If New Coeur is unable to access Wheaton’s cash flow and has substantially depleted its available cash in connection with the offer to purchase, New Coeur may be required to find alternative sources of financing for the ongoing development of its mining properties and other cash needs for current and future projects.

      In addition, while it is a condition to the offer to purchase that at least 66 2/3% of the Wheaton common shares are validly tendered, New Coeur could waive that condition. New Coeur has not yet determined whether it would waive this condition if less than 66 2/3% of the Wheaton common shares are tendered. If the condition is waived, New Coeur may have more difficulty completing the Wheaton acquisition through a subsequent acquisition transaction.

The Offerors have been unable to independently verify the reliability of the Wheaton information in the offer to purchase.

      Despite requests from Coeur to commence discussions regarding a combination of Wheaton and Coeur, Wheaton has refused to commence discussions or to give Coeur access to its detailed accounting records or other non-public information. Wheaton’s auditors have consented to the inclusion herein of their audit report on Wheaton’s financial statements included herein. Coeur and Wheaton’s auditors undertook the procedures necessary to include such consent. However, such procedures do not enable the Offerors to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements. As a result, all historical information concerning Wheaton contained herein, including all Wheaton financial information and all pro forma financial information reflecting the pro forma effects of a combination of Wheaton and Coeur derived in part from Wheaton’s financial information, has been derived by necessity from Wheaton’s public reports and securities filings. Although Coeur has no reason to doubt the accuracy or completeness of Wheaton’s publicly disclosed information, any inaccuracy or material omission in Wheaton’s publicly available information, including the information about or relating to Wheaton contained in this offer to purchase, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Change of control provisions in Wheaton’s agreements triggered upon the acquisition of Wheaton may lead to adverse consequences.

      Wheaton may be a party to agreements that contain change of control provisions that may be triggered following the completion of the offer, as a result of New Coeur owning Wheaton common shares representing a majority of the voting rights of Wheaton. The operation of these change of control provisions, if triggered, could result in unanticipated expenses following the consummation of the offer or adversely affect Wheaton’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect Wheaton’s operations and the financial condition of the combined company. As mentioned above, Wheaton has to date refused Coeur’s requests for negotiations, and there can be no assurance as to the existence or absence of such agreements or provisions, or the magnitude of payments or expenses or other adverse consequences, if any, which could result.

If New Coeur acquires Wheaton, Coeur may be required to pay a substantial fee.

      Under the terms of a previously terminated arrangement agreement providing for the merger of Wheaton and IAMGold, one or both parties may be required to pay termination fees to the other, depending on the circumstances of the termination. Based on such terms, Coeur does not believe any termination fee became payable by Wheaton to IAMGold, because the IAMGold shareholders voted not to approve the arrangement agreement, and it was terminated before any vote of the Wheaton shareholders. Coeur has no knowledge whether Wheaton and IAMGold made any subsequent agreement with respect to the termination fee at the time they terminated their arrangement agreement, and Coeur’s belief regarding the potential payment of termination fees is based upon the publicly-disclosed circumstances under which the companies’ arrangement agreement was terminated. However, based on statements made by Wheaton in its public filings, Wheaton believes if Wheaton is acquired by New Coeur as proposed, Wheaton may have to pay a termination fee estimated by Wheaton to be approximately $49 million. In addition, based on statements made by Wheaton in its public filings, Wheaton also would be required to pay advisory fees of $5 million to Endeavor and GMP Securities Ltd. if Wheaton is acquired.

      In view of the potential that each of Wheaton and IAMGold might be obligated to pay termination fees to the other if both were acquired, Coeur and Golden Star entered into an agreement intended to provide for payment of the net amount of the two termination fees in lieu of the amounts payable under the terminated Wheaton/ IAMGold agreement if IAMGold were acquired by Golden Star and Wheaton were acquired by Coeur. The amount of the net payment was set at $26 million, payable to Golden Star or IAMGold, based on the trading prices of Wheaton and IAMGold at that time. Based on Golden Star’s August 13, 2004 announcement that it would allow its tender offer for IAMGold shares to expire on August 16, 2004 without extension, Coeur currently believes there will not be any net payment payable to Golden Star pursuant to this agreement and, accordingly, if Wheaton is ultimately determined to owe a termination fee to IAMGold, Coeur does not expect to be able to net any such payment with Golden Star.

There may be difficulties in integrating the Coeur and Wheaton businesses.

      The offer to purchase is being made with the expectation that its successful completion and a subsequent combination with Wheaton will result in increased earnings and cost savings for the combined company. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities of the combined company. These anticipated benefits will depend in part on whether Coeur’s and Wheaton’s operations can be integrated in an efficient and effective manner, and whether the expected bases or sources of synergies in fact do produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs, and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the combined company, or that the integration of the two companies’ operations, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs.

THE WHEATON ACQUISITION

      Coeur is proposing to acquire Wheaton pursuant to an offer to purchase all outstanding Wheaton common shares in exchange for a choice of New Coeur common stock, exchangeable shares of Canadian Exchange Co., or cash, as described below. Coeur will seek to complete the Wheaton acquisition by acquiring any Wheaton common shares not purchased pursuant to the offer to purchase through a subsequent acquisition transaction following completion of the offer to purchase. Coeur has filed a registration statement on Form S-4 in connection with the offer to purchase all outstanding Wheaton common shares, which can be accessed without charge (as well as any amendments or supplements to the registration statement) at the SEC’s website at www.sec.gov. References to “Coeur” mean Coeur d’Alene Mines Corporation, its predecessors and consolidated subsidiaries, or any one or more of them, as the context requires and references to the “Offerors” mean any or all of Coeur, New Coeur, Canadian Exchange Co. and Nova Scotia ULC, as the context requires.

      This information is being provided to Coeur shareholders because, although Coeur shareholders will not directly participate in the offer to purchase, the approval of the proposals being voted on at the special meeting will facilitate, and are a condition to, the completion of the Wheaton acquisition.

The Offer to Purchase

      Pursuant to the offer to purchase, the Offerors are offering to purchase from the Wheaton shareholders all the issued and outstanding Wheaton common shares, including any Wheaton common shares that may be issued after the date of the offer to purchase but before the completion of the offer to purchase, at a price for each Wheaton common share of:

•	Cdn$5.47 in cash (equivalent to $4.22 based on the August 19, 2004 Canadian Dollar spot rate at close provided by Bloomberg), subject to the Tender Cash Maximum discussed below; or

•	0.796 shares of New Coeur common stock; or

•	0.796 exchangeable shares of Canadian Exchange Co. (referred to as “Exchangeable Shares”).

      Wheaton shareholders are free to choose among the three types of consideration, although the election must be made as to all shares deposited under the offer to purchase.

      The offer to purchase is made only for Wheaton common shares and is not made for any warrants, options or other securities that may entitle the holder to acquire Wheaton common shares. If the Offerors implement a subsequent acquisition transaction after completion of the offer to purchase, the Offerors intend to structure such transaction so that Wheaton options and warrants would be exercisable for Exchangeable Shares after the Wheaton acquisition.

Cash Option

      The maximum aggregate amount of cash that will be paid to Wheaton shareholders under the offer to purchase (referred to as the “Tender Cash Maximum”) is the product of (i) Cdn$570 million (equivalent to approximately $439 million based on the August 19, 2004 Canadian Dollar spot rate at close provided by Bloomberg) and (ii) a fraction, the numerator of which is the number of Wheaton common shares properly deposited under the offer to purchase and not withdrawn, and the denominator of which is the number of Wheaton common shares outstanding at the time Wheaton common shares are taken up and paid for under the offer to purchase.

      Elections to receive cash will be subject to proration if Wheaton shareholders request in the aggregate to receive more than the Tender Cash Maximum. Based on the number of issued and outstanding Wheaton common shares on May 27, 2004, if all Wheaton shareholders elected to receive cash for their Wheaton common shares, Wheaton shareholders would receive Cdn$1.00 (equivalent to $0.77 based on the August 19, 2004 Canadian Dollar spot rate at close as provided by Bloomberg) per Wheaton common share in cash and 0.650 shares of New Coeur common stock or 0.650 Exchangeable Shares (for shareholders who affirmatively elect to receive Exchangeable Shares if there is proration of cash elections). If less than all Wheaton shareholders elect the cash option, Wheaton shareholders will receive up to Cdn$5.47 (equivalent to $4.22 based on the August 19, 2004 Canadian Dollar spot rate at close provided by Bloomberg) per Wheaton common share in cash (subject to proration based on the Tender Cash Maximum) plus, if proration occurs, a number of shares of New Coeur common stock or Exchangeable Shares.

All Share Option

      Wheaton shareholders who do not elect to receive cash consideration will receive either shares of New Coeur common stock or Exchangeable Shares for their Wheaton common shares. The Exchangeable Shares are securities issued by Canadian Exchange Co., a subsidiary of Coeur that has not carried on any business activities to date and, prior to making the offer to purchase, had no material business, operations, assets or liabilities. In connection with the offer to purchase, among other things, Canadian Exchange Co. will acquire the benefit of a support agreement with New Coeur and will acquire Wheaton common shares and incur liabilities in connection with the offer to purchase. Canadian Exchange Co. was formed solely for the purpose of making the offer to purchase and taking up Wheaton common shares and issuing as consideration therefor Exchangeable Shares that may permit Wheaton shareholders to take advantage of a full or partial tax deferral available under the Income Tax Act (Canada). Each Exchangeable Share will be exchangeable at the option of the holder thereof into one share of New Coeur common stock, as described below under the section entitled “About Canadian Exchange Co — Description of Exchangeable Shares.”

Subsequent Acquisition Transaction

      The Offerors are making the offer to purchase in order for New Coeur to acquire all outstanding Wheaton common shares. If Wheaton common shares validly deposited under the offer to purchase are taken up and paid for, the Offerors currently intend to acquire, directly or indirectly, all outstanding Wheaton common shares in accordance with applicable law by way of a subsequent acquisition transaction such as an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction as a result of which the Offerors would, directly or indirectly, acquire all of the remaining voting securities of Wheaton. If the subsequent acquisition transaction is deemed to be a business combination or going private transaction, New Coeur intends to fully comply with all applicable rules governing such transactions.

      If within 120 days after the date of the offer to purchase, it is accepted by holders of not less than 90% of Wheaton common shares, then the Offerors will have the right, pursuant to relevant Ontario law, to acquire Wheaton common shares held by each shareholder who did not accept the offer to purchase and any person who subsequently acquires any Wheaton common shares from such a holder on the same terms and at the same price for which Wheaton common shares were acquired under the offer to purchase. In addition, if 90% or more of the outstanding Wheaton common shares are taken up under the offer to purchase, any non-transferring offeree will be entitled, in accordance with relevant Ontario law, to require Wheaton to acquire that non-transferring offeree’s shares.

      If the offer to purchase is not accepted by holders of 90% or more of Wheaton common shares within 120 days after the date of the offer to purchase, the Offerors will be able to effect a subsequent acquisition transaction only if the subsequent acquisition transaction is approved at a shareholders’ meeting by (i) two-thirds of all votes cast at such meeting and (ii) a majority of the votes cast with respect to Wheaton shares held by shareholders other than the Offerors or their affiliates.

      New Coeur currently anticipates that the terms of any subsequent acquisition transaction would provide that each outstanding Wheaton common share could be exchanged (at the holder’s option) for cash, shares of New Coeur common stock or Exchangeable Shares in the same proportions issued pursuant to the offer to purchase. New Coeur also may consider an arrangement pursuant to which Wheaton common shares not so exchanged for cash or stock will be converted into Exchangeable Shares pursuant to an amalgamation of Wheaton with a subsidiary of New Coeur.

      Following a subsequent acquisition transaction, it is New Coeur’s current intention that Wheaton would continue its current operations, as a wholly-owned subsidiary of Canadian Exchange Co.

Effect on Shareholdings

      Following the Wheaton acquisition, it is expected that the former Wheaton shareholders will control a majority of the voting power of New Coeur. Based on the number of issued and outstanding Wheaton common shares as reported by Wheaton as of August 6, 2004:

•	if all holders of Wheaton common shares tender their shares pursuant to the offer to purchase and elect to receive New Coeur common stock or Exchangeable Shares in exchange for their shares of Wheaton common stock, former Wheaton shareholders will hold 68.0% of the voting power of New Coeur; and

•	if all of the Cdn$570 million offered by Coeur is paid (pursuant to the offer to purchase, a subsequent acquisition transaction, or both) former Wheaton shareholders will hold 63.4% of the voting power of New Coeur.

      Neither of the calculations above take into account warrants or options to acquire Wheaton or Coeur common stock.

Conditions of the Offer

      Subject to certain restrictions, the Offerors will have the right to withdraw the offer to purchase, and will not be required to take up or pay for any Wheaton common shares deposited under the offer to purchase, if certain conditions have not been satisfied or waived at or prior to the expiration time. The obligation to take up and pay for deposited Wheaton common shares is conditional upon:

•	there shall have been properly deposited under the offer to purchase and not withdrawn at the expiration time that number of Wheaton common shares that constitutes at least 66 2/3% of the Wheaton common shares outstanding at the time Wheaton common shares are taken up under the offer to purchase;

•	Wheaton shall not have entered into or effectuated any other agreement or transaction with any person or entity on or after July 13, 2004 having the effect of impairing the Offerors’ ability to acquire Wheaton or otherwise diminishing the expected economic value to the Offerors of the acquisition of Wheaton including, but not limited to, any material issuance of new securities of Wheaton, the declaration of any extraordinary dividend, the adoption of a shareholder rights plan or any other transaction not in the ordinary course of Wheaton’s business;

•	the shares of New Coeur’s common stock and the Exchangeable Shares shall have been approved for listing on the NYSE and the TSX, respectively, subject to official notice of issuance;

•	the registration statement for the shares of New Coeur common stock and the Exchangeable Shares to be issued pursuant to the offer to purchase and the shares of New Coeur common stock that may be issued upon the exchange of any such Exchangeable Shares shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the registration statement or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and New Coeur shall have received all necessary state securities law or blue sky authorizations;

•	all necessary orders shall have been obtained from relevant Canadian securities regulatory authorities in respect of the Exchangeable Shares to be issued pursuant to the offer to purchase, the shares of New Coeur common stock that may be issued upon the exchange of any such Exchangeable Shares and the resale of any such Exchangeable Shares or shares of New Coeur common stock;

•	the Offerors shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Wheaton or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers the absence of which would not in the aggregate materially adversely affect Wheaton and its subsidiaries;

•	the holders of Coeur common stock shall have approved the proposals described herein under “Proposal 1 - Agreement and Plan of Merger and Coeur Holding Company Reorganization” and “Proposal 2 - Issuance of New Coeur Stock”;

•	there shall not be in effect or threatened as of the expiration time, as it may be extended, any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition challenging the offer to purchase or preventing the completion of the offer to purchase or any of the other transactions described in this offer to purchase, and there shall be no statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which requires consent or approval or challenges, prohibits, restricts or makes illegal the completion of the offer to purchase or the subsequent acquisition transaction;

•	there shall not be pending or threatened any suit, action or proceeding by any governmental entity (a) challenging the offer to purchase, seeking to restrain or prohibit the completion of the offer to purchase or seeking to obtain from New Coeur or Wheaton or their respective subsidiaries any damages that are material in relation to Wheaton and its subsidiaries, on a consolidated basis, or New Coeur and its subsidiaries, on a consolidated basis, (b) seeking to prohibit or limit the ownership or operation by New Coeur or Wheaton or any of New Coeur’s subsidiaries of any material portion of the business or assets of Wheaton or New Coeur or any of New Coeur’s subsidiaries or to compel Wheaton or New Coeur or any of New Coeur’s subsidiaries to dispose of or hold separate any material portion of the business or assets of New Coeur or Wheaton or any of New Coeur’s subsidiaries as a result of the offer to purchase, (c) seeking to prohibit New Coeur from effectively controlling in any material respect the business or operations of Wheaton, or (d) which otherwise is reasonably likely to have a material adverse effect on New Coeur and its subsidiaries, on a consolidated basis, or Wheaton and its subsidiaries, on a consolidated basis;

•	there shall be no change or threatened change on or after July 13, 2004 in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Wheaton or any of its subsidiaries, on a consolidated basis, that, in the reasonable judgment of New Coeur, on behalf of the Offerors, has or may have a materially adverse effect on Wheaton and its subsidiaries, on a consolidated basis, and the Offerors shall not have become aware of any fact that, in the reasonable judgment of New Coeur, on behalf of the Offerors, has or may have a material adverse effect on Wheaton and its subsidiaries or their business or prospects or the value to New Coeur of the common shares of Wheaton; and

•	the Offerors shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any governmental regulatory agency, authority or commission in connection with the offer to purchase and the subsequent acquisition transaction, including without limitation (A) the expiration of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (B) the issuance by the Commissioner of Competition of an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) or, alternatively, the expiration or waiver of any waiting period related to merger pre-notification under Part IX of the Competition Act (Canada), if applicable, together with the receipt of advice from the Commissioner (which advice will not have been rescinded or amended), to the satisfaction of the Offerors, in their reasonable judgment, that she does not intend to oppose the acquisition contemplated by the offer to purchase if such advice is considered by the Offerors, in their reasonable judgment, to be desirable, and (C) if the acquisition to purchase requires review under the Investment Canada Act, the completion of such review and the receipt of confirmation from the Minister responsible for Industry Canada that he or she is satisfied that the acquisition is likely to be of net benefit to Canada, which confirmation shall be on terms satisfactory to the Offerors, in their reasonable judgment; and

•	there shall not have occurred or been threatened on or after July 13, 2004 (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-

counter market in the United States or Canada, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or Canada or in the market price of the Wheaton common shares, (iii) any change in the general political, market, economic or financial conditions in the U.S. or Canada that could, in the reasonable judgment of New Coeur, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Wheaton or any of its subsidiaries, (iv) any material change in U.S. or Canadian currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the reasonable judgment of New Coeur, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity involving the U.S. or Canada, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer to purchase, a material acceleration or worsening thereof.

      The Offerors further reserve the right to terminate the offer to purchase on or prior to the expiration time if any condition to the offer to purchase remains unsatisfied or has not been waived or to comply with any applicable law.

      On July 14, 2004, Wheaton announced that it had entered into an agreement with Chap Mercantile Inc., pursuant to which, among other things, Chap Mercantile agreed to buy 100% of the silver produced by Wheaton’s Luismin mining operations in Mexico for a payment of Cdn$262 million payable in cash and Chap common shares plus a per ounce payment of $3.90 per ounce, subject to adjustment. Based on public information, Coeur believes that the Silver Wheaton transaction is not one Coeur would approve. Coeur has not yet been able to determine whether the Silver Wheaton transaction would require a waiver of the condition in the second bullet point in the conditions described above, or if it would waive that condition. Coeur has communicated to Wheaton its desire that Wheaton not proceed with any such transaction until after the expiration date of the offer to purchase.

Sources of Funds

      The Offerors intend to pay the cash consideration in the offer to purchase and any subsequent acquisition transaction through a combination of available cash and the proceeds of a financing transaction with a major international investment bank. The financing transaction, which is conditioned on at least 66 2/3% of the outstanding Wheaton common shares being taken up under the offer to purchase, as well as other customary conditions, would entail the issuance of up to $225.0 million of 2% convertible debt securities due 2024 with an option to purchase an additional $50.0 million. The terms will be similar to those of Coeur’s existing 1.25% senior convertible notes. The unaudited pro forma condensed combined financial statements regarding the proposed Wheaton acquisition included in this proxy statement/prospectus reflect the incurrence of $225.0 million of such debt.

Accounting Treatment

      The acquisition of Wheaton by New Coeur would be accounted for under the purchase method of accounting under U.S. GAAP. Under US GAAP, one of the combining companies is deemed to be the acquiror for accounting purposes based upon a number of factors.

      Because the Wheaton shareholders are expected to hold a majority of the outstanding common stock of the combined entity after the Wheaton acquisition, and the board of directors of the combined entity will be elected annually by the shareholders of the combined company, the transaction will be accounted for as a “Reverse Acquisition.” As a result, although Coeur is the legal acquiror, Wheaton will be deemed the accounting acquiror, which means that historical operations of the combined entity prior to the combination will be those of Wheaton. Coeur’s results of operations will be included with Wheaton’s consolidated results of operations from the date of closing, and Coeur’s consolidated net assets will be recorded at fair value.

Dissenters’ Rights

      No dissenters’ rights are available in connection with the offer to purchase. However, if a subsequent acquisition transaction is completed, Wheaton shareholders will have certain rights under Sections 185, 188 and 189, as applicable, of the Business Corporations Act (Ontario) (referred to herein as the “OBCA”) to dissent and demand dissenters’ rights and to receive payment in cash of the fair value of their Wheaton common shares.

BACKGROUND TO THE OFFER TO PURCHASE

      In March, 2004 Wheaton and IAMGold, another Canadian gold mining company, announced they had entered into a plan of arrangement pursuant to which the two companies would be combined, subject to the approval of the respective companies’ shareholders.

      On May 6, 2004, Coeur’s management met with its financial advisors to discuss the publicly announced plan of arrangement proposal between IAMGold and Wheaton. With the assistance of its financial and legal advisors, throughout May, Coeur management obtained and analyzed certain publicly available information regarding Wheaton and prepared financial valuation models of Wheaton and its assets. Management also worked with its financial and legal advisors to consider transaction structure. Management also periodically reviewed the status of the proposed IAMGold-Wheaton transaction.

      On May 20, 2004, the Coeur Board met with management and Coeur’s financial and legal advisors to review management’s progress in analysis, valuations and proposed structuring and transaction alternatives. The Coeur Board authorized Coeur management to pursue a plan of arrangement transaction with Wheaton.

      Also, on May 20, 2004, Coeur’s financial advisors advised Coeur that it had, through its relationship with a third party, become aware that Golden Star Resources Ltd. was considering a proposal to IAMGold. Dennis Wheeler, Chairman of the Board and Chief Executive Officer of Coeur, and Peter J. Bradford, the President and Chief Executive Officer of Golden Star, discussed the matter on May 20, 2004. Between May 20, 2004 and May 26, 2004, Coeur continued its evaluation of Wheaton and further considered transaction structures. Coeur and Golden Star discussed issues related to the termination fee clause in the arrangement agreement between IAMGold and Wheaton River.

      On May 27, 2004, Coeur entered into an agreement with Golden Star regarding the payment of termination fees under the arrangement as previously described. For more information regarding this agreement, see the section entitled “Agreement with Golden Star.”

      Coeur Proposal. On May 27, 2004, Mr. Wheeler delivered a letter to Wheaton’s chairman and CEO, Ian Telfer, in which Coeur offered to acquire all of Wheaton’s outstanding common shares for total consideration, which included a combination of cash and Coeur common stock, of approximately $1.8 billion (Cdn$2.5 billion).

      On May 31, 2004, Wheaton issued a press release in which it rejected the May 27 offer from Coeur. Later on May 31, 2004, Mr. Wheeler, on behalf of Coeur, issued a statement indicating Coeur’s disappointment in Wheaton’s rejection of its initial offer and reaffirming its belief that the Coeur offer was superior to Wheaton’s offer from IAMGold.

      On June 3, 2004, Coeur announced that it would increase its proposal to acquire Wheaton by approximately $209 million (Cdn$285 million) or $0.37 (Cdn$0.50) per share in subordinated notes or Coeur common stock. The revised proposal would allow Coeur to pay a minimum of Cdn$0.50 in cash and Cdn$0.50 in subordinated notes per share of Wheaton common stock, based on the number of issued and outstanding shares as of May 27, 2004, if all Wheaton shareholders exercised their election to receive cash and subordinated note consideration for their Wheaton common shares.

      On June 4, 2004, Mr. Telfer requested that Coeur and its financial advisor telephonically participate in a meeting of the Wheaton Board. Coeur’s financial advisors responded on June 5, 2004 by requesting that Mr. Wheeler be allowed to present the Coeur proposal in person, instead of telephonically, to the Wheaton Board. On Sunday evening, June 6, 2004, Mr. Wheeler and Coeur’s financial advisors met with members of the Wheaton Board for approximately 30 minutes.

      On June 7, 2004, Wheaton announced that its board of directors had met with Coeur and had rejected Coeur’s revised offer and that the Wheaton Board planned to proceed with the shareholder vote on the IAMGold arrangement the next day. Following the Wheaton announcement, Coeur issued a statement in which it expressed its surprise and disappointment in the Wheaton board’s rejection of the revised Coeur offer.

      On June 8, 2004, Wheaton announced that its shareholders had approved the proposed plan of arrangement with IAMGold. Later that day, Coeur issued a statement expressing its disappointment in the result of the shareholder vote. The Coeur statement noted that Coeur intended to pursue its merger proposal with Wheaton.

      On June 11, 2004, Wheaton announced that it would hold a second shareholder vote, to take place on July 6, 2004, with regard to the IAMGold arrangement in order to allow its shareholders more time to consider the competing proposals.

      On June 18, 2004, Mr. Wheeler sent a letter to the Wheaton special committee requesting a meeting to discuss the Coeur proposal.

      On June 21, 2004, the Coeur Board of Directors met and approved the commitment letter regarding the convertible debt issuance and approved an increase in the cash component of its offer. Coeur later announced that it had increased the cash component of its offer to Wheaton by Cdn$285 million (or $1.00 per share if all Wheaton shareholders elect cash) and sent a letter to the Wheaton special committee describing the improved offer.

      Also on June 21, 2004, Coeur filed with Canadian regulatory authorities and commenced mailing to Wheaton shareholders a dissident information circular recommending a vote against the proposed IAMGold transaction.

      On June 23, 2004, Coeur announced that it planned to launch a tender offer for all of the outstanding Wheaton common shares.

      Also, on June 23, 2004, Wheaton announced that it had rejected Coeur’s improved offer and that the Wheaton Board continued to recommend the IAMGold arrangement.

      On June 24, 2004, the Special Committee of the Wheaton Board sent a letter to Mr. Wheeler indicating that it did not consider further meetings with Coeur to be warranted at such time.

      On June 28, 2004, the Coeur Executive Committee met and discussed the status of the proposed transaction with Coeur’s financial and legal advisors. On June 29, 2004, Coeur announced it had increased its offer to Wheaton shareholders by increasing the cash payable per share from Cdn$5.00 to Cdn$5.47 and the exchange ratio from 0.731 to 0.796. Later that day, Wheaton announced that the Special Committee of Wheaton’s Board was recommending against Coeur’s amended offer.

      On July 6, 2004, following the rejection of the proposed IAMGold-Wheaton plan of arrangement by the IAMGold shareholders, Wheaton cancelled its scheduled meeting of shareholders to vote on the proposed Wheaton-IAMGold plan of arrangement. Wheaton also announced that the arrangement agreement with IAMGold had been terminated.

      Also on July 6, 2004, Coeur sent Wheaton’s Board of Directors the following letter:

July 6, 2004

Board of Directors

Wheaton River Minerals Ltd.
200 Burrard Street, Suite 1560
Vancouver, BC
V6C 3L6, Canada

Dear Directors:

      I am writing to reiterate our willingness and desire to enter into meaningful discussions with you. I believe it is clear that Wheaton River’s stockholders will strongly support the commencement of negotiations looking to the accomplishment of a mutually-agreed transaction at the earliest possible date.

      We continue to believe strongly that a combination of our two companies will serve well the interests of both companies’ stockholders.

Very truly yours,

/s/ DENNIS E. WHEELER
_______________________________________ Dennis E. Wheeler
Chairman and Chief Executive Officer
Coeur d’Alene Mines Corporation

      On July 9, 2004, Wheaton announced that it did not intend to enter into negotiations with Coeur at that time.

      On July 13, 2004, Coeur announced that it had filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-4 and a Schedule TO in respect of the offer to purchase.

      On July 14, 2004, the day following Coeur’s announcement that it had filed tender offer documents with the SEC for the offer to purchase, Wheaton announced that Chap Mercantile Inc., a shell company, had agreed to purchase 100% of the silver produced by Wheaton’s Luismin mining operations in Mexico for an up front payment of Cdn$262 million payable in cash and Chap common shares plus a per ounce payment of US$3.90 per ounce, subject to adjustment (such transaction referred to as the “Silver Wheaton transaction”).

      On July 16, 2004, Coeur announced that in conjunction with its previously announced tender offer for Wheaton, Coeur was presenting its publicly disclosed reserve and resource data in the standard form used in Canada under Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires a manner of reserve and resource presentation for Canada that is different than the presentation of the same data under Securities and Exchange Commission requirements in the United States.

      On July 19, 2004, Coeur announced that it had delivered a letter to the Board of Directors and the Special Committee of Wheaton expressing its concern in respect of the Silver Wheaton transaction. In its letter, Coeur expressed doubts as to whether the proposed transaction will have any significant positive impact on Wheaton’s market valuation. Coeur requested Wheaton’s prompt written confirmation that the Silver Wheaton transaction will not be completed, and Coeur’s right to abandon the transaction without penalty will be preserved, until final termination of the offer to purchase and its acceptance or rejection by Wheaton shareholders.

      On July 26, 2004, Wheaton announced that its Board of Directors concluded that they were unable to make a recommendation in respect of Coeur’s tender offer and recommended that shareholders of Wheaton not tender their shares or take any other action in respect of Coeur’s tender offer until shareholders have received a further recommendation from the Wheaton Board.

      On July 30, 2004, Wheaton announced that Ian Telfer, the Chairman and Chief Executive Officer of Wheaton, had delivered to Dennis Wheeler, the Chairman and Chief Executive Officer of Coeur, a letter responding to Coeur’s letter of July 19, 2004. Among other items, this letter notes that the Silver Wheaton transaction is expected to close on September 9, 2004. On the same date, Wheaton announced that the TSX had accepted notice of the Silver Wheaton transaction.

      On August 5, 2004, Wheaton announced that Chap Mercantile had closed a Cdn$70 million financing for the Silver Wheaton transaction.

      On August 11, 2004, Mr. Telfer delivered to Mr. Wheeler a letter noting that the Canadian offer documents had not yet been mailed to Canadian Wheaton shareholders and that Wheaton would continue to operate its business in the best interest of all Wheaton shareholders.

      On August 18, 2004, Coeur announced it had terminated it previous offer.

      Prior Contacts. Coeur has from time to time during the past few years considered expanding its operations through acquisitions of other companies, including Wheaton. In January 2004, Mr. Wheeler and Mr. Telfer informally discussed a possible transaction.

ABOUT WHEATON

      As of the date of this offer document, Wheaton has refused to meet with Coeur to discuss a combination of Wheaton and Coeur. The Offerors have not had access to the non-public books and records of Wheaton, and, although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements. Wheaton’s auditors have consented to the inclusion herein of their audit report on Wheaton’s financial statements included herein. Coeur and Wheaton’s auditors undertook the procedures necessary to include such consent. However, such procedures do not enable the Offerors to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements.

      As a result, all historical information regarding Wheaton contained herein, including all Wheaton financial information and all pro forma financial information reflecting the pro forma effects of a combination of Wheaton and Coeur derived in part from Wheaton’s financial information, has been derived by necessity from Wheaton’s public reports and securities filings. In addition, all reconciliations of Wheaton’s financial information, which Wheaton records in accordance with Canadian GAAP, to US GAAP is based exclusively upon Wheaton’s own Canadian GAAP to US GAAP reconciliations contained in Wheaton’s public reports and securities filings unless otherwise indicated. The information about Wheaton contained herein should be read in conjunction with the audited consolidated financial statements, and related notes thereto, of Wheaton included herein in Appendix A, including Wheaton’s management’s discussion and analysis of financial condition and results of operations. See also “Risk Factors — The Offerors have been unable to independently verify the reliability of the Wheaton information in this offer to purchase”.

      Wheaton is engaged in the acquisition, exploration and operation of precious metal properties. Wheaton’s principal product is gold.

      Wheaton’s primary operating properties consist of an indirect 37.5% interest in the Alumbrera Mine, a gold-copper mine in Argentina, an indirect 100% interest in the San Dimas, San Martin and Nukay gold-silver mines in Mexico and an indirect 100% interest in the Peak Mine, a gold mine in Australia. Wheaton also has indirect 100% interests in the Los Filos Project in Mexico and the Amapari Project in Brazil, both of which are gold projects and in the advanced development stage properties.

      Wheaton was incorporated in Ontario pursuant to the OBCA. Its registered and principal executive offices are located at Suite 1560, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6 Canada. Wheaton is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and with the United States Securities and Exchange Commission. Such documents are available without charge at www.sedar.com and www.sec.gov. For additional information about Wheaton, please see “APPENDIX D — INFORMATION CONCERNING WHEATON RIVER MINERALS LTD.”

Wheaton Authorized and Outstanding Share Capital

      As of August 6, 2004, based on information provided by Wheaton in their Second Quarter Report dated August 6, 2004, and in other documents publicly filed by Wheaton, there were (i) 569,081,454 Wheaton common shares outstanding (excluding 2,734,083 shares held in its treasury), (ii) approximately 23,234,495 shares issuable upon exercise of outstanding options to purchase Wheaton common shares and (iii) an aggregate of 176,580,869 shares issuable upon exercise of outstanding warrants to purchase Wheaton common shares. Wheaton’s common shares are listed on the TSX under the symbol “WRM” and the AMEX under the symbol “WHT.”

      Holders of Wheaton common shares are entitled to receive notice of any meetings of shareholders of Wheaton, to attend and to cast one vote per common share at all such meetings. Holders of Wheaton common shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Wheaton common shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Wheaton’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of Wheaton are entitled to receive on a pro-rata basis the net assets of Wheaton after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Wheaton common shares with respect to dividends or liquidation. The Wheaton common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

      Coeur initially announced its proposed business combination with Wheaton after the close of trading on the TSX and AMEX on May 27, 2004. On May 27, 2004, the closing price of Wheaton common shares on the TSX and AMEX was Cdn$3.96 and $2.92, respectively. The volume weighted average closing price of the Wheaton common shares on the TSX and AMEX for the 60 trading days ending on May 27, 2004 was Cdn$3.85 and $2.86, respectively. On August 19, 2004, the closing price of the Wheaton common shares on the TSX and AMEX was Cdn$3.63 and $2.81, respectively.

      Additional information regarding Wheaton is included in “APPENDIX A — CERTAIN FINANCIAL STATEMENTS OF WHEATON RIVER MINERALS LTD.,” and “APPENDIX C — UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF COEUR D’ALENE MINES CORPORATION,” which are incorporated into and form a part of this proxy statement/ prospectus.

ABOUT COEUR

      Coeur, the world’s largest primary silver producer and a growing gold producer, is engaged in the exploration, development and operation of silver and gold mining properties located in the United States, Chile, Argentina and Bolivia. Coeur currently expects to produce 14.4 million ounces of silver and 142,000 ounces of gold in 2004. In 2003, Coeur produced approximately 14.2 million ounces of silver and 119,518 ounces of gold. In 2002, Coeur produced approximately 14.8 million ounces of silver and 117,114 ounces of gold.

      Coeur’s mines are located in Southern Chile (the Cerro Bayo Mine), Argentina (the Martha Mine), Nevada (the Rochester Mine) and the Silver Valley region of northern Idaho (the Galena Mine). Coeur owns and operates 100% of these mines. In addition, Coeur owns or leases, either directly or through Coeur’s subsidiaries, silver and gold development projects in Bolivia (the San Bartolomé silver project) and Alaska (the Kensington gold project). Coeur also controls strategic properties with significant exploration potential close to Coeur’s existing mining operations. Coeur’s customers are bullion trading banks that purchase silver and gold from Coeur and then sell these metals to end users for use in industry applications such as electronic circuitry, jewelry and silverware production and the manufacture and development of photographic film. In addition, Coeur sells high grade gold and silver concentrates to smelters in Japan and Canada.

      Coeur was incorporated in Idaho in 1928. Coeur’s principal executive offices are located at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814 and Coeur’s telephone number is (208) 667-3511.

      Coeur common stock is listed on the NYSE under the symbol “CDE.”

      Additional information regarding Coeur’s business and operations is included in Coeur’s public filings incorporated by reference herein and in “APPENDIX C — UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF COEUR D’ALENE MINES CORPORATION,” which is incorporated into and forms a part of this proxy statement/ prospectus.

ABOUT NEW COEUR

      Coeur d’Alene Mines Holdings Company, or New Coeur, is a newly-formed, wholly-owned direct subsidiary of Coeur. New Coeur was formed in preparation for the proposed Coeur reorganization, described in greater detail below, and has not conducted any business activities to date. New Coeur’s principal executive offices are located at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814 and

New Coeur’s telephone number is (208) 667-3511. Additional information regarding New Coeur is included in “APPENDIX B — CERTAIN FINANCIAL STATEMENTS OF COEUR D’ALENE MINES HOLDING COMPANY,” which is incorporated into and forms a part of this proxy statement/ prospectus.

ABOUT NOVA SCOTIA ULC

      Coeur d’Alene Acquisition ULC, referred to herein as Nova Scotia ULC, is a newly-formed company under the laws of Nova Scotia and a wholly-owned subsidiary of Coeur. Nova Scotia ULC was formed solely for the purpose of making the offer to purchase and has not otherwise carried on any business activities to date. The registered office of Nova Scotia ULC is Suite 900, Purdy’s Wharf Tower One, 1959 Upper Water Street, PO Box 997 Stn. Central, Halifax, NS B3J 2X2.

ABOUT CANADIAN EXCHANGE CO.

      Coeur d’Alene Canadian Acquisition Corporation, referred to as Canadian Exchange Co., is a newly-formed, wholly-owned subsidiary of Coeur. Canadian Exchange Co. was incorporated solely for the purpose of the offer to purchase, has not carried on any business activities to date and, prior to making the offer to purchase, had no material business, operations, assets or liabilities. In connection with the offer to purchase, among other things, Canadian Exchange Co. will acquire the benefit of a support agreement with New Coeur and will acquire Wheaton common shares and incur liabilities in connection with the offer to purchase. Canadian Exchange Co.’s registered offices are located at 44 Chipman Hill, Suite 1000, P.O. Box 7289, Stn. “A”, Saint John, New Brunswick E2L 4S6.

Description of Exchangeable Shares

      The Exchangeable Shares are included in the offer to purchase to enable certain shareholders, by virtue of the redemption and exchange rights attaching to the Exchangeable Shares and the provisions of the Voting and Exchange Trust Agreement and the Support Agreement, to acquire a security of a Canadian issuer having economic rights that are, as nearly as practicable, equivalent to those of a share of New Coeur common stock. The Exchangeable Shares are exchangeable at any time at the option of the holder into one share of New Coeur common stock. Certain rights of holders of Exchangeable Shares are described more fully below in “— Voting and Exchange Trust Agreement.” Covenants of New Coeur made for the benefit of holders of Exchangeable Shares are described in the section below entitled “— Support Agreement.”

Voting and Exchange Trust Agreement

      The purpose of the Voting and Exchange Trust Agreement is to create a trust for the benefit of the registered holders from time to time of Exchangeable Shares, other than affiliates of New Coeur. The Voting and Exchange Trust Agreement is filed as an exhibit to this proxy statement/ prospectus and is incorporated herein by reference. The Voting and Exchange Trustee will hold the sole authorized share of New Coeur Special Voting Stock in order to enable the Voting and Exchange Trustee to exercise the voting and other rights attached thereto, in each case as trustee for and on behalf of such registered holders. The following is a summary of the material provisions of the Voting and Exchange Trust Agreement, a copy of which is filed as an exhibit to this proxy statement/ prospectus and is incorporated herein by reference.

Voting Rights

      Pursuant to the Voting and Exchange Trust Agreement, New Coeur will issue to the Voting and Exchange Trustee one share of New Coeur Special Voting Stock to be held of record by the Voting and Exchange Trustee as trustee for and on behalf of, and for the use and benefit of, the registered holders from time to time of Exchangeable Shares (other than affiliates of New Coeur) and in accordance with the provisions of the Voting and Exchange Trust Agreement. During the term of the Voting and Exchange Trust Agreement, New Coeur is not permitted to issue any additional shares of New Coeur Special Voting Stock without the consent of the holders of Exchangeable Shares.

      Under the Voting and Exchange Trust Agreement, the Voting and Exchange Trustee will be entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of New Coeur Special Voting Stock on all matters that may properly come before the shareholders of New Coeur at a meeting of shareholders. The share of New Coeur Special Voting Stock has that number of votes, which may be cast by the Voting and Exchange Trustee at any meeting at which New Coeur shareholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by New Coeur or its affiliates).

      Each holder of an Exchangeable Share on the record date for any meeting at which New Coeur shareholders (other than New Coeur or its affiliates) are entitled to vote will be entitled to instruct the Voting and Exchange Trustee to exercise one of the votes attached to the share of New Coeur Special Voting Stock for such Exchangeable Share. The Voting and Exchange Trustee will exercise each vote only as directed by the relevant holder and, in the absence of voting instructions from the holder, the Voting and Exchange Trustee will not have voting rights with respect to such Exchangeable Share. A holder may obtain a proxy from the Voting and Exchange Trustee entitling the holder to vote the votes attached to the share of New Coeur Special Voting Stock to which the holder is entitled directly at the relevant meeting.

      The Voting and Exchange Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which New Coeur shareholders are entitled to vote, together with the related meeting materials and a statement as to how the holder may instruct the Voting and Exchange Trustee to exercise the votes attaching to the share of New Coeur Special Voting Stock, at the same time as New Coeur sends such notice and materials to the New Coeur shareholders. The Voting and Exchange Trustee will also send copies of all information statements, interim and annual financial statements, reports and other materials sent by New Coeur to the New Coeur shareholders at the same time as such materials are sent to the New Coeur shareholders. New Coeur will endeavour to obtain copies of materials sent by third parties to New Coeur shareholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to New Coeur shareholders and to deliver such materials to the Voting and Exchange Trustee, which will send such materials to holders of Exchangeable Shares.

      All rights of a holder of Exchangeable Shares to exercise votes attached to the share of New Coeur Special Voting Stock will cease upon the exchange of such holder’s Exchangeable Shares for shares of New Coeur common stock.

Optional Exchange Upon Canadian Exchange Co. Insolvency Event

      New Coeur agrees in the Voting and Exchange Trust Agreement that, upon the occurrence of the insolvency of Canadian Exchange Co., a holder of Exchangeable Shares will be entitled to instruct the Voting and Exchange Trustee to exercise an exchange right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring New Coeur or Nova Scotia ULC to purchase such Exchangeable Shares from the holder. The purchase price payable for each Exchangeable Share purchased pursuant to such event of insolvency of Canadian Exchange Co. will be satisfied by the issuance of one share of New Coeur common stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

      As soon as practicable following an event of insolvency of Canadian Exchange Co. or any event that may, with the passage of time or the giving of notice or both, become an event of insolvency of Canadian Exchange Co., Canadian Exchange Co. and New Coeur will give written notice thereof to the Voting and Exchange Trustee. As soon as practicable after receiving such notice, or upon the Trustee becoming aware of the insolvency of Canadian Exchange Co., the Voting and Exchange Trustee will give notice to each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the exchange right.

      If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is unable to redeem all of a holder’s Exchangeable Shares which such holder is entitle to have redeemed in accordance with the Exchangeable Share provisions, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed Exchangeable Shares and New Coeur or Nova Scotia ULC will be required to purchase such shares from the holder in the manner set forth above.

Support Agreement

      The following is a summary of the material provisions of the Support Agreement a copy of which is filed as an exhibit to this proxy statement/ prospectus and is incorporated herein by reference.

      Pursuant to the Support Agreement, New Coeur has covenanted that, so long as Exchangeable Shares not owned by New Coeur or its affiliates are outstanding, New Coeur will, among other things: (a) not declare or pay any dividend on the shares of New Coeur common stock unless (i) on the same day Canadian Exchange Co. declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares and (ii) Canadian Exchange Co. has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares; (b) advise Canadian Exchange Co. in advance of the declaration of any dividend on the shares of New Coeur common stock and take other actions reasonably necessary to ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for any corresponding dividends on the shares of New Coeur common stock; (c) ensure that the record date for any dividend declared on the shares of New Coeur common stock is not less than seven days after the declaration date of such dividend; and (d) take all actions and do all things reasonably necessary or desirable to enable and permit Canadian Exchange Co., in accordance with applicable law, to pay the liquidation amount, the retraction price or the redemption price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding-up of Canadian Exchange Co., a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canadian Exchange Co., as the case may be.

      The Support Agreement provides that, without the prior approval of Canadian Exchange Co. and the holders of Exchangeable Shares, New Coeur will not distribute additional shares of New Coeur common stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of New Coeur common stock, nor change any of the rights, privileges or other terms of the New Coeur common stock, unless the same or an equivalent distribution on, or change to, the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the New Coeur common stock, New Coeur will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of New Coeur common stock.

      The Support Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than New Coeur or any of its affiliates, New Coeur will remain the direct or indirect beneficial owner of all issued and outstanding voting shares of Canadian Exchange Co. and Nova Scotia ULC, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares.

      The Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares, except to (i) add to the covenants of any or all of the parties, (ii) make certain necessary amendments or (iii) cure ambiguities or clerical errors (provided, in each case, that the board of directors of each of New Coeur, Canadian Exchange Co. and Nova Scotia ULC are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares).

      Under the Support Agreement, each of New Coeur and Nova Scotia ULC will not exercise, and will prevent their affiliates from exercising, any voting rights attached to the Exchangeable Shares owned by New Coeur or Nova Scotia ULC or their affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

RELATIONSHIPS BETWEEN THE OFFERORS AND WHEATON

Beneficial Ownership of and Trading in Securities of Wheaton

      Coeur owns 1,000 common shares of Wheaton, purchased on June 18, 2004 for a purchase price of Cdn$3.91 per share. Other than such shares, no securities of Wheaton, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Wheaton, by the Offerors or the Offerors’ directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offerors’ associates or affiliates, by any associate of the offerors’ directors or executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors. No person is acting jointly or in concert with the Offerors with respect to the offer to purchase.

      Except as set forth in the preceding paragraph, no securities of Wheaton have been traded during the 12-month period preceding the date of the offer by the Offerors or the Offerors’ directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by associates or affiliates, by associates of the Offerors’ directors and executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors.

Commitments to Acquire Securities of Wheaton

      Except pursuant to the offer to purchase, neither the Offerors nor any of the Offerors’ directors or executive officers, nor to the knowledge of the Offerors’ directors and executive officers after reasonable inquiry, any of the Offerors’ associates or affiliates, any associate of any of the Offerors’ directors or executive officers or any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors has entered into any commitments to acquire any equity securities of Wheaton.

Arrangements, Agreements or Understandings

      Except as described herein or in the appendices or documents attached hereto or incorporated by reference herein, neither the Offerors nor, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Wheaton, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this proxy statement/prospectus, there have been no contacts, negotiations or transactions between the Offerors or, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates on the one hand, and Wheaton or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer to purchase or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither the Offerors, nor, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates has had any transaction with Wheaton or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer to purchase.

      There are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or executive officers of Wheaton and no payments or other benefits are proposed to be made or given by the Offerors to such directors or executive officers as compensation for loss of office or as compensation for remaining in or retiring from office if the offer to purchase described herein is consummated.

Acceptance of the Offer

      The Offerors have no knowledge as to whether any Wheaton shareholder will accept the offer to purchase described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains information concerning the beneficial ownership of Coeur common stock as of August 17, 2004 by each of Coeur’s Directors, named executive officers, and by such persons as a group. To Coeur’s knowledge, as of the date of this proxy statement/prospectus, no person or group of persons beneficially owns 5% or more of the outstanding Coeur common stock.

	Amount and Nature of
	Beneficial Ownership		Percent of Class

Directors
Dennis E. Wheeler	990,769	(1)(2)	.46%
James J. Curran	192,586	(1)(2)	*
James A. McClure	34,029	(2)	*
Cecil D. Andrus	12,540	(2)	*
John H. Robinson	49,475	(2)	*
Robert E. Mellor	30,928	(2)	*
Timothy R. Winterer	69,968	(2)	*
J. Kenneth Thompson	76,349	(2)	*
Executive Officers
Mitchell J. Krebs	64,923		*
Robert Martinez	290,543	(2)	.14%
James A. Sabala	114,282		*
All executive officers and nominees for director as a group (17 persons)	2,184,393	(2)	1.02%

*	Shares beneficially owned represent less than .10% of the outstanding shares of Coeur common stock.

(1)	Shares investment and voting powers over certain of his shares with his spouse. The other directors have sole investment and voting power over their shares.

(2)	Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the 2003 Long-Term Incentive Plan, executive compensation program or Non-Employee Directors’ Stock Option Plan: Dennis E. Wheeler — 699,525 shares; James J. Curran — 192,486 shares; James A. McClure — 33,679 shares; Cecil D. Andrus — 12,440 shares; John H. Robinson — 49,375 shares; Robert E. Mellor — 30,828 shares; Timothy R. Winterer — 68,968 shares; J. Kenneth Thompson 66,349 shares; Robert Martinez — 182,311 shares; and all executive officers and directors as a group — 1,405,880 shares.

COMPARATIVE PER SHARE INFORMATION

      The following table summarizes unaudited per share information for Coeur and Wheaton separately on a historical basis and on an equivalent unaudited pro forma condensed combined basis. This information should be read in conjunction with the audited consolidated financial statements of Coeur incorporated by reference herein and the audited consolidated financial statements of Wheaton and the unaudited pro forma condensed combined financial statements herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position that would have resulted if Coeur and Wheaton had merged at the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period. The unaudited pro forma condensed combined income per share is computed by dividing the unaudited pro forma condensed combined income from continuing operations available to holders of common stock by the unaudited pro forma condensed combined weighted average number of shares outstanding. The unaudited pro forma condensed combined book value per share is computed by dividing total unaudited pro forma condensed combined shareholders’ equity by the unaudited pro forma condensed combined number of common shares outstanding at the end of the period. The historical per share information of Coeur and Wheaton was derived from Coeur’s and Wheaton’s respective historical annual financial statements.

      To date, the Offerors have not had access to the non-public books and records of Wheaton and, although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including financial statements.

	Six Months Ended	Year Ended
	June 30, 2004	December 31, 2003

Coeur — Historical
Historical per common share:
Income per basic share	$(0.03)	$(0.39)
Income per diluted share	$(0.03)	$(0.39)
Dividends declared	$—	$—
Book value per share	$0.89	$0.93
Wheaton — Historical (Canadian GAAP)
Historical per common share:
Income per basic share	$0.06	$0.14
Income per diluted share	$0.05	$0.13
Dividends declared	$—	$—
Book value per share	$1.20	$1.04
Unaudited Wheaton (US GAAP)(1)
Historical per common share:
Income per basic share		$0.13
Income per diluted share		$0.12
Dividends declared		$—
Book value per share		$1.03
Unaudited Pro Forma Condensed Combined (US GAAP)(1)
Unaudited pro forma condensed combined per common share of New Coeur:
Income per basic share		$(0.04)
Income per diluted share		$(0.04)
Dividends declared		$—
Book value per share		$1.74

(1)	Wheaton has not publicly filed Canadian GAAP to US GAAP reconciliations of its unaudited per share information for the six months ended June 30, 2004, and therefore the Offerors are unable to present this information.

COMPARATIVE MARKET DATA

      Wheaton common shares are currently traded on the TSX under the symbol “WRM” and on the AMEX under the symbol “WHT.” Coeur common stock is currently traded on the NYSE under the symbol “CDE.” The following table sets forth the closing prices per common share of Wheaton as reported on the TSX and the AMEX and of Coeur as reported on the NYSE on (1) May 27, 2004, the last trading day preceding the initial public announcement of Coeur’s proposed business combination with Wheaton, and (2) on August 17, 2004, the most recent trading day practicable before the filing of this offer to purchase. This information should be read in conjunction with the “Comparative Per Share Market Price and Dividend Information” below.

	TSX				AMEX		NYSE

	May 27,		August 19,		May 27,	August 19,	May 27,	August 19,
Issuer	2004		2004		2004	2004	2004	2004

Wheaton	Cdn$	3.96	Cdn$	3.63	$2.92	$2.81	$—	—
Coeur		—		—	—	—	$5.06	$3.73

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      The following table sets forth, for each of the calendar quarters indicated, the high and low closing sales prices per share, and the average daily trading volumes, reported by the TSX, AMEX and NYSE, as applicable. Neither Coeur nor Wheaton declared dividends on the Coeur common stock or the Wheaton common shares, respectively, during such periods.

	Coeur/NYSE			Wheaton/AMEX(1)			Wheaton/TSX

			Avg. Daily			Avg. Daily			Avg. Daily
	High	Low	Volume	High	Low	Volume	High	Low	Volume

							(Canadian $)

2001
March 31	$1.60	$0.88	139,052	$0.43	$0.21	9,163	$0.65	$0.34	196,006
June 30	1.95	1.00	437,735	0.60	0.36	8,947	0.92	0.57	214,239
September 30	1.28	0.73	313,290	0.55	0.30	32,104	0.84	0.51	147,288
December 31	0.94	0.65	199,491	0.45	0.35	5,738	0.67	0.58	146,007
2002
March 31	1.46	0.79	677,315	0.63	0.36	12,993	1.03	0.58	324,544
June 30	2.09	0.98	2,337,886	1.20	0.60	43,973	1.94	0.97	994,526
September 30	2.36	1.31	1,677,091	1.01	0.59	52,205	1.51	0.95	902,566
December 31	1.92	1.31	1,270,514	1.00	0.60	183,270	1.47	0.94	1,118,361
2003
March 31	2.08	1.16	1,745,620	1.14	0.76	1,088,338	1.77	1.10	2,750,154
June 30	1.55	1.27	1,418,149	1.27	0.81	1,084,148	1.70	1.18	2,620,752
September 30	3.72	1.40	4,922,723	2.13	1.21	2,872,436	2.89	1.68	5,019,018
December 31	5.78	2.92	4,313,765	3.21	1.79	5,439,179	4.19	2.40	6,811,384
2004
March 31	7.67	5.34	6,006,784	3.42	2.55	5,944,716	4.48	3.39	7,036,810
June 30	7.14	3.88	4,591,726	3.32	2.37	4,932,666	4.34	3.25	8,536,254
July 31	4.27	3.21	3,187,605	3.00	2.39	2,920,941	3.95	3.25	3,803,008
Through August 19	3.73	3.10	2,235,064	2.81	2.33	2,645,229	3.63	3.10	4,020,696

(1)	Wheaton began trading on the AMEX on December 11, 2002. Numbers in this column for periods prior to such date represent trading activity on the OTC Bulletin Board.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material United States federal income tax consequences of the Coeur holding company reorganization to Coeur stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the Coeur holding company reorganization. This discussion applies only to Coeur shareholders that hold their shares of Coeur common stock, and will hold the shares of New Coeur common stock received in exchange for their shares of Coeur common stock, as capital assets within the meaning of section 1221 of the Code. This discussion does not address all federal income tax consequences of the Coeur holding company reorganization that may be relevant to particular holders, including holders that are subject to special tax rules (such as financial institutions, insurance companies, tax exempt organizations, holders who are foreign persons, and holders who acquired their shares of Coeur common stock through stock option or stock purchase programs or otherwise as compensation). In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Coeur shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Coeur holding company reorganization.

      The Coeur holding company reorganization is expected to qualify as a reorganization under section 368(a) of the Code and as a transaction governed by section 351 of the Code. As a result, the federal income tax consequences of Coeur holding company reorganization to Coeur stockholders will be as follows:

•	A shareholder who exchanges his or her shares of Coeur common stock for New Coeur common stock pursuant to the Coeur holding company reorganization will not recognize gain or loss on the exchange.

•	A shareholder’s tax basis in each share of New Coeur common stock received in the Coeur holding company reorganization will be the same as his or her tax basis in the Coeur common stock surrendered in exchange therefor.

•	The holding period of each share of New Coeur common stock received in the Coeur holding company reorganization by a Coeur shareholder will include the holding period of Coeur common stock that he or she surrendered in the Coeur holding company reorganization.

REGULATORY MATTERS

      The Offerors’ obligation to take up and pay for Wheaton common shares deposited under the offer to purchase is conditional upon obtaining all governmental or regulatory consents or approvals that New Coeur, in its sole discretion, views as necessary or desirable to enable the Offerors to consummate the offer to purchase, on terms and conditions satisfactory to New Coeur.

Hart-Scott-Rodino Act

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain transactions, including the completion of the offer to purchase, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offerors intend to file any required Notification and Report Form with the FTC and the Antitrust Division for review in connection with the offer to purchase as soon as practicable.

Competition Act (Canada)

      Part IX of the Competition Act (Canada) requires pre-merger notification to the Commissioner of Competition (the “Commissioner”) for transactions that exceed certain financial thresholds and, in the case of share acquisitions, exceed an additional voting interest threshold. The acquisition contemplated by the offer to purchase may be a transaction that will exceed those thresholds.

      If a transaction is subject to pre-merger notification, a filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction can be completed. Alternatively, the parties to a transaction may seek to comply with Part IX by requesting an advance ruling certificate (“ARC”) prior to completing the transaction. The Commissioner may issue an ARC if she is satisfied that she would not have sufficient grounds to challenge the proposed transaction before the Competition Tribunal under the merger provisions of the Competition Act (Canada) or, in the alternative, the Commissioner may choose to issue a “no action” letter and accompanying waiver of the pre-merger notification requirements.

      As the acquisition contemplated by the offer to purchase may be subject to pre-merger notification, the Offerors are applying for an ARC on the basis that the transaction presents no competitive concerns in Canada because the Offerors and their affiliates carry on no business in Canada that competes in a substantive manner with that of Wheaton and its affiliates. The acquisition contemplated by the offer to purchase may require pre-merger notification to the Commissioner in the event an ARC is not granted by the Commissioner or the Commissioner does not waive the notification requirement.

Investment Canada Act

      Certain acquisitions of control of Canadian businesses by non-Canadians are subject to review under the Investment Canada Act, a Canadian statute that governs such acquisitions. If an acquisition is reviewable, the acquiror must submit an application for review with prescribed information to Industry Canada and, before the acquisition may be completed, the Minister of federal Cabinet responsible for Industry Canada must determine that the investment is likely to be of “net benefit to Canada.” The Minster has an initial 45-day period to make his or her determination. The Minister may extend the period for a further 30 days by giving notice to the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he or she must send a notice to that effect to the prospective acquiror, and the acquiror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his or her decision.

      The Offerors have made an application for review under such Act as soon as practicable.

Filings Under Other Jurisdictions

      The Offerors have made a voluntary filing with the Australian Treasury Department, seeking a statement of no objection from the Foreign Investment Review Board within 30 days of the filing date. The Offerors anticipate filing a non-suspensive notification regarding the offer to purchase with the Argentinean Commission for the Defence of Competition in mid-August, seeking approval. The Offerors also are in discussion with the Mexican antitrust regulatory authorities, and anticipate making a non-suspensive filing in mid-August.

Securities Regulatory Matters

      The distribution of the shares of New Coeur common stock and Exchangeable Shares under the offer to purchase is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities laws. Although the resale of shares of New Coeur common stock and Exchangeable Shares issued under the offer to purchase is subject to restrictions under the securities laws of certain Canadian jurisdictions, shareholders in such jurisdictions generally will be able to rely on statutory exemptions from such restrictions. Where such statutory exemptions are not available, the Offerors have applied for exemptive relief from the applicable securities regulatory authorities to the effect that the shares of New Coeur common stock and Exchangeable Shares to be issued under the offer to purchase may be resold without a prospectus.

DISSENTERS’ APPRAISAL RIGHTS

      Under Idaho law, holders of shares of Coeur common stock and New Coeur common stock are not entitled to dissenters’ rights of appraisal in connection with the Coeur holding company reorganization, as the shares of Coeur common stock are listed on the NYSE and the shares of New Coeur common stock outstanding after giving effect to the Coeur holding company reorganization will be listed on the NYSE.

YEAR 2005 SHAREHOLDER PROPOSALS

      If the Coeur holding company reorganization and the other transactions described in this proxy statement/prospectus are effected, it is expected that Coeur will not hold an annual meeting of shareholders in 2005. Shareholder proposals for the 2005 Annual Meeting of New Coeur shareholders (or Coeur shareholders if the reorganization and other transactions described herein are not completed) must be received at 400 Coeur d’Alene Mines Building, Post Office Box I, Coeur d’Alene, Idaho 83814 no later than December 15, 2004, (i.e., approximately 120 days prior to April 15, 2005, the currently anticipated mailing date for the proxy statement for the 2005 annual meeting), in order to be considered for inclusion in the proxy statement for New Coeur’s (or Coeur’s, if the reorganization and other transactions are not completed) 2005 annual meeting of shareholders. Shareholders who wish to submit a proposal to be voted on at the 2005 annual meeting, but who do want to have the proposal included in the proxy statement for the 2005 annual meeting, should submit such proposal to us by March 1, 2005, (i.e., at least 45 days prior to April 15, 2005, the currently anticipated mailing date for the proxy statement for the 2005 annual meeting). Failure to comply with that advance notice requirement will permit New Coeur’s management (or Coeur’s management, if applicable) to use its discretionary voting authority if the proposal is raised at the 2005 annual meeting without including any discussion of the proposal in the 2005 annual meeting proxy statement.

OTHER MATTERS

      As of the date of this proxy statement/prospectus, Coeur’s Board of Directors does not intend to present any matters for action at the special meeting other than those specifically referred to herein, nor is Coeur aware that other persons intend to present any other matters at the special meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote all proxies in accordance with the board of directors’ recommendation on such matters, or, in the absence of a board recommendation, in the discretion of the proxy holder.

      Other than the Coeur holding company reorganization and the changes in the composition of Coeur’s shareholder base resulting from the issuance of shares of New Coeur common stock in connection with the Wheaton acquisition, Coeur is not aware of any arrangement that may at a subsequent date result in a change in control of Coeur.

      None of the Directors or Executive Officers nor their respective associates has any substantial direct or indirect interest, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

      Coeur’s principal accountants for 2004 and 2003 are not expected to be present at the special meeting, and therefore are not expected to make any statements or to be available to respond to questions from shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Coeur files annual, quarterly and special reports, proxy statements and other information with the SEC. Wheaton is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and accordingly files or furnishes reports, including annual reports on Form 40-F, reports on Form 6-K and other information with the SEC. Shareholders may read and copy this information at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Shareholders may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Shareholders may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The SEC also maintains a website at www.sec.gov from which any electronic filings made by Coeur or Wheaton may be obtained without charge.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows Coeur to “incorporate by reference” information into this offer to purchase. This means that Coeur can disclose important information about Coeur and Wheaton and Coeur’s and Wheaton’s financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this offer to purchase, except for any information that is superseded by information that is included directly in this document. The following documents filed with the SEC are incorporated by reference in this offer to purchase:

Coeur d’Alene Mines Corporation:

•	Coeur’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, filed with the SEC August 19, 2004;

•	Coeur’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, filed with the SEC August 19, 2004;

•	Coeur’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004, filed with the SEC August 19, 2004;

•	Coeur’s Current Reports on Form 8-K filed on May 28, June 3, and June 23, 2004; and

•	The description of Coeur common stock contained in Coeur’s Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description.

Wheaton River Minerals Ltd.:

•	Wheaton’s Annual Report on Form 40-F filed with the SEC on May 18, 2004; and

•	Wheaton’s Reports of Foreign Issuer on Form 6-K, filed with the SEC on April 26, May 17, June 2, June 3, June 4, June 7, June 8 (2 reports), June 10, June 14, June 17, June 21 (2 reports), June 23 (2 reports), June 24, 2004 and August 6, 2004.

      Whenever Coeur or Wheaton files reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this offer to purchase, those reports and documents will be deemed to automatically be incorporated into and become a part of this offer to purchase. Any information contained in such subsequently filed reports that updates, modifies, supplements or replaces information contained in this offer to purchase automatically shall supersede and replace such information. Any information that is modified or superseded by a subsequently filed report or document shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

      You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling Coeur at the following address or telephone number:

Corporate Secretary

Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511

      Documents filed electronically by Coeur or Wheaton with the SEC also may be obtained without charge at the SEC’s website at www.sec.gov.

      Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

LEGAL MATTERS

      The legality of the New Coeur common stock offered hereby will be passed upon for the Offerors by William F. Boyd, Esq. The opinions contained under the heading “Material U.S. Federal Income Tax Considerations” have been provided by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements of Coeur d’Alene Mines Corporation as and for the years ended December 31, 2003 and 2002 have been incorporated by reference herein, and the balance sheet of Coeur d’Alene Mines Holdings Company as of July 31, 2004 has been included in Appendix B hereto, in reliance upon the reports of KPMG LLP, independent registered accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

      The audit report covering the December 31, 2003 and 2002 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003, and also refers to a restatement of the consolidated financial statements as of and for the years ended December 31, 2003 and 2002.

      The consolidated financial statements of Wheaton River Minerals Ltd included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about Coeur and Wheaton from other documents that are not included in or delivered with this proxy statement/prospectus. Documents filed by Coeur and Wheaton with the SEC are available without charge at the SEC’s website at www.sec.gov. Coeur will provide copies of any documents incorporated by reference into this proxy statement/prospectus upon request submitted to MacKenzie Partners, Inc., Coeur’s information agent for the special meeting, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
(800) 322-2885 (Toll Free)

To receive documents before the special meeting, your request must be received by [                    ], 2004.

By order of the Board of Directors,
COEUR D’ALENE MINES CORPORATION

DENNIS E. WHEELER
Chairman of the Board

Coeur d’Alene, Idaho

[                    ], 2004

APPENDIX A

CERTAIN FINANCIAL STATEMENTS OF

WHEATON RIVER MINERALS LTD.

NOTE

      The following information has been copied directly from the public filings of Wheaton. No modifications have been made to the presentation of financial statements as filed publicly by Wheaton. As of the date of this offer document, Wheaton has refused to meet with Coeur to discuss a combination of Wheaton and Coeur. The Offerors have not had access to the non-public books and records of Wheaton, and, although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements. Wheaton’s auditors have consented to the inclusion herein of their audit report on Wheaton’s financial statements included herein. Coeur and Wheaton’s auditors undertook the procedures necessary to include such consent. However, such procedures did not enable the Offerors to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders of

Wheaton River Minerals Ltd

      We have audited the consolidated balance sheets of Wheaton River Minerals Ltd as at December 31, 2003 and 2002, and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in accordance with Canadian generally accepted accounting principles.

Independent Registered Chartered Accountants

Vancouver, British Columbia

February 27, 2004 (except for Note 21 (b) for which the date is March 30, 2004)

COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS ON

CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

      The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the change described in Note 2(p) to the consolidated financial statements. Our report to the Shareholders, dated February 27, 2004 (except for Note 21(b) for which the date is March 30, 2004), is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the report of the Independent Registered Chartered Accountants when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

Independent Registered Chartered Accountants

Vancouver, British Columbia

February 27, 2004 (except for Note 21 (b) for which the date is March 30, 2004)

WHEATON RIVER MINERALS LTD

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31

	Note	2003	2002	2001

		(US dollars and shares in thousands,
		except per share amounts)
Sales		$212,633	$34,693	$9,010

Cost of sales		91,954	19,355	5,452
Royalties		3,712	28	215
Depreciation and depletion		32,393	3,028	324
Reclamation		793	47	1,516

		128,852	22,458	7,507

Earnings from mining operations		83,781	12,235	1,503

Expenses and other income
General and administrative		9,654	6,329	2,516
Interest and finance fees		4,318	487	13
Exploration		1,875	2,126	340
Depreciation and amortization		1,778	108	25
Other (income) expense	4	(9,223)	(4,870)	9,188

		8,402	4,180	12,082

Earnings (loss) before the following		75,379	8,055	(10,579)
Equity in earnings of Minera Alumbrera Ltd	3(b)	7,324	—	—

Earnings (loss) before income taxes		82,703	8,055	(10,579)
Income tax expense	5	(25,044)	(2,453)	(154)

Net earnings (loss)		$57,659	$5,602	$(10,733)

Earnings (loss) per share
— Basic		$0.14	$0.04	$(0.18)

— Diluted		$0.13	$0.04	$(0.18)

Weighted-average number of shares outstanding
— Basic		412,035	137,327	60,075

— Diluted		439,214	143,227	61,186

The accompanying notes form an integral part of these consolidated financial statements

WHEATON RIVER MINERALS LTD

CONSOLIDATED BALANCE SHEETS

At December 31

	Note	2003	2002

		(US dollars and shares
		in thousands)
ASSETS
Current
Cash and cash equivalents		$151,878	$22,936
Appropriated cash	12(v)	8,840	—
Marketable securities	6	1,142	1,543
Accounts receivable		31,824	5,617
Product inventory and stockpiled ore	7	16,726	156
Supplies inventory		10,083	3,300
Other		4,287	782

		224,780	34,334
Property, plant and equipment	8	583,911	110,896
Stockpiled ore	7	60,736	—
Future income taxes	5	7,211	5,613
Other	9	14,367	1,255

		$891,005	$152,098

LIABILITIES
Current
Accounts payable and accrued liabilities	10	$31,402	$9,796
Income taxes payable		1,062	116
Current portion of long-term debt	12	41,000	—
Other		3,832	—

		77,296	9,912
Long-term debt	12	81,423	—
Future income taxes	5	145,730	17,509
Provision for reclamation	13	19,604	11,271
Future employee benefits and other	14	10,834	5,352

		334,887	44,044

Shareholders’ Equity
Share purchase options	15	877	410
Contributed surplus		600	600
Share capital
Common shares
Authorized: unlimited shares, no par value;
Issued and outstanding: 533,697 (December 31, 2002 — 190,400)	15	505,090	115,152
Retained earnings (deficit)		49,551	(8,108)

		556,118	108,054

		$891,005	$152,098

Commitments (Note 18)

Approved by the Directors

(signed) Ian Telfer	(signed) Douglas Holtby
Director	Director

The accompanying notes form an integral part of these consolidated financial statements

WHEATON RIVER MINERALS LTD

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31

	Common Shares		Special Warrants		Share		Retained
					Purchase	Contributed	Earnings
	Shares	Amount	Warrants	Amount	Options	Surplus	(Deficit)	Total

	(US dollars, shares and warrants in thousands)
At January 1, 2001	52,729	$25,284	—	$—	$—	$572	$(2,977)	$22,879
Shares issued for royalty payments	900	356	—	—	—	—	—	356
Special warrants issued	—	—	11,000	3,456	—	—	—	3,456
Special warrants exercised	1,090	346	(1,090)	(346)	—	—	—	—
Share options exercised	1,989	437	—	—	—	—	—	437
Shares repurchased and cancelled	(107)	(51)	—	—	—	28	—	(23)
Share issue costs	—	(373)	—	—	—	—	—	(373)
Fair value of stock options issued to non-employees	—	—	—	—	317	—	—	317
Net loss	—	—	—	—	—	—	(10,733)	(10,733)

At December 31, 2001	56,601	25,999	9,910	3,110	317	600	(13,710)	16,316
Special warrants issued	—	—	110,000	82,068	—	—	—	82,068
Special warrants exercised	119,910	85,178	(119,910)	(85,178)	—	—	—	—
Share options exercised	1,355	411	—	—	—	—	—	411
Warrants exercised	3,450	2,010	—	—	—	—	—	2,010
Shares issued on acquisition of Luismin SA de CV	9,084	6,805	—	—	—	—	—	6,805
Share issue costs	—	(5,251)	—	—	—	—	—	(5,251)
Fair value of stock options issued to non-employees	—	—	—	—	93	—	—	93
Net earnings	—	—	—	—	—	—	5,602	5,602

At December 31, 2002	190,400	115,152	—	—	410	600	(8,108)	108,054
Share options exercised	6,621	5,431	—	—	—	—	—	5,431
Warrants exercised	9,602	5,192	—	—	—	—	—	5,192
Shares issued	327,074	402,266	—	—	—	—	—	402,266
Share issue costs, net of tax	—	(22,951)	—	—	—	—	—	(22,951)
Fair value of stock options issued to non-employees	—	—	—	—	467	—	—	467
Net earnings	—	—	—	—	—	—	57,659	57,659

At December 31, 2003	533,697	$505,090	—	$—	$877	$600	$49,551	$556,118

Shareholders’ Equity (Note 15)

The accompanying notes form an integral part of these consolidated financial statements

WHEATON RIVER MINERALS LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31

	Note	2003	2002	2001

		(US dollars in thousands)
Operating Activities
Net earnings (loss)		$57,659	$5,602	$(10,733)
Reclamation expenditures		(1,854)	(685)	(304)
Cash distribution from Minera Alumbrera Ltd		12,610	—	—
Items not affecting cash
Depreciation, depletion and amortization		34,171	3,136	349
Provision for reclamation		793	47	1,516
Gain on sale of marketable securities	4	(2,095)	(3,593)	—
Equity in earnings of Minera Alumbrera Ltd		(7,324)	—	—
Future employee benefits		461	380	—
Future income taxes	5	24,281	2,606	—
Share purchase options	15	467	199	211
Property, plant and equipment written down		—	—	8,707
Other		920	(1,090)	322
Change in non-cash working capital	16	6,589	(2,241)	1,623

Cash generated by operating activities		126,678	4,361	1,691

Financing Activities
Bank loans	12	75,000	—	—
Repayment of long-term debt		(54,919)	—	—
Common shares issued	15	390,522	2,421	414
Common share and special warrant issue costs		(25,551)	(5,251)	(373)
Debt issue costs	12(iii)	(4,242)	—	—
Deferred gold put options	12(i)	(5,786)	—	—
Special warrants issued	15(a)	—	82,068	3,456

Cash generated by financing activities		375,024	79,238	3,497

Investing Activities
Proceeds on sale of marketable securities, net		4,013	6,169	—
Property, plant and equipment		(29,010)	(5,214)	(1,016)
Acquisition of Minera Alumbrera Ltd, net of cash acquired	3(b)	(224,356)	—	—
Acquisition of Peak Gold Mines Pty Ltd, net of cash acquired	3(b)	(34,187)	—	—
Acquisition of Los Filos and El Limón gold projects, net of cash acquired	3(c)	(89,223)	—	—
Acquisition of Luismin SA de CV, net of cash acquired	3(a)	—	(76,886)	—
Short-term money market instruments		—	13,013	(13,013)
Other		3	520	(457)

Cash applied to investing activities		(372,760)	(62,398)	(14,486)

Increase (decrease) in cash and cash equivalents		128,942	21,201	(9,298)
Cash and cash equivalents, beginning of year		22,936	1,735	11,033

Cash and cash equivalents, end of year		$151,878	$22,936	$1,735

Supplemental cash flow information	16

The accompanying notes form an integral part of these consolidated financial statements

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31 2003, 2002 and 2001
(US dollars)

1.	Description of Business and Nature of Operations

      Wheaton River Minerals Ltd (the “Company”) is engaged in gold mining and related activities including exploration, extraction, processing, refining and reclamation. The Company has mining operations in Mexico, Argentina and Australia and has ongoing exploration activities in Mexico and Australia. During 2002 it also carried on exploration activities in Canada. The Company is in the process of reclaiming the Golden Bear Mine in Canada, which ceased commercial production in 2001.

      On March 18, 2003 the Company acquired the Peak Mine in Australia and a 25% indirect interest in the Alumbrera Mine in Argentina (Note 3). On June 24, 2003 the Company acquired an additional 12.5% indirect interest in the Alumbrera Mine (Note 3). On October 31, 2003, the Company acquired the Los Filos gold project, together with a 21.2% interest (of which 14% is a carried interest) in the El Limón gold project, both located in Mexico (Note 3). On January 9, 2004, the Company acquired the Amapari gold project in northern Brazil (Note 21).

2.	Summary of Significant Accounting Policies

(a)	Canadian generally accepted accounting principles

      These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Differences between Canadian and United States GAAP, which would have a material effect on these consolidated financial statements, are explained in Note 20.

(b)	Basis of presentation

      These consolidated financial statements include the accounts of the Company and its subsidiaries. Principal subsidiaries and investments at December 31, 2003 are listed below:

		Ownership		Operations and
Subsidiary	Location	Interest	Status	Development Projects Owned

Luismin SA de CV (“Luismin”)	Mexico	100%	Consolidated	San Dimas, San Martin and Nukay mines and Los Filos development project in Mexico
Peak Gold Mines Pty Ltd (“Peak”)	Australia	100%	Consolidated	Peak mine in Australia
Minera Alumbrera Ltd (“Alumbrera”)	Argentina	37.5%	Proportionately consolidated	Alumbrera mine in Argentina

(c)	Investment in Minera Alumbrera Ltd

      On March 18, 2003 the Company acquired a 25% indirect interest in Alumbrera which was accounted for using the equity method and the Company’s share of earnings of Alumbrera have been included in the earnings of the Company since that date. On June 24, 2003 the Company acquired an additional 12.5% indirect interest in Alumbrera. As a result of this acquisition and acquisition of control of an intermediate holding company, the Company now has joint control over Alumbrera through certain matters requiring unanimous consent in the shareholders’ agreement and, therefore, the Company has proportionately consolidated its 37.5% share of the financial statements of Alumbrera from June 24, 2003 onwards. On this basis, the Company records its 37.5% share of the assets, liabilities, revenues and expenses of Alumbrera in these consolidated financial statements.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Significant areas where management’s judgment is applied are asset valuations, depreciation and depletion, income taxes, employee future benefits, contingent liabilities and provision for reclamation. Actual results could differ from those reported.

(e)	Foreign currency translation

      The Company’s functional and reporting currency is the United States dollar. Foreign currency monetary assets and liabilities are translated into United States dollars at the exchange rates prevailing at the balance sheet date. Non-monetary assets denominated in foreign currencies are translated using the rate of exchange at the transaction date. Foreign currency transactions are translated at the United States dollar rate prevailing on the transaction dates. Foreign exchange gains and losses are included in the determination of earnings.

(f)	Financial instruments

      The carrying values of cash and cash equivalents, appropriated cash, marketable securities, accounts receivable, accounts payable and accrued liabilities and long-term debt approximate their fair values.

      The Company has employed metal, interest rate and Canadian dollar forward and option contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. Hedging gains or losses are recognized in sales when the hedged production is sold.

(g)	Revenue recognition

      Revenue from the sale of metals is recognized in the accounts when title and risk passes to the buyer, collection is reasonably assured and the price is reasonably determinable. Revenue from the sale of metals may be subject to adjustment upon final settlement of estimated metal prices, weights and assays. Adjustments to revenue for metal prices are recorded monthly and other adjustments are recorded on final settlement. Refining and treatment charges are netted against revenue.

(h)	Exploration and development expenditures

      Significant property acquisition costs are capitalized. Exploration and development expenditures are expensed until a positive economic analysis has been completed that indicates the property is economically feasible. Capitalized costs are written down to their estimated recoverable amount if the properties are determined to be uneconomic or are placed for sale.

(i)	Income and resource taxes

      The provision for income and resource taxes is based on the liability method. Future taxes arise from the recognition of the tax consequences of temporary differences by applying enacted or substantively enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j)	Earnings per share

      Earnings per share calculations are based on the weighted average number of common shares and common share equivalents issued and outstanding during the year. Diluted earnings per share are calculated using the treasury method.

(k)	Cash and cash equivalents

      Cash and cash equivalents include cash, and those short-term money market instruments that are readily convertible to cash with an original term of less than 91 days.

(l)	Short-term money market instruments

      Short-term money market instruments are those which are due within one year but have an original term of greater than 90 days.

(m)	Marketable securities

      Marketable securities are carried at the lower of cost and market value.

(n)	Inventories

      Product inventory is valued at the lower of average cost and net realizable value. Inventories of supplies are valued at the lower of average cost and replacement cost net of a provision for obsolescence. Inventories at December 31, 2003 included an obsolescence provision of $162,000 (2002 — $441,000).

(o)	Property, plant and equipment

      Property, plant and equipment are recorded at cost. Significant costs related to property acquisitions including undeveloped mineral interests are capitalized until the viability of the mineral interest is determined. When it has been established that a mineral deposit is commercially mineable and a decision has been made to prepare a mining plan (which occurs upon completion of a positive economic analysis of the mineral deposit), the development costs subsequently incurred are capitalized. Major development expenditures incurred to expose the ore, increase production or extend the life of an existing mine are capitalized. Capitalized costs are written down to their estimated recoverable amount if the properties are determined to be uneconomic or are placed for sale.

      Interest and finance costs relating to the construction of plant and equipment are capitalized prior to the commencement of commercial production of a new mine.

      Depletion of mine properties is charged on a unit-of-production basis over proven and probable reserves and a portion of resources expected to be converted to reserves. Depreciation of plant and equipment is calculated using the straight-line method, based on estimated useful lives, over three to forty years.

      Evaluations of the carrying values of each operation and development property are undertaken in each reporting period to determine if estimated undiscounted future net cash flows are less than the carrying value. Estimated undiscounted future net cash flows are calculated using estimated production sales prices and operating costs, capital costs and reclamation and closure costs. If it is determined that the future net cash flows from an operation or development property are less than the carrying value then a write-down is recorded with a charge to operations.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(p)	Provision for reclamation and closure

      On January 1, 2003 the Company adopted the standard of the CICA handbook, Asset Retirement Obligations, which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred. A corresponding increase to the carrying amount of the related assets is generally recorded and depreciated over the life of the asset. The amount of the liability is subject to re-measurement at each reporting period. This differs from the prior practice that involved accruing for the estimated reclamation and closure liability through charges to income on a unit-of-production basis over the estimated life of the mine. The effect of the change has no material impact on the Company’s consolidated financial statements.

      Reclamation and closure costs have been estimated based on the Company’s interpretation of current regulatory requirements. The fair value of the estimated reclamation and closure expenses for Luismin, Peak, Alumbrera and Los Filos were recorded as a liability on acquisition. Fair value was determined as the discounted future cash expenditures. Golden Bear Mine estimated reclamation and closure expenses have been fully accrued at December 31, 2003.

(q)	Share option plan

      As of January 1, 2002, the Company adopted the standard of the CICA handbook, Stock-Based Compensation and Other Stock-Based Payments, which has been applied prospectively. All stock-based awards made to non-employees are recognized and measured using the fair value based method at the date of grant. For stock options granted to employees, the Company has adopted the disclosure only provisions whereby pro forma net income and pro forma earnings per share are disclosed as if the fair value based method of accounting had been applied. The Company uses the Black-Scholes model to estimate fair value.

      Effective January 1, 2004, the Company will adopt the changes to CICA Handbook Section, “Stock-based Compensation and other Stock-based Payments”, whereby all stock options granted are accounted for under the fair value based method.

(r)	Future employee benefits

      Seniority premiums, to which some employees are entitled upon termination of employment after 15 years of service, as well as the obligations under the Company’s non-contributory retirement plan for employees, are recognized as expenses of the years in which the services are rendered. This is completed through contributions to an irrevocable trust fund and the establishment of accruals, based on actuarial studies made by independent actuaries.

3. Acquisitions

(a)	Luismin SA de CV

      On June 19, 2002 the Company acquired all of the outstanding shares of Luismin. Under the purchase agreement, the Company acquired Luismin for $55,160,000 in cash and 9,084,090 common shares of the Company. The Company also advanced $19,840,000 to Luismin to repay its outstanding bank debt. The Company incurred acquisition costs of $3,266,000. As part of the purchase consideration, a contingent payment of 11,355,113 of the Company’s common shares was due if the price of silver averaged $5 or more per ounce over a period of 60 consecutive trading days prior to June  19, 2004. On September 29, 2003, this condition was satisfied and the additional shares were issued in October 2003. As a result, the carrying value of property, plant and equipment has been increased by $32,893,000, future income tax liability has been increased by $10,526,000 and share capital has been increased by $22,367,000, the fair value of the shares on September 29, 2003.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      This acquisition has been accounted for using the purchase method and results from Luismin’s operations have been included in the Company’s results of operations from June 19, 2002. The allocation of the purchase price is summarized in the table below:

(In thousands)

Purchase price:
Cash	$55,160
Cash advanced to repay Luismin bank debt	19,840
Shares issued	29,172
Acquisition costs	3,266

$107,438

Net assets acquired:
Cash	$1,380
Non-cash working capital	(1,888)
Property, plant and equipment	145,696
Provision for reclamation and closure	(9,072)
Future employee benefits	(7,504)
Future income tax assets	6,500
Future income tax liabilities	(27,674)

$107,438

(b)	Minera Alumbrera Ltd and Peak Gold Mines Pty Ltd

      On March 18, 2003 the Company acquired a 25% indirect interest in Alumbrera and a 100% interest in Peak from Rio Tinto Ltd. The acquisition of the 25% interest in Alumbrera was through intermediate holding companies with assets relating solely to the investment in Alumbrera. The purchase price for Alumbrera and Peak totaled $214,227,000 including acquisition costs. Alumbrera and Peak operate gold and copper mines located in Argentina and Australia, respectively.

      On June 24, 2003 the Company acquired an additional 12.5% indirect interest in Alumbrera from Rio Algom Ltd (“Rio Algom”, a subsidiary of BHP Billiton Ltd) for a purchase price of $90,156,000 including acquisition costs. This purchase price was satisfied by a cash payment of $65,000,000, a promissory note due to Rio Algom in the amount of $25,000,000 (Note 12 (iv)) and acquisition costs paid of $156,000. As a result of the acquisition of an additional 12.5% indirect interest in Alumbrera and acquisition of control of an intermediate holding company, the Company obtained joint control over Alumbrera through certain matters requiring unanimous consent in the shareholders’ agreement.

(i) Minera Alumbrera Ltd

      The acquisition of the 37.5% interest in Alumbrera has been accounted for using the purchase method and the results of Alumbrera have been included in the earnings of the Company as follows: 25% interest on an equity basis from date of acquisition, March 18, 2003, to June 23, 2003 and 37.5% interest on a proportionate

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consolidation basis from June 24, 2003 onwards. The total purchase price was $270,459,000 including acquisition costs. The allocation of the purchase price as at June 24, 2003 is summarized in the table below.

(In thousands)

Purchase price:
Acquisition of 25% interest, effective March 18, 2003
Cash paid	$180,000
Acquisition costs	303
Equity in earnings — March 18 — June 23, 2003	7,324
Cash distribution received	(11,210)

176,417
Acquisition of additional 12.5% interest, effective June 24, 2003
Cash paid	65,000
Promissory note (Note 12(iv))	25,000
Acquisition costs	156
Cash distribution received	(1,400)

$265,173

Net assets acquired:
Cash	$21,103
Appropriated cash	8,763
Non-cash working capital	36,835
Property, plant and equipment	269,409
Other	58,376
Provision for reclamation and closure	(4,918)
Future income tax liabilities	(47,053)
Long-term debt	(77,342)

$265,173

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii) Peak Gold Mines Pty Ltd

      The acquisition of 100% of Peak has been accounted for using the purchase method and the results of Peak’s operations have been included in the Company’s results of operations from March 18, 2003. The allocation of the purchase price is summarized in the table below.

(In thousands)

Purchase price:
Cash paid	$33,583
Acquisition costs	341

$33,924

Net assets acquired:
Cash	$(263)
Non-cash working capital	4,791
Property, plant and equipment	34,219
Other non-current assets	422
Provision for reclamation and closure	(4,145)
Other non-current liabilities	(1,100)

$33,924

(c)	Los Filos and El Limón gold development projects

      On October 31, 2003, the Company acquired a 100% interest in the Los Filos gold development project, together with a 21.2% interest (of which 14% is a carried interest) in the El Limón gold project from Teck Cominco Limited and Miranda Mining Corporation. Both projects are located in Mexico. The purchase price was $89,486,000 including acquisition costs. The acquisition has been accounted for using the purchase method and the preliminary allocation of the purchase price is summarized in the table below.

(In thousands)

Purchase price:
Cash paid	$87,020
Acquisition costs	2,466

$89,486

Net assets acquired:
Cash	$263
Property, plant and equipment	137,780
Future income tax assets	922
Non-cash working capital	(1,080)
Provision for reclamation and closure	(1,000)
Future income tax liabilities	(47,399)

$89,486

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Other Income (Expense)

	2003	2002	2001

	(In thousands)
Other income is comprised of:
Interest income	$1,591	$480	$561
Gain on sale of marketable securities	2,095	3,593	—
Foreign exchange gain (loss)	6,774	(71)	230
Other	(1,237)	868	(1,272)
Property, plant and equipment written down	—	—	(8,707)

	$9,223	$4,870	$(9,188)

      In 2001 the Company recognised an impairment of $8,707,000 in the carrying value of Bellavista, George Lake and Red Mountain projects.

5.	Income Taxes

	2003	2002	2001

	(In thousands)
Current income tax expense (recovery)	$763	$(153)	$154
Future income tax expense	24,281	2,606	—

	$25,044	$2,453	$154

      Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the following items:

	2003	2002	2001

	(In thousands)
Earnings (loss) before income taxes	$82,703	$8,055	$(10,579)
Canadian federal and provincial income tax rates	37.6%	39.6%	44.6%

Income tax expense (recovery) based on above rates	31,113	3,190	(4,718)
Increase (decrease) in income taxes due to:
Lower effective tax rates on earnings of foreign subsidiaries	(4,941)	(578)	—
Tax included in equity earnings of Minera Alumbrera Ltd	(3,139)	—	—
Non-deductible expenditures	1,196	—	—
Valuation allowance	508	—	(121)
Resource and other taxes	—	(153)	154
Property, plant and equipment written down	—	—	5,464
Resource allowance	—	—	(625)
Other	307	(6)	—

	$25,044	$2,453	$154

      At December 31, 2003, the Company had non-capital losses available for tax purposes in Canada of $15,210,000 that expire from 2007 to 2010 and $33,490,000 that expire from 2004 to 2013 in foreign jurisdictions.

      At December 31, 2003, the Company had capital losses in Canada in the amount of $11,014,000 to be carried forward indefinitely and applied to future capital gains.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of future income taxes are as follows:

	2003	2002

	(In thousands)
Future income tax assets
Non-capital losses	$13,985	$13,187
Deductible temporary differences and other	14,948	12,932

Value of future income tax assets	28,933	26,119
Recoverable asset taxes	953	523
Valuation allowance	(4,411)	(6,797)

Future income tax assets	25,475	19,845
Future income tax liabilities
Total taxable temporary differences	(163,994)	(31,741)

Future income tax liabilities, net	$(138,519)	$(11,896)

Disclosed on the Consolidated Balance Sheets as:
Future income tax assets	$7,211	$5,613
Future income tax liabilities	(145,730)	(17,509)

Future income tax liabilities, net	$(138,519)	$(11,896)

6.	Marketable Securities

	2003	2002

	(In thousands)
Marketable securities at market values	$1,702	$3,151

7.	Product Inventory and Stockpiled Ore

	2003	2002

	(In thousands)
Stockpiled ore	$62,174	$—
Work in process	2,891	—
Finished goods	12,397	156

	77,462	156
Less: non-current stockpiled ore	60,736	—

	$16,726	$156

      Non-current stockpiled ore is primarily comprised of lower grade ore at Alumbrera, which will be processed later in the mine life. This inventory is valued at the lower of cost and net realizable value.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Property, Plant and Equipment

	2003			2002

		Accumulated			Accumulated
	Cost	Depletion	Net	Cost	Depletion	Net

	(In thousands)
Mineral properties
Luismin mines, Mexico	$120,736	$(6,070)	$114,666	$77,646	$(1,958)	$75,688
Peak mine, Australia	25,672	(2,518)	23,154	—	—	—
Alumbrera mine, Argentina	27,142	(2,091)	25,051	—	—	—

	173,550	(10,679)	162,871	77,646	(1,958)	75,688

Plant and equipment
Luismin mines, Mexico	42,519	(3,334)	39,185	34,280	(1,152)	33,128
Peak mine, Australia	17,726	(1,736)	15,990	—	—	—
Alumbrera mine, Argentina	246,559	(20,553)	226,006	—	—	—
Corporate, Canada	456	(261)	195	440	(198)	242

	307,260	(25,884)	281,376	34,720	(1,350)	33,370

Properties under development
Los Filos project, Mexico	93,691	—	93,691	—	—	—
El Limón project, Mexico	42,161	—	42,161	—	—	—
San Pedrito project, Mexico	3,667	—	3,667	1,838	—	1,838
Other	145	—	145	—	—	—

	139,664	—	139,664	1,838	—	1,838

	$620,474	$(36,563)	$583,911	$114,204	$(3,308)	$110,896

      Effective August 1, 2003 the Company sold the La Guitarra Mine in Mexico to Genco Resources Ltd (“Genco”) for shares and cash totaling $5,000,000. Consideration received on closing was 1,380,315 shares of Genco with a fair value of $1,000,000 and a promissory note for $4,000,000 to be repaid over eight years in cash or equivalent shares of $500,000 per annum. Due to uncertainty surrounding the collectibility of the promissory note, the repayment of the note will be recorded in operations when received.

9.	Other Non-Current Assets

	Note	2003	2002

	(In thousands)
Deferred gold put options	12(i)	$5,786	$—
Deferred debt issue costs	12(iii)	3,497	—
Other		5,084	1,255

		$14,367	$1,255

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Accounts Payable and Accrued Liabilities

	2003	2002

	(In thousands)
Accounts payable trade	$15,198	$4,032
Accrued liabilities	6,709	2,137
Accrued employee benefits	2,814	1,419
Customer payment in advance	3,396	—
Other	3,285	2,208

	$31,402	$9,796

11.	Bank Credit Line

      The Company has an Aus$5,000,000 ($3,750,000), unsecured, revolving working capital facility for its Peak Mine operations of which $nil was drawn down at December 31, 2003. The loan bears interest related to the Australian Treasury Bill rate plus 1.5% per annum.

12.	Long-Term Debt

	2003	2002

	(In thousands)
Corporate debt
Term loan(i)	$45,000	$—
Revolving working capital facility(ii)	—	—

Total bank indebtedness(iii)	45,000	—
Promissory note(iv)	19,443	—

	64,443	—
Project debt
Share of Alumbrera project debt(v)	57,980	—

	122,423	—
Less: current portion	41,000	—

	$81,423	$—

(i)	The bank term loan bears interest at LIBOR plus 2.75% and has a maturity date of June 30, 2007. Principal repayments are due on a six monthly basis, commencing December 31, 2003, and are comprised of (a) a minimum amount ($5,000,000 every six months, increasing to $7,500,000 on December 31, 2005); plus (b) 25% of the excess of the Company’s consolidated net cash flows over the consolidated debt service for the period. The Company may repay the term loan prior to maturity without penalty.

During the year, the Company entered into a gold-indexed interest rate swap transaction, whereby the effective interest rate on the bank term loan varies in relationship to the gold price. At a minimum gold price of $300 per ounce or less, the effective interest rate will be approximately 0.4% and at a maximum gold price of $410 or higher, the effective interest rate will be 9.5%. During the year, the effective rate amounted to 5.8%.

Also during the year, under the terms of the loan agreement, the Company acquired options to sell 700,000 ounces of gold at a price of $300 per ounce during the period January 2004 to June 2008. The

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost of $5,786,000 has been deferred and will be amortized against income as the options expire or are exercised. The fair value of these put options at December 31, 2003 is $2,030,000.

(ii)	The bank revolving working capital facility bears interest at LIBOR plus 3% and may be drawn down to a maximum of $25,000,000 prior to December 31, 2007, thereupon reduced to $15,000,000 until maturity date, June 30, 2008.

(iii)	The bank indebtedness is secured by corporate guarantees of Luismin and Peak. Debt issue costs of $4,242,000 have been deferred and are being amortized to earnings over the term of the debt. An amount of $745,000 has been amortized to December 31, 2003.

(iv)	The promissory note is due to Rio Algom, bears interest at LIBOR plus 2% and has a maturity date of May 30, 2005. The note is secured by the Company’s 12.5% indirect interest in Alumbrera acquired during June 2003 from Rio Algom. Principal repayments are comprised of 75% of any distributions received from Alumbrera, relating to the 12.5% interest acquired from Rio Algom. The promissory note is redeemable prior to maturity without penalty.

(v)	The Alumbrera project debt was incurred to finance the construction and operation of the Alumbrera Mine. The debt is formalized by a Common Security Agreement between Alumbrera, the owners of Alumbrera, and a consortium of commercial banks that was originally signed on February 26, 1997. The Company’s share of the remaining balance outstanding at December 31, 2003 is $57,980,000 of which $26,400,000 is current. There are certain pledges and mortgages associated with this agreement that apply to Alumbrera’s assets. The project debt is non-recourse to the Company and bears interest at LIBOR plus 1.5% to 1.75%.

Under the project debt agreement, Alumbrera is required to maintain a Senior Debt Reserve Account in a segregated offshore trust account which is used to set aside funds for the servicing of upcoming, scheduled long-term debt repayments. The Company’s 37.5% interest in these funds is disclosed in these financial statements as appropriated cash and at December 31, 2003 amounted to $8,840,000.

(vi)	Scheduled minimum repayments of the Company’s long-term debt are as follows:

	Corporate	Project	Total

	(In thousands)
2004	$14,600	$26,400	$41,000
2005	31,943	26,400	58,343
2006	15,000	5,180	20,180
2007	2,900	—	2,900

	$64,443	$57,980	$122,423

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Provision for Reclamation and Closure

(In thousands)

At January 1, 2002	$3,831
Reclamation expenditures	(685)
Provision for reclamation	47
Amounts acquired	9,072
Disposition of liability	(1,068)
Other	74

At December 31, 2002	11,271
Reclamation expenditures	(1,854)
Provision for reclamation	793
Amounts acquired	10,063
Disposition of liability	(830)
Other	161

At December 31, 2003	$19,604

      The total undiscounted amount of estimated cash flows required to settle the obligations is $29,030,000 (2002 — $13,400,000), which has been discounted using discount rates ranging from 5-7%. Reclamation obligations at the Golden Bear mine of $1,315,000 are expected to be paid over the next two years and will be funded primarily from reclamation deposits on hand. Certain obligations at Luismin amounting to $5,500,000 will be paid over the next three years and will be funded from operating cash flows. The remainder of the obligations are not expected to be paid within the foreseeable future and will be funded from operating cash flows at the time.

14.	Future Employee Benefits and Other

	2003	2002

	(In thousands)
Defined benefit pension plan	$2,796	$3,008
Deferred employee profit sharing	5,549	2,344
Other	2,489	—

	$10,834	$5,352

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has a defined benefit pension plan for certain Mexican employees. Information on this plan is as follows:

	2003	2002	2001

	(In thousands)
Change in plan assets
Fair value of plan assets, beginning of year	$228	$—	$—
Increase due to acquisition of Luismin (Note 3)	—	180	—
Actual return on plan assets	16	70	—
Benefits paid	—	(14)	—
Contributions	463	—	—
Foreign exchange rate changes	(34)	(8)	—

Fair value of plan assets, end of year	$673	$228	$—

Projected benefit obligation
Benefit obligations, beginning of year	$3,147	$—	$—
Increase due to acquisition of Luismin (Note 3)	—	3,029	—
Service cost	259	149	—
Benefits paid	—	(14)	—
Interest cost	244	135	—
Foreign exchange rate changes	(257)	(123)	—
Plan amendment/past service cost	649	—	—
Actuarial (gain) loss	62	(29)	—

Benefit obligations, end of year	$4,104	$3,147	$—

Excess of projected benefit obligation over plan assets	$3,431	$2,919	$—
Unamortized past service costs	(649)	—	—
Unamortized net actuarial gain	14	89	—

Accrued net pension liability	$2,796	$3,008	$—

Employee future benefits expense
Service cost	$259	$149	$—
Interest cost	244	135	—
Expected return on assets	(25)	(8)	—

Net expense	$478	$276	$—

Significant assumptions used
Discount rate	9%	9%	—
Expected long-term rate of return on plan assets	9%	9%	—
Rate of compensation increase	6%	6%	—
Estimated average remaining service life	12 years	11 years	—

      The Company has a defined contribution pension plan for certain Australian employees. The current service cost for 2003 was $552,000 (2002 — $nil; 2001 — $nil).

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Shareholders’ Equity

(a)	Shares issued

      In May 2001 the Company completed a private placement of 11,000,000 special warrants at a price of Cdn$0.50 per special warrant (Cdn$0.55 for persons associated with the Company) for gross proceeds of $3,456,000. Each special warrant was exchangeable, for no additional consideration, into one common share and one common share purchase warrant. Each share purchase warrant was exercisable into one common share at a price of Cdn$0.75 per share until May 23, 2003. The Company committed to spend $1,052,000 of these proceeds on exploration eligible for flow-through expenditures and these expenditures were subsequently made in 2002. In 2002 and 2001, special warrants in the amounts of 9,910,000 and 1,090,000 respectively were converted to shares and share purchase warrants.

      In May 2002 the Company completed a private placement to finance the Luismin purchase (Note 3) whereby 110,000,000 special warrants were issued at a price of Cdn$1.15 per special warrant for total proceeds of $82,068,000. Each special warrant entitled the holder to acquire, without further payment, one common share of the Company and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to acquire one common share of the Company at a price of Cdn$1.65 per share for a period of five years following the closing. The special warrants were subsequently converted to shares and share purchase warrants during 2002.

      In February 2003, the Company issued and sold 230,000,000 subscription receipts at Cdn$1.45 per subscription receipt by way of a private placement for gross proceeds of $217,952,000 (Cdn$333,500,000) less agents’ commissions and expenses of $15,934,000. Each subscription receipt was subsequently converted into one common share and one-quarter of one common share purchase warrant, where one whole share purchase warrant entitles the holder to purchase one common share at a price of Cdn$1.65 before May 30, 2007. The proceeds from this private placement were used to finance the acquisition of a 25% indirect interest in Alumbrera and 100% of Peak.

      In August 2003 the Company issued and sold 47,619,049 units at Cdn$2.10 per unit for gross proceeds of $72,457,000 (Cdn$100,000,000) less agents’ commissions and expenses of $4,514,000. Each unit was subsequently converted into one common share and one half of one Series “B” common share purchase warrant, where one whole share purchase warrant entitles the holder to purchase one common share at a price of Cdn$3.10 before August 25, 2008.

      In October 2003 the Company issued and sold 38,100,000 units of the Company at Cdn$3.15 per unit for gross proceeds of $89,490,000 (Cdn$120,015,000) less agent’s commissions and expenses of approximately $5,103,000. Each unit was subsequently converted into one common share and one half of one Series “B” common share purchase warrant, where one whole share purchase warrant entitles the holder to purchase one common share at a price of Cdn$3.10 before August 25, 2008.

      In October 2003, 11,355,113 of the Company’s common shares were issued as further consideration for Luismin (Note 3).

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	Warrants

      A summary of the Company’s warrants at December 31, 2003, 2002, and 2001 and the changes for the years ending on those dates is presented below:

		Weighted
	Warrants	Average Exercise
	Outstanding	Price (Cdn$)

At January 1, 2001	2,000,000	$1.00
Issued on exercise of special warrants	1,090,000	0.75

At December 31, 2001	3,090,000	0.91
Issued on exercise of special warrants	64,909,997	1.51
Exercised	(3,450,000)	0.89

At December 31, 2002	64,549,997	1.52
Issued in connection with issuance of shares	100,359,522	2.27
Exercised	(9,601,400)	0.76

At December 31, 2003	155,308,119	$2.05

      The following table summarizes information about the warrants outstanding at December 31, 2003:

	Warrants	Exercise Price
Expiry Date	Outstanding	(Cdn$)

May 30, 2007	112,461,095	$1.65
August 25, 2008	42,847,024	3.10

	155,308,119

(c)	Share purchase options

      The Company has established a share purchase option plan whereby the Company’s directors may from time to time grant options to directors, employees or consultants. The maximum term of any option may be ten years, but generally options are granted for five years or less. The exercise price of an option is not less than the closing price on the Toronto Stock Exchange on the last trading day preceding the grant date. At December 31, 2003 there were 2,057,566 (2002 — 4,818,000) options available for grant under the plan.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the Company’s options at December 31, 2003, 2002 and 2001 and the changes for the years ending on those dates is presented below:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price (Cdn$)

At January 1, 2001	5,194,263	$0.49
Granted	5,342,058	0.50
Exercised	(1,988,520)	0.35
Expired	(1,900,800)	0.47
Forfeited	(528,487)	0.86

At December 31, 2001	6,118,514	0.52
Granted	3,646,000	1.16
Exercised	(1,355,224)	0.53
Expired	(20,400)	0.29
Forfeited	(130,000)	1.08

At December 31, 2002	8,258,890	0.79
Granted	22,965,000	2.20
Exercised	(6,620,694)	1.09
Forfeited	(132,333)	1.24

At December 31, 2003	24,470,863	$2.03

      The following table summarizes information about the options outstanding at December 31, 2003:

		Weighted	Weighted		Weighted	Weighted
		Average Exercise	Average		Average Exercise	Average
		Price of Options	Remaining		Price of Options	Remaining Life
Exercise	Options	Outstanding	Contractual	Options	Exercisable	of Options
Prices (Cdn$)	Outstanding	(Cdn$)	Life	Exercisable	(Cdn$)	Exercisable

$0.35 to $0.86	2,221,202	$0.53	1.6 years	2,221,202	$0.53	1.6 years
$1.10 to $1.92	13,379,661	1.47	3.7 years	12,491,667	1.49	3.7 years
$3.25	8,870,000	3.25	4.9 years	8,870,000	3.25	4.9 years

	24,470,863	$2.03	4.0 years	23,582,869	$2.06	4.0 years

      Share purchase options with a fair value of $467,000 were granted to non-employees in 2003 (2002 — $93,000; 2001 — $317,000). The compensation expense (2003 — $467,000; 2002 — $199,000; 2001 — $211,000) is charged to operations over the vesting period.

      The following table summarizes information about options granted during 2003:

		Share Purchase	Exercise Price
Date Granted	Expiry Date	Options Granted	(Cdn$)

February 2003	February 2006	4,445,000	$1.40
June 2003	June 2008	9,450,000	1.60
August 2003	August 2008	200,000	1.92
November 2003	November 2008	8,870,000	3.25

		22,965,000

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma compensation expense

      If the Company had included share purchase options granted to employees in the calculation of compensation expense, net earnings would be as follows:

	2003	2002	2001

	(In thousands, except
	per share amounts)
Net earnings (loss)	$57,659	$5,602	$(10,733)
Compensation expense of employees	(15,925)	(923)	(415)

Pro forma net earnings (loss)	$41,734	$4,679	$(11,148)

Pro forma basic and diluted earnings (loss) per share	$0.10	$0.03	$(0.19)

      Pro forma compensation expense is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company’s share price of 60% (2002 — 70%; 2001 — 62%;), an annual risk free interest rate of 4% (2002 — 5%; 2001 — 5%) and expected lives of three years (2002 — five years). The weighted average fair value of options granted to directors, officers and employees during 2003 was $0.69 (2002 — $0.45; 2001 — $0.15).

16.	Supplemental Cash Flow Information

	Note	2003	2002	2001

		(In thousands)
Change in non-cash working capital
Accounts receivable		$12,235	$(516)	$(181)
Product inventory and stockpiled ore		(8,220)	501	1,314
Supplies inventory		(1,524)	130	65
Accounts payable and accrued liabilities		4,282	(2,098)	318
Income taxes payable		370	38	—
Other		(554)	(296)	107

		$6,589	$(2,241)	$1,623

Non-cash financing and investing activities
Promissory note issued	12(iv)	$25,000	$—	$—
Shares issued on acquisition of Luismin	3(a)	22,367	6,805	—
Shares issued on conversion of special warrants	15	—	85,178	346
Common shares issued to pay royalties		—	—	356
Marketable securities received on sale of property, plant and equipment		1,263	207	2,636
Operating activities included the following cash payments
Interest paid		$4,357	$120	$13
Income taxes paid		489	227	104

17.	Related Party Transactions

      Consulting and other expenses for 2003 of $2,288,000 (2002 — $1,512,000; 2001 — $373,000) were paid to corporations with directors in common and $nil (2002 — $nil; 2001 — $13,000) to a director of the Company. Restructuring expenses of $nil (2002 — $nil; 2001 — $80,000) were paid to corporations with common directors or ex-directors. Administration expenses for 2003 of $nil were recovered from companies

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with directors in common (2002 — $10,000; 2001 — $32,000). All transactions with related parties have been recorded at the exchange amounts which approximate fair values.

      In connection with the private placement in May 2001, the Company entered into an agreement with Endeavour Financial Corporation (“Endeavour”). Corporations and persons associated with Endeavour purchased most of the private placement and Endeavour arranged the private placement. The original agreement was to May 2002 and has been subsequently extended on a monthly basis. The agreement requires the Company to pay $10,000 per month and a success fee to be negotiated based on the value of any acquisitions, dispositions and financings. Two directors of Endeavour are directors of the Company.

18.	Commitments

      Commitments exist at Alumbrera and Peak for capital expenditures in 2004 of $2,132,000. The Company rents premises and leases equipment under operating leases that expire over the next nine years. Operating lease expense in 2003 was $2,154,000 (2002 — $880,000; 2001 — $125,000). Following is a schedule of future minimum rental and lease payments required:

(In thousands)

2004	$1,616
2005	831
2006	329
2007	204
2008	166

3,146
Thereafter	624

Total minimum payments required	$3,770

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Segmented Information

      The Company’s reportable operating and geographical segments are summarized in the table below. Information pertaining to Luismin, Los Filos and El Limón is reported as one segment, being “Mexico”. Combined statements of operations include the Company’s 37.5% interest in Alumbrera as if it had been proportionately consolidated at 25% from March 18 to June 23, 2003, and then at 37.5% from June 24, 2003.

	2003

	Mexico	Australia	Argentina	Corporate	Consolidated	Adjustments	Argentina	Combined

	(In thousands)
Statements of Operations
Sales	$66,251	$36,475	$109,907	$—	$212,633	$(109,907)	$142,141	$244,867

Cost of sales	34,422	24,301	33,231	—	91,954	(33,231)	45,795	104,518
Depreciation and depletion	6,242	4,254	21,897	—	32,393	(21,897)	29,589	40,085
Other	259	1,270	2,976	—	4,505	(2,976)	3,784	5,313

	40,923	29,825	58,104	—	128,852	(58,104)	79,168	149,916

Earnings from mining operations	25,328	6,650	51,803	—	83,781	(51,803)	62,973	94,951

General and administrative expenses	(4,816)	—	—	(4,838)	(9,654)	—	—	(9,654)
Interest and finance fees	(264)	(46)	(1,919)	(2,089)	(4,318)	1,919	(3,043)	(5,442)
Other (expenses) income	(1,665)	156	1,304	5,775	5,570	(1,304)	1,721	5,987
Equity in earnings of Minera Alumbrera Ltd	—	—	—	7,324	7,324	(7,324)	—	—

Earnings before income taxes	18,583	6,760	51,188	6,172	82,703	(58,512)	61,651	85,842
Income tax (expense) recovery	(7,781)	(1,483)	(15,356)	(424)	(25,044)	15,356	(18,495)	(28,183)

Net earnings	$10,802	$5,277	$35,832	$5,748	$57,659	$(43,156)	$43,156	$57,659

	2003

	Mexico	Australia	Argentina	Corporate	Consolidated

	(In thousands)
Balance Sheets
Cash and cash equivalents	$7,762	$521	$56,054	$87,541	$151,878
Other current assets	9,520	5,666	56,420	1,296	72,902
Property, plant and equipment	293,370	39,144	251,057	340	583,911
Other non-current assets	4,619	6,098	59,170	12,427	82,314

	$315,271	$51,429	$422,701	$101,604	$891,005

Current liabilities other than long-term debt	$10,932	$5,418	$18,345	$1,601	$36,296
Long-term debt	—	—	57,980	64,443	122,423
Other non-current liabilities	99,240	7,767	67,847	1,314	176,168
Inter-company balances	189,307	32,967	235,373	(457,647)	—
Shareholders’ equity	15,792	5,277	43,156	491,893	556,118

	$315,271	$51,429	$422,701	$101,604	$891,005

Capital asset expenditures	$15,780	$9,653	$3,411	$166	$29,010

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002			2001

	Mexico	Corporate	Consolidated	Corporate	Other	Consolidated

	(In thousands)
Statements of Operations
Sales	$34,693	$—	$34,693	$9,010	$—	$9,010

Cost of sales	19,355	—	19,355	5,452	—	5,452
Depreciation and depletion	3,028	—	3,028	324	—	324
Other	75	—	75	1,731	—	1,731

	22,458	—	22,458	7,507	—	7,507

Earnings from mining operations	12,235	—	12,235	1,503	—	1,503

General and administrative expenses	(3,899)	(2,430)	(6,329)	(2,516)	—	(2,516)
Interest and finance fees	(82)	(405)	(487)	(13)	—	(13)
Other (expenses) income	(653)	3,289	2,636	(3,252)	(6,301)	(9,553)

Earnings (loss) before income taxes	7,601	454	8,055	(4,278)	(6,301)	(10,579)
Income tax (expense) recovery	(2,611)	158	(2,453)	(154)	—	(154)

Net earnings (loss)	$4,990	$612	$5,602	$(4,432)	$(6,301)	$(10,733)

	2002

	Mexico	Corporate	Consolidated

	(In thousands)
Balance Sheets
Cash and cash equivalents	$6,223	$16,713	$22,936
Other current assets	9,064	2,334	11,398
Property, plant and equipment	110,654	$242	110,896
Other non-current assets	5,613	1,255	6,868

	$131,554	$20,544	$152,098

Current liabilities	$9,402	510	9,912
Other non-current liabilities	32,009	2,123	34,132
Inter-company balances	85,153	(85,153)	—
Shareholders’ equity	4,990	103,064	108,054

	$131,554	$20,544	$152,098

Capital asset expenditures	$4,681	$533	$5,214

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Differences in Generally Accepted Accounting Principles Between Canada and The United States

      These financial statements are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The differences between Canadian GAAP and accounting principles generally accepted in the United States (“US GAAP”) as they relate to these financial statements are summarized below:

	2003

		Alumbrera
	Canadian	Equity	US GAAP
	GAAP	Adjustment(a)	Adjustments		US GAAP

	(In thousands, except per share amounts)
Consolidated Statements of Operations
Sales	$212,633	$(109,907)	$—		$102,726

Cost of sales	91,954	(33,231)	—		58,723
Depreciation and depletion	34,171	(21,897)	3,548	(c)	15,822
Royalties and reclamation	4,505	(2,976)	—		1,529
General and administrative expenses	9,654	—	—		9,654
Other income	(7,348)	1,304	—		(6,044)

	132,936	(56,800)	3,548		79,684

Earnings from operations	79,697	(53,107)	(3,548)		23,042
Interest and finance fees	(4,318)	1,919	—		(2,399)
Loss on derivative instruments	—	—	(2,121	)(e)	(2,121)
Equity in earnings of Minera Alumbrera Ltd	7,324	35,832	(1,615	)(e)	41,541

Earnings before income taxes	82,703	(15,356)	(7,284)		60,063
Income tax (expense) recovery	(25,044)	15,356	1,678	(d)	(8,010)

Net earnings	$57,659	$—	$(5,606)		$52,053

Marketable securities	—	—	(1,048	)(b)	(1,048)

Comprehensive income	$57,659	$—	$(6,654)		$51,005

Earnings per share — basic	$0.14				$0.13

Earnings per share — diluted	$0.13				$0.12

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002

		Alumbrera
	Canadian	Equity	US GAAP		US
	GAAP	Adjustment(a)	Adjustments		GAAP

	(In thousands, except per share amounts)
Consolidated Statements of Operations
Sales	$34,693	$—	$—		$34,693

Cost of sales	19,355	—	—		19,355
Depreciation and depletion	3,136	—	1,166	(c)	4,302
Royalties and reclamation	75	—	—		75
General and administrative expenses	6,329	—	—		6,329
Other income	(2,744)	—	—		(2,744)

	26,151	—	1,166		27,317

Earnings from operations	8,542	—	(1,166)		7,376
Interest and finance fees	(487)	—	—		(487)

Earnings before income taxes	8,055	—	(1,166)		6,889
Income tax expense	(2,453)	—	373	(d)	(2,080)

Net earnings	$5,602	$—	$(793)		$4,809

Marketable securities	—	—	1,247	(b)	1,247

Comprehensive income	$5,602	$—	$454		$6,056

Earnings per share — basic	$0.04				$0.04

Earnings per share — diluted	$0.04				$0.03

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001

		Alumbrera
	Canadian	Equity	US GAAP
	GAAP	Adjustment(a)	Adjustments		US GAAP

	(In thousands, except per share amounts)
Consolidated Statements of Operations
Sales	$9,010	$—	$—		$9,010

Cost of sales	5,452	—	—		5,452
Depreciation and depletion	349	—	—		349
Royalties and reclamation	1,731	—	—		1,731
General and administrative expenses	2,516	—	—		2,516
Other expenses	9,528	—	589	(f,j)	10,117

	19,576	—	589		20,165

Loss from operations	(10,566)	—	(589)		(11,155)
Interest and finance fees	(13)	—	—		(13)
Gain on derivative instruments	—	—	143	(e)	143

Loss before income taxes	(10,579)	—	(446)		(11,025)
Income tax expense	(154)	—	(4	)(d)	(158)

Net loss	$(10,733)	$—	$(450)		$(11,183)

Marketable securities	—	—	346	(b)	346
Foreign exchange translation adjustment	—		(1,226	) (j)	(1,226)

Comprehensive loss	$(10,733)	$—	$(1,330)		$(12,063)

Loss per share — basic and diluted	$(0.18)				$(0.19)

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003

		Alumbrera
	Canadian	Equity	US GAAP
	GAAP	Adjustment(a)	Adjustments		US GAAP

	(In thousands)
Consolidated Balance Sheets
Cash and cash equivalents	$151,878	$(56,054)	$—		$95,824
Accounts receivable (net of $89 allowance)	31,824	(25,129)	—		6,695
Other current assets	41,078	(31,291)	560	(b)	10,347

Total Current Assets	224,780	(112,474)	560		112,866
Property, plant and equipment	583,911	(251,057)	(4,714	) (c)	328,140
Investment in Minera Alumbrera Ltd	—	278,529	(1,615	) (e)	276,914
Other non-current assets	82,314	(59,170)	(2,121	) (e)	21,023

Total Assets	$891,005	$(144,172)	$(7,890)		$738,943

Current liabilities other than long-term debt	$36,296	$(18,345)	$—		$17,951
Current portion of long-term debt	41,000	(26,400)	—		14,600

Total Current Liabilities	77,296	(44,745)	—		32,551
Long-term debt	81,423	(31,580)	—		49,843
Other non-current liabilities	176,168	(67,847)	(2,051	) (d)	106,270

Total Liabilities	334,887	(144,172)	(2,051)		188,664
Total Shareholders’ equity	556,118	—	(5,839)		550,279

Total Liabilities and Shareholders’ Equity	$891,005	$(144,172)	$(7,890)		$738,943

	2002

		Alumbrera
	Canadian	Equity	US GAAP
	GAAP	Adjustment(a)	Adjustments		US GAAP

	(In thousands)
Consolidated Balance Sheets
Cash and cash equivalents	$22,936	$—	$—		$22,936
Accounts receivable (net of $73 allowance)	5,617	—	—		5,617
Other current assets	5,781	—	1,608	(b)	7,389

Total Current Assets	34,334	—	1,608		35,942
Property, plant and equipment	110,896	—	(1,166	) (c)	109,730
Other non-current assets	6,868	—	—		6,868

Total Assets	$152,098	$—	$442		$152,540

Total Current Liabilities	$9,912	$—	$—		$9,912
Other non-current liabilities	34,132	—	(373	)(d)	33,759

Total Liabilities	44,044	—	(373)		43,671
Total Shareholders’ equity	108,054	—	815		108,869

Total Liabilities and Shareholders’ Equity	$152,098	$—	$442		$152,540

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Share Purchase		Share
	Common Shares		Special Warrants		Warrants		Purchase			Retained
							Options	Contributed	Comprehensive	Earnings
	Shares	Amount	Warrants	Amount	Warrants	Amount	Amount	Surplus	Income	(Deficit)	Total

	(dollars, shares and warrants in thousands)
Consolidated Statements of Shareholders’ Equity
At January 1, 2001	52,729	$28,410	—	—	2,000	$242	$80	$675	$(607)	$(4,352)	$24,448
Shares issued for royalty payments	900	366	—	—	—	—	—	—	—	—	366
Special warrants issued	—	—	11,000	3,557	—	—	—	—	—	—	3,557
Special warrants exercised	1,090	200	(1,090)	(356)	1,090	156	—	—	—	—	—
Stock options exercised	1,989	450	—	—	—	—	—	—	—	—	450
Shares repurchased and cancelled	(107)	(52)	—	—	—	—	—	29	—	—	(23)
Share issue costs	—	(384)	—	—	—	—	—	—	—	—	(384)
Fair value of stock options issued	—	—	—	—	—	—	326	—	—	—	326
Marketable securities	—	—	—	—	—	—	—	—	346	—	346
Foreign currency translation	—	—	—	—	—	—	—	—	(1,226)	—	(1,226)
Net loss	—	—	—	—	—	—	—	—	—	(11,183)	(11,183)

At December 31, 2001	56,601	28,990	9,910	3,201	3,090	398	406	704	(1,487)	(15,535)	16,677
Special warrants issued	—	—	110,000	82,068	—	—	—	—	—	—	82,068
Special warrants exercised	119,910	66,246	(119,910)	(85,269)	64,910	19,023	—	—	—	—	—
Stock options exercised	1,355	411	—	—	—	—	—	—	—	—	411
Warrants exercised	3,450	2,454	—	—	(3,450)	(444)	—	—	—	—	2,010
Shares issued on acquisition of Luismin	9,084	6,805	—	—	—	—	—	—	—	—	6,805
Share issue costs	—	(5,251)	—	—	—	—	—	—	—	—	(5,251)
Fair value of stock options issued	—	—	—	—	—	—	93	—	—	—	93
Marketable securities	—	—	—	—	—	—	—	—	1,247	—	1,247
Net earnings	—	—	—	—	—	—	—	—	—	4,809	4,809

At December 31, 2002	190,400	99,655	—	—	64,550	18,977	499	704	(240)	(10,726)	108,869
Share options exercised	6,621	5,431	—	—	—	—	—	—	—	—	5,431
Warrants exercised	9,602	6,542	—	—	(9,602)	(1,350)	—	—	—	—	5,192
Shares issued	327,074	357,896	—	—	100,360	44,370	—	—	—	—	402,266
Share issue costs	—	(22,951)	—	—	—	—	—	—	—	—	(22,951)
Fair value of stock options issued	—	—	—	—	—	—	467	—	—	—	467
Marketable securities	—	—	—	—	—	—	—	—	(1,048)	—	(1,048)
Net earnings	—	—	—	—	—	—	—	—	—	52,053	52,053

At December 31, 2003	533,697	$446,573	$—	$—	155,308	$61,997	$966	$704	$(1,288)	$41,327	$550,279

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

	(In thousands)
Consolidated Statements of Cash Flows
Operating activities
Operating activities under Canadian GAAP	$126,678	$4,361	$1,691
Alumbrera equity adjustment(a)	(57,801)	—	—
Foreign exchange translation adjustment(j)	—	—	58

Operating activities under US GAAP	$68,877	$4,361	$1,749

Financing activities
Financing activities under Canadian GAAP	$375,024	$79,238	$3,497
Alumbrera equity adjustment(a)	19,362	—	—
Foreign exchange translation adjustment(j)	—	—	102

Financing activities under US GAAP	$394,386	$79,238	$3,599

Investing activities
Investing activities under Canadian GAAP	$(372,760)	$(62,398)	$(14,486)
Alumbrera equity adjustment(a)	(17,615)	—	—
Foreign exchange translation adjustment(j)	—	—	(431)

Investing activities under US GAAP	$(390,375)	$(62,398)	$(14,917)

Effect of foreign exchange on cash and cash equivalents	$—	$—	$(414)

(a)	Joint Venture

      Under Canadian GAAP, the Company has accounted for its joint venture interest in Alumbrera on a proportionate consolidation basis. Under US GAAP, the Company is required to equity account for its investment in Alumbrera and record in earnings its proportionate share of Alumbrera net income in accordance with US GAAP.

(b)	Marketable securities

      Marketable securities are carried at the lower of cost and market value under Canadian GAAP. Under Statement of Financial Accounting Standards (“SFAS”) No. 115, portfolio investments classified as available-for-sale securities are recorded at market value. The resulting gains or losses are included in the determination of other comprehensive income.

(c)	Depreciation and depletion

      Under Canadian GAAP, depletion expense is calculated in reference to proven and probable reserves and a portion of resources, whereas under US GAAP, depletion expense is calculated in reference to proven and probable reserves only.

(d)	Income taxes

      Under Canadian GAAP, future income taxes are calculated based on enacted or substantially enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended December 31, 2003, 2002 and 2001.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      US GAAP adjustments have been tax affected based on enacted or substantially enacted statutory tax rates applicable to the relevant jurisdiction.

(e)	Accounting for derivative instruments and hedging activities

      SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000 and standardizes the accounting for derivative instruments. The Company has chosen, for US GAAP purposes, to mark its foreign exchange, gold and interest rate derivative contracts to market. The Company’s put options on future gold production have been excluded from the mark-to-market calculation as it expects to deliver into these contracts in the normal course of business.

(f)	Share purchase warrants

      The Company, from time to time, issues special warrants which are normally comprised of a common share and either a whole or portion of a share purchase warrant. The special warrant is issued at the current market value of the common share and the share purchase warrant is normally exercisable at or higher than market value. Under Canadian GAAP the proceeds of the special warrant are allocated to the common share with no value being assigned to the share purchase warrant. Under US GAAP the gross proceeds would be allocated between the shares and warrants based on the relative fair value of the special warrant components at the date the Company has a contractual liability to issue the special warrants.

      Prior to 2001, the Company issued share purchase warrants in connection with the acquisition of a mineral property and the issuance of debt. Under Canadian GAAP, no values were assigned to these purchase warrants. Under US GAAP, these warrants would be recorded at their fair values and be recorded as additional paid in capital at the date of issuance.

(g)	Stock-based compensation

      For US GAAP purposes the Company accounts for stock-based compensation to employees and directors under Accounting Principles Board Opinion No 25, Accounting for Stock Issued to Employees, (“APB No. 25”), using the intrinsic value based method whereby compensation expense is recorded for the excess, if any, of the quoted market price at the date granted over the exercise price. No compensation cost has been recorded in 2003, 2002 and 2001, respectively, under this method.

      SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the vesting period. SFAS No. 123, however, allows the Company to continue to measure the compensation expense of employees in accordance with APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123.

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following pro forma financial information presents the net earnings (loss) for the years ended December 31 and the earnings (loss) per share had the Company adopted SFAS 123 for all stock options issued to directors, officers and employees.

	2003	2002	2001

	(In thousands)
Net earnings (loss) for the period under US GAAP	$52,053	$4,809	$(11,183)
Additional stock-based compensation expense (Note 15 (c))	(15,925)	(923)	(415)

Pro forma net earnings (loss)	$36,128	$3,886	$(11,598)

Pro forma basic earnings (loss) per share	$0.09	$0.03	$(0.19)

Pro forma diluted earnings (loss) per share	$0.08	$0.03	$(0.19)

(h)	Financial statement presentation

      For US GAAP purposes, the measure “Earnings from mining operations” is not a recognized term and would therefore not be presented. Instead, “Earnings from operations” has been calculated as net earnings (loss), before interest and finance fees, derivative instruments, equity in earnings of Minera Alumbrera Ltd and income taxes.

(i)	Flow-through shares

      Under Canadian GAAP, flow-through shares are recorded at their face value, net of related issuance costs. When eligible expenditures are made, the carrying value of these expenditures may exceed their tax value. The tax effect of this temporary difference is recorded as a cost of issuing the shares.

      The Financial Accounting Standards Board (“FASB”) staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of deferred tax liability and the liability recognized on issuance. The flow-through shares issued during 2001 were granted at the fair value of existing non flow-through shares. As such, no liability was recognized for the difference between the quoted price of the existing shares and the amount paid for the flow-through shares.

(j)	Foreign currency translation

      Under Canadian GAAP, as a result of the Company’s adoption of the US dollar as its functional currency, the Company’s consolidated financial statements for the year ended December 31, 2001, have been translated from Canadian dollars into US dollars at a rate of $1 to $1.5935.

      Under US GAAP, this change in the functional currency would require a restatement of the Company’s financial statements whereby monetary assets and liabilities of the Company would be translated into US dollars at the exchange rate in effect at the balance sheet date and non-monetary assets, liabilities and share capital at the exchange rates in effect at the time of acquisition or issue. Revenues, expenses and financing and investing activities would be translated at rates approximating exchange rates in effect at the time of the transactions.

      Under Canadian GAAP, the Company’s foreign currency denominated subsidiaries were translated into Canadian dollars whereby monetary items were translated at the rate of exchange in effect at the balance sheet

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date and non-monetary items were translated at historical exchange rates. The resulting Canadian dollar denominated subsidiary statements were translated into US dollars at a rate of $1 to $1.5935. Under US GAAP, the Company’s foreign currency denominated subsidiaries would be translated using the method whereby assets and liabilities would be translated at foreign exchange rates in effect at the balance sheet date and revenues and expenses would be translated at average foreign exchange rates in effect during the period. Adjustments arising from the translation of the Company’s foreign currency denominated subsidiaries would be deferred and recorded under a separate component of Shareholders’ Equity.

(k)	Pro forma information on business combinations

      Under US GAAP, SFAS 141 requires disclosure of certain pro forma information when a business combination is effected. The following table presents the unaudited pro forma results of operations for informational purposes, assuming that the Company had acquired Alumbrera and Peak at the beginning of 2002 and Luismin at the beginning of 2001:

	2003	2002	2001

	(In thousands)
Sales	$110,413	$99,540	76,996
Net earnings (loss)	75,149	25,181	(5,903)
Pro forma basic earnings (loss) per share	$0.18	$0.07	$(0.03)
Pro forma diluted earnings (loss) per share	$0.17	$0.07	$(0.03)

      The pro forma results of operations give effect to certain adjustments including the increase in depletion, depreciation and amortization resulting from adjustments to asset carrying values on the acquisitions of Alumbrera, Peak and Luismin. The pro forma basic and diluted earnings per share have been calculated assuming the special warrants and common shares issued in connection with the acquisitions of Alumbrera and Peak, and Luismin were issued at the beginning of 2002 and 2001 respectively. This information may not be necessarily indicative of the future combined results of operations of the Company.

(l)	Recently released accounting standards

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. SFAS No. 150 requires certain financial instruments that were accounted for as equity under previous guidance to now be accounted for as liability. SFAS No. 150 applies to mandatory redeemable stock and certain financial instruments that require or may require settlement by transferring cash or other assets. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not issued any financial instruments that fall under the scope of SFAS No. 150 and does not expect that the adoption of this statement will have a material impact on the Company’s financial position or results of operations.

      In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. In general, this statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company is in the process of evaluating the impact the adoption of SFAS No. 149 will have on its consolidated financial position or results of operations.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a

WHEATON RIVER MINERALS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. It is not expected that the adoption of FIN No. 46 will have a material effect on the Company’s financial position or results of operations.

21.	Subsequent Events

(a)	Acquisition of Amapari gold development project

      On January 9, 2004 the Company acquired a 100% interest in the Amapari gold development project in Brazil for total consideration of $113.5 million including acquisition costs. Of the purchase price, $25 million was paid in cash and the remainder by way of 33 million Wheaton common shares and 21.5 million Series “B” common share purchase warrants.

      The acquisition of Amapari has been accounted for using the purchase method. The preliminary allocation of the purchase price is summarized in the table below.

(In thousands)

Purchase price:
Cash paid	$25,000
Shares and share purchase warrants issued	87,300
Acquisition costs	1,200

$113,500

Net assets acquired:
Cash	$300
Non-cash working capital	(2,000)
Property, plant and equipment	130,400
Debt, due in 2004	(15,200)

$113,500

(b)	Proposed combination with IAMGOLD Corporation

      On March 30, 2004, the Company announced a proposed combination with IAMGOLD Corporation (“IAMGOLD”) that will be completed by way of a plan of arrangement whereby each share of the Company will be exchanged for 0.55 of an IAMGOLD share. As a result of the proposed transaction, the combined company will be held 68% by existing Wheaton shareholders and 32% by existing IAMGOLD shareholders (74% and 26% respectively, on a fully diluted basis). The combination is subject to due diligence, to be concluded before April 30, 2004 whereupon the parties will enter into a definitive agreement. The combination is subject to receipt of all requisite regulatory approvals, third party consents and other conditions customary in transactions of this nature. The combination must be approved by at least two-thirds of the votes cast by the shareholders of Wheaton and by a majority of the votes cast by the shareholders of IAMGOLD. The shareholder meetings are expected to be held in June 2004, with the transaction expected to close shortly thereafter. If the combination does not occur as a result of one of the parties accepting a superior proposal from a competing bidder then the party which accepted the superior proposal will be required to pay a fee equal to three percent of its market capitalization to the other party.

WHEATON RIVER MINERALS LTD

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

      The following should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2003 and related notes thereto which have been prepared in accordance with Canadian generally accepted accounting principles. All figures are in United States dollars unless otherwise noted.

2003 HIGHLIGHTS

•	Net earnings of $57.7 million ($0.14 per share) compared with $5.6 million ($0.04 per share) in 2002.

•	Operating cash flows of $126.7 million (2002 — $4.4 million).

•	Sales of 450,100 gold equivalent ounces and 113.7 million pounds of copper (2002 — 106,300 gold equivalent ounces).

•	Total cash costs of $61 per gold equivalent ounce (2002 — $182).

•	The Company remains unhedged to increases in gold, copper and silver prices.

•	Cash and cash equivalents at December 31, 2003 of $151.9 million (2002 — $22.9 million) and working capital of $147.5 million (2002 — $24.4 million).

Overview

      Wheaton River Minerals Ltd. (“Wheaton” or the “Company”) is a growth-oriented precious metals mining company with operations in Mexico, Argentina, Brazil and Australia.

      During 2003, Wheaton acquired a 37.5% interest in the world-class Alumbrera gold/copper mine in Argentina and 100% of the Peak gold mine in Australia. In addition, the Company acquired the Los Filos gold project in Mexico and, on January 9, 2004, the Amapari gold project in northern Brazil.

      On March 30, 2004, the Company announced a proposed combination with IAMGold Corporation (“IAMGold”) that will be completed by way of a plan of arrangement whereby each share of the Company will be exchanged for 0.55 of an IAMGold share. As a result of the proposed transaction, the combined company will be held 68% by existing Wheaton shareholders and 32% by existing IAMGold shareholders (74% and 26% respectively, on a fully diluted basis). The combination is subject to receipt of all requisite regulatory approvals, third party consents and other conditions customary in transactions of this nature. The combination must be approved by at least two-thirds of the votes cast by the shareholders of Wheaton and by a majority of the votes cast by the shareholders of IAMGold. The shareholder meetings are expected to be held in June 2004, with the transaction expected to close shortly thereafter. If the combination does not occur as a result of one of the parties accepting a superior proposal from a competing bidder then the party which accepted the superior proposal will be required to pay a fee equal to three percent of its market capitalization to the other party.

Summarized Financial Results

	2003	2002	2001

	(Notes 2 and 3)	(Note 4)	(Note 5)
Sales ($000’s)	$212,633	$34,693	$9,010
• Gold (ounces)	369,300	59,700	33,700
• Silver (ounces)	6,054,200	3,208,900	—
• Gold equivalent (ounces) (Note 1)	450,100	106,300	33,700
• Copper (lbs)	113,718,700	—	—
Net earnings (loss) ($000’s)	$57,659	$5,602	$(10,733)
Earnings (loss) per share
— basic	$0.14	$0.04	$(0.18)
— diluted	$0.13	$0.04	$(0.18)
Cash flow from operations ($000’s)	$126,678	$4,361	$1,691
Average realized gold price ($’s per ounce)	$365	$326	$278
Average realized silver price ($’s per ounce)	$4.88	$4.55	$—
Average realized copper price ($’s per lb)	$0.86	$—	$—
Total cash costs (per gold equivalent ounce) (Note 6)	$61	$182	$173
Cash and cash equivalents ($000’s)	$151,878	$22,936	$1,735
Total assets ($000’s)	$891,005	$152,098	$21,207
Long-term debt ($000’s)	$122,423	$—	$—
Shareholders’ equity ($000’s)	$556,118	$108,054	$16,316

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the year ended December 31, 2003 the equivalency ratio was 75 (2002 — 69) ounces of silver equals one ounce of gold sold.

(2)	Includes Peak’s results from March 18, 2003 onwards.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24 to December 31, 2003. Sales include 37.5% of Alumbrera’s total sales for the period from June 24 to December 31, 2003. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	Includes Luismin’s results from June 19, 2002 onwards.

(5)	Includes results of the Golden Bear mine in Canada, which ceased commercial production in 2001 and is presently in the process of being reclaimed.

(6)	The calculation of total cash costs per ounce for Peak and Alumbrera is net of by-product copper sales revenue.

     Net earnings for 2003 were $57,659,000 or $0.14 per share, compared to $5,602,000 or $0.04 per share in 2002. The increase was primarily as a result of the contribution from the Alumbrera and Peak mines, acquired during 2003.

Quarterly Financial Review

2003	Q1	Q2	Q3	Q4	Total

(Notes 2 and 3)
Sales ($000’s)	$17,257	$28,814	$63,142	$103,420	$212,633
• Gold (ounces)	35,100	92,600	105,400	136,200	369,300
• Silver (ounces)	1,561,900	1,500,500	1,515,900	1,475,900	6,054,200
• Gold equivalent (ounces) (Note 1)	55,600	112,400	126,100	156,000	450,100
• Copper (lbs)	3,551,000	28,139,400	28,296,800	53,731,500	113,718,700
Net earnings ($000’s)	$4,064	$11,088	$14,689	$27,818	$57,659
Earnings per share
— basic	$0.02	$0.03	$0.03	$0.06	$0.14
— diluted	$0.02	$0.03	$0.03	$0.05	$0.13
Cash flow from operations ($000’s)	$9,752	$20,990	$31,453	$64,483	$126,678
Average realized gold price ($’s per ounce)	$347	$353	$366	$385	$365
Average realized silver price ($’s per ounce)	$4.64	$4.61	$5.00	$5.29	$4.88
Average realized copper price ($’s per lb)	$0.68	$0.74	$0.81	$0.96	$0.86
Total cash costs (per gold equivalent ounce) (Note 5)	$175	$90	$98	$(39)	$61

2002	Q1	Q2	Q3	Q4	Total

(Note 4)
Sales ($000’s)	$—	$915	$15,840	$17,938	$34,693
• Gold (ounces)	—	1,500	25,900	32,300	59,700
• Silver (ounces)	—	90,900	1,445,800	1,672,200	3,208,900
• Gold equivalent (ounces) (Note 1)	—	2,900	47,800	55,600	106,300
Net earnings ($000’s)	$262	$1,814	$949	$2,577	$5,602
Earnings per share
— basic	$0.00	$0.02	$0.01	$0.01	$0.04
— diluted	$0.00	$0.02	$0.01	$0.01	$0.04
Cash flow from operations ($000’s)	$(1,050)	$2,443	$(2,663)	$5,631	$4,361
Average realized gold price ($’s per ounce)	$—	$299	$331	$323	$326
Average realized silver price ($’s per ounce)	$—	$4.47	$4.60	$4.51	$4.55
Total cash costs (per gold equivalent ounce)	$—	$176	$182	$186	$182

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period.

(2)	Includes Peak’s results from March 18, 2003 onwards.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24 to December 31, 2003. Sales include 37.5% of Alumbrera’s total sales for the period from June 24 to December 31, 2003. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	Includes Luismin’s results from June 19, 2002 onwards.

(5)	The calculation of total cash costs per ounce for Peak and Alumbrera is net of by-product copper sales revenue.

Results of Operations

	2003

	Luismin	Peak	Alumbrera	Corporate	Total

			(Notes 3
	(Note 1)	(Note 2)	and 4)
Sales ($000’s)	$66,251	$36,475	$109,907	$—	$212,633
• Gold (ounces)	106,300	97,200	165,800	—	369,300
• Silver (ounces)	6,054,200	—	—	—	6,054,200
• Gold equivalent (ounces) (Note 1)	187,100	97,200	165,800	—	450,100
• Copper (lbs)	-	2,964,100	110,754,600	—	113,718,700
Net earnings (loss) ($000’s)	$10,802	$5,277	$43,156	$(1,576)	$57,659
Average realized gold price ($’s per ounce)	$366	$365	$365	$—	$365
Average realized silver price ($’s per ounce)	$4.88	$—	$—	$—	$4.88
Average realized copper price ($’s per lb)	$—	$0.85	$0.86	$—	$0.86
Total cash costs (per gold equivalent ounce)	$186	$250	$(191)	$—	$61

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the year ended December 31, 2003 the equivalency ratio was 75 ounces of silver equals one ounce of gold sold.

(2)	Peak results include the Company’s 100% interest from March 18, 2003 onwards. The calculation of total cash costs per ounce of gold is net of by-product copper sales revenue.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24 to December 31, 2003. Sales include 37.5% of Alumbrera’s total sales for the period from June 24 to December 31, 2003. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, average total cash costs at Alumbrera would be $117 per ounce of gold and $0.40 per pound of copper.

	2002

	Luismin	Corporate	Total

	(Note 1)
Sales ($000’s)	$34,693	$—	$34,693
• Gold (ounces)	59,700	—	59,700
• Silver (ounces)	3,208,900	—	3,208,900
• Gold equivalent (ounces) (Note 1)	106,300	—	106,300
Net earnings ($000’s)	$4,990	$612	$5,602
Average realized gold price ($’s per ounce)	$326	$—	$326
Average realized silver price ($’s per ounce)	$4.55	$—	$4.55
Total cash costs (per gold equivalent ounce)	$182	$—	$182

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the year ended December 31, 2002 the equivalency ratio was 69 ounces of silver equals one ounce of gold sold.

OPERATIONAL REVIEW

Luismin Mines

      The Company acquired the Luismin gold/silver mines during June, 2002 for a purchase price of $76,886,000 including acquisition costs. As part of the purchase consideration, a contingent payment of 11,355,113 of the Company’s common shares was due if the price of silver averaged $5 or more per ounce over a period of 60 consecutive trading days prior to June 19, 2004. On September 29, 2003, this condition was satisfied and the additional shares were issued in October, 2003.

	2003					2002

	Q1	Q2	Q3	Q4	Total	Total

• Ore mined (tonnes)	189,800	184,500	186,300	181,800	742,400	422,900
• Ore milled (tonnes)	183,900	181,900	182,800	176,000	724,600	420,700
• Grade (grams/tonne)
— Gold	4.43	4.54	5.01	5.21	4.79	4.40
— Silver	291.23	288.92	285.88	291.15	289.28	263.14
• Recovery (%)
— Gold	96	96	97	97	97	96
— Silver	90	91	91	90	91	90
• Production (ounces)
— Gold	25,100	25,400	28,300	28,100	106,900	57,400
— Silver	1,554,700	1,527,600	1,520,700	1,483,300	6,086,300	3,218,300
— Gold equivalent (Note 1)	45,700	45,600	49,200	48,000	188,500	104,000
• Sales
— ($’000’s)	$15,653	$15,103	$17,152	$18,343	$66,251	$34,693
— Gold (ounces)	25,600	25,000	27,600	28,100	106,300	59,700
— Silver (ounces)	1,561,900	1,500,500	1,515,900	1,475,900	6,054,200	3,208,900
— Gold equivalent (ounces) (Note 1)	46,100	44,800	48,300	47,900	187,100	106,300
• Net earnings ($’000’s)	$3,312	$2,768	$4,145	$577	$10,802	$4,990
• Average realized gold price ($’s per ounce)	$353	$350	$366	$393	$366	$326
• Average realized silver price ($’s per ounce)	$4.64	$4.61	$5.00	$5.29	$4.88	$4.55
• Total cash costs (per gold equivalent ounce)	$185	$200	$180	$179	$186	$182

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the year ended December 31, 2003 the equivalency ratio was 75 (2002 — 69) ounces of silver equals one ounce of gold sold.

      During 2003, the Luismin gold/silver operations in Mexico sold 187,100 gold equivalent ounces at a total cash cost of $186 per ounce, compared with sales of 106,300 gold equivalent ounces at a total cash cost of $182 per ounce in 2002. The Luismin operations were acquired during June 2002, and hence the 2002 Wheaton operating results only include six and a half months of the Luismin operations.

      General and administrative expenses in 2003 were $4,816,000 compared to $3,899,000 in 2002. The 2003 costs represent the full year of operations whereas 2002 costs were incurred since the acquisition date on June 19, 2002. Costs incurred during the six and a half months of 2002 were abnormally high due to non-recurring expenses that resulted from the acquisition of Luismin by Wheaton.

      Luismin owns a significant number of exploration properties, several of which are being explored and funded by joint venture partners. Luismin exploration expense in 2003 was $1,103,000 compared with $375,000 in 2002.

      The tax rate for the Luismin operations averaged 42% for the year, as compared with an expected rate of 32%, primarily as a result of certain expenses not being deductible for tax purposes. Luismin paid no significant cash taxes in 2003.

Peak Mine

      The Company acquired the Peak gold mine in Australia on March 18, 2003 for a purchase price of $33,924,000 including acquisition costs.

	2003

	Q1	Q2	Q3	Q4	Total

• Ore mined (tonnes)	20,000	247,500	352,700	219,200	839,400
• Ore milled (tonnes)	25,300	157,200	157,500	153,100	493,100
• Grade
— Gold (grams/tonne)	6.14	6.56	7.81	5.93	6.74
— Copper (%)	—	0.49	0.53	0.54	0.52
• Recovery (%)
— Gold	85	87	85	88	85
— Copper	—	67	84	77	75
• Production
— Gold (ounces)	4,100	28,900	33,600	25,700	92,300
— Copper (lbs)	—	778,700	1,438,100	1,396,800	3,613,600
• Sales
— ($’000’s)	$1,605	$9,475	$14,639	$10,756	$36,475
— Gold (ounces)	4,800	26,700	39,200	26,500	97,200
— Copper (lbs)	—	—	1,843,000	1,121,100	2,964,100
• Net earnings (loss) ($’000’s)	$(121)	$1,298	$1,721	$2,379	$5,277
• Average realized gold price ($’s per ounce)	$331	$355	$365	$391	$365
• Average realized copper price ($’s per lb)	$—	$—	$0.80	$0.90	$0.85
• Total cash costs (per ounce) (Note 1)	$330	$221	$223	$302	$250

(1)	The calculation of total cash costs per ounce of gold is net of by-product copper sales revenue.

      Peak sold 97,200 ounces of gold and 3.0 million lbs of copper during the nine and a half months from the date of acquisition, March 18, 2003. Total cash costs averaged $250 per ounce (net of by-product copper sales revenue), being approximately 10% in excess of budget.

      The first nine and a half months of ownership were very much a transitional period. Major changes in underground operating methods during the fourth quarter negatively impacted production and total cash costs for the quarter, but are expected to result in improved long-term results. Other significant improvements during the year included a change in senior mine personnel and a 20% reduction in the workforce. These changes resulted in short-term operating inefficiencies, negatively impacting the 2003 operating results. However, the long-term benefits of many of these changes started to be seen in late 2003, and further significant improvements are expected commencing in early 2004.

      During the second quarter of 2003, mining of the Perseverance ore body was commenced, which contains high grades of gold and copper. Sales of the copper/gold concentrate produced from the Perseverance ore body commenced in the third quarter.

      The tax rate for Peak approximates 30%; however, no significant cash taxes were paid during 2003.

Alumbrera Mine (Wheaton interest — 37.5%)

      The Company acquired a 25% interest in the Alumbrera gold/copper mine in Argentina on March 18, 2003 and accounted for its interest using the equity method until June 24, 2003, at which time it increased its interest in Alumbrera to 37.5%. As a result of the Company’s acquisition of this additional 12.5% interest, the Company has proportionately consolidated its 37.5% share of the financial statements of Alumbrera from June 24, 2003 onwards. The total purchase price was $270,459,000 including acquisition costs. The Alumbrera mine is operated by Xstrata plc, who owns a 50% interest in the mine.

	2003

	Q1	Q2	Q3	Q4	Total

	(Wheaton’s share only)
• Ore mined (tonnes)	322,700	2,171,700	2,219,300	2,409,000	7,122,700
• Ore milled (tonnes)	330,800	2,235,400	3,043,100	3,415,000	9,024,300
• Grade
— Gold (grams/tonne)	0.57	0.81	0.83	0.94	0.86
— Copper (%)	0.52	0.69	0.67	0.69	0.67
• Recovery (%)
— Gold	79	74	73	74	74
— Copper	91	89	89	89	89
• Production
— Gold (ounces)	4,800	43,300	59,000	75,900	183,000
— Copper (lbs)	3,457,100	29,912,800	39,895,700	47,098,200	120,363,800
• Sales
— ($’000’s)	$—	$4,236	$31,351	$74,320	$109,907
— Gold (ounces)	4,700	40,900	38,600	81,600	165,800
— Copper (lbs)	3,551,000	28,139,400	26,453,800	52,610,400	110,754,600
• Net earnings ($’000’s)	$516	$7,706	$8,919	$26,015	$43,156
• Average realized gold price ($’s per ounce)	$301	$355	$366	$379	$365
• Average realized copper price ($’s per lb)	$0.68	$0.74	$0.81	$0.96	$0.86
• Total cash costs (per ounce) (Note 1)	$(81)	$(112)	$(132)	$(277)	$(191)

(1)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, 2003 average total cash costs at Alumbrera would be $117 per ounce of gold and $0.40 per pound of copper.

      Wheaton’s share of Alumbrera’s 2003 results amounted to 165,800 ounces of gold and 110.8 million lbs of copper at a total cash cost of minus $191 per ounce, net of by-product copper sales revenue.

      Total cash costs for Alumbrera decreased significantly throughout the period of ownership, from minus $81 per ounce in the first quarter to minus $277 per ounce in the fourth quarter. The primary reasons for this improvement were the increase in grades mined of both gold and copper and the increase in the selling price of copper during the period.

      Product shipments late in the third quarter (Wheaton’s share — 20,400 ounces of gold and 13.4 million lbs of copper) were not recognized in sales until the fourth quarter due to shipping schedules that delayed the transfer of title, which is a requirement in the Company’s accounting policy for revenue recognition. Had these shipments been recognized in the third quarter, as opposed to the fourth quarter, Wheaton’s third quarter sales and net earnings would have been increased by, and the fourth quarter results would have been decreased by, approximately $15,700,000 and $5,600,000, respectively.

      The tax rate for Alumbrera approximates 30%; however, no significant cash taxes were paid in 2003.

Corporate

	2003	2002

	($000’s)
General and administrative expenses	$(4,838)	$(2,430)
Interest and finance fees	(2,089)	(405)
Gain on sale of marketable securities	2,095	3,593
Foreign exchange gain	4,775	—
Other expenses	(1,095)	(304)

(Loss) earnings before income taxes	$(1,152)	$454
Income tax (expense) recovery	(424)	158

Corporate net (loss) earnings	$(1,576)	$612

      General and administrative expenses in 2003 totaled $4,838,000 compared with $2,430,000 in 2002. The increased costs in 2003 reflect the increased level of corporate activity.

      Interest and finance fees increased from $405,000 in 2002 to $2,089,000 in 2003, primarily as a result of the acquisition of Alumbrera. The 2003 foreign exchange gain of $4,775,000 resulted from the appreciation of Canadian dollar denominated cash deposits against the US dollar during the year.

      The tax rate in Canada approximates 38%; however, no significant cash taxes were paid in 2003.

Non GAAP measures — total cash cost per gold equivalent ounce calculation

      The Company reports total cash costs on a sales basis. In the gold mining industry, this is a common performance measure but does not have any standardized meaning. The following table provides a reconciliation of total cash costs per ounce to the financial statements:

	2003	2002

	(In $000’s, except per
	ounce amounts)
Cost of sales per financial statements	$91,954	$19,355
Alumbrera equity adjustment (Note 1)	(5,628)	—
Treatment and refining charges	15,302	—
Non-cash adjustments	(2,226)	—
By-product copper sales	(75,743)	—
Royalties	3,712	—

	$27,371	$19,355

Divided by gold equivalent ounces sold	450,100	106,300
Total cash cost per ounce	$61	$182

(1)	Total cash costs are calculated as if the Company’s initial acquisition of a 25% interest in Alumbrera had been accounted for on a proportionately consolidated basis. The consolidated financial statements however present the initial 25% interest using the equity method until the Company increased its interest to 37.5% on June 24, 2003, and thereafter accounted for its interest on a proportionately consolidated basis.

Liquidity and Capital Resources

      At December 31, 2003 the Company had cash and cash equivalents of $151,878,000 (December 31, 2002 — $22,936,000) and working capital of $147,484,000 (December 31, 2002 — $24,422,000).

      In the opinion of management, the working capital at December 31, 2003, together with cash flows from operations, are sufficient to support the Company’s normal operating requirements on an ongoing basis.

      Total assets increased to $891,005,000 at December 31, 2003 from $152,098,000 at December 31, 2002. Contributing to the rapid growth was the March 18, 2003 acquisition of a 25% interest in the Alumbrera mine in Argentina and 100% of the Peak gold mine in Australia, together with the June 24, 2003 acquisition of an additional 12.5% interest in Alumbrera. Total consideration for these acquisitions was $304,383,000 including acquisition costs, of which $33,924,000 was apportioned to Peak and $270,459,000 to Alumbrera. During October 2003, the Company acquired a 100% interest in the Los Filos gold deposit, together with a 21.2% interest (of which 14% is a carried interest) in the El Limon gold deposit, both located in Mexico, for cash consideration of $89,486,000.

      The acquisition of Peak and the initial 25% interest in Alumbrera were financed through the February 2003 issue of 230,000,000 subscription receipts for gross proceeds of $217,952,000 (Cdn$333,500,000) less share issue costs of $15,934,000. In March 2003, each subscription receipt was converted into one common share and one-quarter of one common share purchase warrant, where one whole share purchase warrant entitles the holder to purchase one common share at a price of Cdn$1.65 before May 30, 2007.

      The $90,000,000 purchase price of the additional 12.5% interest in Alumbrera was satisfied by the payment of $65,000,000 in cash and by the issuance of a promissory note in the amount of $25,000,000 at an interest rate of LIBOR plus 2%, which is due on May 30, 2005. Principal repayments are comprised of 75% of any distributions received from Alumbrera, relating to the 12.5% interest acquired. The outstanding balance of the promissory note equals $19,443,000 after 2003 principal repayments of $5,557,000.

      The cash portion of the purchase price for the additional 12.5% of Alumbrera was funded by a $50,000,000 bank term loan, and a $25,000,000 revolving working capital facility which was repaid in August 2003. The bank term loan bears interest at LIBOR plus 2.75% per annum, requiring semi-annual principal repayments of $5,000,000 until June 30, 2005 and $7,500,000 until maturity on June 30, 2007, plus additional principal repayments based on the Company’s consolidated net cash flows. The remaining principal amount of the bank term loan at December 31, 2003 was $45,000,000. The revolving working capital facility bears interest at LIBOR plus 3% per annum. The facility may be drawn down to a maximum of $25,000,000 prior to December 31, 2007, reducing to $15,000,000 to the maturity date of June 30, 2008. Under the terms of the loan agreement, the Company acquired options to sell 700,000 ounces of gold at a price of $300 per ounce during the period from January 2004 to June 2008. The fair value of these options at December 31, 2003 is $2,030,000. The cost of $5,786,000 has been deferred and will be amortized against income as the options expire or are exercised. Debt issue costs of $4,242,000 were incurred, and are being amortized to income over the term of the debt.

      Alumbrera project debt was incurred to finance the construction and operation of the mine. The debt is formalized by a Common Security Agreement between Alumbrera, the owners of Alumbrera, and a consortium of commercial banks that was originally signed on February 26, 1997. The Company’s share of the remaining balance outstanding at December 31, 2003 is $57,980,000, after principal payments of $19,362,000. There are certain pledges and mortgages associated with this agreement that apply to Alumbrera’s assets. The project debt is non-recourse to the Company and bears interest at LIBOR plus 1.5% to 1.75%.

      During August 2003, the Company issued 47,619,049 units of the Company at a price of Cdn$2.10 per unit for gross proceeds of $72,457,000 (Cdn$100,000,000) less share issue costs of $4,514,000. Each unit consists of one common share of the Company and one-half of one Series “B” common share purchase warrant. Each whole warrant entitles the holder to purchase one common share of the Company at a price of Cdn$3.10 on or before August 25, 2008. Together with cash on hand, the proceeds of the financing were utilized to complete the Los Filos acquisition in October 2003.

      During October 2003, the Company issued 38,100,000 units of the Company at a price of Cdn$3.15 per unit for gross proceeds of $89,490,000 (Cdn$120,015,000) less share issue costs of $5,103,000. Each unit consists of one common share of the Company and one-half of one Series “B” common share purchase warrant. Each whole warrant entitles the holder to purchase one common share of the Company at a price of Cdn$3.10 on or before August 25, 2008. The proceeds of the financing are held to fund potential acquisitions and mine construction costs.

      During 2003 the Company invested a total of $29,010,000 in property, plant and equipment including expenditures of $15,780,000 at the Luismin operations, $9,653,000 at Peak and $3,411,000 at Alumbrera. In May and November 2003, the Company received biannual cash distributions totaling $35,084,000 from Alumbrera.

      During 2002, the Company invested $76,886,000 to acquire the Luismin operations, financed by the issue of special warrants in the amount of $82,068,000. As part of the purchase consideration, a contingent payment of 11,355,113 common shares of the Company was due if the price of silver averaged $5 or more per ounce over a period of 60 consecutive trading days prior to June 19, 2004. On September 29, 2003, this condition was satisfied and the additional shares were issued in October 2003. As a result, the carrying value of property, plant and equipment has been increased by $32,893,000, future income tax liability has been increased by $10,526,000 and share capital has been increased by $22,367,000.

      As of April 26, 2004, there were 568,210,638 common shares of the Company issued and outstanding.

      In addition, as of April 26, 2004, the Company has 23,936,161 stock options outstanding under its share option plan and 176,670,019 share purchase warrants outstanding.

Derivative instruments

      The Company has employed metal, interest rate and Canadian dollar forward and option contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates.

      During the year, the Company entered into a gold-indexed interest rate swap transaction, whereby the effective interest rate on the bank term loan varies in relationship to the price of gold. At a minimum gold price of $300 per ounce or less, the effective interest rate will be approximately 0.4% and at a maximum gold price of $410 or higher, the effective interest rate will be 9.5%. During the year, the effective rate amounted to 5.8% and at December 31, 2003 the fair value of the gold-indexed interest rate swap was $(2,121,000).

Long-term debt repayment schedule

      Scheduled minimum repayments of the Company’s long-term debt are as follows:

	Corporate	Project	Total

	(In $000’s)
2004	$14,600	$26,400	$41,000
2005	31,943	26,400	58,343
2006	15,000	5,180	20,180
2007	2,900	—	2,900

	$64,443	$57,980	$122,423

Contractual obligations

      Commitments exist at Alumbrera and Peak for capital expenditures in 2004 of $2,132,000. The Company rents premises and leases equipment under operating leases that expire over the next nine years. Operating lease expense in 2003 was $2,154,000 (2002 — $880,000; 2001 — $125,000). Following is a schedule of future minimum rental and lease payments required:

(In $000’s)

2004	$1,616
2005	831
2006	329
2007	204
2008	166

3,146
Thereafter	624

Total minimum payments required	$3,770

Related party transactions

      In 2001, the Company entered into a financial advisory agreement with Endeavour Financial Corporation (“Endeavour”), a corporation with two directors in common. Under the terms of this agreement, which can be cancelled on 30 days notice, Endeavour provides financial advisory services to the Company and is entitled to a monthly fee of $10,000 and a success fee to be negotiated based on the value of any acquisitions, dispositions and financings. In 2003, Endeavour was paid consulting and financial advisory fees of $2,288,000 (2002 — $1,412,000; 2001 — $373,000). In addition, during 2002 Sanluis Corporación SA de CV, a corporation with a director in common, was paid $100,000 for consulting fees.

RISKS AND UNCERTAINTIES

      The main risks that can affect the profitability of the Company include changes in metal prices, currency fluctuations, government regulation, foreign operations and environmental.

Metal prices

      Profitability of the Company depends on metal prices for gold, silver and copper. A 10% change in the gold, silver or copper prices would impact 2004 net earnings by approximately 16%, 4% or 13%, respectively.

      Gold, silver and copper prices are affected by numerous factors such as the sale or purchase of gold and silver by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuations in the value of the US dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major gold, silver and copper-producing countries throughout the world.

Currency fluctuations

      Exchange rate fluctuations may affect the costs that the Company incurs in its operations. Gold, silver and copper are sold in US dollars and the Company’s costs are incurred principally in Canadian dollars, Mexican pesos, Argentine pesos and Australian dollars. The appreciation of non-US dollar currencies against the US dollar can increase the cost of gold, silver and copper production in US dollar terms. From time to time, the Company transacts currency hedging to reduce the risk associated with currency fluctuations. There is no assurance that its hedging strategies will be successful. Currency hedging may require margin activities. Sudden fluctuations in currencies could result in margin calls that could have an adverse effect on the Company’s financial position.

      A 10% change in foreign exchange rates would have an approximate 11% impact on 2004 net earnings.

Government regulation

      The mining, processing, development and mineral exploration activities of the Company are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could increase the cost of operations.

Foreign operations

      The majority of the Company’s operations are currently conducted in Mexico, Argentina, Australia and Brazil, and as such the Company’s operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to, terrorism; hostage taking; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

      Changes, if any, in mining or investment policies or shifts in political attitude in Mexico, Argentina, Australia and Brazil could adversely affect the Company’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

      Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

      The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Company’s operations or profitability.

Environmental

      All phases of the Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

      Government approvals and permits are currently, and may in the future be, required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company could be curtailed or prohibited from continuing its mining operations or from proceeding with planned exploration or development of mineral properties.

      The mining and milling facilities at the San Dimas and San Martin mines are in compliance with Mexican environmental standards but are not in compliance with World Bank Group/ International Finance Corporation (“IFC”) environmental and social guidelines. The tailings impoundments at these units are being remediated in accordance with North American best practice.

      The tailings impoundment at the recently acquired Nukay mine is not in compliance with Mexican environmental standards. Luismin is in the process of evaluating the facility to determine the best course of action for bringing the tailings facility into compliance with both Mexican and World Bank Group/ IFC environmental guidelines. Luismin is also currently preparing action plans to bring all of its mine sites into compliance with World Bank Group/ IFC environmental and social guidelines.

CRITICAL ACCOUNTING ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Management has identified property, plant and equipment and provision for reclamation and closure as the main estimates for the following discussion. Note 2 of the Company’s consolidated financial statements describes all of the significant accounting policies.

Property, plant and equipment

      Property, plant and equipment are the most significant assets of the Company, representing $583,911,000 at December 31, 2003. This amount represents the capitalized expenditures related to the acquisition, exploration and development of mineral deposits. The Company estimates its reserves and resources and the economic life of its mines and utilizes this information to calculate depletion and amortization expense. Depletion of mine properties is charged on a unit-of-production basis over proven and probable reserves and a portion of resources expected to be converted to reserves. Depreciation of plant and equipment is calculated using the straight-line method, based on estimated useful lives, over three to forty years.

Provision for reclamation and closure

      Reclamation and closure costs have been estimated based on the Company’s interpretation of current regulatory requirements, however changes in regulatory requirements and new information may result in revisions to estimates. The Company recognizes the fair value of liabilities for reclamation and closure costs in the period in which they are incurred. A corresponding increase to the carrying amount of the related assets is generally recorded and depreciated over the life of the asset.

      The Company estimates that its discounted and undiscounted reclamation and closure liability will be $19,604,000 and $29,030,000, respectively. A total of $1,315,000 on an undiscounted and discounted basis, relates to the Golden Bear mine which ceased operations in 2001 and the balance represents future reclamation costs to be incurred at its operating mines.

CHANGES IN ACCOUNTING POLICIES

Accounting for asset retirement obligations

      On January 1, 2003, the Company chose to early adopt CICA Handbook Section 3110, Asset Retirement Obligations, which requires that the fair value of liabilities (discounted future cash expenditures) for asset retirement obligations be recognized in the period in which they are incurred. A corresponding increase to the carrying amount of the related assets is generally recorded and depreciated over the life of the asset. The amount of the liability is subject to re-measurement at each reporting period. This differs from the prior practice that involved accruing for the estimated reclamation and closure liability through charges to income on a unit-of-production basis over the estimated life of the mine. The effect of the change has no material impact on the Company’s consolidated financial statements as the fair value of estimated reclamation and closure expenses for Luismin, Peak, Alumbrera and Los Filos were recorded as a liability on acquisition and Golden Bear expenses are fully accrued.

Stock-based compensation and other stock-based payments

      Effective January 1, 2004, the Company will retroactively adopt the changes to CICA Handbook Section 3870, “Stock-Based Compensation and other Stock-based Payments”, whereby all stock options granted are accounted for under the fair-value based method. In 2003, all stock-based awards made to non-

employees were recognized and measured using the fair value based method at the date of grant. For stock options granted to employees, the Company adopted the disclosure only provisions whereby pro forma net income and pro forma earnings per share were disclosed as if the fair value based method of accounting had been applied. On January 1, 2004 when the Company retroactively adopts Section 3870, opening retained earnings will be reduced by $16,848,000 for prior years’ pro forma expense relating to these options.

OUTLOOK

      On January 9, 2004, the Company acquired the Amapari gold project located in northern Brazil for $25,000,000 in cash, 33,000,000 Wheaton River common shares and 21,500,000 Wheaton River Series “B” common share purchase warrants. Based upon the trading price of the common shares and warrants at the time of closing, this represents aggregate consideration of approximately $113,500,000, including $1,200,000 of acquisition costs. During 2004, the Company is required to make additional cash payments of $15,200,000 to repay debt. Construction of an open pit heap leach operation has commenced, and site clearing, access road construction and foundation preparation are underway for the process facilities. Condemnation and final delineation drilling is in process, and further exploration is planned for the second half of 2004. Production is planned to commence during the fourth quarter of 2005.

      At the recently acquired Los Filos gold development project in Mexico, metallurgical, geotechnical and condemnation drilling is underway. The Company plans to complete a final feasibility study during 2004, with production scheduled to commence in early 2006.

      At the Luismin operations, a 25% process capacity expansion at Tayoltita and a 20% expansion at the San Martin mine are planned during 2004-2005.

      At the Peak mine, during 2004 additional development work will be performed at the Perseverance and New Occidental ore bodies which presently account for 100% of production. Development of the New Cobar underground ore body may commence in 2004, with commercial production possible for 2005. Resource delineation work will also be performed on the Chesney resource, which with the possible development of the New Cobar mine could establish infrastructure to exploit the Chesney resource 600 metres along strike.

      A reserve and mine plan review is scheduled to be completed at Alumbrera by July 2004, as current reserves and mine planning are based on metal prices of US$295 gold and US$0.80 copper. With new mineralization proven in the 2003 drilling program, there is potential to extend the life of Alumbrera in light of current gold and copper prices.

      Capital expenditures planned in 2004 to complete the work discussed above are expected to approximate $57,000,000, of which $22,000,000 will be incurred at Amapari. Luismin’s budgeted expenditures are $21,000,000 of which $6,000,000 relates to Los Filos and $15,000,000 to San Dimas and San Martin. Peak has planned 2004 capital expenditures of $14,000,000.

      In 2004, Wheaton expects to produce approximately 540,000 gold equivalent ounces at a cash cost of less than US$50 per ounce. By 2006, with the Los Filos and Amapari projects in operation, overall production will increase to 900,000 gold equivalent ounces at a cash cost of US$100 per ounce.

      On March 30, 2004, the Company announced a proposed combination with IAMGold which is expected to close in June 2004. The combination will create one of the world’s top ten gold producers. 2004 annualized gold production for the combined company will approximate 1,000,000 gold equivalent ounces at a cash cost of less than US$100 per ounce. By 2006, production will increase by over 30% to 1,300,000 gold equivalent ounces through the development of the Amapari and Los Filos projects and the expansion of IAMGold’s Tarkwa mine in Ghana. The new company will have a strong balance sheet with US$300,000,000 in cash and gold bullion. Proven and probable reserves will increase to 9,000,000 ounces plus additional measured and indicated resources of 4,400,000 ounces and inferred resources of 10,500,000 ounces. In addition, the company will have a large portfolio of exploration projects in the Americas and West Africa.

April 26, 2004

      Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com.

      This Management’s Discussion & Analysis contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in Company documents filed from time to time with the Toronto Stock Exchange and other regulatory authorities.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31

		March 31	March 31
	Note	2004	2003

		(US dollars and shares
		in thousands, except per
		share amounts —
		Unaudited)
Sales		$114,134	$17,257

Cost of sales		38,786	9,510
Royalties		2,017	60
Depreciation and depletion		13,268	1,706
Reclamation		256	68

		54,327	11,344

Earnings from mining operations		59,807	5,913

Expenses and other income
General and administrative		3,675	1,993
Interest and finance fees		2,147	12
Exploration		634	299
Amortization		1,278	—
Other expense (income)	4	842	(1,490)

		8,576	814

Earnings before the following		51,231	5,099
Equity in earnings of Minera Alumbrera Ltd		—	516

Earnings before income taxes		51,231	5,615
Income tax expense		(17,560)	(1,551)

Net earnings		$33,671	$4,064

Earnings per share
Basic		$0.06	$0.02

Diluted		$0.05	$0.02

Weighted-average number of shares outstanding
Basic		565,111	244,368
Diluted		650,677	251,494

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED BALANCE SHEETS

		March 31	December 31
	Note	2004	2003

		(US dollars and shares in
		thousands — Unaudited)
ASSETS
Current
Cash and cash equivalents		$173,814	$151,878
Appropriated cash		8,821	8,840
Accounts receivable		33,174	31,824
Product inventory and stockpiled ore	5	14,771	16,726
Supplies inventory		10,172	10,083
Other		4,963	5,429

		245,715	224,780
Property, plant and equipment	6	712,544	583,911
Stockpiled ore	5	60,871	60,736
Future income taxes		6,614	7,211
Other	7	13,643	14,367

		$1,039,387	$891,005

LIABILITIES
Current
Accounts payable and accrued liabilities		$29,898	$31,402
Income taxes payable		858	1,062
Current portion of long-term debt	9	82,985	41,000
Other		3,828	3,832

		117,569	77,296
Long-term debt	9	49,798	81,423
Future income taxes		161,883	145,730
Provision for reclamation and closure		19,961	19,604
Future employee benefits and other		10,275	10,834

		359,486	334,887

Shareholders’ Equity
Share purchase options		16,631	877
Contributed surplus		704	600
Share purchase warrants		16,660	—
Share capital
Common shares
Authorized: unlimited shares, no par value; Issued and outstanding: 567,907 (December 31, 2003 — 533,697)		579,532	505,090
Retained earnings		66,374	49,551

		679,901	556,118

		$1,039,387	$891,005

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Three Months Ended March 31, 2004 and Year Ended December 31, 2003

			Share Purchase
	Common Shares		Warrants		Share		Retained
					Purchase	Contributed	Earnings
	Shares	Amount	Warrants	Amount	Options	Surplus	(Deficit)	Total

	(US dollars, shares and warrants in thousands — Unaudited)
At January 1, 2003	190,400	$115,152	—	$—	$410	$600	$(8,108)	$108,054
Share options exercised	6,621	5,431	—	—	—	—	—	5,431
Warrants exercised	9,602	5,192	—	—	—	—	—	5,192
Shares issued	327,074	402,266	—	—	—	—	—	402,266
Share issue costs, net of tax	—	(22,951)	—	—	—	—	—	(22,951)
Fair value of stock options issued to non-employees	—	—	—	—	467	—	—	467
Net earnings	—	—	—	—	—	—	57,659	57,659

At December 31, 2003	533,697	505,090	—	—	877	600	49,551	556,118
Cumulative effect of change in accounting policy (Note 2 (a))	—	1,883	—	—	14,861	104	(16,848)	—
Share options exercised	1,062	565	—	—	(92)	—	—	473
Warrants exercised	148	255	—	—	—	—	—	255
Shares and warrants issued on acquisition of Amapari (Note 3)	33,000	71,885	21,500	16,660	—	—	—	88,545
Share issue costs, net of tax	—	(146)	—	—	—	—	—	(146)
Fair value of stock options issued	—	—	—	—	985	—	—	985
Net earnings	—	—	—	—	—	—	33,671	33,671

At March 31, 2004	567,907	$579,532	21,500	$16,660	$16,631	$704	$66,374	$679,901

Shareholders’ Equity (Note 10)

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31

		March 31	March 31
	Note	2004	2003

		(US dollars in
		thousands — Unaudited)
Operating Activities
Net earnings		$33,671	$4,064
Reclamation expenditures		(64)	(17)
Items not affecting cash
Depreciation, depletion and amortization		14,546	1,706
Provision for reclamation		256	68
Gain on sale of marketable securities		(42)	(786)
Equity in earnings of Minera Alumbrera Ltd		—	(516)
Future employee benefits		(34)	192
Future income taxes		17,552	1,449
Share purchase option expense		985	84
Other		(1,405)	(28)
Change in non-cash working capital	11	(3,617)	3,536

Cash generated by operating activities		61,848	9,752

Financing Activities
Repayment of long-term debt		(4,645)	—
Common shares issued		728	218,212
Common share issue costs		(146)	(15,514)
Bank loans		—	302

Cash (applied to) generated by financing activities		(4,063)	203,000

Investing Activities
Proceeds on sale of marketable securities, net		84	1,310
Property, plant and equipment		(10,148)	(2,039)
Acquisition of Mineracao Pedra Branco do Amapari, net of cash acquired	3	(25,785)	—
Acquisition of Minera Alumbrera Ltd, net of cash acquired		—	(180,355)
Acquisition of Peak Gold Mines Pty Ltd, net of cash acquired		—	(34,064)

Cash applied to investing activities		(35,849)	(215,148)

Increase (decrease) in cash and cash equivalents		21,936	(2,396)
Cash and cash equivalents, beginning of period		151,878	22,936

Cash and cash equivalents, end of period		$173,814	$20,540

Supplemental cash flow information (Note 11)

The accompanying notes form an integral part of these consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2004
(US dollars — Unaudited)

1.     Description of Business and Nature of Operations

      Wheaton River Minerals Ltd (“Wheaton” or the “Company”) is engaged in gold mining and related activities including exploration, extraction, processing, refining and reclamation. The Company has mining operations in Mexico, Argentina and Australia, project developments activities in Mexico and Brazil, and ongoing exploration activities in Mexico and Australia. The Company is in the process of reclaiming the Golden Bear Mine in Canada, which ceased commercial production in 2001.

      On January 9, 2004, the Company acquired the Amapari gold project in northern Brazil (Note 3).

2.     Summary of Significant Accounting Policies

      These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information and they follow the same accounting policies and methods of application as the audited consolidated financial statements of the Company for the year ended December 31, 2003 except as noted below. These unaudited interim consolidated financial statements do not include all the information and note disclosures required by generally accepted accounting principles for annual financial statements and therefore should be read in conjunction with the most recent annual audited consolidated financial statements and the notes below.

(a) Stock-based compensation

      Effective January 1, 2004, the Company adopted the amended recommendations of the CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”. Under the amended standards of this Section, the fair value of all stock-based awards granted are estimated using the Black-Scholes model and are recorded in operations over their vesting periods. The compensation cost related to stock options granted after January 1, 2004 is recorded in operations.

      Previously, the Company provided note disclosure of pro forma net earnings and pro forma earnings per share as if the fair value based method had been used to account for share purchase options granted to employees, directors and officers after January 1, 2002. The amended recommendations have been applied retroactively from January 1, 2002 without restatement of prior periods. As a result, as of January 1, 2004, retained earnings decreased by $16,848,000, share purchase options (a separate component of shareholders’ equity) increased by $14,861,000, share capital increased by $1,883,000 and contributed surplus increased by $104,000.

      The total compensation expense recognized in the statement of operations for share purchase options granted in the three months ended March 31, 2004 totaled $985,000. Had the same basis been applied to 2003 share purchase options granted, net earnings for the three months ended March 31, 2003 would have been as follows:

March 31, 2003

(In thousands,
except per
share amounts)
Net earnings	$4,064
Additional compensation expense of employees	(1,913)

Pro forma net earnings	$2,151

Pro forma basic and diluted earnings per share	$0.01

      Stock-based compensation expense is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company’s share price of 50% (2003 — 60%), an annual risk free interest rate of 3% (2003 — 4%) and expected lives of three years (2003 — three years).

(b) Derivative instruments

      The Company has employed metal, interest rate and Canadian dollar forward and option contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. For derivative contracts that have been designated as effective hedges and where the documentation standards as described by Accounting Guideline 13, “Hedging Relationships” (“AcG-13”) have been met, gains or losses are recognized in sales when the hedged production is sold. For derivative contracts that have not been designated as hedges or do not meet the documentation standards under AcG-13, gains or losses arising from the changes in their fair value subsequent to January 1, 2004 are recorded in operations.

(c) Basis of presentation

      These consolidated financial statements include the accounts of the Company and its subsidiaries. Principal subsidiaries and investments at March 31, 2004 are listed below:

		Ownership		Operations and Development
Subsidiary	Location	Interest	Status	Projects Owned

Luismin SA de CV (“Luismin”)	Mexico	100%	Consolidated	San Dimas, San Martin and Nukay mines and Los Filos gold development project in Mexico
Peak Gold Mines Pty Ltd (“Peak”)	Australia	100%	Consolidated	Peak mine in Australia
Mineracao Pedra Branco do Amapari (“Amapari”)	Brazil	100%	Consolidated	Amapari gold development project in Brazil
Minera Alumbrera Ltd (“Alumbrera”)	Argentina	37.5%	Proportionately consolidated	Alumbrera mine in Argentina

(d) Investment in Minera Alumbrera Ltd

      On March 18, 2003 the Company acquired a 25% indirect interest in Alumbrera which was accounted for using the equity method and the Company’s share of earnings of Alumbrera have been included in the earnings of the Company since that date.

      On June 24, 2003 the Company acquired an additional 12.5% indirect interest in Alumbrera. As a result of this acquisition, the Company now has joint control over Alumbrera and therefore has proportionately consolidated its 37.5% share of the financial statements of Alumbrera from June 24, 2003 onwards.

(e) Comparative amounts

      Certain comparative amounts have been reclassified to conform to presentation adopted in 2004.

3.     Acquisition of Amapari Gold Development Project

      On January 9, 2004 the Company acquired a 100% interest in the Amapari gold development project in Brazil for total consideration of $114,649,000 including acquisition costs. Of the purchase price, $25,000,000 was paid in cash and $88,545,000 by way of 33 million Wheaton common shares and 21.5 million Series “B” common share purchase warrants.

      The acquisition of Amapari has been accounted for using the purchase method. The preliminary allocation of the purchase price is summarized in the table below.

(In thousands)

Purchase price:
Cash paid	$25,000
Shares and share purchase warrants issued	88,545
Acquisition costs	1,104

$114,649

Net assets acquired:
Cash	$319
Non-cash working capital	(2,368)
Property, plant and equipment	131,898
Debt, due in 2004 (Note 9 (vi))	(15,200)

$114,649

4.     Other (Expense) Income

	March 31	March 31
	2004	2003

	(In thousands)
Other income is comprised of:
Interest income	$649	$455
Gain on sale of marketable securities	42	786
Foreign exchange (loss) gain	(401)	552
Share purchase option expense	(985)	(84)
Other	(147)	(219)

	$(842)	$1,490

5.     Product Inventory and Stockpiled Ore

	March 31	December 31
	2004	2003

	(In thousands)
Stockpiled ore	$62,760	$62,174
Work in process	2,501	2,891
Finished goods	10,381	12,397

	75,642	77,462
Less: non-current stockpiled ore	60,871	60,736

	$14,771	$16,726

      Non-current stockpiled ore is primarily comprised of lower grade ore at Alumbrera, which will be processed later in the mine life. This inventory is valued at the lower of cost and net realizable value.

6.     Property, Plant and Equipment

	March 31, 2004			December 31, 2003

		Accumulated			Accumulated
	Cost	Depletion	Net	Cost	Depletion	Net

	(In thousands)
Mineral properties
Luismin mines, Mexico	$123,338	$(7,905)	$115,433	$120,736	$(6,070)	$114,666
Peak mine, Australia	27,058	(3,484)	23,574	25,672	(2,518)	23,154
Alumbrera mine, Argentina	27,142	(3,060)	24,082	27,142	(2,091)	25,051

	177,538	(14,449)	163,089	173,550	(10,679)	162,871

Plant and equipment
Luismin mines, Mexico	44,548	(4,046)	40,502	42,519	(3,334)	39,185
Peak mine, Australia	18,088	(2,412)	15,676	17,726	(1,736)	15,990
Alumbrera mine, Argentina	248,042	(28,631)	219,411	246,559	(20,553)	226,006
Corporate, Canada	487	(293)	194	456	(261)	195

	311,165	(35,382)	275,783	307,260	(25,884)	281,376

Properties under development
Los Filos project, Mexico	94,252	—	94,252	93,691	—	93,691
El Limón project, Mexico	42,161	—	42,161	42,161	—	42,161
San Pedrito project, Mexico	3,699	—	3,699	3,667	—	3,667
Amapari project, Brazil	133,560	—	133,560	145	—	145

	273,672	—	273,672	139,664	—	139,664

	$762,375	$(49,831)	$712,544	$620,474	$(36,563)	$583,911

Sale of Metates property
      Effective February 25, 2004, the Company sold its 50% interest in the Metates property in Mexico to American Gold Capital Corporation (“American Gold”), a company listed on the TSX Venture Exchange. The Company received 5,000,000 shares of American Gold as consideration, 4,500,000 of which are held in escrow to be released over the period to February 2007. The Company has not recorded a gain on this disposition. Gains on the sale of the shares will be recorded in income when the shares are sold.

7.     Other Non-Current Assets

			March 31	December 31
	Note		2004	2003

			(In thousands)
Deferred gold put options	9	(i)	$5,424	$5,786
Deferred debt issue costs	9	(iii)	3,170	3,497
Other			5,049	5,084

			$13,643	$14,367

8.     Bank Credit Line

      The Company has an Aus$5,000,000 ($3,794,000), unsecured, revolving working capital facility for its Peak Mine operations of which $nil was drawn down at March 31, 2004. The loan bears interest related to the Australian Treasury Bill rate plus 1.5% per annum.

9.     Long-Term Debt

	March 31	December 31
	2004	2003

	(In thousands)
Corporate debt
Term loan(i)	$40,355	$45,000
Revolving working capital facility(ii)	—	—

Total bank indebtedness(iii)	40,355	45,000
Promissory note(iv)	19,443	19,443

	59,798	64,443
Non-recourse project debt
Alumbrera (Wheaton’s 37.5% share)(v)	57,785	57,980
Amapari(vi)	15,200	—

	132,783	122,423
Less: current portion	82,985	41,000

	$49,798	$81,423

(i)	The bank term loan bears interest at LIBOR plus 2.75% and has a maturity date of June 30, 2007. Principal repayments are due on a semi-annual basis and are comprised of (a) a minimum amount ($5,000,000 every six months, increasing to $7,500,000 on December 31, 2005); plus (b) 25% of the excess of the Company’s consolidated net cash flows over the consolidated debt service for the period. The Company may repay the term loan prior to maturity without penalty.

During 2003 the Company entered into a gold-indexed interest rate swap transaction, whereby the effective interest rate on the bank term loan varies in relationship to the gold price. At a minimum gold price of $300 per ounce or less, the effective interest rate will be approximately 0.4% and at a maximum gold price of $410 or higher, the effective interest rate will be 9.5%.

Under the terms of the loan agreement, the Company acquired options to sell 700,000 ounces of gold at a price of $300 per ounce during the period January 2004 to June 2008. The cost of $5,786,000 was deferred and is amortized against income as the options expire or are exercised. An amount of $362,000 has been amortized to March 31, 2004 (December 31, 2003 -$nil). The fair value of the 656,280 ounces of unexpired put options at March 31, 2004 was $885,000.

(ii)	The bank revolving working capital facility bears interest at LIBOR plus 3% and may be drawn down to a maximum of $25,000,000 prior to December 31, 2007, thereupon reduced to $15,000,000 until maturity date, June 30, 2008.

(iii)	The bank indebtedness is secured by corporate guarantees of Luismin and Peak. Debt issue costs of $4,242,000 were deferred and are being amortized to earnings over the term of the debt. An amount of $1,072,000 has been amortized to March 31, 2004 (December 31, 2003 — $745,000).

(iv)	The promissory note is due to Rio Algom, bears interest at LIBOR plus 2% and has a maturity date of May 30, 2005. The note is secured by the Company’s 12.5% indirect interest in Alumbrera acquired during June 2003 from Rio Algom. Principal repayments are comprised of 75% of any distributions received from Alumbrera, relating to the 12.5% interest acquired from Rio Algom. The promissory note is redeemable prior to maturity without penalty.

(v)	The Alumbrera project debt was incurred to finance the construction and operation of the Alumbrera Mine. The debt is formalized by a Common Security Agreement between Alumbrera, the owners of Alumbrera, and a consortium of commercial banks that was originally signed on February 26, 1997. There are certain pledges and mortgages associated with this agreement that apply to Alumbrera’s assets. The project debt is non-recourse to the Company and bears interest at LIBOR plus 1.5% to 1.75%.

Under the project debt agreement, Alumbrera is required to maintain a Senior Debt Reserve Account in a segregated offshore trust account which is used to set aside funds for the servicing of upcoming, scheduled long-term debt repayments. The Company’s 37.5% interest in these funds is disclosed in these financial statements as appropriated cash and at March 31, 2004 amounted to $8,821,000.

During May 2004, Alumbrera provided to the debt holders irrevocable notice of its intention to repay 100% of the debt during May 2004 out of cash on hand. Accordingly, the Company has recorded its entire share of the remaining debt balance at March 31, 2004 as current.

(vi)	Amapari project debt acquired is due to Anglogold Brasil Ltda, bears interest at the United States Consumer Price Index and is due in August 2004. The debt is secured by a corporate guarantee of Amapari and is non-recourse to the Company.

(vii)	Scheduled minimum repayments of the Company’s long-term debt are as follows:

	Corporate	Project	Total

	(In thousands)
2004	$10,000	$72,985	$82,985
2005	31,943	—	31,943
2006	15,000	—	15,000
2007	2,855	—	2,855

	$59,798	$72,985	$132,783

10.     Shareholders’ Equity

(a) Warrants exercised

      During the period, 147,800 warrants were exercised for common shares with an average exercise price of Cdn$2.27 per share for total proceeds of $255,000. The warrants were originally issued between August 2002 and January 2004 and were due to expire between May 2007 and August 2008.

(b) Share purchase options

      During the period, the Company granted 825,000 share purchase options at an average exercise price of Cdn$3.74 and which expire between March 2008 and February 2009.

      During the period, 1,062,202 share options were exercised for common shares with an average exercise price of Cdn$0.69 per share for total proceeds of $565,000. The share options were originally issued between March 2000 and June 2003 and were due to expire between January 2004 and June 2008.

11.     Supplemental cash Flow Information

	March 31	March 31
	2004	2003

	(In thousands)
Change in non-cash working capital
Accounts receivable	$(1,298)	$2,826
Product inventory and stockpiled ore	1,820	520
Supplies inventory	(89)	(245)
Accounts payable and accrued liabilities	(1,614)	641
Income taxes payable	(241)	(97)
Other	(2,195)	(109)

	$(3,617)	$3,536

Non-cash financing and investing activities
Shares and share purchase warrants issued on acquisition of Amapari (Note 3)	$88,545	$—
Marketable securities received on sale of property, plant and equipment	—	142
Operating activities included the following cash payments
Interest paid	$2,257	$—
Income taxes paid	8	62

12.     Segmented Information

      The Company’s reportable operating and geographical segments are summarized in the table below. Information pertaining to Luismin, Los Filos and El Limón is reported as one segment, being “Mexico”.

	March 31, 2004

	Mexico	Australia	Argentina	Brazil	Corporate	Consolidated

	(In thousands)
Statements of Operations
Sales	$23,715	$15,307	$75,112	$—	$—	$114,134

Cost of sales	10,706	8,540	19,540	—	—	38,786
Depreciation and depletion	2,547	1,642	9,047	—	32	13,268
Other	59	532	1,682	—	—	2,273

	13,312	10,714	30,269	—	32	54,327

Earnings from mining operations	10,403	4,593	44,843	—	(32)	59,807
General and administrative expenses	(1,234)	—	—	—	(2,441)	(3,675)
Interest and finance fees	(15)	—	(877)	—	(1,255)	(2,147)
Other (expenses) income	92	(441)	104	108	(2,617)	(2,754)

Earnings before income taxes	9,246	4,152	44,070	108	(6,345)	51,231
Income tax (expense) recovery	(3,605)	(914)	(13,221)	—	180	(17,560)

Net earnings	$5,641	$3,238	$30,849	$108	$(6,165)	$33,671

Capital asset expenditures	$5,224	$1,748	$1,483	$1,662	$31	$10,148

	March 31, 2003

	Mexico	Australia	Argentina	Brazil	Corporate	Consolidated

	(In thousands)
Statements of Operations
Sales	$15,653	$1,604	$—	$—	$—	$17,257

Cost of sales	7,912	1,598	—	—	—	9,510
Depreciation and depletion	1,493	202	—	—	11	1,706
Other	70	58	—	—	—	128

	9,475	1,858	—	—	11	11,344

Earnings from mining operations	6,178	(254)	—	—	(11)	5,913
General and administrative expenses	(1,088)	—	—	—	(905)	(1,993)
Interest and finance fees	(11)	—	—	—	(1)	(12)
Other (expenses) income	(549)	—	—	—	1,740	1,191
Equity in earnings of Minera Alumbrera Ltd	—	—	—	—	516	516

Earnings before income taxes	4,530	(254)	—	—	1,339	5,615
Income tax (expense) recovery	(1,217)	133	—	—	(467)	(1,551)

Net earnings	$3,313	$(121)	$—	$—	$872	$4,064

Capital asset expenditures	$2,011	$—	$—	$—	$28	$2,039

	March 31, 2004

	Mexico	Australia	Argentina	Brazil	Corporate	Consolidated

	(In thousands)
Balance Sheets
Cash and cash equivalents	$13,878	$3,873	$105,990	$1,476	$48,597	$173,814
Other current assets	10,940	5,515	54,286	72	1,088	71,901
Property, plant and equipment	296,047	39,250	243,493	133,560	194	712,544
Other non-current assets	4,345	5,023	59,776	—	11,984	81,128

Total Assets	$325,210	$53,661	$463,545	$135,108	$61,863	$1,039,387

Current liabilities other than long-term debt	$11,699	$5,001	$15,994	$303	$1,587	$34,584
Long-term debt	—	—	57,785	15,200	59,798	132,783
Other non-current liabilities	102,806	7,605	80,387	—	1,321	192,119
Inter-company balances	189,272	32,540	235,374	119,497	(576,683)	—
Shareholders’ equity	21,433	8,515	74,005	108	575,840	679,901

Total Liabilities and Shareholders’ Equity	$325,210	$53,661	$463,545	$135,108	$61,863	$1,039,387

	December 31, 2003

	Mexico	Australia	Argentina	Brazil	Corporate	Consolidated

	(In thousands)
Balance Sheets
Cash and cash equivalents	$7,762	$521	$56,054	$—	$87,541	$151,878
Other current assets	9,520	5,666	56,420	—	1,296	72,902
Property, plant and equipment	293,370	39,144	251,057	—	340	583,911
Other non-current assets	4,619	6,098	59,170	—	12,427	82,314

Total Assets	$315,271	$51,429	$422,701	$—	$101,604	$891,005

Current liabilities other than long-term debt	$10,932	$5,418	$18,345	$—	$1,601	$36,296
Long-term debt	—	—	57,980	—	64,443	122,423
Other non-current liabilities	99,240	7,767	67,847	—	1,314	176,168
Inter-company balances	189,307	32,967	235,373	—	(457,647)	—
Shareholders’ equity	15,792	5,277	43,156	—	491,893	556,118

Total Liabilities and Shareholders’ Equity	$315,271	$51,429	$422,701	$—	$101,604	$891,005

13.     Subsequent Event

      On March 30, 2004, IAMGold Corporation (“IAMGold”) and Wheaton announced that their boards of directors had unanimously agreed to combine IAMGold and Wheaton under the name Axiom Gold Corporation (“Axiom”). Under the terms of the agreement, each IAMGold share will become an Axiom share and each Wheaton share will be exchanged for 0.55 of an Axiom share. As a result of the proposed transaction, the combined company will be held 32% by existing IAMGold shareholders and 68% by existing Wheaton shareholders. Under the terms of the agreement, each Wheaton warrant or stock option which gives the holder the right to acquire a common share of Wheaton when presented for exercise will be exchanged for 0.55 of a common share of Axiom.

      The business combination will be accounted for as a reverse takeover purchase transaction, with Wheaton, for accounting purposes, being identified as the acquirer and IAMGold as the acquiree. As a result, IAMGold’s assets and liabilities are fair valued and added to Wheaton’s balance sheet at the date of the transaction. The value of IAMGold’s outstanding common shares is determined as if the inverse exchange ratio of 1:0.55 had been used to issue the equivalent number of Wheaton River common                      shares (i.e. 145,536,179/0.55 or 264,611,235 deemed common shares). The deemed Wheaton shares issued are valued at a price of $3.06 (Cdn$4.00) per share being the average common share price of Wheaton four days before, the day of, and four days after the date of announcement less an amount for deemed share issue costs.

      An estimated allocation of the purchase price summarized in the table below is based on the consolidated financial statements of IAMGold as at December 31, 2003. The fair value of the net assets of IAMGold will ultimately be determined at the date of closing of the transaction. Therefore, it is likely that these will vary from those shown below and the differences may be material.

(In thousands)

Purchase price:
145,536,179 Axiom common shares	$809,675
Stock options of IAMGold	14,692
Acquisition costs	12,000

$836,367

Net assets acquired:
Cash and cash equivalents	$61,675
Non-cash working capital	67,739
Other long-term assets	22,963
Equity investments in mine properties	132,723
Royalty interests	75,092
Property, plant and equipment	271,988
Goodwill	300,067
Rehabilitation provision	(4,697)
Long-term debt	(11,342)
Future income taxes, net	(83,589)
Deferred stock-based compensation	3,748

$836,367

      Acquisition costs, above, include financial advisory fees of $5 million, payable to Endeavour Financial Corporation (a company with two directors in common) on successful completion of the combination.

      The combination of the Company and IAMGold is subject to, among other things, regulatory and shareholder approvals which are expected to be received in June 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION
Three Months Ended March 31, 2004

      This Management’s Discussion and Analysis should be read in conjunction with the Company’s unaudited consolidated financial statements for the three months ended March 31, 2004 and related notes thereto which have been prepared in accordance with Canadian generally accepted accounting principles. In addition, the following should be read in conjunction with the 2003 audited consolidated financial statements, the related annual Management’s Discussion and Analysis, and the Annual Information Form/40F on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities. All figures are in United States dollars unless otherwise noted. This Management’s Discussion and Analysis has been prepared as of May 10, 2004.

FIRST QUARTER HIGHLIGHTS

•	Record net earnings of $33.7 million ($0.06 per share) for the three months, compared with $4.1 million ($0.02 per share) in 2003.

•	Operating cash flows of $61.8 million for the three months (2003 — $9.8 million).

•	Sales of 156,500 gold equivalent ounces and 42.9 million pounds of copper (2003 — 55,600 gold equivalent ounces and 3.6 million pounds of copper).

•	Total cash costs of minus $67 per gold equivalent ounce (2003 — $175).

•	Cash and cash equivalents at March 31, 2004 of $173.8 million (December 31, 2003 — $151.9 million).

•	Amapari acquisition finalized.

•	Wheaton and IAMGold Corporation announce a proposed business combination to create one of the ten largest gold producers in the world, to be named Axiom Gold Corporation.

OVERVIEW

      Wheaton River Minerals Ltd. (“Wheaton” or the “Company”) is a growth-oriented precious metals mining company with operations in Mexico, Argentina, Brazil and Australia.

      During 2002, Wheaton acquired the Luismin gold/silver mines in Mexico, followed by the 2003 acquisition of a 37.5% interest in the world-class Alumbrera gold/copper mine in Argentina and 100% of the Peak gold mine in Australia. In addition, the Company acquired the Los Filos gold project in Mexico and in January, 2004, the Amapari gold project in northern Brazil.

      On March 30, 2004, the Company announced a proposed combination with IAMGold Corporation (“IAMGold”) that will be completed by way of a plan of arrangement whereby each share of the Company will be exchanged for 0.55 of an IAMGold share. As a result of the proposed transaction, the combined company will be held 68% by existing Wheaton shareholders and 32% by existing IAMGold shareholders (74% and 26% respectively, on a fully diluted basis). The combination is subject to receipt of all requisite regulatory approvals, third party consents and other conditions customary in transactions of this nature. The combination must be approved by at least two-thirds of the votes cast by the shareholders of Wheaton and by a majority of the votes cast by the shareholders of IAMGold. The shareholder meetings will be held on June 8, 2004, with the transaction expected to close shortly thereafter. In certain circumstances, including if the combination does not occur as a result of one of the parties accepting a superior proposal from a competing bidder, then the party which accepted the superior proposal will be required to pay a fee equal to three percent of its market capitalization to the other party.

Summarized Financial Results

	March 31		December 31		September 30		June 30

	2004	2003	2003	2002	2003	2002	2003	2002

(Notes 2, 3 and 4)
Sales ($000’s)	$114,134	$17,257	$103,420	$17,938	$63,142	$15,840	$28,814	$915
• Gold (ounces)	129,700	35,100	136,200	32,300	105,400	25,900	92,600	1,500
• Silver (ounces)	1,612,900	1,561,900	1,475,900	1,672,200	1,515,900	1,445,800	1,500,500	90,900
• Gold equivalent (ounces) (Note 1)	156,500	55,600	156,000	55,600	126,100	47,800	112,400	2,900
• Copper (lbs)	42,879,500	3,551,000	53,731,500	—	28,296,800	—	28,139,400	—
Net earnings ($000’s)	$33,671	$4,064	$27,818	$2,577	$14,689	$949	$11,088	$1,814
Earnings per share
• basic	$0.06	$0.02	$0.06	$0.01	$0.03	$0.01	$0.03	$0.02
• diluted	$0.05	$0.02	$0.05	$0.01	$0.03	$0.01	$0.03	$0.02
Cash flow from operations ($000’s)	$61,848	$9,752	$64,483	$5,631	$31,453	$(2,663)	$20,990	$2,443
Average realized gold price ($’s per ounce)	$412	$347	$385	$323	$366	$331	$353	$299
Average realized silver price ($’s per ounce)	$6.78	$4.64	$5.29	$4.51	$5.00	$4.60	$4.61	$4.47
Average realized copper price ($’s per lb)	$1.33	$0.68	$0.96	$—	$0.81	$—	$0.74	$—
Total cash costs (per gold equivalent ounce) (Note 5)	$(67)	$175	$(39)	$186	$98	$182	$90	$176
Cash and cash equivalents ($000’s)	$173,814	$20,540	$151,978	$22,936	$128,037	$18,953	$55,140	$22,310
Total assets ($000’s)	$1,039,387	$377,267	$891,005	$152,098	$711,648	$150,933	$618,419	$159,117
Long-term debt ($000’s)	$132,783	$—	$122,423	$—	$152,342	$—	$177,342	$—
Shareholders’ equity($000’s)	$679,901	$314,900	$556,118	$108,054	$436,773	$105,481	$331,038	$103,162

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended March 31, 2004, the equivalency ratio was 60 ounces of silver equals one ounce of gold sold (March 31, 2003 – 76).

(2)	Includes Peak’s results from March 18, 2003 onwards.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24, 2003 onwards. Sales include 37.5% of Alumbrera’s total sales for the period from June 24, 2003 onwards. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	Includes Luismin’s results from June 19, 2002 onwards.

(5)	The calculation of total cash costs per ounce for Peak and Alumbrera is net of by-product copper sales revenue.

     Net earnings for the three months ended March 31, 2004 totaled $33,671,000 ($0.06 per share), on sales of $114,134,000. The comparable period in 2003 included the operating results of Luismin and two weeks of Alumbrera and Peak, with net earnings of $4,064,000 ($0.02 per share) on sales of $17,257,000.

RESULTS OF OPERATIONS

	Three Months Ended March 31, 2004

	Luismin	Peak	Alumbrera	Amapari	Corporate	Total

	(Note 1)	(Note 2)	(Note 4)
Sales ($000’s)	$23,715	$15,307	$75,112	$—	$—	$114,134
• Gold (ounces)	32,400	33,400	63,900	—	—	129,700
• Silver (ounces)	1,612,900	—	—	—	—	1,612,900
• Gold equivalent (ounces) (Note 1)	59,200	33,400	63,900	—	—	156,500
• Copper (lbs)	—	2,592,200	40,287,300	—	—	42,879,500
Net earnings (loss) ($000’s)	$5,641	$3,238	$30,849	$108	$(6,165)	$33,671
Average realized gold price ($’s per ounce)	$410	$405	$417	$—	$—	$412
Average realized silver price ($’s per ounce)	$6.78	$—	$—	$—	$—	$6.78
Average realized copper price ($’s per lb)	$—	$1.29	$1.33	$—	$—	$1.33
Total cash costs (per gold equivalent ounce)	$170	$217	$(435)	$—	$—	$(67)

	Three Months Ended March 31, 2003

	Luismin	Peak	Alumbrera	Amapari	Corporate	Total

	(Note 1)	(Note 2)	(Notes 3 and 4)
Sales ($000’s)	$15,653	$1,604	$—	$—	$—	$17,257
• Gold (ounces)	25,600	4,800	4,700	—	—	35,100
• Silver (ounces)	1,561,900	—	—	—	—	1,561,900
• Gold equivalent (ounces) (Note 1)	46,100	4,800	4,700	—	—	55,600
• Copper (lbs)	—	—	3,551,000	—	—	3,551,000
Net earnings (loss) ($000’s)	$3,313	$(121)	$516	$—	$356	$4,064
Average realized gold price ($’s per ounce)	$353	$331	$301	$—	$—	$347
Average realized silver price ($’s per ounce)	$4.64	$—	$—	$—	$—	$4.64
Average realized copper price ($’s per lb)	$—	$—	$0.68	$—	$—	$0.68
Total cash costs (per gold equivalent ounce)	$185	$330	$(81)	$—	$—	$175

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended March 31, 2004 the equivalency ratio was 60 ounces of silver equals one ounce of gold sold (March 31, 2003 — 76).

(2)	Peak results include the Company’s 100% interest from March 18, 2003 onwards. The calculation of total cash costs per ounce of gold is net of by-product copper sales revenue.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results from March 18, 2003 onwards. During the first quarter of 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, average total cash costs at Alumbrera in 2004 would be $111 per ounce of gold and $0.48 per pound of copper.

OPERATIONAL REVIEW

Luismin Mines

	March 31	December 31	September 30	June 30	March 31
	2004	2003	2003	2003	2003

• Ore mined (tonnes)	180,800	181,800	186,300	184,500	189,800
• Ore milled (tonnes)	209,800	176,000	182,800	181,900	183,900
• Grade (grams/tonne)
— Gold	5.19	5.21	5.01	4.54	4.43
— Silver	266.00	291.15	285.88	288.92	291.23
• Recovery (%)
— Gold	94	97	97	96	96
— Silver	90	90	91	91	90
• Production (ounces)
— Gold	32,700	28,100	28,300	25,400	25,100
— Silver	1,615,500	1,483,300	1,520,700	1,527,600	1,554,700
— Gold equivalent (Note 1)	59,100	48,000	49,200	45,600	45,700
• Sales ($’000’s)	$23,715	$18,343	$17,152	$15,103	$15,653
— Gold (ounces)	32,400	28,100	27,600	25,000	25,600
— Silver (ounces)	1,612,900	1,475,900	1,515,900	1,500,500	1,561,900
— Gold equivalent (ounces) (Note 1)	59,200	47,900	48,300	44,800	46,100
• Net earnings ($’000’s)	$5,641	$577	$4,145	$2,768	$3,313
• Average realized gold price ($’s per ounce)	$410	$393	$366	$350	$353
• Average realized silver price ($’s per ounce)	$6.78	$5.29	$5.00	$4.61	$4.64
• Total cash costs (per gold equivalent ounce)	$170	$179	$180	$200	$185

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended March 31, 2004 the equivalency ratio was 60 ounces of silver equals one ounce of gold sold (March 31, 2003 — 76).

     During the first quarter of 2004, the Luismin gold/silver operations in Mexico sold 59,200 gold equivalent ounces, compared with sales of 46,100 gold equivalent ounces in the same period of 2003. This 28% increase in sales of gold equivalent ounces was primarily due to increased gold grades processed. In addition, the average realized gold price increased by 16% to $410 per ounce, as compared with the same quarter in 2003, and the average realized silver price increased by 46%, resulting in increased sales from $15,653,000 in 2003 to $23,715,000 in 2004.

      Total cash costs were $170 per gold equivalent ounce in the first quarter of 2004, compared with $185 during 2003. The primary reason for this decrease was the increased gold grades processed.

      General and administrative expenses for the first quarter of 2004 were $1,234,000 compared to $1,088,000 in the same period of 2003.

      Luismin owns a significant number of exploration properties, several of which are being explored and funded by joint venture partners. Luismin exploration expense in the first quarter was $285,000 compared with $225,000 in 2003.

      Luismin paid no significant cash taxes during the first quarter of 2004.

Peak Mine

	March 31	December 31	September 30	June 30	March 31
	2004	2003	2003	2003	2003

					(Note 2)
• Ore mined (tonnes)	178,300	219,200	352,700	247,500	20,000
• Ore milled (tonnes)	170,800	153,100	157,500	157,200	25,300
• Grade
— Gold (grams/tonne)	6.44	5.93	7.81	6.56	6.14
— Copper (%)	0.83	0.54	0.53	0.49	—
• Recovery (%)
— Gold	91	88	85	87	85
— Copper	82	77	84	67	—
• Production
— Gold (ounces)	32,100	25,700	33,600	28,900	4,100
— Copper (lbs)	2,578,900	1,396,800	1,438,100	778,700	—
• Sales
— ($’000’s)	$15,307	$10,756	$14,639	$9,475	$1,604
— Gold (ounces)	33,400	26,500	39,200	26,700	4,800
— Copper (lbs)	2,592,200	1,121,100	1,843,000	—	—
• Net earnings (loss) ($’000’s)	$3,238	$2,379	$1,721	$1,298	($121)
• Average realized gold price ($’s per ounce)	$405	$391	$365	$355	$331
• Average realized copper price ($’s per lb)	$1.29	$0.90	$0.80	$—	$—
• Total cash costs (per ounce) (Note 1)	$217	$302	$223	$221	$330

(1)	The calculation of total cash costs per ounce of gold is net of by-product copper sales revenue.

(2)	Peak results include the Company’s 100% interest from March 18, 2003 onwards.

     Peak sold 33,400 ounces of gold and 2.6 million lbs of copper during the three months ended March 31, 2004, compared with 4,800 ounces of gold in the two weeks following acquisition to March 31, 2003.

      Total cash costs averaged $217 per ounce (net of by-product copper sales revenue) during the quarter, compared with $330 per ounce during the comparative quarter in 2003. The 2003 costs were abnormally high, as a result of treating lower grade ore from open pit operations.

      No significant cash taxes were paid during the first quarter of 2004.

Alumbrera Mine (Wheaton interest — 37.5%)

	March 31	December 31	September 30	June 30	March 31
	2004	2003	2003	2003	2003

	(Wheaton’s share only)
					(Note 2)
• Ore mined (tonnes)	2,836,900	2,409,000	2,219,300	2,171,700	322,700
• Ore milled (tonnes)	3,171,400	3,415,000	3,043,100	2,235,400	330,800
• Grade
— Gold (grams/tonne)	0.80	0.94	0.83	0.81	0.57
— Copper (%)	0.58	0.69	0.67	0.69	0.52
• Recovery (%)
— Gold	77	74	73	74	79
— Copper	91	89	89	89	91
• Production
— Gold (ounces)	62,800	75,900	59,000	43,300	4,800
— Copper (lbs)	36,512,700	47,098,200	39,895,700	29,912,800	3,457,100
• Sales
— ($’000’s)	$75,112	$74,320	$31,351	$4,236	$—
— Gold (ounces)	63,900	81,600	38,600	40,900	4,700
— Copper (lbs)	40,287,300	52,610,400	26,453,800	28,139,400	3,551,000
• Net earnings ($’000’s)	$30,849	$26,015	$8,919	$7,706	$516
• Average realized gold price ($’s per ounce)	$417	$379	$366	$355	$301
• Average realized copper price ($’s per lb)	$1.33	$0.96	$0.81	$0.74	$0.68
• Total cash costs (per ounce) (Note 1)	$(435)	$(277)	$(132)	$(112)	$(81)

(1)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, first quarter 2004 average total cash costs at Alumbrera would be $111 per ounce of gold and $0.48 per pound of copper.

(2)	Includes with the exception of sales, 25% of Alumbrera’s total operating results from March 18, 2003 onwards. During the first quarter of 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

     Wheaton’s share of Alumbrera’s first quarter 2004 sales amounted to 63,900 ounces of gold and 40.3 million lbs of copper, compared with 4,700 ounces of gold and 3.6 million lbs of copper in the two weeks following acquisition to March 31, 2003. The 2004 average realized copper price of $1.33 per lb was significantly higher than the 2003 price of $0.68 per lb and was the primary reason for the reduction in 2004 total cash costs, which are presented net of by-product copper sales revenue.

      No significant cash taxes were paid in the first quarter of 2004.

Corporate

	March 31	March 31
	2004	2003

	(In thousands)
General and administrative expenses	$(2,441)	$(905)
Interest and finance fees	(1,255)	(1)
Gain on sale of marketable securities	42	786
Foreign exchange (loss) gain	(534)	912
Share purchase option expense	(985)	(84)
Other	(1,172)	115

(Loss) earnings before income taxes	(6,345)	823
Income tax (expense) recovery	180	(467)

Corporate net (loss) earnings	$(6,165)	$356

      General and administrative expenses in the first quarter of 2004 totaled $2,441,000 compared with $905,000 in 2003, reflecting the increased level of corporate activity compared with 2003.

      Interest and finance fees were $1,255,000 in 2004, as a result of the June 24, 2003 debt financing of the acquisition of an additional 12.5% interest in Alumbrera. The 2004 foreign exchange loss of $534,000 resulted from the weakening of Canadian dollar denominated cash deposits against the US dollar during the period, whereas in 2003 the Canadian dollar strengthened against the US dollar and the Company recognized a $912,000 foreign exchange gain.

      Effective January 1, 2004, the Company retroactively adopted the amended recommendations of the CICA Handbook Section 3870, “Stock-Based Compensation and other Stock-based Payments”, whereby the fair value of all stock options granted are estimated using the Black-Scholes method and are recorded in operations over their vesting periods. In 2003, stock-based awards made to non-employees of $84,000 were recognized and measured using the fair value based method at the date of grant, whereas for stock options granted to employees and directors, no expense was recorded. The amended recommendations have been applied retroactively from January 1, 2002 in the financial statements, without restatement of prior periods. As a result, as of January 1, 2004, retained earnings decreased by $16,848,000, share purchase options (a separate component of shareholders’ equity) increased by $14,861,000, share capital increased by $1,883,000 and contributed surplus increased by $104,000.

      The total compensation expense recognized in the statement of operations for share purchase options granted in the three months ended March 31, 2004 totaled $985,000. Had the same basis been applied to 2003 share purchase options granted, net earnings for the three months ended March 31, 2003 would have been as follows:

March 31 2003

(In thousands, except
per share amounts)
Net earnings	$4,064
Additional compensation expense of employees	(1,913)

Pro forma net earnings	$2,151

Pro forma basic and diluted earnings per share	$0.01

      Stock-based compensation expense is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company’s share price of 50% (2003 — 60%), an annual risk free interest rate of 3% (2003 — 4%) and expected lives of three years (2003 — three years).

      No significant cash taxes were paid in Canada in the first quarter of 2004.

Non GAAP measures — total cash cost per gold equivalent ounce calculation

      The Company reports total cash costs on a sales basis. In the gold mining industry, this is a common performance measure but does not have any standardized meaning. The following table provides a reconciliation of total cash costs per ounce to the financial statements:

	March 31	March 31
	2004	2003

	(In thousands, except
	per ounce amounts)
Cost of sales per financial statements	$38,786	$9,510
Alumbrera equity adjustment (Note 1)	—	(402)
Treatment and refining charges	7,650	598
Non-cash adjustments	(1,216)	—
By-product copper sales	(57,763)	—
Royalties	2,017	60

	$(10,526)	$9,766

Divided by gold equivalent ounces sold	156,500	55,600
Total cash cost per ounce	$(67)	$175

(1)	Total cash costs are calculated as if the Company’s initial acquisition of a 25% interest in Alumbrera had been accounted for on a proportionately consolidated basis. The consolidated financial statements however present the initial 25% interest using the equity method until the Company increased its interest to 37.5% on June 24, 2003, and thereafter accounted for its interest on a proportionately consolidated basis.

Liquidity and Capital Resources

      At March 31, 2004 the Company had cash and cash equivalents of $173,814,000 (December 31, 2003 — $151,878,000) and working capital of $128,146,000 (December 31, 2003 — $147,484,000).

      In the opinion of management, the working capital at March 31, 2004, together with cash flows from operations, are sufficient to support the Company’s normal operating requirements on an ongoing basis.

      Total assets increased to $1,039,387,000 at March 31, 2004 from $891,005,000 at December 31, 2003. Contributing to the growth was the January 9, 2004 acquisition of the Amapari gold project located in northern Brazil for $25,000,000 in cash, 33,000,000 Wheaton River common shares and 21,500,000 Wheaton River Series “B” common share purchase warrants. Based upon the trading price of the common shares and warrants at the time of closing, this represents aggregate consideration of approximately $114,649,000, including $1,104,000 of acquisition costs. During 2004, the Company is required to make additional cash payments of $15,200,000 to repay debt.

      During the quarter, the Company generated operating cash flows of $61,848,000, compared with $9,752,000 during the first quarter of 2003.

      During the three months ended March 31, 2004, the Company repaid long-term debt in the amount of $4,645,000 and invested a total of $10,148,000 in property, plant and equipment, including expenditures of $5,224,000 at the Luismin operations, $1,748,000 at Peak, $1,483,000 at Alumbrera and $1,662,000 at Amapari.

      As of May 10, 2004, there were 568,220,638 common shares of the Company issued and outstanding. In addition, the Company had 23,936,161 stock options outstanding under its share option plan and 176,660,019 share purchase warrants outstanding.

Derivative instruments

      The Company has employed metal, interest rate and Canadian dollar forward and option contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates.

      Under the terms of the Company’s $50,000,000 bank term loan negotiated in 2003, the Company acquired put options to sell gold at a price of $300 per ounce during the period from January 2004 to June 2008. At March 31, 2004, the Company held put options to sell 656,280 ounces of gold and the fair value of these options was $885,000.

      During 2003, the Company entered into a gold-indexed interest rate swap transaction, whereby the effective interest rate on the bank term loan varies in relationship to the price of gold. At a minimum gold price of $300 per ounce or less, the effective interest rate will be approximately 0.4% and at a maximum gold price of $410 or higher, the effective interest rate will be 9.5%. At March 31, 2004 the fair value of the gold-indexed interest rate swap was $(2,043,000).

Long-term debt repayment schedule

      Scheduled minimum repayments of the Company’s long-term debt are as follows:

	Corporate	Project	Total

	(In thousands)
2004	$10,000	$72,985	$82,985
2005	31,943	—	31,943
2006	15,000	—	15,000
2007	2,855	—	2,855

	$59,798	$72,985	$132,783

      During May 2004, Alumbrera provided to its debt holders irrevocable notice of its intention to repay 100% of the debt during May 2004 out of cash on hand. Accordingly, the Company has recorded its entire share of the remaining debt balance at March 31, 2004 as current.

Contractual obligations

      Commitments exist at Alumbrera, Peak and Amapari for capital expenditures in 2004 of $12,800,000. The Company rents premises and leases equipment under operating leases that expire over the next nine years. Operating lease expense in the first quarter of 2004 was $411,000 (2003 — $514,000). Following is a schedule of future minimum rental and lease payments required:

(In thousands)

2004	$1,232
2005	858
2006	357
2007	232
2008	194

2,873
Thereafter	624

Total minimum payments required	$3,497

Related party transactions

      In 2001, the Company entered into a financial advisory agreement with Endeavour Financial Corporation (“Endeavour”), a corporation with two directors in common. Under the terms of this agreement, which can be cancelled on 30 days notice, Endeavour provides financial advisory services to the Company and is entitled to a monthly fee of $10,000 and a success fee to be negotiated based on the value of any acquisitions, dispositions and financings. During the first quarter of 2004, Endeavour was paid consulting and financial advisory fees of $30,000 (2003 — $673,000).

      In addition, acquisition costs related to the proposed combination with IAMGold include financial advisory fees of $5 million, payable to Endeavour on successful completion of the combination.

OUTLOOK

      On January 9, 2004, the Company acquired the Amapari gold project located in northern Brazil. Construction of an open pit heap leach operation has commenced, and site clearing, access road construction and foundation preparation are underway for the process facilities. Condemnation and final delineation drilling is in process, and further exploration is planned for the second half of 2004. Production is planned to commence during the fourth quarter of 2005.

      The Company has planned capital expenditures for the remainder of 2004 of approximately $47,000,000. Of these, approximately $20,000,000 will be incurred at Amapari, $11,000,000 at Peak, and $16,000,000 at the Luismin operations of which $5,000,000 relates to Los Filos and $11,000,000 to San Dimas and San Martin.

      A reserve and mine plan review is scheduled to be completed at Alumbrera by July 2004, as current reserves and mine planning are based on metal prices of US$295 gold and US$0.80 copper. With new mineralization defined in the 2003 drilling program, there is potential to extend the life of Alumbrera in light of current gold and copper prices.

      In 2004, Wheaton expects to produce approximately 540,000 gold equivalent ounces at a cash cost of less than US$50 per ounce. By 2006, with the Los Filos and Amapari projects in operation, overall production will increase to 900,000 gold equivalent ounces at a cash cost of less than US$100 per ounce.

      On March 30, 2004, the Company announced a proposed combination with IAMGold which is expected to close on or about June 15, 2004. The combination will create one of the world’s ten largest gold producers, with 2004 annualized gold production for the combined company of approximately 1,000,000 gold equivalent ounces at a cash cost of less than US$100 per ounce. By 2006, production will increase by over 30% to 1,300,000 gold equivalent ounces through the development of the Amapari and Los Filos projects and the expansion of IAMGold’s Tarkwa mine in Ghana. The new company will have a strong balance sheet with approximately US$300,000,000 in cash and cash equivalents and gold bullion. Proven and probable reserves will increase to 9,000,000 ounces plus additional measured and indicated resources of 4,400,000 ounces and inferred resources of 10,500,000 ounces. In addition, the company will have a large portfolio of exploration projects in the Americas and West Africa.

      Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com.

      This Management’s Discussion & Analysis contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in Company documents filed from time to time with the Toronto Stock Exchange and other regulatory authorities.

CONSOLIDATED STATEMENTS OF OPERATIONS

		Three Months Ended		Six Months Ended
		June 30		June 30

	Note	2004	2003	2004	2003

		(US dollars and shares in thousands, except per share
		amounts — Unaudited)
Sales		$89,268	$28,814	$202,472	$46,071

Cost of sales		35,017	15,242	73,803	24,846
Royalties		777	365	2,794	425
Depreciation and depletion		10,807	3,911	24,043	5,553
Reclamation		253	166	509	234

		46,854	19,684	101,149	31,058

Earnings from mining operations		42,414	9,130	101,323	15,013

Expenses and other income
General and administrative		2,734	2,307	6,409	4,291
Interest and finance fees		2,361	395	3,939	407
Exploration		790	604	1,424	903
Amortization		870	78	1,819	142
Merger costs written off	4	2,811	—	2,811	—
Other expense (income)	5	1,028	(339)	1,870	(1,913)

		10,594	3,045	18,272	3,830

Earnings before the following		31,820	6,085	83,051	11,183
Equity in earnings of Minera Alumbrera Ltd.		—	6,808	—	7,324

Earnings before income taxes		31,820	12,893	83,051	18,507
Income tax expense		10,700	1,805	28,260	3,355

Net earnings		$21,120	$11,088	$54,791	$15,152

Earnings per share
Basic		$0.04	$0.03	$0.10	$0.05

Diluted		$0.03	$0.03	$0.08	$0.04

Weighted-average number of shares outstanding
Basic		568,078	425,937	566,687	336,150
Diluted		653,674	433,253	652,149	343,372

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED BALANCE SHEETS

		June 30	December 31
	Note	2004	2003

		(US dollars and shares in
		thousands — Unaudited)
ASSETS
Current
Cash and cash equivalents		$103,482	$151,878
Appropriated cash		—	8,840
Marketable securities	6	32,343	1,142
Accounts receivable		34,864	31,824
Product inventory and stockpiled ore	7	15,818	16,726
Supplies inventory		9,952	10,083
Other		2,954	4,287

		199,413	224,780
Property, plant and equipment	8	719,546	583,911
Stockpiled ore	7	59,427	60,736
Future income taxes		7,131	7,211
Other	9	15,644	14,367

		$1,001,161	$891,005

LIABILITIES
Current
Accounts payable and accrued liabilities		$27,943	$31,402
Income taxes payable		1,721	1,062
Current portion of long-term debt	10	4,308	41,000
Other		3,512	3,832

		37,484	77,296
Long-term debt	10	61,155	81,423
Future income taxes		171,723	145,730
Provision for reclamation and closure		19,110	19,604
Future employee benefits and other		9,868	10,834

		299,340	334,887

Shareholders’ Equity
Share purchase options		16,428	877
Contributed surplus		704	600
Share purchase warrants		16,660	—
Share capital
Common shares
Authorized: unlimited shares, no par value; Issued and outstanding: 568,363 (December 31, 2003 — 533,697)		580,535	505,090
Retained earnings		87,494	49,551

		701,821	556,118

		$1,001,161	$891,005

Contingencies and Commitments (Note 13)

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Six Months Ended June 30, 2004 and Year Ended December 31, 2003

			Share Purchase
	Common Shares		Warrants		Share		Retained
					Purchase	Contributed	Earnings
	Shares	Amount	Warrants	Amount	Options	Surplus	(Deficit)	Total

	(US dollars, shares and warrants in thousands — Unaudited)
At January 1, 2003	190,400	$115,152	—	$—	$410	$600	$(8,108)	$108,054
Share options exercised	6,621	5,431	—	—	—	—	—	5,431
Warrants exercised	9,602	5,192	—	—	—	—	—	5,192
Shares issued	327,074	402,266	—	—	—	—	—	402,266
Share issue costs, net of tax	—	(22,951)	—	—	—	—	—	(22,951)
Fair value of stock options issued to non-employees	—	—	—	—	467	—	—	467
Net earnings	—	—	—	—	—	—	57,659	57,659

At December 31, 2003	533,697	505,090	—	—	877	600	49,551	556,118
Cumulative effect of change in accounting policy (Note 2 (a))	—	1,883	—	—	14,861	104	(16,848)	—
Share options exercised	1,425	1,456	—	—	(395)	—	—	1,061
Warrants exercised	241	367	—	—	—	—	—	367
Shares and warrants issued on acquisition of Amapari (Note 3)	33,000	71,885	21,516	16,660	—	—	—	88,545
Share issue costs, net of tax	—	(146)	—	—	—	—	—	(146)
Fair value of stock options issued	—	—	—	—	1,085	—	—	1,085
Net earnings	—	—	—	—	—	—	54,791	54,791

At June 30, 2004	568,363	$580,535	21,516	$16,660	$16,428	$704	$87,494	$701,821

Shareholders’ Equity (Note 11)

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Three Months Ended		Six Months Ended
		June 30		June 30

	Note	2004	2003	2004	2003

		(US dollars in thousands — Unaudited)
Operating Activities
Net earnings		$21,120	$11,088	$54,791	$15,152
Cash distribution from Minera Alumbrera Ltd		—	12,610	—	12,610
Reclamation expenditures		(901)	(430)	(965)	(447)
Items not affecting cash
Depreciation, depletion and amortization		11,677	3,989	25,862	5,695
Provision for reclamation		253	166	509	234
Gain on sale of marketable securities		(56)	12	(98)	(774)
Equity in earnings of Minera Alumbrera Ltd		—	(6,808)	—	(7,324)
Future employee benefits		(407)	—	(441)	—
Future income taxes		9,670	1,605	27,222	3,133
Share purchase option expense		100	209	1,085	293
Other		389	(153)	(655)	(70)
Change in non-cash working capital	12	(2,904)	(1,298)	(6,521)	2,240

Cash generated by operating activities		38,941	20,990	100,789	30,742

Financing Activities
Long-term debt		(67,515)	75,000	(72,160)	75,000
Common shares issued		700	5,261	1,428	223,473
Common share issue costs		—	(420)	(146)	(15,934)
Debt issue costs		(1,072)	(3,668)	(1,072)	(3,668)
Deferred gold put options		—	(5,786)	—	(5,786)
Bank loans		—	(302)	—	—

Cash (applied to) generated by financing activities		(67,887)	70,085	(71,950)	273,085

Investing Activities
Marketable securities		(31,194)	521	(31,110)	1,833
Property, plant and equipment		(18,097)	(8,952)	(28,245)	(10,993)
Appropriated cash		8,840	—	8,840	—
Acquisition of Mineração Pedra Branco do Amapari Ltda, net of cash acquired	3	—	—	(25,785)	—
Acquisition of Minera Alumbrera Ltd, net of cash acquired		—	(44,001)	—	(224,356)
Acquisition of Peak Gold Mines Pty Ltd, net of cash acquired		—	(105)	—	(34,169)
Other		(935)	(3,938)	(935)	(3,938)

Cash applied to investing activities		(41,386)	(56,475)	(77,235)	(271,623)

(Decrease) increase in cash and cash equivalents		(70,332)	34,600	(48,396)	32,204
Cash and cash equivalents, beginning of period		173,814	20,540	151,878	22,936

Cash and cash equivalents, end of period		$103,482	$55,140	$103,482	$55,140

Supplemental cash flow information (Note 12)

The accompanying notes form an integral part of these consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2004

(US dollars — Unaudited)

1.   DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

      Wheaton River Minerals Ltd (“Wheaton” or the “Company”) is engaged in gold mining and related activities including exploration, extraction, processing, refining and reclamation. The Company has mining operations in Mexico, Argentina and Australia, project development activities in Mexico and Brazil, and ongoing exploration activities in Mexico, Brazil and Australia. The Company is in the process of reclaiming the Golden Bear Mine in Canada, which ceased commercial production in 2001.

      On January 9, 2004, the Company acquired the Amapari gold project in northern Brazil (Note 3).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information and they follow the same accounting policies and methods of application as the audited consolidated financial statements of the Company for the year ended December 31, 2003 except as noted below. These unaudited interim consolidated financial statements do not include all the information and note disclosures required by generally accepted accounting principles for annual financial statements and therefore should be read in conjunction with the most recent annual audited consolidated financial statements and the notes below.

     (a) Stock-based compensation

      Effective January 1, 2004, the Company adopted the amended recommendations of the CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”. Under the amended standards of this Section, the fair value of all stock-based awards granted are estimated using the Black-Scholes model and are recorded in operations over their vesting periods. The compensation cost related to stock options granted after January 1, 2004 is recorded in operations.

      Previously, the Company provided note disclosure of pro forma net earnings and pro forma earnings per share as if the fair value based method had been used to account for share purchase options granted to employees, directors and officers after January 1, 2002. The amended recommendations have been applied retroactively from January 1, 2002 without restatement of prior periods. As a result, as of January 1, 2004, retained earnings decreased by $16,848,000, share purchase options (a separate component of shareholders’ equity) increased by $14,861,000, share capital increased by $1,883,000 and contributed surplus increased by $104,000.

      The total compensation expense recognized in the statement of operations for share purchase options granted in the three months ended June 30, 2004 amounted to $100,000 (six months ended June 30, 2004 — $1,085,000). Had the same basis been applied to 2003 share purchase options granted, net earnings would have been as follows:

	Three Months	Six Months
	Ended	Ended
	June 30, 2003	June 30, 2003

	(In thousands, except
	per share amounts)
Net earnings	$11,088	$15,152
Additional compensation expense of employees	(7,144)	(9,057)

Pro forma net earnings	$3,944	$6,095

Pro forma basic and diluted earnings per share	$0.01	$0.02

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

      Stock-based compensation expense is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company’s share price of 50% (2003 — 60%), an annual risk free interest rate of 3% (2003 — 4%) and expected lives of three years (2003 — three years).

     (b) Derivative instruments

      The Company has employed metal, interest rate and Canadian dollar forward and option contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. For derivative contracts that have been designated as effective hedges and where the documentation standards as described by Accounting Guideline 13, “Hedging Relationships” (“AcG-13”) have been met, gains or losses are recognized in sales when the hedged production is sold. For derivative contracts that have not been designated as hedges or do not meet the documentation standards under AcG-13, gains or losses arising from the changes in their fair value subsequent to January 1, 2004 are recorded in operations.

     (c) Basis of presentation

      These consolidated financial statements include the accounts of the Company and its subsidiaries. Principal subsidiaries and investments at June 30, 2004 are listed below:

		Ownership		Operations and Development
Subsidiary	Location	Interest	Status	Projects Owned

Luismin SA de CV (“Luismin”)	Mexico	100%	Consolidated	San Dimas, San Martin and Nukay mines and Los Filos gold development project
Peak Gold Mines Pty Ltd
(“Peak”)	Australia	100%	Consolidated	Peak mine
Mineração Pedra Branco do
Amapari Ltda (“Amapari”)	Brazil	100%	Consolidated	Amapari gold development project
Minera Alumbrera Ltd
(“Alumbrera”)	Argentina	37.5%	Proportionately consolidated	Alumbrera mine

     (d) Investment in Minera Alumbrera Ltd

      On March 18, 2003 the Company acquired a 25% indirect interest in Alumbrera which was accounted for using the equity method and the Company’s share of earnings of Alumbrera have been included in the earnings of the Company since that date.

      On June 24, 2003 the Company acquired an additional 12.5% indirect interest in Alumbrera. As a result of this acquisition, the Company now has joint control over Alumbrera and therefore has proportionately consolidated its 37.5% share of the financial statements of Alumbrera from June 24, 2003 onward.

     (e) Comparative amounts

      Certain comparative amounts have been reclassified to conform to presentation adopted in 2004.

3.   ACQUISITION OF AMAPARI GOLD DEVELOPMENT PROJECT

      On January 9, 2004 the Company acquired a 100% interest in the Amapari gold development project in Brazil for total consideration of $114,649,000 including acquisition costs. Of the purchase price, $25,000,000

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

was paid in cash and $88,545,000 by way of 33 million Wheaton common shares and 21.5 million Series “B” common share purchase warrants.

      The acquisition of Amapari has been accounted for using the purchase method. The preliminary allocation of the purchase price is summarized in the table below.

(In thousands)

Purchase price:
Cash paid	$25,000
Shares and share purchase warrants issued	88,545
Acquisition costs	1,104

$114,649

Net assets acquired:
Cash	$319
Non-cash working capital	(2,368)
Property, plant and equipment	131,898
Debt acquired — (Note 10 (v))	(15,200)

$114,649

4.   MERGER COSTS WRITTEN OFF

      On March 30, 2004, Wheaton and IAMGold Corporation (“IAMGold”) announced that their boards of directors had unanimously agreed to combine the companies under the name Axiom Gold Corporation, subject to shareholder approvals and certain other conditions. On July 6, 2004, IAMGold did not receive the necessary shareholder approvals to effect the proposed combination and Wheaton terminated the agreement with IAMGold regarding the combination (Note 13 (a)). As a result, the Company has written off $2,811,000 of related costs.

5.   OTHER (EXPENSE) INCOME

	Three Months		Six Months
	Ended June 30		Ended June 30

	2004	2003	2004	2003

	(In thousands)
Interest income	$563	$266	$1,212	$721
Gain on sale of marketable securities	56	(12)	98	774
Foreign exchange (loss) gain	(1,344)	643	(1,745)	1,195
Share purchase option expense	(100)	(209)	(1,085)	(293)
Other	(203)	(349)	(350)	(484)

	$(1,028)	$339	$(1,870)	$1,913

6.   MARKETABLE SECURITIES

	June 30	December 31
	2004	2003

	(In thousands)
Marketable securities at market value	$34,818	$1,702

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

      In July 2004, the Company sold marketable securities with a cost of approximately $31.1 million for proceeds of approximately $32.0 million.

7.   PRODUCT INVENTORY AND STOCKPILED ORE

	June 30	December 31
	2004	2003

	(In thousands)
Stockpiled ore	$60,625	$62,174
Work in process	5,081	2,891
Finished goods	9,539	12,397

	75,245	77,462
Less: non-current stockpiled ore	59,427	60,736

	$15,818	$16,726

      Non-current stockpiled ore is primarily comprised of lower grade ore at Alumbrera, which will be processed later in the mine life. This inventory is valued at the lower of cost and net realizable value.

8.   PROPERTY, PLANT AND EQUIPMENT

	June 30, 2004			December 31, 2003

		Accumulated			Accumulated
	Cost	Depletion	Net	Cost	Depletion	Net

	(In thousands)
Mineral properties
Luismin mines, Mexico	$125,843	$(9,482)	$116,361	$120,736	$(6,070)	$114,666
Peak mine, Australia	28,902	(4,582)	24,320	25,672	(2,518)	23,154
Alumbrera mine, Argentina	27,142	(4,030)	23,112	27,142	(2,091)	25,051

	181,887	(18,094)	163,793	173,550	(10,679)	162,871

Plant and equipment
Luismin mines, Mexico.	46,847	(4,795)	42,052	42,519	(3,334)	39,185
Peak mine, Australia	19,276	(2,955)	16,321	17,726	(1,736)	15,990
Alumbrera mine, Argentina	248,911	(34,475)	214,436	246,559	(20,553)	226,006
Corporate, Canada	475	(288)	187	456	(261)	195

	315,509	(42,513)	272,996	307,260	(25,884)	281,376

Properties under development
Los Filos project, Mexico.	96,289	—	96,289	93,691	—	93,691
El Limón project, Mexico.	42,161	—	42,161	42,161	—	42,161
Other projects, Mexico.	5,065	—	5,065	3,667	—	3,667
Amapari project, Brazil	139,242	—	139,242	145	—	145

	282,757	—	282,757	139,664	—	139,664

	$780,153	$(60,607)	$719,546	$620,474	$(36,563)	$583,911

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

     Sale of Metates property

      Effective February 25, 2004, the Company sold its 50% interest in the Metates property in Mexico to American Gold Capital Corporation (“American Gold”), a company listed on the TSX Venture Exchange. The Company received 5,000,000 shares of American Gold as consideration, 4,500,000 of which are held in escrow to be released over the period to February 2007. The Company has not recorded a gain on this disposition. Gains on the sale of the shares will be recorded in income when the shares are sold.

9.   OTHER NON-CURRENT ASSETS

			June 30	December 31
	Note		2004	2003

			(In thousands)
Deferred gold put options	10	(i)	$5,063	$5,786
Deferred debt issue costs	10	(ii)	3,920	3,497
Other			6,661	5,084

			$15,644	$14,367

10. LONG-TERM DEBT

	June 30	December 31
	2004	2003

	(In thousands)
Corporate debt
Revolving working capital facility(i)	$61,155	$—
Term loan(i)	—	45,000

Total bank indebtedness(ii)	61,155	45,000
Promissory note(iii)	4,308	19,443

	65,463	64,443
Non-recourse project debt
Alumbrera (Wheaton’s 37.5% share)(iv)	—	57,980

	65,463	122,423
Less: current portion	4,308	41,000

	$61,155	$81,423

(i)	During 2003 the Company entered into a $75,000,000 loan facility which consisted of a $50,000,000 term loan bearing interest at LIBOR plus 2.75% and a $25,000,000 revolving working capital facility bearing interest at LIBOR plus 3%. During June 2004, the Company amended the facility such that the full $75,000,000 is a revolving working capital facility. The amended facility bears interest at LIBOR plus 1.625% to 2.25% depending on covenant ratios, has no net repayment terms, and matures in June 2007.

Under the terms of the loan agreement, during 2003 the Company acquired options to sell 700,000 ounces of gold at a price of $300 per ounce during the period January 2004 to June 2008. The cost of $5,786,000 was deferred and is amortized against sales as the options expire or are exercised. An amount of $723,000 has been amortized to June 30, 2004 (December 31, 2003 — $nil). The fair value of the 612,528 ounces of unexpired put options at June 30, 2004 was $1,250,000. During 2003, the Company entered into a gold-indexed interest rate swap transaction which had a fair value at June 30, 2004, of minus $1,060,000.

(ii)	The bank indebtedness is secured by corporate guarantees of Luismin and Amapari. Debt issue costs of $5,314,000 have been deferred and are amortized to earnings over the term of the debt. An amount of $1,394,000 has been amortized to June 30, 2004 (December 31, 2003 — $745,000).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

(iii)	The promissory note is due to Rio Algom, bears interest at LIBOR plus 2% and has a maturity date of May 30, 2005. The note is secured by the Company’s 12.5% indirect interest in Alumbrera acquired during June 2003 from Rio Algom. Principal repayments are comprised of 75% of any distributions received from Alumbrera, relating to the 12.5% interest acquired from Rio Algom. The promissory note is redeemable prior to maturity without penalty.

(iv)	The Alumbrera project debt was incurred in 1997 to finance the construction and operation of the Alumbrera Mine. During May 2004 Alumbrera repaid the outstanding debt out of cash on hand.

(v)	Amapari project debt due to Anglogold Brasil Ltda was acquired in January 2004 and was repaid in June 2004.

(vi)	The Company has an Aus$5,000,000 ($3,444,000), unsecured, revolving working capital facility for its Peak mine operations of which $nil was drawn down at June 30, 2004. The loan bears interest related to the Australian Treasury Bill rate plus 1.5% per annum.

(vii)	Scheduled minimum repayments of the Company’s long-term debt are as follows:

(In thousands)

2005	$4,308
2006	—
2007	61,155

$65,463

11. SHAREHOLDERS’ EQUITY

      In January 2004, the Company issued 33 million common shares and 21.5 million Series “B” warrants as partial consideration for the acquisition of Amapari (Note 3).

     (a) Warrants

		Weighted
	Warrants	Average Exercise
	Outstanding	Price (Cdn$)

At January 1, 2003	64,549,997	$1.52
Issued in connection with issuance of shares	100,359,522	2.27
Exercised	(9,601,400)	0.76

At December 31, 2003	155,308,119	2.05
Issued in connection with acquisition of Amapari (Note 3)	21,516,000	3.10
Exercised	(241,600)	2.03

At June 30, 2004	176,582,519	2.18

      The following table summarizes information about the warrants outstanding at June 30, 2004:

		Warrants	Exercise Price
Description	Expiry Date	Outstanding	(Cdn$)

Common share purchase warrants	May 30, 2007	54,889,747	$1.65
Series “A” share purchase warrants	May 30, 2007	57,392,748	1.65
Series “B” share purchase warrants	August 25, 2008	64,300,024	3.10

		176,582,519

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

     (b) Share purchase options

		Weighted
	Options	Average Exercise
	Outstanding	Price (Cdn$)

At January 1, 2003	8,258,890	$0.79
Granted	22,965,000	2.20
Exercised	(6,620,694)	1.09
Forfeited	(132,333)	1.24

At December 31, 2003	24,470,863	2.03
Granted	905,000	3.75
Exercised	(1,424,702)	0.99

At June 30, 2004	23,951,161	2.16

12. SUPPLEMENTAL CASH FLOW INFORMATION

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(In thousands)
Change in non-cash working capital
Accounts receivable	$(1,690)	$(1,533)	$(2,988)	$1,293
Product inventory and stockpiled ore	397	(3,418)	2,217	(2,898)
Supplies inventory	220	(656)	131	(901)
Accounts payable and accrued liabilities	(1,956)	5,823	(3,570)	6,464
Income taxes payable	863	204	622	107
Other	(738)	(1,718)	(2,933)	(1,825)

	$(2,904)	$(1,298)	$(6,521)	$2,240

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

Non-cash financing and investing activities
Shares and share purchase warrants issued on acquisition of Amapari (Note 3)	$—	$—	$88,545	$—
Promissory note issued (Note 10 (iii))	—	25,000	—	25,000
Marketable securities received on sale of property, plant and equipment	31	—	31	142
Operating activities included the following cash payments
Interest paid	$2,223	$31	$3,911	$31
Income taxes paid	466	150	1,047	212

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

13. CONTINGENCIES AND COMMITMENTS

     (a) Contingencies

      Under the terms of the agreement between Wheaton and IAMGold, which was terminated on July 6, 2004 (Note 4), Wheaton will be entitled to receive a break fee from IAMGold equal to 3% of IAMGold’s market capitalization at the time of termination if a takeover bid by Golden Star Resources Ltd is successful and completed on or before April 7, 2005. Based on IAMGold’s stock price, the break fee would approximate $24 million. Further, if a takeover bid of Wheaton by Coeur d’Alene Mines Corporation is successful, Wheaton may be required to pay a break fee to IAMGold equal to 3% of Wheaton’s market capitalization at the time of termination. Based on Wheaton’s stock price, the break fee would approximate $49 million. In addition, pursuant to agreements with its financial advisors, the Company will be required to pay advisory fees of $5,000,000 to both Endeavour Financial Corporation and GMP Securities Ltd should a takeover bid of Wheaton be successful.

     (b) Commitments

      Commitments exist for capital expenditures of $22,100,000 in 2004 and $3,100,000 in 2005.

14. SEGMENTED INFORMATION

      The Company’s reportable operating and geographical segments are summarized in the table below.

	Three Months Ended June 30, 2004

	Mexico	Australia	Argentina	Brazil	Corporate	Total

	(In thousands)
Sales	$22,709	$14,137	$53,353	$—	$(931)	$89,268

Cost of sales	9,039	6,859	19,119	—	—	35,017
Depreciation and depletion	2,352	1,641	6,814	—	—	10,807
Other	59	493	478	—	—	1,030

Earnings from mining operations	11,259	5,144	26,942	—	(931)	42,414
General and administrative	(1,253)	—	—	—	(1,481)	(2,734)
Interest and finance fees	(15)	(2)	(1,502)	—	(842)	(2,361)
Other (expenses) income	(1,717)	(1,401)	(1,264)	107	(1,224)	(5,499)

Earnings (loss) before income taxes	$8,274	$3,741	$24,176	$107	$(4,478)	$31,820

Capital asset expenditures	$8,207	$3,337	$869	$5,682	$2	$18,097

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

	Three Months Ended June 30, 2003

	Mexico	Australia	Argentina	Brazil	Corporate	Total

	(In thousands)
Sales	$15,103	$9,475	$4,236	$—	$—	$28,814

Cost of sales	7,954	5,650	1,638	—	—	15,242
Depreciation and depletion	1,440	1,452	1,019	—	—	3,911
Other	64	368	99	—	—	531

Earnings from mining operations	5,645	2,005	1,480	—	—	9,130
General and administrative	(1,146)	—	—	—	(1,161)	(2,307)
Interest and finance fees	(114)	(31)	(155)	—	(95)	(395)
Equity in earnings of Alumbrera	—	—	6,808	—	—	6,808
Other (expenses) income	27	(38)	(42)	—	(290)	(343)

Earnings (loss) before income taxes	$4,412	$1,936	$8,091	$—	$(1,546)	$12,893

Capital asset expenditures	$4,533	$4,419	$—	$—	$—	$8,952

	Six Months Ended June 30, 2004

	Mexico	Australia	Argentina	Brazil	Corporate	Total

	(In thousands)
Sales	$46,424	$29,444	$128,465	$—	$(1,861)	$202,472

Cost of sales	19,745	15,399	38,659	—	—	73,803
Depreciation and depletion	4,899	3,283	15,861	—	—	24,043
Other	118	1,025	2,160	—	—	3,303

Earnings from mining operations	21,662	9,737	71,785	—	(1,861)	101,323
General and administrative	(2,487)	—	—	—	(3,922)	(6,409)
Interest and finance fees	(30)	(2)	(2,379)	—	(1,528)	(3,939)
Other (expenses) income	(1,625)	(1,842)	(1,160)	215	(3,512)	(7,924)

Earnings (loss) before income taxes	$17,520	$7,893	$68,246	$215	$(10,823)	$83,051

Capital asset expenditures	$13,431	$5,085	$2,352	$7,344	$33	$28,245

Total assets	$334,074	$53,564	$417,988	$143,246	$52,289	$1,001,161

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Six Months Ended June 30, 2004

(US dollars — Unaudited)

	Six Months Ended June 30, 2003

	Mexico	Australia	Argentina	Brazil	Corporate	Total

	(In thousands)
Sales	$30,756	$11,079	$4,236	$—	$—	$46,071

Cost of sales	15,960	7,248	1,638	—	—	24,846
Depreciation and depletion	2,880	1,654	1,019	—	—	5,553
Other	134	426	99	—	—	659

Earnings from mining operations	11,782	1,751	1,480	—	—	15,013
General and administrative	(2,140)	—	—	—	(2,151)	(4,291)
Interest and finance fees	(125)	(31)	(155)	—	(96)	(407)
Equity in earnings of Alumbrera	—	—	7,324	—	—	7,324
Other (expenses) income	(575)	(38)	(42)	—	1,523	868

Earnings (loss) before income taxes	$8,942	$1,682	$8,607	$—	$(724)	$18,507

Capital asset expenditures	$6,564	$4,419	$—	$—	$10	$10,993

Total assets (December 31, 2003)	$315,271	$51,429	$422,701	$—	$101,604	$891,005

15. SUBSEQUENT EVENT

      On July 14, 2004, Wheaton and Chap Mercantile Inc. (“Chap”) announced that Chap had agreed to purchase 100% of the silver produced by Luismin’s mining operations for an upfront payment of Cdn$262 million plus a payment of US$3.90 per ounce, subject to adjustment.

      The upfront payment of Cdn$262 million is payable as to Cdn$46 million in cash and 540 million common shares of Chap. As a result, Wheaton will own approximately 75% of the shares of Chap, which will change its name to Silver Wheaton. The closing of the transaction is scheduled to occur on September 9, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIX MONTHS ENDED JUNE 30, 2004

      This Management’s Discussion and Analysis should be read in conjunction with the Company’s unaudited consolidated financial statements for the six months ended June 30, 2004 and related notes thereto which have been prepared in accordance with Canadian generally accepted accounting principles. In addition, the following should be read in conjunction with the 2003 audited consolidated financial statements, the related annual Management’s Discussion and Analysis, and the Annual Information Form/40F on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities. All figures are in United States dollars unless otherwise noted. This Management’s Discussion and Analysis has been prepared as of August 6, 2004.

SECOND QUARTER HIGHLIGHTS

•	Net earnings of $21.1 million ($0.04 per share) for the three months, compared with $11.1 million ($0.03 per share) in 2003.

•	Operating cash flows of $38.9 million for the three months (2003 — $21.0 million).

•	Sales of 148,700 gold equivalent ounces and 32.5 million pounds of copper (2003 — 112,400 gold equivalent ounces and 28.1 million pounds of copper).

•	Total cash costs of $19 per gold equivalent ounce (2003 — $90).

•	Cash and cash equivalents at June 30, 2004 of $103.5 million (December 31, 2003 — $151.9 million), after repaying $67.5 million of long-term debt during the quarter.

•	Alumbrera mine life extended by 20%, ensuring production until at least 2015.

•	Wheaton announces termination of merger agreement with IAMGold.

•	Wheaton agrees to sell future silver production from Luismin mining operations for an upfront payment of Cdn$262 million plus a payment of US$3.90 per ounce.

OVERVIEW

      Wheaton River Minerals Ltd. (“Wheaton” or the “Company”) is a growth-oriented precious metals mining company with operations in Mexico, Argentina, Brazil and Australia.

      During 2002 Wheaton acquired the Luismin gold/silver mines in Mexico, followed by the 2003 acquisition of a 37.5% interest in the world-class Alumbrera gold/copper mine in Argentina and 100% of the Peak gold mine in Australia. In addition, the Company acquired the Los Filos gold project in Mexico and in January, 2004, the Amapari gold project in northern Brazil.

      In continuation of this growth strategy, during March 2004, Wheaton and IAMGold Corporation (“IAMGold”) announced that their boards of directors had agreed to combine the companies under the name Axiom Gold Corporation, subject to shareholder approvals and certain other conditions. On July 6, 2004, IAMGold did not receive the necessary shareholder approvals to effect the proposed combination and Wheaton terminated the agreement with IAMGold regarding the combination. In the event that Golden Star Resources Ltd. completes a take-over bid for the shares of IAMGold on or before April 7, 2005, Wheaton will be entitled to receive a break fee from IAMGold equal to 3% of IAMGold’s market capitalization at that time, which would approximate US$24 million.

      During June 2004, Coeur d’Alene Mines Corporation (“Coeur”) announced that it would be making a tender offer to acquire all of the outstanding shares of Wheaton. To date, Coeur has only made a tender offer to Wheaton’s United States shareholders and therefore Wheaton’s Board has concluded that they are unable to make a recommendation to all shareholders at this time.

      Wheaton continues to seek opportunities to maximize value for its shareholders and, on July 14, 2004, announced that Chap Mercantile Inc. (“Chap”) had agreed to purchase 100% of the silver produced by Luismin’s mining operations for an upfront payment of Cdn$262 million plus a payment of US$3.90 per ounce, subject to adjustment.

      The upfront payment of Cdn$262 million is payable as to Cdn$46 million in cash and 540 million common shares of Chap. As a result, Wheaton will own approximately 75% of the shares of Chap, which will change its name to Silver Wheaton. The closing of the transaction is scheduled to occur on September 9, 2004.

Summarized Financial Results

	June 30		March 31		December 31		September 30

	2004	2003	2004	2003	2003	2002	2003	2002

(Notes 2 and 3)
Sales ($000’s)	$89,268	$28,814	$113,204	$17,257	$103,420	$17,938	$63,142	$15,840
Gold (ounces)	123,000	92,600	129,700	35,100	136,200	32,300	105,400	25,900
Silver (ounces)	1,654,500	1,500,500	1,612,900	1,561,900	1,475,900	1,672,200	1,515,900	1,445,800
Gold equivalent (ounces) (Note 1)	148,700	112,400	156,500	55,600	156,000	55,600	126,100	47,800
Copper (lbs)	32,499,000	28,139,400	42,879,500	3,551,000	53,731,500	—	28,296,800	—
Net earnings ($000’s)	$21,120	$11,088	$33,671	$4,064	$27,818	$2,577	$14,689	$949
Earnings per share
Basic	$0.04	$0.03	$0.06	$0.02	$0.06	$0.01	$0.03	$0.01
Diluted	$0.03	$0.03	$0.05	$0.02	$0.05	$0.01	$0.03	$0.01
Cash flow from operations ($000’s)	$38,941	$20,990	$61,848	$9,752	$64,483	$5,631	$31,453	$(2,663)
Average realized gold price ($’s per ounce)	$388	$353	$412	$347	$385	$323	$366	$331
Average realized silver price ($’s per ounce)	$6.09	$4.61	$6.78	$4.64	$5.29	$4.51	$5.00	$4.60
Average realized copper price ($’s per lb)	$1.22	$0.74	$1.33	$0.68	$0.96	$—	$0.81	$—
Total cash costs (per gold equivalent ounce) (Note 4)	$19	$90	$(67)	$175	$(39)	$186	$98	$182
Cash and cash equivalents ($000’s)	$103,482	$55,140	$173,814	$20,540	$151,878	$22,936	$128,037	$18,953
Total assets ($000’s)	$1,001,161	$618,419	$1,039,387	$377,267	$891,005	$152,098	$711,648	$150,933
Long-term debt ($000’s)	$65,463	$177,342	$132,783	$—	$122,423	$—	$152,342	$—
Shareholders’ equity($000’s)	$701,821	$331,038	$679,901	$314,900	$556,118	$108,054	$436,773	$105,481

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended June 30, 2004, the equivalency ratio was 65 ounces of silver equals one ounce of gold sold (June 30, 2003 – 76).

(2)	Includes Peak’s results from March 18, 2003 onwards.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24, 2003 onwards. Sales include 37.5% of Alumbrera’s total sales for the period from June 24, 2003 onwards. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	The calculation of total cash costs per ounce for Peak and Alumbrera is net of by-product copper sales revenue.

RESULTS OF OPERATIONS

	Three Months Ended June 30, 2004

	Luismin	Peak	Alumbrera	Amapari	Corporate	Total

	(Note 1)	(Note 2)	(Note 4)
Sales ($000’s)	$22,709	$14,137	$53,353	$—	$(931)	$89,268
Gold (ounces)	33,500	33,000	56,500	—	—	123,000
Silver (ounces)	1,654,500	—	—	—	—	1,654,500
Gold equivalent (ounces) (Note 1)	59,200	33,000	56,500	—	—	148,700
Copper (lbs)	—	1,384,900	31,114,100	—	—	32,499,000
Net earnings (loss) ($000’s)	$4,636	$3,132	$16,923	$107	$(3,678)	$21,120
Average realized gold price ($’s per ounce)	$392	$379	$388	$—	$—	$388
Average realized silver price ($’s per ounce)	$6.09	$—	$—	$—	$—	$6.09
Average realized copper price ($’s per lb)	$—	$1.28	$1.21	$—	$—	$1.22
Total cash costs (per gold equivalent ounce)	$159	$172	$(218)	$—	$—	$19

	Three Months Ended June 30, 2003

	Luismin	Peak	Alumbrera	Amapari	Corporate	Total

	(Note 1)	(Note 2)	(Notes 3 and 4)
Sales ($000’s)	$15,103	$9,475	$4,236	$—	$—	$28,814
Gold (ounces)	25,000	26,700	40,900	—	—	92,600
Silver (ounces)	1,500,500	—	—	—	—	1,500,500
Gold equivalent (ounces) (Note 1)	44,800	26,700	40,900	—	—	112,400
Copper (lbs)	—	—	28,139,400	—	—	28,139,400
Net earnings (loss) ($000’s)	$2,768	$1,298	$7,706	$—	$(684)	$11,088
Average realized gold price ($’s per ounce)	$350	$355	$355	$—	$—	$353
Average realized silver price ($’s per ounce)	$4.61	$—	$—	$—	$—	$4.61
Average realized copper price ($’s per lb)	$—	$—	$0.74	$—	$—	$0.74
Total cash costs (per gold equivalent ounce)	$200	$221	$(112)	$—	$—	$90

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended June 30, 2004 the equivalency ratio was 65 ounces of silver equals one ounce of gold sold (June 30, 2003 — 76).

(2)	The calculation of total cash costs per ounce of gold at Peak is net of by-product copper sales revenue.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24, 2003 onwards. Sales include 37.5% of Alumbrera’s total sales for the period from June 24, 2003 onwards. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, average total cash costs at Alumbrera in 2004 would be $128 per ounce of gold and $0.60 per pound of copper.

	Six Months Ended June 30, 2004

	Luismin	Peak	Alumbrera	Amapari	Corporate	Total

	(Note 1)	(Note 2)	(Note 4)
Sales ($000’s)	$46,424	$29,444	$128,465	$—	$(1,861)	$202,472
Gold (ounces)	65,900	66,400	120,400	—	—	252,700
Silver (ounces)	3,267,400	—	—	—	—	3,267,400
Gold equivalent (ounces) (Note 1)	118,400	66,400	120,400	—	—	305,200
Copper (lbs)	—	3,977,000	71,401,400	—	—	75,378,400
Net earnings (loss) ($000’s)	$10,277	$6,370	$47,772	$215	$(9,843)	$54,791
Average realized gold price ($’s per ounce)	$401	$392	$404	$—	$—	$400
Average realized silver price ($’s per ounce)	$6.43	$—	$—	$—	$—	$6.43
Average realized copper price ($’s per lb)	$—	$1.24	$1.28	$—	$—	$1.28
Total cash costs (per gold equivalent ounce)	$164	$195	$(333)	$—	$—	$(26)

	Six Months Ended June 30, 2003

	Luismin	Peak	Alumbrera	Amapari	Corporate	Total

	(Note 1)	(Note 2)	Notes 3 and 4)
Sales ($000’s)	$30,756	$11,079	$4,236	$—	$—	$46,071
Gold (ounces)	50,600	31,600	45,500	—	—	127,700
Silver (ounces)	3,062,400	—	—	—	—	3,062,400
Gold equivalent (ounces) (Note 1)	90,900	31,600	45,500	—	—	168,000
Copper (lbs)	—	—	31,690,400	—	—	31,690,400
Net earnings (loss) ($000’s)	$6,081	$1,177	$8,222	$—	$(328)	$15,152
Average realized gold price ($’s per ounce)	$352	$351	$350	$—	$—	$351
Average realized silver price ($’s per ounce)	$4.63	$—	$—	$—	$—	$4.63
Average realized copper price ($’s per lb)	$—	$—	$0.73	$—	$—	$0.73
Total cash costs (per gold equivalent ounce)	$192	$240	$(107)	$—	$—	$119

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended June 30, 2004 the equivalency ratio was 62 ounces of silver equals one ounce of gold sold (June 30, 2003 — 76).

(2)	Peak results include the Company’s 100% interest from March 18, 2003 onwards. The calculation of total cash costs per ounce of gold is net of by-product copper sales revenue.

(3)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period March 18 to June 23, 2003, and 37.5% of the results for the period June 24, 2003 onwards. Sales include 37.5% of Alumbrera’s total sales for the period from June 24, 2003 onwards. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

(4)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, average total cash costs at Alumbrera in 2004 would be $119 per ounce of gold and $0.54 per pound of copper.

OPERATIONAL REVIEW

     Luismin Mines

	June 30	March 31	December 31	September 30	June 30
	2004	2004	2003	2003	2003

Ore mined (tonnes)	176,500	180,800	181,800	186,300	184,500
Ore milled (tonnes)	192,600	209,800	176,000	182,800	181,900
Grade
Gold (grams/ tonne)	5.61	5.19	5.21	5.01	4.54
Silver (grams/ tonne)	302.17	266.00	291.15	285.88	288.92
Recovery
Gold (%)	95	94	97	97	96
Silver (%)	89	90	90	91	91
Production
Gold (ounces)	33,300	32,700	28,100	28,300	25,400
Silver (ounces)	1,664,400	1,615,500	1,483,300	1,520,700	1,527,600
Gold equivalent (ounces) (Note 1)	59,600	59,100	48,000	49,200	45,600
Sales ($’000’s)	$22,709	$23,715	$18,343	$17,152	$15,103
Gold (ounces)	33,500	32,400	28,100	27,600	25,000
Silver (ounces)	1,654,500	1,612,900	1,475,900	1,515,900	1,500,500
Gold equivalent (ounces) (Note 1)	59,200	59,200	47,900	48,300	44,800
Net earnings ($’000’s)	$4,636	$5,641	$577	$4,145	$2,768
Average realized gold price ($’s per ounce)	$392	$410	$393	$366	$350
Average realized silver price ($’s per ounce)	$6.09	$6.78	$5.29	$5.00	$4.61
Total cash costs (per gold equivalent ounce)	$159	$170	$179	$180	$200

(1)	Gold and silver are accounted for as co-products at the Luismin mines. Silver sales are converted into gold sales using the ratio of the average gold price to the average silver price for the period. For the three months ended June 30, 2004 the equivalency ratio was 65 ounces of silver equals one ounce of gold sold (June 30, 2003 — 76).

     During the second quarter of 2004, the Luismin gold/silver operations in Mexico sold 59,200 gold equivalent ounces, compared with sales of 44,800 gold equivalent ounces in the same period of 2003. This 32% increase was primarily due to increased gold and silver grades processed. In addition, the average realized gold price increased by 12% to $392 per ounce, as compared with the same quarter in 2003, and the average realized silver price increased by 32%, resulting in increased sales from $15,103,000 in 2003 to $22,709,000 in 2004.

      Total cash costs were $159 per gold equivalent ounce in the second quarter of 2004, compared with $200 during the second quarter of 2003 and $170 in the first quarter of 2004. The primary reason for this improvement was the increased gold and silver grades processed.

      General and administrative expenses for the second quarter of 2004 were $1,253,000, compared with $1,146,000 in the same period of 2003 and $1,234,000 in the first quarter of 2004.

      During the second quarter, significant exploration results were achieved at the Luismin mines, including deep and on-strike extensions of the San Dimas central block veins and new discoveries, including the Itzel vein system and the Paula and Nancy veins. At San Martin, Cuerpo 30 has also proved to be more significant in size than expected. These results were achieved by a combination of deep diamond drilling and underground development, and are in the process of being fully quantified.

      The Los Filos project is progressing according to plan and a feasibility study is expected to be completed during the fourth quarter of 2004. Contracts have been awarded to international engineering companies and key personnel have been hired. Step-out drilling to the east and north along the host structure has also been successful in defining additional resources. Expenditures of $2,598,000 during the six months ended June 30, 2004 are according to plan.

      Luismin owns a significant number of exploration properties, several of which are being explored and funded by joint venture partners.

     Peak Mine

	June 30	March 31	December 31	September 30	June 30
	2004	2004	2003	2003	2003

Ore mined (tonnes)	114,000	178,300	219,200	352,700	247,500
Ore milled (tonnes)	164,600	170,800	153,100	157,500	157,200
Grade
Gold (grams/ tonne)	7.04	6.44	5.93	7.81	6.56
Copper (%)	0.55	0.83	0.54	0.53	0.49
Recovery
Gold (%)	89	91	88	85	87
Copper (%)	68	82	77	84	67
Production
Gold (ounces)	32,900	32,100	25,700	33,600	28,900
Copper (lbs)	1,331,300	2,578,900	1,396,800	1,438,100	778,700
Sales ($’000’s)	$14,137	$15,307	$10,756	$14,639	$9,475
Gold (ounces)	33,000	33,400	26,500	39,200	26,700
Copper (lbs)	1,384,900	2,592,200	1,121,100	1,843,000	—
Net earnings ($’000’s)	$3,132	$3,238	$2,379	$1,721	$1,298
Average realized gold price ($’s per ounce)	$379	$405	$391	$365	$355
Average realized copper price ($’s per lb)	$1.28	$1.29	$0.90	$0.80	$ —
Total cash costs (per ounce) (Note 1)	$172	$217	$302	$223	$221

(1)	The calculation of total cash costs per ounce of gold is net of by-product copper sales revenue.

     Peak sold 33,000 ounces of gold and 1.4 million lbs of copper during the three months ended June 30, 2004, compared with 26,700 ounces of gold and no copper in 2003. Gold and copper grades increased 7% and 12% respectively, compared with the same period in 2003, due to higher mill feed grades from the Perseverance ore body which was not in production in the second quarter of 2003. Milled tonnes were also higher during the second quarter of 2004 due to mill process improvements and recoveries were higher with improvements in the gravity and flotation circuits. Milling costs were 9% lower due to the mill process improvements and general cost reductions.

      Ore mined for the second quarter was 114,000 tonnes, down significantly from previous quarters, due primarily to ceasing production from the New Cobar open pit during the first quarter. Approximately 50,000 tonnes of stockpiled open pit ore were processed through the mill during the second quarter, which reduced the average copper grade as compared with the first quarter, when primarily underground ore was processed. This change in mix also reduced the mill recoveries, as compared with the first quarter, however high gold mill feed grades were maintained.

      Total cash costs averaged $172 per ounce (net of by-product copper sales revenue) during the quarter, compared with $221 per ounce during the comparative quarter in 2003. Underground mining costs were 35% lower during the quarter due to cost improvements implemented since June 2003. Also, the 2003 costs were not offset by any by-product copper sales revenues, as no copper concentrate was sold during that quarter. Total cash costs also compared favourably with the first quarter costs of $217 per ounce, reflecting Peak’s continued focus on efficiencies, particularly resulting from underground efficiencies, insurance savings and reduced explosives costs.

      During the second quarter Peak exploration focused on advanced projects both within the mine corridor and regionally within approximately 100 kilometers of the Peak mine.

      Mine corridor exploration focused on the historic Chesney deposit, located 5.5 kilometers north-west of Peak and 600 metres south of the recently approved New Cobar underground mine. Preliminary drill results were encouraging and further drilling is planned. Deep exploration drilling also commenced at the historic Great Cobar mine at the northern end of the mine corridor. Drilling is targeting the central and northern lenses of the deposit, which are believed to be the most gold endowed. A data compilation study of the previous exploration undertaken on Great Cobar highlighted that the central lense has never been drill tested. Regional exploration provided several targets of interest which will be followed up during the remainder of the year.

     Alumbrera Mine (Wheaton interest — 37.5%)

	June 30	March 31	December 31	September 30	June 30
(Wheaton’s share only)	2004	2004	2003	2003	2003

					(Note 2)
Ore mined (tonnes)	3,113,700	2,836,900	2,409,000	2,219,300	2,171,700
Ore milled (tonnes)	3,222,200	3,171,400	3,415,000	3,043,100	2,235,400
Grade
Gold (grams/ tonne)	0.64	0.80	0.94	0.83	0.81
Copper (%)	0.49	0.58	0.69	0.67	0.69
Recovery
Gold (%)	74	77	74	73	74
Copper (%)	88	91	89	89	89
Production
Gold (ounces)	49,200	62,800	75,900	59,000	43,300
Copper (lbs)	30,193,700	36,512,700	47,098,200	39,895,700	29,912,800
Sales ($’000’s)	$53,353	$75,112	$74,320	$31,351	$4,236
Gold (ounces)	56,500	63,900	81,600	38,600	40,900
Copper (lbs)	31,114,100	40,287,300	52,610,400	26,453,800	28,139,400
Net earnings ($’000’s)	$16,923	$30,849	$26,015	$8,919	$7,706
Average realized gold price ($’s per ounce)	$388	$417	$379	$366	$355
Average realized copper price ($’s per lb)	$1.21	$1.33	$0.96	$0.81	$0.74
Total cash costs (per ounce) (Note 1)	$(218)	$(435)	$(277)	$(132)	$(112)

(1)	The calculation of total cash costs per ounce of gold for Alumbrera is net of by-product copper sales revenue. If copper production were treated as a co-product, second quarter 2004 average total cash costs at Alumbrera would be $128 per ounce of gold and $0.60 per pound of copper.

(2)	Includes, with the exception of sales, 25% of Alumbrera’s total operating results for the period April 1 to June 23, 2003, and 37.5% of the results for the period June 24, 2003 onwards. Sales include 37.5% of Alumbrera’s total sales for the period from June 24, 2003 onwards. Prior to June 24, 2003, the Company used the equity method to account for its 25% investment in Alumbrera.

     Wheaton’s share of Alumbrera’s second quarter 2004 sales amounted to 56,500 ounces of gold and 31.1 million lbs of copper, compared with 40,900 ounces of gold and 28.1 million lbs of copper during the second quarter of 2003, during most of which Wheaton only held a 25% interest in Alumbrera. Gold and copper production during the quarter was according to mine plan, although lower than the last three quarters, due primarily to decreased gold and copper grades. Over the remainder of the year, grades are anticipated to improve. Ore tonnage mined during the second quarter was higher than previous quarters due to a reduced mine stripping ratio.

      The second quarter average realized copper price of $1.21 per lb was significantly higher than the 2003 price of $0.74 per lb and was the primary reason for the reduction in 2004 total cash costs, which are presented net of by-product copper sales revenue.

      Early in the second quarter, Alumbrera successfully commissioned the flotation plant expansion which was delivered under budget and within the allocated time frame. The plant is performing to planned levels.

      During the quarter, Alumbrera announced a 20% increase in the ore reserves which has added 2.5 years to the present mine life and ensured production until mid-2015. This substantial increase in reserves has added 770 million lbs of contained copper and 1.2 million ounces of gold of which Wheaton’s share is 37.5%. Further intensive in-pit resource definition work will continue with the objective of adding additional ore reserves in the coming year.

     Amapari Project

      The construction and development of the Amapari open pit heap leach project in northern Brazil is progressing on schedule and on budget with the planned commissioning of the project occurring in the latter half of 2005. Major equipment orders have been placed and manufacturing is well underway for crushers, a heap leaching boom stacker and bucket wheel reclaimer. Further design optimization work has been carried out on the plant site and heap leach pad area to minimize earth moving capital costs and also to enhance operating parameters. A major pit infill drilling program is underway to allow the mine schedule to be optimized. The construction crew as of the quarter end has risen to 284 with numbers to increase further with expansion of site construction activities in the third quarter. A further drilling program is underway and continuing through 2004 to better define long-term ore resources and to expand the resource and reserve levels of the Amapari project.

     Corporate

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(in thousands)
General and administrative expenses	$(1,481)	$(1,161)	$(3,922)	$(2,151)
Interest and finance fees	(842)	(95)	(1,528)	(96)
Gain on sale of marketable securities	56	(12)	98	774
Merger costs written off	(2,811)	—	(2,811)	—
Share purchase option expense	(100)	(209)	(1,085)	(293)
Other	700	(69)	(1,575)	1,042

(Loss) before income taxes	(4,478)	(1,546)	(10,823)	(724)
Income tax recovery	800	862	980	396

Corporate net loss	$(3,678)	$(684)	$(9,843)	$(328)

      Increased corporate activity resulted in higher general and administrative expenses during 2004 in comparison with 2003.

      Interest and finance fees also increased as compared with 2003, due to the June 24, 2003 debt financing of the acquisition of an additional 12.5% interest in Alumbrera.

      Merger costs written off during the second quarter of 2004 represent expenditures incurred for the proposed business combination with IAMGold, announced on March 30, 2004. On July 6, 2004, IAMGold did not receive the necessary shareholder approvals to effect the proposed combination and Wheaton terminated the agreement with IAMGold.

      Effective January 1, 2004, the Company retroactively adopted the amended recommendations of the CICA Handbook Section 3870, “Stock-Based Compensation and other Stock-based Payments”, whereby the fair value of all stock options granted are estimated using the Black-Scholes method and are recorded in operations over their vesting periods. In 2003, stock-based awards made to non-employees were recognized and measured using the fair value based method at the date of grant, whereas for stock options granted to employees and directors, no expense was recorded. The amended recommendations have been applied retroactively from January 1, 2002 in the financial statements, without restatement of prior periods. As a result, as of January 1, 2004, retained earnings decreased by $16,848,000, share purchase options (a separate component of shareholders’ equity) increased by $14,861,000, share capital increased by $1,883,000 and contributed surplus increased by $104,000.

      The total compensation expense recognized in the statement of operations for share purchase options granted in the three months ended June 30, 2004 amounted to $100,000 (six months ended June 30, 2004 — $1,085,000). Had the same basis been applied to 2003 share purchase options granted, net earnings would have been as follows:

	Three Months Ended	Six months Ended
	June 30, 2003	June 30, 2003

	(in thousands, except per share amounts)
Net earnings	$11,088	$15,152
Additional compensation expense of employees	(7,144)	(9,057)

Pro forma net earnings	$3,944	$6,095

Pro forma basic and diluted earnings per share	$0.01	$0.02

      Stock-based compensation expense is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company’s share price of 50% (2003 — 60%), an annual risk free interest rate of 3% (2003 — 4%) and expected lives of three years (2003 — three years).

      No significant cash taxes were paid during 2004.

     Non GAAP measures — total cash cost per gold equivalent ounce calculation

      The Company reports total cash costs on a sales basis. In the gold mining industry, this is a common performance measure but does not have any standardized meaning. The following table provides a reconciliation of total cash costs per ounce to the financial statements:

	Three Months Ended		Six Months Ended
	June 30		June 30

	2004	2003	2004	2003

	(in thousands, except per ounce amounts)
Cost of sales per financial statements	$35,017	$15,242	$73,803	$24,846
Alumbrera equity adjustment (Note 1)	—	(4,104)	—	(4,507)
Treatment and refining charges	7,253	1,213	14,903	1,810
Non-cash adjustments	(190)	412	(1,406)	318
By-product copper sales	(40,090)	(2,954)	(97,906)	(2,954)
Royalties	777	365	2,794	425

	$2,767	$10,174	$(7,812)	$19,938

Divided by gold equivalent ounces sold	148,700	112,400	305,200	168,000
Total cash costs per ounce	$19	$90	$(26)	$119

(1)	Total cash costs are calculated as if the Company’s initial acquisition of a 25% interest in Alumbrera had been accounted for on a proportionately consolidated basis. The consolidated financial statements however present the initial 25% interest using the equity method until the Company increased its interest to 37.5% on June 24, 2003, and thereafter accounted for its interest on a proportionately consolidated basis.

LIQUIDITY AND CAPITAL RESOURCES

      At June 30, 2004 the Company had cash and cash equivalents of $103,482,000 (December 31, 2003 — $151,878,000) and working capital of $161,929,000 (December 31, 2003 — $147,484,000).

      In the opinion of management, the working capital at June 30, 2004, together with cash flows from operations, are sufficient to support the Company’s normal operating requirements on an ongoing basis.

      Total assets increased to $1,001,161,000 at June 30, 2004 from $891,005,000 at December 31, 2003. Contributing to the growth was the January 9, 2004 acquisition of the Amapari gold project located in northern Brazil for $25,000,000 in cash, 33,000,000 Wheaton River common shares and 21,516,000 Wheaton

River Series “B” common share purchase warrants. Based upon the trading price of the common shares and warrants at the time of closing, this represents aggregate consideration of approximately $114,649,000, including $1,104,000 of acquisition costs.

      During the quarter, the Company generated operating cash flows of $38,941,000, compared with $20,990,000 during the same period of 2003. For the six months to June 30, 2004, operating cash flows were $100,789,000, compared with $30,742,000 in 2003.

      During 2003, the Company entered into a $75,000,000 bank loan facility which consisted of a $50,000,000 term loan bearing interest at LIBOR plus 2.75% and a $25,000,000 revolving working capital facility bearing interest at LIBOR plus 3%. During June 2004, the Company amended the facility such that the full $75,000,000 is a revolving working capital facility. The amended facility bears interest at LIBOR plus 1.625% to 2.25% depending on covenant ratios, has no set repayment terms, and matures in June 2007. The balance of this facility at June 30, 2004 was $61,155,000 (December 31, 2003 — $45,000,000).

      During the quarter, Wheaton repaid long-term debt of $67,515,000, including its 37.5% share of Alumbrera’s non-recourse project debt. As a result, total long-term debt at June 30, 2004 was $65,463,000, compared with $122,423,000 at December 31, 2003.

      During the quarter, the Company acquired marketable securities with a cost of $31.1 million, which it disposed of during July 2004 for a gain of approximately $900,000. During the three months ended June 30, 2004, the Company invested a total of $18,097,000 in property, plant and equipment, including $8,207,000 at the Luismin operations, $3,337,000 at Peak and $5,682,000 at Amapari.

      As of August 6, 2004, there were 569,081,454 common shares of the Company issued and outstanding. In addition, the Company had 23,234,495 stock options outstanding under its share option plan and 176,580,869 share purchase warrants outstanding.

     Derivative instruments

      The Company has employed metal, interest rate and Canadian dollar forward and option contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. In 2003, the Company acquired put options to sell gold at a price of $300 per ounce during the period from January 2004 to June 2008. At June 30, 2004, the Company held put options to sell 612,528 ounces of gold and the fair value of these options was $1,250,000. During 2003, the Company also entered into a gold-indexed interest rate swap transaction which has a fair value at June 30, 2004 of minus $1,060,000.

     Commitments

      Commitments exist for capital expenditures in 2004 and 2005 of $22,100,000 and $3,100,000 respectively.

     Long-term debt repayment schedule

      Scheduled minimum repayments of the Company’s long-term debt are as follows:

(in thousands)
2005	$4,308
2006	—
2007	61,155

$65,463

     Related party transactions

      In 2001, the Company entered into a financial advisory agreement with Endeavour Financial Corporation (“Endeavour”), a corporation which until July 2004 had two directors in common. Under the terms of this agreement, which can be cancelled on 30 days notice, Endeavour provides financial advisory services to the Company and is entitled to a monthly fee of $10,000 and a success fee to be negotiated based on the value of any acquisitions, dispositions and financings. During the second quarter of 2004, Endeavour was paid consulting and financial advisory fees of $280,000 (2003 — $1,560,000).

     Contingencies

      Under the terms of the agreement between Wheaton and IAMGold, which was terminated on July 6, 2004, Wheaton will be entitled to receive a break fee from IAMGold equal to 3% of IAMGold’s market capitalization at the time of termination if a takeover bid by Golden Star Resources Ltd is successful and completed on or before April 7, 2005. Based on IAMGold’s present stock price, the break fee would approximate $24 million. Further, if a takeover bid of Wheaton by Coeur d’Alene Mines Corporation is successful, Wheaton may be required to pay a break fee to IAMGold equal to 3% of Wheaton’s market capitalization at the time of termination. Based on Wheaton’s stock price, the break fee would approximate $49 million. In addition, pursuant to agreements with its financial advisors, the Company will be required to pay advisory fees of $5,000,000 to both Endeavour and GMP Securities Ltd should a takeover bid of Wheaton be successful.

OUTLOOK

      The Company has planned capital expenditures for the remainder of 2004 of approximately $47 million. Of these, approximately $15 million will be incurred at Amapari, $9 million at Peak, $8 million at Alumbrera, and $15 million at the Luismin operations of which $7 million relates to Los Filos and $8 million to San Dimas and San Martin.

      As discussed previously, Wheaton has entered into a transaction, scheduled to close on September 9, 2004, whereby Chap Mercantile Inc. has agreed to purchase 100% of the silver produced by Luismin’s mining operations for an upfront payment of Cdn$262 million plus a payment of US$3.90 per ounce, subject to adjustment.

      In 2004, Wheaton expects to produce approximately 540,000 gold equivalent ounces at a cash cost of less than US$50 per ounce. By 2006, with the Los Filos and Amapari projects in operation, overall production will increase to 900,000 gold equivalent ounces at a cash cost of less than US$100 per ounce.

      Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com.

      This Management’s Discussion & Analysis contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in Company documents filed from time to time with the Toronto Stock Exchange and other regulatory authorities.

APPENDIX B

INFORMATION CONCERNING COEUR D’ALENE MINES HOLDINGS COMPANY

INDEX

Report of KPMG LLP	B-2
Balance Sheet as of July 31, 2004	B-3
Notes to Balance Sheet	B-4

Report of Independent Registered Public Accounting Firm

The Board of Directors

Coeur d’Alene Mines Holdings Company:

      We have audited the accompanying balance sheet of Coeur d’Alene Mines Holdings Company as of July 31, 2004. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Coeur d’Alene Mines Holding Company as of July 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado

August 18, 2004

COEUR D’ALENE MINES HOLDINGS COMPANY

BALANCE SHEET

As of
July 31, 2004

(In United
States dollars)
ASSETS
Current Assets:
Cash	$1.00

Total Current Assets	$1.00

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities	$—
Shareholder’s Equity
Common shares, no par value, authorized — unlimited, issued and outstanding — 1 share	1.00

Total Shareholder’s Equity	1.00

$1.00

      The accompanying notes are an integral part of these consolidated balance sheets.

COEUR D’ALENE MINES HOLDINGS COMPANY

NOTES TO BALANCE SHEET

July 31, 2004

(1)	Nature of Business:

      Coeur d’Alene Mines Holdings Company was incorporated on June 28, 2004 for the purpose of making an offer to purchase the outstanding common shares in the capital of Wheaton River Minerals Ltd., a corporation incorporated under the laws of the Province of Ontario.

      Coeur d’Alene Mines Holdings Company is a wholly owned subsidiary of Coeur d’Alene Mines Corporation and has no material assets or liabilities and no operating history.

(2)	Basis of Reporting:

      The balance sheet of Coeur d’Alene Mines Holdings Company is prepared in accordance with accounting principles generally accepted in the United States of America under the accrual method of accounting.

      The presentation of a statement of income, a statement of changes in shareholder’s equity and a statement of cash flows is not included as there has been no activity except for the sale of common shares to Coeur d’Alene Mines Corporation.

APPENDIX C

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

COEUR D’ALENE MINES CORPORATION

Description of Offer to Purchase	C-2
Basis of Presentation	C-3
Unaudited Pro Forma Condensed Combined Financial Statements	C-4
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	C-7

DESCRIPTION OF OFFER TO PURCHASE

      Coeur d’Alene Mines Corporation (“Coeur”) announced on May 27, 2004 a proposed plan of arrangement with Wheaton River Minerals Ltd. (“Wheaton”) of Coeur and Wheaton, and requested that Wheaton’s board of directors (or its authorized representatives) commence discussions with Coeur regarding the terms of the proposed combination of the two companies. Wheaton’s board has refused to engage in such discussion, the Offerors have not had access to the non-public books and records of Wheaton and, although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements. On June 29, 2004, Coeur announced it intended to commence an offer to purchase all of the outstanding Wheaton common shares on revised terms.

      Pursuant to the offer to purchase, Coeur has offered Wheaton shareholders either:

•	Cdn$5.47 in cash, subject to the maximum cash consideration discussed below; or

•	0.796 shares of New Coeur common stock; or

•	0.796 Exchangeable Shares.

      The maximum aggregate amount of cash that will be paid to Wheaton shareholders under the offer to purchase (referred to as the “Tender Cash Maximum”) is the product of (i) Cdn$570 million and (ii) a fraction, the numerator of which is the number of Wheaton common shares properly deposited under the offer to purchase and not withdrawn, and the denominator of which is the number of Wheaton common shares outstanding at the time Wheaton common shares are taken up and paid for under the offer to purchase.

      The following unaudited pro forma condensed combined financial statements are provided to present a summary of the results of operations and financial position of the combined company after giving effect to the offer to purchase Wheaton common shares, absent any operational or other changes, had the businesses been combined for the period and at the date indicated.

      The unaudited pro forma condensed combined balance sheet gives effect to the Wheaton-Coeur combination as described under “Basis of Presentation” below including, among other things, the proposed incurrence of $225.0 million of 2% convertible debt securities due 2024 in connection with the offer to purchase as if such transactions occurred on December 31, 2003. The unaudited pro forma condensed combined income statement gives effect to such transactions as if they occurred on January 1, 2003.

      The unaudited pro forma condensed combined financial statements do not reflect any adjustment for the payment of termination fees resulting from the Wheaton-Coeur combination, whether pursuant to the Wheaton/ IAMGold arrangement agreement or the net termination fee agreement between Coeur and Golden Star, as described in “RISK FACTORS — If New Coeur acquires Wheaton, Coeur may be required to pay a substantial fee” in the document to which these financial statements are attached.

      There may be actions, events or circumstances that could significantly affect the purchase price or purchase price allocations of any combination of Coeur and Wheaton. Also, as mentioned above, Wheaton has thus far refused access to detailed financial information or other non-public information regarding Wheaton. Such information might provide Coeur with information that could impact the purchase price offered by Coeur. Such changes also likely would impact the assumption and pro forma adjustments reflected in the following unaudited pro forma condensed combined financial data.

BASIS OF PRESENTATION

      Set forth below is an unaudited pro forma condensed combined balance sheet of Coeur at December 31, 2003 and unaudited pro forma condensed combined income statement for the year ended December 31, 2003. These statements have been prepared based on Coeur’s historical financial statements and the historical financial statements publicly filed by Wheaton, in order to assist shareholders in analyzing the potential financial results of a combined company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Coeur and Wheaton and related notes incorporated into and forming part of the circular to which these pro forma financial statements and the related are appended.

      Coeur’s historical information has been derived from historical financial statements and was prepared and presented in accordance with accounting principles generally accepted in the United States (“US GAAP.”) Wheaton’s historical financial information (and related reconciliations) is taken exclusively from documents publicly filed or disclosed by Wheaton, and Wheaton has not participated in any manner in the preparation of the following pro forma financial statements. According to Wheaton’s public filings, Wheaton’s historical financial information is prepared in accordance with accounting principles generally accepted in Canada (”Canadian GAAP,”) and includes a note attached thereto summarizing the differences to US GAAP in its annual filings. To date, the Offerors have not had access to the non-public books and records of Wheaton, and although they have no reason to doubt the accuracy or completeness of Wheaton’s public filings, are not in a position to independently assess or verify the information in Wheaton’s publicly filed documents, including its financial statements. If Wheaton’s historical information or reconciliations contain inaccuracies or omissions, it could have a material effect on the pro forma financial statements derived in part from such Wheaton information.

      The unaudited pro forma condensed combined financial statements assume that Coeur and Wheaton will be combined as a result of the offer to purchase and a subsequent acquisition transaction whereby Coeur would acquire all Wheaton common shares not acquired by Coeur pursuant to the offer to purchase.

      The historical data of Wheaton for the year ended December 31, 2003 has been derived by Coeur from Wheaton’s publicly filed audited financial statements, in which Wheaton states that such financial data is prepared in accordance with Canadian GAAP with a note attached thereto that summarizes the differences to US GAAP.

      The pro forma adjustments are based upon available information and assumptions that management of Coeur believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination.

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2003
(Expressed in thousands of United States dollars)

	Wheaton River	Coeur d’Alene
	Minerals	Mines					Unaudited
	Ltd.	Corporation	Purchase		Pro Forma		Pro Forma
	As of	As of	Transaction		Financing		Condensed
	December 31,	December 31,	Adjustments		Adjustments		Combined
	2003	2003	(Note 1)		(Note 2)		Balance Sheet

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,824	$62,417	$(419,797	)(8)	$173,903	(A)	$91,059
			(28,025	)(9)	(9,563	)(B)
					216,300	(C)
Short-term investments	—	19,265	—		—		19,265
Receivables	6,695	8,103	—		—		14,798
Ore on leach pad	—	17,388	—		—		17,388
Other current assets	10,347	15,602	—		—		25,949

Total current assets	112,866	122,775	(447,822)		380,640		168,459

PROPERTY, PLANT AND EQUIPMENT
Property, plant & equipment, net	55,370	34,678	—		—		90,048
Operational mining properties, net	133,106	23,773	—		—		156,879
Development properties	139,664	45,246	718,806	(4)	—		1,243,352
			339,636	(4)

	328,140	103,697	1,058,442		—		1,490,279
OTHER ASSETS
Non-current ore on leach pad	—	14,705	—		—		14,705
Restricted investments	—	8,710	—		—		8,710
Debt issuance costs, net	—	87	(87	)(5)	6,097	(A)	14,797
					8,700	(C)
Investment in Minera Alumbrera Ltd.	276,914	—	—		—		276,914
Other	21,023	9,493	—		—		30,516

Total non-current assets	297,937	32,995	(87)		14,797		345,642

Total assets	$738,943	$259,467	$610,533		$395,437		$2,004,380

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2003
(Expressed in thousands of United States dollars)

		Coeur d’Alene
	Wheaton River	Mines					Unaudited
	Minerals Ltd.	Corporation	Purchase		Pro Forma		Pro Forma
	As of	As of	Transaction		Financing		Condensed
	December 31,	December 31,	Adjustments		Adjustments		Combined
	2003	2003	(Note 1)		(Note 2)		Balance Sheet

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$17,951	$7,772	$—		—		$25,723
Current portion of debt	14,600	2,367	—		—		16,967
Other current liabilities	—	12,321	1,128	(6)	—		21,524
			8,075	(10)

Total current liabilities	32,551	22,460	9,203		—		64,214

LONG-TERM LIABILITIES
New debentures	—	—	—		225,000	(C)	225,000
1 1/4% Convertible senior notes due 2024	—	—	—		180,000	(A)	180,000
7 1/4% Convertible subordinated debentures due October 2005	—	9,563	—		(9,563	)(B)	—
Long-term debt	49,843	—	—		—		49,843
Accrued reclamation and closure costs	—	20,934	—		—		20,934
Deferred income taxes	—	—	339,636	(4)	—		339,636
Other long-term liabilities	106,270	9,032			—		115,302

	156,113	39,529	339,636		395,437		930,715
SHAREHOLDERS’ EQUITY
Share purchase options and warrants	877	—	—		—		877
Common stock	505,090	214,195	(214,195	)(1)	—		582,276
			77,186	(2)
Capital surplus	600	542,900	(542,900	)(1)	—		382,586
			(77,186	)(2)
			870,874	(3)
			8,095	(7)
			(419,797	)(8)
Accumulated earnings	43,945	(545,050)	545,050	(1)	—		43,945
Repurchased and nonvested shares	—	(13,190)	13,190	(1)	—		—
Unrealized (loss) gain on investments	(233)	(1,377)	1,377	(1)	—		(233)

Total shareholders’ equity	550,279	197,478	261,694		—		1,009,451

Total liabilities and shareholders’ equity	$738,943	$259,467	$610,533		$395,437		$2,004,380

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Year Ended December 31, 2003
(Expressed in thousands of United States dollars, except per share amounts)

					Unaudited
					Pro Forma
	Wheaton River	Coeur d’Alene	Pro-Forma		Condensed Combined
	Minerals Ltd.	Mines Corporation	Financing		Income Statement
	Year Ended	Year Ended	Adjustments		Year Ended Dec. 31,
	Dec. 31, 2003	Dec. 31, 2003	(Note 2)		2003

REVENUES
Sales of metals	$102,726	$108,522	$—		$211,248

COSTS AND EXPENSES
Production	58,723	77,861	—		136,584
Depreciation and depletion	15,822	16,627	—		32,449
Administrative and general	9,654	12,264	—		21,918
Exploration	—	4,947	—		4,947
Pre-development expense	—	1,967	—		1,967
Interest expense	2,399	12,851	4,500	(D)	19,750
Holding costs	1,529	6,393	—		7,922
Loss (gain) on early retirement of debt	—	41,564	—		41,564

Total operating expenses	88,127	174,474	4,500		267,101

OTHER INCOME (EXPENSE)
Earnings from Minera Alumbrera Ltd.	41,541	—	—		41,541
Interest and other	3,923	2,019	—		5,942

Total other income and expenses	45,464	2,019	—		47,483

Income (loss) before cumulative effect of change in accounting principle and income taxes	60,063	(63,933)	(4,500)		(8,370)
Income tax (provision) benefit	(8,010)	7	—	(E)	(8,003)

Income (loss) before cumulative effect of change in accounting principle	52,053	(63,926)	(4,500)		(16,373)
Cumulative effect of change in accounting principle	—	(2,306)	—		(2,306)

NET (LOSS) INCOME	$52,053	$(66,232)	$(4,500)		$(18,679)

Earnings per share — basic	$0.13	$(0.39)			$(0.03)

Earnings per share — diluted	$0.12	$(0.39)			$(0.03)

Weighted average — basic	412,035	168,186			580,221

Weighted average — diluted	439,214	168,186			580,221

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 Pro Forma Purchase Transaction Adjustments.

For accounting purposes, the acquisition has been treated as an acquisition of Coeur by Wheaton and as a recapitalization of Wheaton (a “Reverse Acquisition”). The pro forma financial statements contained herein use the purchase method of accounting, with Wheaton treated as the acquiror and Coeur as the acquiree and also assume that the acquisition had been completed on January 1, 2003 (for income statement purposes) and on December 31, 2003 (for balance sheet purposes).

Because the former Wheaton shareholders will hold the majority of the voting stock of the combined company and the board of directors of the combined company will be elected annually by the holders of the combined company’s shareholders, Wheaton is deemed to be the accounting acquiror. As a result, Coeur’s assets and liabilities must be recorded at their estimated fair values. The purchase price is based upon the share price used in the proposed offer to purchase of $4.086 multiplied by the outstanding shares of Coeur common stock at December 31, 2003 of 213,136,000, including the fair value of Coeur options and the transaction advisory fee, resulting in a total of approximately $907.0 million. The share price of $4.086 is the weighted average closing price of Coeur common stock for a period of two days before and after the announcement of the offer to purchase on June 29, 2004.

For purposes of preparing the unaudited pro forma condensed combined financial statements, management has made certain assumptions. Coeur assets and liabilities, excluding development properties, at December 31, 2003 are assumed to approximate fair value and, as such, the excess of fair value over book value, including the impact of deferred income taxes, has been allocated to development properties. Coeur would first assign the excess purchase price to property, plant and equipment, mineral property and development property. Any excess purchase price not assigned to tangible assets would then be allocated to any identifiable intangible asset and, possibly, goodwill. An independent valuation, when completed, may result in an allocation to the carrying value of Coeur’s producing mines. An increase in the value of those properties would result in an increase in depreciation and depletion in the unaudited pro forma condensed combined income statement. A $50 million increase in the assigned values of those properties would result in an approximate increase to depreciation and depletion of $15 million per year. Additionally, management has assumed that the Wheaton shareholders would elect the maximum cash consideration. Based on the number of issued and outstanding Wheaton common shares on May 27, 2004, if all Wheaton shareholders elected to receive cash for their Wheaton common shares, Wheaton shareholders would receive Cdn$1.00 per Wheaton common share in cash and either 0.650 shares of New Coeur common stock or 0.650 Exchangeable Shares (for shareholders who affirmatively elect to receive Exchangeable Shares if there is proration). If less than all Wheaton shareholders elect the cash option, Wheaton shareholders will receive up to Cdn$5.47 per Wheaton common share in cash (subject to proration based on the Tender Cash Maximum) plus, if proration occurs, a number of shares of New Coeur common stock or Exchangeable Shares.

The following represents the preliminary allocation of purchase price if the transaction had occurred on December 31, 2003:

Purchase Price Allocation

Coeur d’Alene — Wheaton River Transaction

(In Thousand’s)

Coeur stock in purchase transaction (213,135,975 shares at $4.086)	$870,874
Coeur options — fair market value at December 31, 2003	8,095
Transaction advisory fee	28,025

Total purchase price	$906,994

Cash	$62,417
Investments	27,975
Other current assets	11,170
Inventories	44,628
Property, plant and equipment	34,678
Operational mining property	23,773
Development property	1,103,688
Other long-term assets	9,493

Total assets	1,317,822

Less:
Current liabilities	31,663
Accrued reclamation	20,934
Deferred taxes	339,636
7 1/4% Convertible subordinated debentures due october 2005	9,563
Other long-term liabilities	9,032

Total liabilities	410,828

Net assets	$906,994

      The unaudited pro forma condensed combined financial statements include the following adjustments:

(1) To eliminate the components of Coeur’s historical shareholders’ equity accounts.

(2) To reflect 582,276,000 shares of Coeur common stock, par value $1.00 per share, issued and outstanding after the acquisition of Wheaton, based on 213,136,000 shares of Coeur issued and outstanding and an estimated 369,140,000 shares of Coeur to be issued to Wheaton shareholders, based on the estimated outstanding Wheaton common shares of 567,907,000 multiplied by .65, the exchange rate assumed in the pro forma financial statements.

(3) To record additional equity for issuance of 213,136,000 shares of Coeur, using the five day average share price surrounding the announcement date of June 29, 2004 of $4.086.

(4) To adjust the fair value of Coeur’s property, plant and equipment and mining properties to estimated fair value. The excess of the fair value over the carrying value of the assets was allocated to development properties. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Coeur’s assets and their associated tax bases which will not change as a result of the combination.

This allocation is preliminary and is subject to change due to several factors including: changes in the fair values of Coeur’s assets and liabilities up to the closing date of the transaction; the actual merger costs incurred, the number of Coeur’s shares, stock options, warrants and restricted stock outstanding at the closing date; valuations of assets and liabilities that may be required which have not been completed as of the date of these adjustments. These changes will not be known until after the closing date of the transaction.

Additionally, the allocated value to Coeur’s long-lived assets will be subject to assessments of recoverability under the various provisions under US GAAP and, while there has been no current determination regarding impairment, these assessments could result in write downs of carrying values in future periods.

(5) To reflect the fair value of deferred debt issuance costs of Coeur.

(6) To reflect the fair value of forward Gold Sales as of December 31, 2003.

(7) To reflect the fair value of outstanding options of Coeur executives and directors as of December 31, 2003.

(8) Maximum distribution of the cash election offered to Wheaton shareholders.

(9) Transaction advisory fees to be incurred by Coeur as a result of the Wheaton-Coeur combination.

(10) Estimated costs to be incurred by Coeur as a result of the Wheaton-Coeur combination.

Primarily consisting of:

Note fees	$1,725
Legal fees	4,000
Other	2,350

$8,075

Note 2 Pro Forma Financing Adjustments.

      The unaudited pro forma condensed combined financial statements include the following transactions completed by Coeur subsequent to the December 31, 2003 balance sheet and transactions that Coeur will complete during the closing of the offer to purchase:

(A) Coeur issued $180 million of 1 1/4% Convertible Senior Notes due January 2024, net of offering costs of $6.1 million.

(B) Coeur retired the remaining $9.6 million of the 7 1/4% Convertible Subordinated Debentures Due October 2005.

(C) Issuance of $225.0 million of convertible debt securities to finance, in part, a portion of the Wheaton-Coeur combination, net of approximately $8.7 million offering costs. Does not give effect to the exercise of the $50.0 million option.

(D) Incremental interest cost on the issuance of convertible debt securities in the amount of $225.0 million at 2% for the respective periods. Does not give effect to the exercise of the $50.0 million option.

(E) No entry has been made for taxes since US losses from Coeur cannot offset Wheaton’s earnings.

APPENDIX D

INFORMATION CONCERNING WHEATON RIVER MINERALS LTD.

      Set forth below is certain additional information regarding Wheaton, which is excerpted from Wheaton’s Annual Report on Form 40-F, filed with the SEC on May 18, 2004.

      Wheaton is engaged in the acquisition, exploration and operation of precious metal properties. The Company continues to investigate and negotiate the acquisition of additional producing precious metal mining properties or interests in such properties. There is no assurance that any such investigations or negotiations will result in the completion of an acquisition.

Principal Products

      The Company’s principal product is gold. As a result of the Luismin, Alumbrera and Peak acquisitions, in addition to gold, the Company also produces silver and copper. There is a worldwide gold, silver and copper market into which the Company can sell and, as a result, the Company will not be dependent on a particular purchaser with regard to the sale of the gold, silver and copper which it produces.

Competitive Conditions

      The precious metal mineral exploration and mining business is a competitive business. The Company competes with numerous other companies and individuals in the search for and the acquisition of attractive precious metal mineral properties. The ability of the Company to acquire precious metal mineral properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for precious metal development or mineral exploration.

Operations

     Raw Materials

      The Company has gold and silver mineral reserves at Luismin’s mining properties located in Mexico, gold and copper mineral reserves at the Peak Mine in Australia and the Alumbrera Mine in Argentina, and gold mineral reserves at the Amapari Project in Brazil.

     Environmental Protection Requirements

      The Golden Bear Mine was closed in 2001. The Company commenced reclamation activities at the Golden Bear Mine site in 2000 and, aside from some longer term monitoring, will complete such activities in 2004. Reclamation is anticipated to consist of activities such as the removal of plant and equipment, re-vegetation and closure of the access road. The remaining reclamation costs at the Golden Bear Mine site as at December 31, 2003 were estimated to be approximately $1,315,000. Funding will be provided from a reclamation deposit and cash held by the government under a safekeeping agreement totalling $1,060,000, sale of mine site equipment with a carrying value of $230,000 and from working capital.

      MAL, in its capacity as the operator of the Alumbrera Mine, is responsible for compliance with the commitments made in the main environmental permit for the Alumbrera Mine and the cost of reclamation and closure. MAL is committed to stabilizing tailings and waste rock against potential acid generation and water pollution and, to this end, is conducting progressive rehabilitation on the tailings storage facility and waste rock dumps. Other activities include contaminated land remediation, removal and stabilization of potentially acid generating road base material, securing pit safety and closure of infrastructure. Ongoing rehabilitation is recognized as part of routine operations and associated costs are included in the project’s financial plan. Testing is being completed in order to generate information regarding the potential for acid generation from waste materials, and initial testing of capping materials has been completed. Progressive rehabilitation commenced in 2002. MAL makes provisions for reclamation and closure in its life-of-mine plans and financial statements, however, MAL is not required to post a bond in connection with its reclamation and closure obligations and no cash provisions are being made. MAL’s closure planning is an ongoing process that is refined as operations plans are revised and operational and monitoring data are evaluated. Closure costs for the Alumbrera Mine are revised on an annual basis.

      PGM has a responsibility under Australian law to reclaim the environmental impacts of historic mining as well as current mining activities on its leases. Ten sites of historic mining and exploration activities and four locations of current and proposed mining activities requiring rehabilitation have been identified. Reclamation, particularly of the historic areas on the PGM tenements, has been on-going in recent years, and revegetation trials have been initiated. Reclamation work at the historic sites has included backfilling and fencing shafts, donation and relocation of historic equipment, reshaping waste rock and tailings areas to control stormwater runoff and erosion, and removing rubbish. PGM estimated the future cost for closure to be $5.875 million as at December 31, 2003. PGM has a bank guarantee in favour of the Minister of Mineral Resources (New South Wales) in an amount of $4.576 million.

     Employees

      As of May 7, 2004, the Company had 12 full-time employees working in its Vancouver office, approximately 1,155 workers at the Luismin operations in Mexico and 210 workers at the Peak Mine in Australia. Luismin workers include 700 contractors, 455 hourly unionized workers and 200 salaried employees. Peak workers include 126 employees and 84 contractors.

      As of March 2004, the Amapari Project had 16 workers in the Rio de Janeiro Office and 80 workers at the project site in Amapá State, Northern Brazil (including 51 contractors), totalling 96 workers.

     Foreign Operations Risks

      The Company currently owns the San Dimas, San Martin and Nukay mining operations in Mexico, 37.5% of the Alumbrera Mine in Argentina and the Peak Mine in Australia. In addition, the Company owns the Amapari Project in Brazil, the Los Filos Project in Mexico and 21.2% of the El Limón exploration project in Mexico. Any changes in regulations or shifts in political attitudes in such foreign countries are beyond the control of the Company and may adversely affect its business. Future development and operations may be affected in varying degrees by such factors as government regulations (or changes thereto) with respect to the restrictions on production, export controls, income taxes, expropriation of property, repatriation of profits, environmental legislation, land use, water use, land claims of local people and mine safety. The effect of these factors cannot be accurately predicted. See “General Development of the Business — Risks of the Business — Foreign Operations” and “General Development of the Business — Risks of the Business — Foreign Subsidiaries”.

Technical Information

     JORC Code Definitions

      The estimated ore reserves and mineral resources for the Alumbrera Mine, the Peak Mine and the Amapari Project have been calculated in accordance with the current (1999) version of the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the “JORC Code”), the Australian worldwide standards. The JORC Code has been accepted for current disclosure rules in Canada under the Canadian Securities Administrators’ National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The following definitions are reproduced from the JORC Code:

      The term “Mineral Resource” means a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust in such form and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

      The term “Inferred Mineral Resource” means that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability.

      The term “Indicated Mineral Resource” means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed.

      The term “Measured Mineral Resource” means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and/or grade continuity.

      The term “Ore Reserve” means the economically mineable part of a Measured or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proved Ore Reserves.

      The term “Probable Ore Reserve” means the economically mineable part of an Indicated, and in some circumstances Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

      The term “Proved Ore Reserve” means the economically mineable part of a Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

      The foregoing definitions of Ore Reserves and Mineral Resources as set forth in the JORC Code have been reconciled to the definitions set forth in “CIM Standards on Mineral Resources and Reserves — Definitions and Guidelines” prepared by the CIM Standing Committee on Reserve Definitions and approved by the CIM Council of the Canadian Institute of Mining, Metallurgy and Petroleum in August 2000 (the “CIM Standards”) which were adopted by NI 43-101. If the Ore Reserves and Mineral Resources for the Alumbrera Mine and the Peak Mine were estimated in accordance with the definitions in the CIM Standards, there would be no substantive difference in such Ore Reserves and Mineral Resources.

     CIM Standard Definitions

      The estimated mineral reserves and mineral resources for the Luismin Mines and the Los Filos Project have been calculated in accordance with the CIM Standards. The following definitions are reproduced from the CIM Standards:

      The term “Mineral Resource” means a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

      The term “Inferred Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

      The term “Indicated Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

      The term “Measured Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

      The term “Mineral Reserve” means the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

      The term “Probable Mineral Reserve” means the economically mineable part of an Indicated Mineral Resource and, in some circumstances, a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

      The term “Proven Mineral Reserve” means the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

Cautionary Note to United States Shareholders Concerning Estimates of Measured, Indicated and Inferred Resources

      This section uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission (the “SEC”) does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

     Average Total Cash Costs

      “Average total cash costs” figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash costs of production in North America. Adoption of the standard is voluntary and the cost measures presented herein may not be comparable to other similarly titled measures of other companies. Costs include mine site operating costs such as mining, processing, administration, royalties and production taxes, but are exclusive of amortization, reclamation, capital, development and exploration costs. These costs are then divided by ounces sold to arrive at the total cash costs of sales. The measure, along with sales, is considered to be a key indicator of a company’s ability to generate operating earnings and cash flow from its mining operations. This data is furnished to provide additional information and is a non-GAAP measure. It should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily indicative of operating costs presented under GAAP.

Summary of Ore Reserves/Mineral Reserves and Mineral Resources

     Ore Reserves/Mineral Reserves

      The following table sets forth the estimated Ore Reserves/ Mineral Reserves for the Alumbrera Mine, the Peak Mine and the Luismin properties as at December 31, 2003 and the Amapari Project as at January 9, 2004:

Proved/Proven and Probable Ore/Mineral Reserves(1)

		Grade				Contained Metal

								Gold
						Gold		Equivalent
Deposit	Category	Tonnes	Gold	Silver	Copper	(ounces)	Silver	Ounces(6)	Copper

			(grams	(grams			(ounces)		(tonnes)
		(000s)	per tonne)	per tonne)	(%)	(000s)	(000s)	(000s)
Alumbrera Mine(2)	Proved	115,500	0.57	—	0.50	2,117	—	2,117	577,500
(Wheaton’s 37.5% interest)	Probable	8,630	0.49	—	0.47	136	—	136	40,540

	Proved + Probable	124,130	0.56	—	0.50	2,253	—	2,253	618,040

Peak Mine(3)	Proved	570	3.82	—	0.53	70	—	70	3,010
	Probable	1,780	7.33	—	0.54	419	—	419	9,530

	Proved + Probable	2,350	6.48	—	0.53	489	—	489	12,540

Luismin(4)	Proven	880	5.16	414	—	145	11,670	322	—
— San Dimas	Probable	1,360	5.16	412	—	226	18,060	500	—

	Proved + Probable	2,240	5.16	413	—	371	29,730	822	—

Luismin(4)	Proven	530	3.75	64	—	64	1,090	76	—
— San Martin with San Pedrito	Probable	500	3.37	120	—	54	1,940	76	—

	Proved + Probable	1,040	3.56	—	—	119	3,030	152	—

Luismin(4)	Proven	880	3.94	—	—	111	—	111	—
— Nukay	Probable	720	4.09	—	—	95	—	95	—

	Proved + Probable	1,600	4.01	—	—	206	—	206	—

Amapari(5)	Proven	3,350	2.15	—	—	232	—	232	—
	Probable	11,430	3.15	—	—	1,159	—	1,159	—

	Proved + Probable	14,780	2.93	—	—	1,390	—	1,390	—

Total	Proved/Proven					2,739	12,760	2,928	580,510
	Probable					2,089	20,000	2,384	50,060

	Proved/Proven + Probable					4,828	32,750	5,312	630,580

(1)	All Mineral Reserves have been calculated as of December 31, 2003, other than the Mineral Reserves with respect to the Amapari Project which are as at January 9, 2004, in accordance with the CIM Standards or the JORC Code. The JORC Code has been accepted for current disclosure rules in Canada under NI 43-101.

(2)	The Mineral Reserves for the Alumbrera Mine set out in the table above have been estimated by C. R. Van Order, P.Eng. at Minera Alumbrera Limited who is a competent person under the JORC Code. The Mineral Reserves are classified as proved and probable, and are based on the JORC Code. See “Narrative Description of the Business — Alumbrera Mine, Argentina — Ore Reserves and Mineral Resources” for further details.

(3)	The Mineral Reserves for the Peak Mine set out in the table above have been estimated by Robert Cooper at Peak Gold Mines Pty Ltd. who is a competent person under the JORC Code. The Mineral Reserves are classified as proved and probable, and are based on the JORC Code. See “Narrative Description of the Business — Peak Mine, Australia — Ore Reserves and Mineral Resources” for further details.

(4)	The Mineral Reserves for the Luismin Mines set out in the table above have been estimated by Randy V.J. Smallwood, P.Eng. at Wheaton and David R. Budinski, P.Geo. at Orcan Mineral Consultants who are each qualified persons under NI 43-101. The Mineral Reserves are classified as proven and probable, and are based on the CIM Standards. See “Narrative Description of the Business — Luismin Mines, Mexico — Mineral Reserves and Mineral Resources” for further details.

(5)	The Mineral Reserves for the Amapari Project set out in the table above have been estimated by Harry Burgess, P.Eng. at Micon International Limited and D.W. Hooley, B.Sc.(Eng.) at Micon International Limited who are each competent persons under the JORC Code. The Mineral Reserves are classified as proved and probable, and are based on the JORC Code. The Amapari acquisition was completed on January 9, 2004. See “Narrative Description of the Business — Amapari Project, Brazil — Mineral Reserves and Mineral Resources” for further details.

(6)	Gold equivalent ounces are gold ounces plus silver ounces converted to gold using commodity prices of $350 per ounce of gold and $5.50 per ounce of silver, and appropriate process recovery rates for each operation.

     Mineral Resources

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources

      This section uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

      The following table sets forth the estimated Mineral Resources for the Peak Mine and the Luismin properties as at December 31, 2003 and the Amapari Project as at January 9, 2004:

Measured, Indicated and Inferred Mineral Resources(1)(7)

(excluding Proved/Proven and Probable Minearal Reserves)

			Grade			Contained Metal

								Gold
						Gold	Silver	Equivalent
Deposit	Category	Tonnes	Gold	Silver	Copper	(ounces)	(ounces)	Ounces(8)	Copper

			(grams	(grams					(tonnes)
		(000s)	per tonne)	per tonne)	(%)	(000s)	(000s)	(000s)
Peak Mine(2)	Measured	560	2.33	—	1.22	42	—	42	6,840
	Indicated	480	5.38	—	0.67	83	—	83	3,200

	Measured + Indicated	1,040	3.73	—	0.96	125	—	125	10,040

	Inferred	3,200	8.4	—	1.2	870	—	870	37,760
Luismin(3)	Measured	—	—	—	—	—	—	—	—
— San Dimas	Indicated	—	—	—	—	—	—	—	—

	Measured + Indicated	—	—	—	—	—	—	—

	Inferred	12,900	3.3	317	—	1,380	131,800	3,380	—
Luismin(3)	Measured	—	—	—	—	—	—	—	—
— San Martin	Indicated	—	—	—	—	—	—	—	—

	Measured + Indicated	—	—	—	—	—	—	—	—

	Inferred	2,100	2.7	127	—	190	8,700	280	—
Luismin(3)	Measured	—	—	—	—	—	—	—	—
— Nukay	Indicated	2,260	4.87	—	—	354	—	354	—

	Measured + Indicated	2,260	4.87	—	—	354	—	354

	Inferred	2,260	2.5	—	—	210	—	210	—
Luismin(4)	Measured	8,250	1.64	—	—	435	—	435	—
— Los Filos	Indicated	30,480	1.37	—	—	1,343	—	1,343	—

	Measured + Indicated	38,730	1.43	—	—	1,778	—	1,778	—

	Inferred	11,600	1.4	—	—	500	—	500	—
Amapari(5)	Measured	2,040	0.86	—	—	56	—	56	—
	Indicated	4,520	1.69	—	—	245	—	245	—

	Measured + Indicated	6,560	1.43			301		301

	Inferred	7,500	4.1	—	—	980	—	980	—
El Limón(6)	Measured	—	—	—	—	—	—	—	—
(Wheaton River’s 21.2% interest)	Indicated	—	—	—	—	—	—	—	—

	Measured + Indicated	—	—	—		—	—	—

	Inferred	4,200	3.1	—	—	420	—	420	—
Total	Measured					533	—	533	6,840
	Indicated					2,025	—	2,025	3,200

	Measured + Indicated					2,558	—	2,558	10,040

	Inferred					4,560	140,500	6,650	37,760

(1)	All Mineral Resources have been calculated as of December 31, 2003, other than the Mineral Resources with respect to the Amapari Project which are as of January 9, 2004, in accordance with the CIM Standards or the JORC Code.

(2)	The Mineral Resources for the Peak Mine set out in the table above have been estimated by R. Berthelsen and Dave Keough at Peak Gold Mines Pty Ltd. who are each competent persons under the JORC Code. The Mineral Resources are classified as measured, indicated and inferred, and are based on the JORC Code. See “Narrative Description of the Business — Peak Mine, Australia — Ore Reserves and Mineral Resources” for further details.

(3)	The Mineral Resources for the Luismin Mines (San Dimas, San Martin and Nukay) set out in the table above have been estimated by Randy V.J. Smallwood, P.Eng. at Wheaton, and David R. Budinski, P.Geo. at Orcan Mineral Consultants, who are each qualified persons under NI 43-101. The Mineral Resources are classified as indicated and inferred, and are based on the CIM Standards. See “Narrative Description of the Business — Luismin Mines, Mexico — Mineral Reserves and Mineral Resources” for further details.

(4)	The Mineral Resources for the Los Filos Project set out in the table above have been estimated by Gary Giroux, P.Eng. at Micon International Limited, who is a qualified person under NI 43-101. The Mineral Resources are classified as measured, indicated and inferred, and are based on the CIM Standards. See “Narrative Description of the Business — Luismin Mines, Mexico — Mineral Reserves and Mineral Resources” for further details.

(5)	The Mineral Resources for the Amapari Project set out in the table above have been estimated by Ken Grace, P.Eng. at Micon International Limited who is a competent person under the JORC Code. The Mineral Resources are classified as measured, indicated and inferred, and are based on the JORC Code. The Amapari acquisition was completed on January 9, 2004. See “Narrative Description of the Business — Amapari Project, Brazil — Mineral Reserves and Mineral Resources” for further details.

(6)	The Mineral Resources for the El Limón deposits set out in the table above have been estimated by James N. Grey, P.Geo. and Al N. Samis, P.Geo., both at Teck Cominco who are qualified persons under NI 43-101. The Mineral Resources are classified as inferred, and are based on the CIM Standards.

(7)	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

(8)	Gold equivalent ounces are gold ounces plus silver ounces converted to gold using commodity prices of $350 per ounce of gold and $5.50 per ounce of silver, and appropriate process recovery rates for each operation.

Alumbrera Mine, Argentina

     Property Description and Location

      The Alumbrera Mine consists of the following five facilities, with support offices located in Tucumán, Catamarca City, Rosario and Buenos Aires:

•	an open pit mine, processing facilities and central administration offices at Alumbrera, Catamarca;

•	a 316-kilometre concentrate slurry pipeline through Catamarca and Tucumán Provinces;

•	a 202-kilometre, 220 kilovolt power line from the project’s substation at El Bracho, Tucumán;

•	a filter plant and rail loading facilities at Cruz del Norte, Tucumán; and

•	a port, handling facilities and train maintenance facilities at San Martìn near Rosario, Santa Fé.

      The open pit mine is located on a 600 hectare mining lease at Alumbrera, near Belen in northwestern Argentina, 1,100 kilometres northwest of Buenos Aires. The mining lease encompasses all mineralized areas of the deposit. Immediate mine infrastructure and other mine facilities cover an additional permitted surface area of 5,200 hectares. The mine is located in a valley west of the easternmost range of the Andes at an elevation of 2,600 metres above sea level.

      The Alumbrera Mine processes ore through conventional crushing, grinding, sulphide flotation and gravity gold circuits. Concentrate slurry from the processing facilities is pumped 316 kilometres to a filter plant at Cruz del Norte. Concentrates from the filter plant are shipped 830 kilometres by rail from Cruz del Norte, Tucumán to Puerto Alumbrera. The port is located in San Martín, Rosario in the Province of Santa Fé. The port operation and maintenance facilities are contained within a 12 hectare lease which includes a rail-switching yard with approximately 8,200 metres of rail. Port facilities include a rail car unloading building and 50,000 tonne storage shed.

      All mining prospects in the Farallón Negro district, the region including Alumbrera, are enclosed by a 344 square kilometre national mineral reserve and are owned and administrated by Yacimientos Mineros de Agua de Dionisio (“YMAD”), a quasi-government mining company. MAL has the right to exploit the Alumbrera Mine pursuant to an agreement between MAL and YMAD (the “UTE Agreement”) signed in April 1994, as amended. The UTE Agreement defines the working relationship between the parties, including royalty obligations, and requires that ownership of certain of the infrastructure revert to YMAD after completion of operations.

     Royalties

      MAL is required to pay a 3% royalty (the “Boca Mina Royalty”) to the provincial government of Catamarca. The royalty is calculated on the value of mineral substances at the mine mouth after certain allowable deductions. Allowable deductions include all processing and transportation costs, but exclude mining costs and all depreciation. MAL commenced payments of the Boca Mina Royalty in 1998.

      Under the terms of the UTE Agreement, MAL is also obliged to pay a royalty to YMAD equal to 20% of net proceeds after capital recovery to begin in the fiscal year following the one in which positive net proceeds are realized. Prior to this occurring, MAL is obligated to pay YMAD each fiscal year, beginning after the second full fiscal year following the commencement of commercial production and ending the year in which MAL begins to pay the net proceeds royalty, an advance royalty equal to (i) if net income is less than $1,000,000, 5% of net income; or (ii) if net income is more than $1,000,000, the greater of 5% of net income and $1,000,000 only after the original investment has been repaid, which has not occurred to date under the UTE Agreement methodology for this calculation.

     Accessibility, Climate, Local Resources, Infrastructure and Physiography

      Alumbrera is about 1,100 kilometres northwest of Buenos Aires and six hours by paved and dirt roads from the airport at San Miguel de Tucumán. Located in Hualfin District, Belen Department, Catamarca Province, the deposit is 95 kilometres northeast of the town of Belen and approximately 50 road-kilometres northwest of Andalgalà. The project is served by air and all-weather roads. MAL has scheduled flights and road transport to and from Tucumán and Catamarca and the mine site. On average, more than 2,100 people are transported by road and more than 2,500 people are transported by air every month.

      The climate is arid to semi-arid with topography and vegetation similar to the Arizona-Sonora desert. The Alumbrera Mine is near the boundary between the Sierras Pampeanas and Puna physiographic provinces and the area is sparsely populated. Average mean temperature is 17 to 18 degrees Celsius and average minimum and maximum temperatures range between 8 and 10 degrees Celsius and 22 and 27 degrees Celsius. Temperatures can be as low as minus 10 degrees Celsius in the winter and as high as 40 degrees Celsius in the summer. Average mean rainfall is 160 millimetres, occurring predominantly during the months of December through March. Light snows can occur in the winter.

      Mine site infrastructure includes offices, a warehouse, a laboratory, a medical centre, a permanent camp and workshops. Site facilities include two accommodation camps, catering, medical and indoor and open-air recreation facilities. The mine’s main water supply originates from a bore field, Campo Arenal, and is delivered to the mine site through a 30-kilometre pipeline. The mine maintains a 1.7 million cubic metre water reservoir. A 202-kilometre long 220-kilovolt power line provides electrical power to the mine site from a substation at El Bracho, Tucumán. The power line, with 530 transmission towers, was constructed to provide access to the national power grid.

      Topographically, (prior to commencement of mining) the deposit at the Alumbrera Mine was a bowl-shaped, ellipsoidal depression oriented northeast-southwest surrounded by ridges formed mostly by andesitic breccia of the Farallón Negro volcanics. The floor of the bowl covers an area of 2.5 square kilometres. It is characterized by altered yellowish and reddish rocks that are the oxidized and weathered “surface rind” of hydrothermally altered and mineralized zones that were easily weathered in the recent geologic past, thereby forming the bowl.

     History

      The Alumbrera area has been known for its veins of copper and gold deposits and alum since at least the 19th century. Small-scale mining activity took place at the end of the 19th century and during the early 20th century at the southern edges of the present mine area. In 1950, the Alto la Alumbrera veins were sampled by the government for copper and gold. In 1963, a mapping and geochemical survey defining a deposit of disseminated/scattered copper was conducted. In 1969, YMAD carried out a thorough geological geochemical prospecting program and completed four short drill holes.

      From 1973 to 1976, the government carried out a geophysical study (induced polarization and magnetism) and commenced a drilling program. Drilling was completed over several years with 6,000 metres drilled from 1974 to 1976. YMAD carried out resource mapping and evaluation from available drill holes. From 1975 to 1982, there was intermittent drilling to complete a total of 18,970 metres and 71 drill holes for the period 1968 to 1981.

      From 1985 to 1988, YMAD investigated open pit mining and heap leaching of ore from the central gold-rich oxidized zone. An additional 1,283 metres of drilling, averaging 50 metres per hole, was completed. Feasibility studies were prepared in 1986 and 1988.

      From 1992 to 1993, another feasibility study was conducted. Geological exploration activity included geotechnical investigations, a core relogging program and a diamond drilling program, mineralogical assessments and a complete reinterpretation of the deposit geology. A geology and metal grade block model of the deposit was generated.

      In October 1994, MAL completed a 20-hole, 8,000-metre diamond drillhole program. Drilling was concentrated in the southern flank of the orebody and within the area to be mined during the first five years of the open pit life. In 1995, MAL commenced mining activities in the mine area. In August 1997, project commissioning commenced with the processing of the first ore from the mine. In December 1999, the mine achieved production and performance tests under terms of project financing.

      MEB negotiated an interest in the project from YMAD in 1990, establishing MAL as the entity to exploit the deposit in 1993. MIM purchased a 50% interest in MAL in 1994. MEB, with a 50% remaining interest in MAL, was subsequently acquired by Rio Algom Ltd. and North Ltd. in 1995. RTP acquired North Ltd. in August 2000. Billiton acquired Rio Algom Ltd. in October 2000. BHP and Billiton merged during 2001 to form BHP Billiton. In 2003 Wheaton acquired the RTP 25% indirect interest in Alumbrera together with 50% of BHP Billiton’s indirect interest in Alumbrera. Also in 2003, MIM was acquired by Xstrata. As a result, Xstrata holds a 50% interest in, and are the operators of, the Alumbrera Mine. Wheaton holds a 37.5% interest and a third party holds a 12.5% interest.

     Geological Setting

     Regional Geology

      Alumbrera was emplaced in the late Miocene Farallón Negro — Capillitas volcanic flow and breccia complex, situated in the Sierra de Capillitas. This high-potassium calc-alkaline shoshonitic to banakitic volcanism is the easternmost expression of subduction related volcanism which appears to have developed in block-faulted areas on Palaeozoic crystalline basement along the Andean Cordillera in the late Miocene. The Farallón Negro complex lies near the boundary of nearly flat and 30-degree east dipping segments of the subducting Nazca Plate, a discontinuity expressed by the east-west boundary between the Puna and Sierras

Pampeanas provinces, by a 50-kilometre right-lateral offset in the Andes crest and by the east-west trend of Neogene volcanoes of the Ojos de Salado chain west of Alumbrera and the Farallón Negro centre.

      Alumbrera and its host stratovolcano lie between two northeast-trending lineaments, the Hualfin and Aconquija, which may have localized volcanism and mineralization in tension fractures between them. The volcanism was controlled by sinistral pull-apart tectonics along a major northwest trending lineament. The Farallón Negro volcanic and intrusive complex was a stratovolcano formerly up to 6 kilometres high and approximately 16 kilometres in diameter, which evolved from more mafic pyroxene andesites to more hornblende and biotite bearing andesites and dacites. Volcanism was followed by the emplacement of the mineralization-related dacite porphyries. The location of the dacite porphyries coincides with the eruptive centres of the former andesite-dacite stratovolcano, whose roots they intruded.

     Deposit Geology

      The Alumbrera alkalic dacite porphyries were intruded about 8 million years ago into the roots of the Farallón Negro volcano. The intrusion-generated large-scale hydrothermal circulation resulted in alteration and mineralization of the porphyry itself and its volcanic host rocks. Subsequent erosion has exposed the upper part of the volcano and its porphyry system to a level that is favourable for mining.

      The Farallón Negro host rocks are about 90% autobrecciated flows in a thick-bedded sequence of fragment-poor to fragment-crowded weakly to strongly porphyritic potassic andesite. The remaining 10% is comprised of lithic and non-porphyritic flow units.

      The primary mineralized rocks of Alumbrera consist of a series of porphyritic intrusions. A total of seven distinctive porphyritic intrusions have been recognised, which form stocks (earliest units) and dyke-like bodies (youngest units) that extend to the outer edge of the deposit with some of the dykes forming a radial pattern around the central stocks. Geochemically the dacites are typical for subduction-related potassic igneous rocks (shoshonites) from mature continental arc settings.

     Exploration

      The mining rights to the Alumbrera Mine are limited to a 2,000 metre by 3,000 metre rectangle (600 hectares in size) approximately centred on the open pit mine. This area, referred to as the contract area, is slightly larger than the ultimate pit rim dimensions. No exploration is conducted by MAL outside of the contract area.

      Because of the very limited area of mineral rights involved and the dominance of the area by the open pit mine, further exploration work will be limited.

     Mineralization

      The mineralogy of the primary (unweathered) ore consists of chalcopyrite (± bornite), native gold and pyrite. Gold occurs mainly in chalcopyrite. Gold values correlate closely with copper values in primary mineralization and ratios are very consistent through the deposit.

      Ore grades correlate with lithology. The highest copper-gold grades are associated with intense potassic (quartz-magnetite) alteration of two of the earliest mineralized porphyritic intrusions and in adjacent biotized or potassium feldspar altered andesites. Younger porphyries are less mineralized or barren. The majority of the copper is primary and occurs as chalcopyrite in disseminated grains and in veinlets. Copper and gold are positively correlated with gold occurring in association with early pyrite-chalcopyrite-magnetite as free gold grains in the 10 to 50 micron range. The economic-grade sulphide mineralization extends upward almost to surface.

      The upper portion of the orebody has been subject to weathering and can be sub-divided into two distinct zones, an upper, thin, leached zone, and a lower sulphide enriched zone. The leached zone contains oxide and carbonate copper minerals, including soluble species. Gold values appear largely unaffected by leaching. The sulphide-enriched zone is complex and contains chalcocite, covellite, native copper and chalcopyrite in varying proportions. The intensity of chalcocite decreases with depth and is absent in fresh (primary) ore. Leaching and oxidation near the surface generally does not extend to deeper than 30 metres.

     Drilling

      The Alumbrera Mine has been worked on by at least four different companies with numerous drilling campaigns since YMAD commenced work in 1969. Both reverse circulation and diamond drilling has been performed, however, the database is composed predominantly of diamond core data. The diamond drill programs were completed using both N-sized core (“NQ”) and H-sized core (“HQ”) longyear Q-series drilling systems (47.6 millimetres and 63.5 millimetres core diameter, respectively).

      270 holes were drilled on a nominal 50 metre by 50 metre pattern over the entire deposit. However, due to shorter lengths on some holes, this density decreases somewhat at the deepest pit elevations. All holes were drilled on N75°/N255° oriented sections, with dips varying between vertical and minus 60°. This orientation was chosen so as to best outline faults in the dominant fault strike direction, many of which have material post-mineralization movement or control the intrusion of the host porphyry and mineralizing fluids.

      After the 1998-99 resource definition drilling program it became apparent that it was necessary to drill a few more holes to increase data density at the deeper elevations of the pit. This was required in order to improve geological controls on the model and upgrade some of the indicated resources to the measured category based on the models used to estimate mineral resources and Kriging variances seen during grade interpolation. An additional 14 holes were drilled to fill in areas of low confidence. There is no known requirement for further drilling of the existing resource.

     Sampling and Analysis

      Exploration samples are sawn (core) or split (reverse circulation) and sent to ALS Chemex (“ALS”) in Mendoza for further preparation and analysis, following which the assay results were reported by ALS.

      Exploration samples were analysed for gold using a 50 gram fire assay with a flame AAS finish after nitric acid/aqua regia digestion of the bead. This method has a detection limit of 0.01 parts per million and is suitable for the low gold grades seen at Alumbrera. Samples were analysed for copper and silver using an aqua regia mixed-acid digestion and elemental determination by flame AAS. The detection limit for copper and silver by this method are 100 parts per million and 1.0 parts per million, respectively.

      Minor element analyses have been routinely carried out on approximately 10% of samples to determine base line quantities of potentially toxic metals available to be released into the environment. Samples were randomly selected and analyzed for antimony, arsenic, bismuth, cadmium, lead, mercury, molybdenum, selenium, tellurium and zinc. Additional sampling was conducted in areas identified to have lead and zinc bearing veins.

      Sulphur and sulphate analyses were also conducted in order to estimate the amount of pyrite within the deposit.

     Drill Core Samples

      During logging, the MAL geologist selects the portions of each hole to be sampled based primarily on mineralization. Using visual inspection, the location of the 0.15% copper boundary would be estimated and sampling would commence approximately 50 metres before this estimated position. Samples were selected on three-metre intervals regardless of lithologic contacts and geological variation in the core. Once selected, the core to be sampled was sawn in half with a diamond saw and one half of the core retained. All sampling and core storage took place at the core logging facility.

     Reverse Circulation Samples

      Reverse circulation samples were collected in the field at the drill rig over 3-metre intervals after being split in the ratio 3:1 at the sampler. The smaller sample was sent for analysis and the larger fraction retained on site for the duration of the drill program and then discarded.

     Sample Quality

      The program set up to monitor the quality of the assay database consisted of the following procedures:

•	the use of internal standards by the laboratory;

•	the use of MAL submitted standard samples with each sample batch;

•	regular re-analysis of pulps by the laboratory;

•	re-analysis of pulps as requested by MAL;

•	check analysis of randomly selected pulps by a second laboratory; and

•	1/4 core re-sampling of selected sample intervals mixed with each batch.

      Data validation protocols are built into the date-entry system used by MAL to prevent hole-depth, over-lapping logging/sampling intervals or hole-name validation errors.

     Security of Samples

      MAL’s core logging and storage facility is located in the administration and warehouse building cluster beside the concentrator. These facilities are secure from entry by non-MAL personnel. Exploration samples are shipped from this location using scheduled mine delivery trucks.

     Ore Reserves and Mineral Resources

      Ore Reserves and Mineral Resources are estimated using the JORC Code. See “Technical Information — JORC Code Definitions” for JORC Code definitions.

      The following table sets forth the estimated Ore Reserves for 100% of the Alumbrera Mine as at December 31, 2003 (37.5% of which represents Wheaton’s interest):

Proved and Probable Ore Reserves (1)(2)(3)(4)

			Grade		Contained Metal

Material	Category	Tonnes	Gold	Copper	Gold	Copper

			(grams			(tonnes)
			per tonne)	(%)	(ounces)
In-Situ	Proved	200,000,000	0.65	0.58	4,186,000	1,151,000
	Probable	23,000,000	0.49	0.47	362,000	108,000

	Total	223,000,000	0.66	0.57	4,548,000	1,259,000

Stockpiles	Proved	108,000,000	0.42	0.36	1,458,000	389,000
	Probable	—	—	—	—	—

	Total	108,000,000	0.42	0.36	1,458,000	389,000

Total	Proved	308,000,000	0.57	0.50	5,644,000	1,540,000
	Probable	23,000,000	0.49	0.47	362,000	108,000

	Total	331,000,000	0.56	0.50	6,006,000	1,648,000

(1)	The Ore Reserves for the Alumbrera Mine set out in the table above have been estimated by C. R. Van Order, P.Eng. at MAL who is a competent person under the JORC Code. The Ore Reserves are classified as Proved and Probable, and are based on the JORC Code.

(2)	The Proved Ore Reserve includes 108 million tonnes at 0.36% copper, 0.42 grams of gold per tonne of medium and low grade material stockpiled for future treatment.

(3)	Ore Reserves are based on a life-of-mine production schedule generated from pit optimisation studies on the new resource block model and are reported on the basis of a recoverable payable copper equivalent cut-off grade of 0.32%, with the equivalent grade taking into account copper and gold grades, prices, metallurgical recoveries and realisation costs. The recoverable payable copper equivalent cut-off grade of 0.32% represents in-situ copper and gold grades generally in the range of 0.15% copper, 0.26 grams of gold per tonne to 0.25% copper, 0.11 grams of gold per tonne.

(4)	Primary sulphide mineralization comprises disseminated, vein and fracture controlled chalcopyrite in altered dacite and andesite host rocks, with chalcocite and covellite in the enriched zone.

      There are currently no Mineral Resources to report for the Alumbrera Mine.

Mineral Processing and Metallurgical Testing

      The economic mineralogy of the primary, unweathered ore consists of chalcopyrite, native gold and pyrite in a simple textural relationship. Chalcopyrite occurs in disseminated grains and in veinlets; copper and gold are positively correlated, with the gold occurring as free grains or, more usually, as inclusions within the chalcopyrite. As a classic porphyry copper-gold deposit, it is expected that the ore should respond to conventional sulphide flotation for recovery of gold bearing copper concentrate.

      There is a wide range of metallurgical testing and operating experience available and planned in support of strategic planning and development.

      The feasibility study metallurgical testing confirmed the amenability of the orebody to conventional copper porphyry processing. Although the programme was possibly not as systematic in establishing the metallurgical response of the orebody as has been the case on other similar projects, Micon considers that the testing adequately addressed all the expected issues and generated appropriate criteria for process design. These criteria have been generally confirmed by operating experience to date.

      MAL decided in 2001 to install a third grinding line and a pebble crushing circuit in order to meet the objective of maintaining concentrate production at lower ore grades over the life-of-mine. MAL has increased the capacity of the rougher flotation circuit which is scheduled to be commissioned in 2004.

Mining Operations

      Standard truck and shovel mining techniques operations are employed in the open pit mine, utilizing 42 cubic metre shovels and 220 tonne haul trucks to move both ore and waste. Mining is carried out on 17-metre benches, with 2-metre sub-drill, which suit the size of the equipment necessary for the production rate.

      Current mineral reserves have a low waste to ore ratio of an average of 1.77:1 for the 2003 life-of-mine plan. Operation of the mine is carried out at an elevated cut-off grade, which is reduced over the mine life to the economic cut-off grade. This practice requires that some ore be stockpiled for later processing.

      The mining rate in 2003 marginally exceeded 300,000 tonnes per day for a total of approximately 110 million tonnes of material mined, comprised of approximately 31 million tonnes of ore and 79 million tonnes of waste. The total material mined is planned to increase to an average of 342,000 tonnes per day, approximately 125 million tonnes per annum, for 2004 to 2006.

      MAL employs approximately 1,000 permanent staff and 600 contractors, of whom approximately 500 staff and 200 contractors work in the mining department. Argentina is a highly unionized country with industry-based unions and very prescriptive labour agreements. The current labour agreement was renegotiated in 2003 and is in effect for a four year period.

Milling Operations

      The original plant uses a conventional porphyry copper flotation circuit with proven, large scale equipment. The plant produces two products, a copper flotation concentrate containing the major gold credit and doré bullion from gravity recovery of coarser free gold. The original design capacity was 80,000 tonnes per day with a utilisation of 94%. Provision was made for expansion to 100,000 tonnes per day by the addition of a third grinding line, in order to maintain metal production as the ore grade decreases.

      MAL has increased the capacity of the original plant to approximately 100,000 tonnes per day by the addition of the third grinding circuit, albeit using smaller equipment than that already installed. The expansion also included a pebble crushing circuit to handle critical size material from the semi-autogenous grinding (“SAG”) mills, of which about 1 to 1.5 million tonnes, at 0.4% copper, already had been accumulated. The planned utilization for 2004 is 93%, increasing to 94% in 2007.

      MAL expects that the ball mills will become the limit to throughput with the expanded circuit, particularly on softer ore. Although the cleaner flotation circuit is a constraint to feed metal, this will not be a problem except on the softest, high grade ore, as lower ore grade will compensate for the increased throughput. MAL has not identified any other areas that require expansion, although it acknowledges that increased utilisation in most areas is required.

      The mined ore is crushed in a 1,540 millimetre by 2,770 millimetre gyratory crusher. The crushed ore is conveyed 1.7 kilometres to an 80,000 tonne live capacity stockpile. The ore is drawn from the stockpile by apron feeders to conveyors feeding three parallel grinding circuits. The two original grinding lines each consist of an 11 metre diameter, 5.14 metre long SAG mill and two 6.1 metre diameter, 9.34 metre long ball mills operating in closed circuit with hydrocyclones. The third grinding line, which was commissioned in August 2002, consists of a 8.53 metre diameter, 4.27 metre long SAG mill and a 5.03 metre diameter 8.84 metre long ball mill, both of which are reconditioned second-hand units. It has been the practice to remove and stockpile the minus 35 millimetre critical size pebbles from the SAG mill discharge when processing harder ores with lower throughput rate. A circuit was commissioned in August 2002 for crushing the stockpiled pebbles and the newly generated pebbles, as required. The pebbles are conveyed via a surge bin to a crusher operating in open circuit and the crushed pebbles will be conveyed via a surge bin to each of the three SAG mill feed conveyors.

      SAG and ball mill discharge is pumped to a cluster of hydrocyclones, one cluster for each ball mill. Hydrocyclone underflow discharges to the ball mill feed, with a minor proportion diverted via two centrifugal gravity concentrators for each cluster, for removal of coarser free gold. Hydrocyclone overflow at 80% passing 150 microns gravitates to the flotation circuit. The gravity concentrate is transferred to the secure gold room for further cleaning and smelting with fluxes to bullion.

      After conditioning with reagents, the hydocyclone overflow passes to the rougher flotation circuit consisting of 32 100 cubic metre mechanical flotation cells. MAL is presently expanding flotation capacity to allow further ore residence time, thus improving recoveries in difficult ore types. This expansion is expected to be commissioned in May 2004. Rougher concentrate is reground in one or two 5.0 metre diameter, 7.32 metre long ball mills operating in closed circuit with hydrocyclones, and centrifugal gravity concentrators for further free gold recovery. The reground rougher concentrate passes to the cleaner flotation section, consisting of 14 pneumatic flotation cells arranged for two stages of cleaning and a cleaner scavenger, all in closed circuit. The concentrate from the second stage cleaner is the final product and the tailings from the cleaner scavenger are now recirculated to the rougher circuit, although as commissioned these cells operated in open circuit producing final tailings.

      Final concentrate is thickened to 63% solids in two 30 metre diameter thickeners and for storage in surge tanks before being pumped via a 316 kilometre long, 175 millimetre diameter pipeline to MAL’s filter plant near Tucumán. Positive displacement pumps at the mine site and two booster stations elevate the concentrate to a high point from where it flows by gravity 150 kilometres to the filter plant. At the filter plant, the concentrate is stored in surge tanks and thickened prior to three 120 cubic metre continuous belt filter presses, which reduce the moisture content to 7.5%. The filters discharge to a storage building, where a front-end loader reclaims the filter cake for rail transport 830 kilometres to the port near Rosario.

      Tailings from the process plant flow by gravity pipeline for 8.5 kilometre to an engineered, centreline dam constructed across the Vis Vis canyon. Distribution is effected by spigotting along the upstream face of the dam. Supernatant water is pumped back to the process plant and seepage is collected downstream of the dam and pumped back. The dam is raised using waste rock with a core of selected material and remains a significant capital cost throughout the life of the mine. MAL retains Knight Piesold as its consultant for tailings dam management and construction quality control.

Markets and Contracts

      MAL’s objective has been to sell 90% to 95% of its concentrate production through frame contracts, with the balance for sale into the spot market. This has reduced the annual average treatment and refining charges and provided short-term flexibility of production, sales and revenue.

      However, with the recent reduction in TC/ RC rates, MAL’s strategy has changed to one of fulfilling the requirements of the frame contracts while directing any non-committed production to spot sales. In this way, the project is able to utilize the market conditions to their optimum advantage. Marketing is managed by MAL and Xstrata copper marketing personnel.

Environmental Considerations

Permitting

      The main environmental permit is the original Environmental Impact Report (“EIR”), which was prepared to 1988 World Bank guidelines and was approved in 1997 as part of the project approval process. Under the terms of the UTE Agreement, MAL is responsible for compliance with the commitments made in the EIR and the cost of reclamation and closure. There are currently no significant areas of non-compliance. The EIR must be updated bi-annually as two separate reports for approval by the Tucumán and Catamarca provincial authorities. Micon understands that the 2001 EIR update was received and accepted by the provincial authorities. Other statutory environmental controls are the water license associated with the fresh water supply from Campo Arenal (Catamarca) and the filter plant discharge license (Tucumán).

      In addition to the direct statutory controls, the UTE Agreement and its requirement for consultation with YMAD on strategic issues, including closure, impact on environmental management.

      Third party auditors are utilized to review key environment areas such as tailings storage facility design, construction and management. Through Xstrata and the other shareholders, MAL conducts regular audits of its environment programs to ensure that corporate, community and statutory standards have been adequately identified and are being adhered to.

Compliance

      Under the terms of the UTE Agreement, commitments made in the EIR reside with MAL. In response to these commitments, MAL currently is implementing a revised environmental management system. Various initiatives have been taken and are ongoing to ensure compliance, which is demonstrated by routine monitoring of air and water quality against background levels.

      Of particular significance is the commitment to zero discharge, which is implemented by intercepting and pumping back surface and near surface groundwater downstream of the tailings storage facility. Despite design considerations, a seepage plume has developed in the natural groundwater downstream of the facility, albeit currently well within MAL’s concession, due to the area’s complex structural geology. A series of pump back wells have been established to capture the seepage, which contains dissolved calcium and sulphate. The pump back wells will be augmented over the life of the mine in order to contain the plume within the concession and monitoring wells will be provided for the Vis Vis river. Based on the latest ground water model, the pump back system will need to be operated for several years after mine closure.

      The other potentially significant environmental risk lies with the concentrate pipeline. This pipeline crosses areas of mountainous terrain, significant rivers, high rainfall and active agriculture. Any rupture of the pipeline poses an environmental risk from spillage of concentrate. Subsequently, control structures and river crossing protection have been, and continue to be, installed in order to minimize the risk of breakage and spillage, a program of geotechnical inspection has been implemented to monitor landslide risk areas, and routine physical surveillance of the pipeline route is carried out.

Reclamation and Closure

      Although YMAD has the right to retain certain project infrastructure at the end of the UTE Agreement and 1997 Mining Lease Agreement between MAL and YMAD, on final termination of commercial production, MAL is legally responsible for reclamation and closure costs in its capacity as operator of the Alumbrera Mine. MAL is committed to stabilizing tailings and waste rock against potential acid generation and water pollution and, to this end, is conducting progressive rehabilitation on the tailings storage facility and waste rock dumps. Other activities include contaminated land remediation, removal and stabilization of potentially acid generating road base material, securing pit safety and closure of infrastructure. The ultimate requirement is to achieve final landforms that do not require MAL’s presence post closure.

      MAL has prepared an Interim Mine Closure Plan in response both to commitments in the EIR and to meet the requirements of those existing shareholders who are signatories to the Australian Minerals Council Code for Environmental Management. MAL’s closure planning is an ongoing process that is refined as operations plans are revised and operational and monitoring data are evaluated. Closure costs are revised on an annual basis.

      Ongoing rehabilitation is recognized as part of routine operations and associated costs are included in the project’s financial plan. Testing is being completed in order to generate information regarding the potential for acid generation from waste materials, and initial testing of capping materials has been completed. Progressive rehabilitation commenced in 2002.

Bond-Posting

      MAL makes provisions for reclamation and closure in its life-of-mine plan and financial statements, however, MAL is not required to post a bond in connection with its reclamation and closure obligations and no cash provisions are being made.

Capital Costs

      The Alumbrera Mine was commissioned in 1998 after the expenditure of approximately $1.233 billion of project development capital. After additional capital expenditure of approximately $79 million in 1999, on-going annual sustaining and project capital has been expended since that time at a rate of approximately $26 million per fiscal year.

      Approximately $18 million, $37 million and $23 million was expended in fiscal years 2001, 2002 and 2003, respectively, with a further $9 million spent during the six months ended December 31, 2003. Approximately $27 million of the capital expenditures over those years were incurred in connection with the increase in plant capacity from 80,000 tonnes per day to 100,000 tonnes per day. Capital expenditures in 2004 are budgeted to be approximately $28 million, of which $24.5 million is considered to be sustaining, including $9 million for the acquisition of four additional haul trucks to accommodate the forecast increased mining tonnage. Sustaining capital is expected to reduce to less than $8 million in 2005 and beyond.

Taxes

      MAL is subject to taxation in the form of income tax and IVA tax, the latter of which is applicable to purchases of goods and services at a rate of 21%. Full reimbursements for IVA tax are available to exporting mining companies.

      The statutory tax rate of MAL is 30% as compared to the statutory tax rate of 35% for non-mining companies. This rate is protected under a fiscal stability regime which also provides for favoured treatment in terms of special deductions for interest paid on foreign loans.

      Potential changes to the tax regime, resulting from the current Argentine political, economic and social crisis, are and have been a risk to the estimated levels of future cash flow. However, it is not expected that any increased taxation would have a material effect on the value of the property or on cash flow, given the existing protection of fiscal stability under the Mining Investment Law granted by the government to the project.

Production Estimates

      The MAL operation is expected to draw the majority of its economic value from the sale of copper and gold in concentrate. In addition, a doré containing gold and silver is produced on-site. Production is derived from ore mined at the Alumbrera Mine. The total scheduled ore to be mined and processed, and the gold and copper output, are approximately 365 million tonnes, approximately 4.9 million ounces of gold and approximately 1.7 million tonnes of copper, respectively, over a period of approximately 10 years. Production in 2004 is expected to be 554,000 ounces of payable gold and 176,000 tonnes of contained copper in concentrate.

Luismin Mines, Mexico

      Luismin’s mining properties are each operated by wholly-owned subsidiaries of Luismin and include: the Tayoltita, Santa Rita and San Antonio mines in the San Dimas district, on the border of Durango and Sinaloa states; the San Martin mine and San Pedrito project in the state of Querétaro; and the Nukay mines in Guerrero State. A description of the mines in the San Dimas district, the San Martin mine and the San Pedrito project is set forth below. For a description of the Nukay mines, see “Narrative Description of the Business — Nukay Mines, Mexico”. The four mines hold 71 exploration and exploitation concessions with a total area of approximately 35,712 hectares. This extensive land ownership covers the mines, as well as the most prospective surrounding areas and forms an important asset for Luismin’s future exploration programs.

Luismin also holds numerous exploration projects throughout Mexico, most of which are in the grassroots stage of development.

      Most of the mines are underground operations using primarily mechanized cut-and-fill mining methods. Conventional open-pit mining methods utilizing front-end loaders and trucks are used in the open-pit mines. After milling, cyanidation, precipitation and smelting, doré bars are poured and then transported for refining to Salt Lake City, Utah. Gold and silver production from the mining properties during the past year was 93,487 ounces of gold and 6,126,254 ounces of silver.

      On June 19, 2002, Wheaton acquired all of the outstanding shares of Luismin. The purchase price was comprised of $55,160,000 in cash and 9,084,090 Wheaton Shares. Wheaton also advanced $19,840,000 to Luismin that Luismin used to repay its outstanding bank debt. An additional contingent silver price adjustment payment of 11,355,113 Wheaton Shares was paid in October 2003 when the price of silver averaged more than $5 per ounce over a period of 60 consecutive trading days. In August 2003, Wheaton sold its La Guitarra gold and silver mine in Mexico, the smallest of the three mining operations acquired in June 2002 from Sanluis, to Genco for $5,000,000. In September 2003, Wheaton acquired the Nukay mines in connection with the acquisition of Miranda.

San Dimas District (Tayoltita, Santa Rita and San Antonio Mines)

Property Description and Location

      Luismin’s three operating mines in the San Dimas district, on the border of Durango and Sinaloa states, are the Tayoltita, Santa Rita and San Antonio mines which are located 125 kilometres northeast from Mazatlan, Sinaloa or approximately 150 kilometres west of the city of Durango. These properties are surveyed and contained in a contiguous block. During 2003 the three operations were merged and centralized into a single operation under the same management. It is reported now as San Dimas. The properties cover an area of 22,720 hectares and are held by Minas de Sanluis, S.A. de C.V., a wholly owned subsidiary of Luismin. All the ore is now sent to the Tayoltita Mill, since the San Antonio Mill has been put in care and maintenance.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

      The San Dimas district is accessed by aircraft in a 45 minute flight from either Mazatlan or Durango, or by driving ten hours from the city of Durango. Luismin has access to a de Havilland Twin Otter aircraft and a helicopter which are both based at Tayoltita. Most of the personnel and light supplies for the San Dimas mines arrive on Wheaton’s regular flights from Mazatlan and Durango. Heavy equipment and supplies are brought in by road from Durango or via a rough road which follows the river bed to San Ignacio but the road is only accessible for about six months of the year during the spring dry season. San Ignacio is connected by 70 kilometres of paved roads to Mazatlan.

      Trees grow sufficiently on the higher ridges to support a timber industry while the lower slopes and valleys are covered with thick brush, cactus and grasses. Subsistence farming, ranching, mining and timber cutting are the predominant activities of the region’s population. Tayoltita is the most important population centre in the area with approximately 8,000 inhabitants, including mining company personnel. Population outside the mining and sawmill camps is sparse.

      Water for the mining operations is obtained from wells and from the Piaxtla River. Water is also supplied by Luismin to the town of Tayoltita from an underground thermal spring at the Santa Rita mine.

      Mining in the San Antonio area is done by contract mining while in both the Santa Rita and Tayoltita areas the mining is carried out by Luismin personnel.

      Electrical power is provided by a combination of their own power systems and by the Federal Power Commission’s supply system. Luismin operates hydroelectric and back-up diesel generators which are interconnected with the Federal Power Commission’s supply system.

      The Santa Rita mining area is located three kilometres upstream from Tayoltita. The ore from the Santa Rita mine is trucked along a winding road that follows the Rio Piaxtla to the Tayoltita mill.

      The San Antonio mining area is located seven kilometres west of the Tayoltita mine in the state of Sinaloa. The mine is accessed, from Tayoltita, by a three kilometre long road along the north side of the Rio Piaxtla and bypassing the town of Tayoltita, to the portal of the San Luis Tunnel, through the tunnel and from the exit, by road, or along the San Antonio river bed to the San Antonio Mill. Infrastructure at the San Antonio mine includes a mill, small campsite, warehouse, analytical fire assay laboratory and maintenance shops. The mill was put in care and maintenance in November 2003.

      The San Dimas district is located in the central part of the Sierra Madre Occidental, a mountain range characterized by very rugged topography with steep, often vertical walled valleys and narrow canyons. Elevations vary from 2,400 metres on the high peaks to elevations of 400 metres in the valley floor of the Piaxtla River.

     History

      The San Dimas district has experienced a long mining history. Precious metal production was first reported in 1757. The Spanish continued working several of the mines until the start of the Mexican War of Independence (1810). Mining activity in the district then decreased and did not start-up again until the 1880s when the Tayoltita mine was acquired by the San Luis Mining Company. Later the Contraestaca (San Antonio) mine was discovered along with several large bonanza grade orebodies.

      In 1904, the first cyanide mill in Mexico was built at Tayoltita. By 1940, the Candelaria mine had been mined out and the Candelaria and Contraestaca mines were purchased by the San Luis Mining Company.

      A mining law introduced in 1959 in Mexico required that the majority of a Mexican mining company be held by Mexicans and forced the sale of 51% of the shares of the San Luis Mining Company to Mexicans. In 1961, the Minas de San Luis S.A. de C.V. was formed and assumed operations of the mine. In 1978, the remaining 49% interest was obtained by Luismin S.A. de C.V.

      Historical production through 2003 from the San Dimas district is 667 million ounces of silver and 9.46 million ounces of gold, placing the district third in Mexico for precious metal production after Pachuca and Guanajuato. Production from the San Dimas district during 2003 was approximately 68,000 ounces of gold and 5.5 million ounces of silver.

     Geological Setting

      The general geological setting of the San Dimas district is comprised of two major volcanic successions totalling approximately 3,500 metres in thickness; the Lower Volcanic Group (“LVG”) and the Upper Volcanic Group (“UVG”) separated by an erosional and depositional unconformity.

      The LVG is of Eocene age predominantly composed of andesites and rhyolitic flows and tuffs and has been locally divided into five units. The LVG outcrops along the canyons formed by major westward drainage systems and has been intruded by younger members of the batholith complex of granitic to granodioritic composition. The Socavón rhyolite is the oldest volcanic unit in the district, its lower contact destroyed by the intrusion of the Piaxtla granite.

      More than 700 metres thick, the Socavón rhyolite is host for several productive veins in the district. Overlying the Socavón rhyolite is the 20 to 75 metres thick, well bedded Buelna andesite. The Buelna andesite is overlain by the Portal rhyolite, ranging in thickness from 50 to 250 metres.

      The overlying productive andesite is more than 750 metres in thickness and has been divided into two varieties based on grain size, but is of identical mineralogy.

      The overlying Camichin unit, composed of purple to red interbedded rhyolitic and andesite tuffs and flows, is more than 300 metres thick. It is the host rock of most of the productive ore shoots of Patricia, Patricia 2, Santa Rita and other lesser veins in the Santa Rita mine.

      The Las Palmas Formation, at the top of the LVG, is made up of green conglomerates at the base and red arkoses and shales at the top, with a total thickness of approximately 300 metres. This unit outcrops extensively in the Tayoltita area.

      The UVG overlies the eroded surface of the LVG unconformably. In the San Dimas district, the UVG is divided into a subordinate lower unit composed mainly of lavas of intermediate composition called Guarisamey andesite and an upper unit called the Capping rhyolite. The Capping rhyolite is mainly composed of rhyolitic ash flows and air-fall tuffs and is up to 1,500 metres thick in the eastern part of the district however within most of the district is about 1,000 metres thick.

      The San Dimas district lies within an area of complex normal faulting along the western edge of the Sierra Madre Occidental. Compressive forces first formed predominantly east-west and east-northeast tension gashes, that were later cut by transgressive north-northwest striking slip faults. The strike-slip movements caused the development of secondary north-northeast faults, with right lateral displacement.

      Five major north-northwest-trending normal faults divide the district into five tilted fault blocks generally dipping 35° to the east. In most cases, the faults are post ore in age and offset both the LVG and UVG. All major faults display northeast-southwest extension and dip from near vertical to less than 55°.

     Exploration

      Typical of epithermal systems, the silver and gold mineralization at the San Dimas district exhibits a vertical zone with a distinct top and bottom that Luismin has termed the Favourable Zone. At the time of deposition, this Favourable Zone was deposited in a horizontal position paralleling the erosional surface of the LVG on which the UVG was extruded.

      This favourable, or productive, zone at San Dimas is some 300 to 600 metres in vertical extent and can be correlated, based both on stratigraphic and geochronologic relationships, from vein system to vein system and from fault block to fault block. Using this concept of the dip of the unconformity at the base of the UVG, Luismin is able to infer the dip of the Favourable Zone and with considerable success explore and predict the Favourable Zone in untested areas.

      At the Tayoltita deposit, silver-gold ratios have been a useful exploration tool. In most of the veins, detailed studies have shown that silver-gold ratios increase progressively within the ore zone with the contours strongly elongated along the strike of the vein. The horizontal elongations of the silver-gold ratios are thought to represent the former flow path of the ore fluids which were subhorizontal at the time of the ore deposition suggesting ore shoots can be found along these possible fluid paths.

      Luismin applies a 30% probability factor to the volume of the Favourable Zone to estimate the volume/tonnage of inferred mineral resources that will later be discovered in the zone. For more than 30 years, Luismin has historically and successfully applied the 30% factor. The factor was originally developed by comparing the explored area of the active veins at that time (San Luis, Guadalupe, Cedral, etc.) to the mined out area plus the mineral reserve area.

      Luismin has been able to maintain a 20 year mineral resource base, that, by development on a timely basis, converts the inferred mineral resources into mineral reserves. Thus, Luismin maintains a mineral reserve base, that, at the current mining rate, replaces mined mineral reserves with future mineral reserves.

     Deposit Types and Mineralization

      The deposits of the San Dimas district are high grade, silver-gold-epithermal vein deposits characterized by low sulphidation and adularia-sericitic alteration formed. As is common in epithermal deposits, the hydrothermal activity that produced the epithermal vein mineralization began a few million years after the intrusion of the closely associated plutonic rocks and several million years after the end of the volcanism that produced the rocks that host the hydrothermal systems. Older veins appear more common in the eastern part of the district whereas younger veins are found in the western part.

      The mineralization is typical of epithermal vein structures with banded and drusy textures. Within the district, the veins occupy east-west trending fractures except in southern part of Tayoltita where they strike mainly northeast and in the Santa Rita mine where they strike north-northwest. The veins were formed in two different systems. The east-west striking veins were the first system developed, followed by a second system of north-northeast striking veins. Veins pinch and swell and commonly exhibit bifurcation, horse-tailing and cymoidal structures. The veins vary from a fraction of a centimetre in width to 15 metres, but average 1.5 metres. They have been followed underground from a few metres in strike-length to more than 1,500 metres. Three major stages of mineralization have been recognized in the district: (1) an early stage; (2) an ore forming stage; and (3) a late stage quartz.

      Three distinct sub-stages of the ore forming stage also have been identified, each characterized by distinctive mineral assemblages with ore grade mineralization always occurring in the three sub-stages: (1) quartz-chlorite-adularia; (2) quartz-rhodonite; and (3) quartz-calcite.

      The minerals characteristic of the ore forming stage are composed mainly of white, to light grey, medium to coarse grained crystalline quartz with intergrowths of base metal sulphides (sphalerite, chalcopyrite and galena) as well as pyrite, argentite, polybasite, stromeyerite, native silver and electrum.

      The ore shoots within the veins have variable strike lengths (5 to 600 metres), however, most average 150 metres in strike length. Down-dip extensions are up to 200 metres but are generally less than the strike length.

     Drilling

      Exploration of the Favourable Zone at the San Dimas district is done both by diamond drilling and by underground development work. Diamond drilling is predominantly done from underground stations due to the rugged topography, and the distances from the surface locations to the targets. All exploration drilling and the exploration underground development work is done in-house by Luismin. Diamond drilling is of NQ/ HQ size with excellent core recoveries (in the range of +95%) at a cost of approximately $45 per metre.

      Luismin conducts a continuous program of exploration/development diamond drilling throughout the year at each of their mines with their own rigs. Twelve diamond drill rigs and crews are employed in the mines. Generally, two rigs are stationed at the San Martin mine with eight rigs in the mines at San Dimas.

     Sampling Method and Approach

      Other than the control samples collected at the mill for material balance, two principal types of samples are collected daily from the mine workings: (1) samples of the mineralized zones exposed by the mine workings; and, (2) samples of the diamond drill core from the exploration/development drilling. Samples are also collected, but on a less routine basis, from mine cars and from the blasted rock pile in a stope.

      Individual samples collected from a mineral shoot in certain veins can show considerable variation both vertically and horizontally in the vein as observed by samples from subsequent slices of the stope or from samples taken from the top of the pile of blasted rock in the stope compared to the samples from the back. Grade control in these veins is achieved in part by the considerable number of samples taken.

      Drill core samples, after being sawn in half, are bagged, tagged and sent to the mine assay laboratory. Several hundreds of samples are collected and processed every month at the mine assay laboratories.

     Sample Preparation, Analysis and Security

      In the San Dimas district, the mine workings are sampled under the direction of the Luismin Geological Department initially across the vein, at 1.5 metres (5 feet) intervals, with splits along the sample line taken to reflect geological changes. No sample length is greater than 1.5 metres. Once the ore block has been outlined and the mining of the block begun, the sample line spacing may be increased to three metres. Sampling is done by chip-channel, the channel approximately 10 centimetres wide, cut across the vein. Sample chips of similar size are collected on a canvas sheet, then broken into smaller sized fragments, coned and quartered to produce a 1 to 2 kilogram sample, which is sent for fire assay to the mine assay laboratory. Sampled intervals are clearly marked on the underground rock faces with spray paint.

      Samples are crushed, homogenized, ground and split at the mine assay laboratory to produce a 10 gram representative pulp sample for fire assaying. Routine quality control is carried out with every tenth sample repeated as a check assay done at the mine assay laboratory, and check assays between the Luismin mine laboratories. Routine assaying of standards is also carried out at the mine assay laboratory.

     Mineral Reserves and Mineral Resources

      Luismin’s policy is to develop and maintain a mineral resource base of over 20 years with respect to its overall operations by converting, through development, the mineral resources into mineral reserves on a yearly basis.

      Rather than calculating mineral resources/mineral reserves over a minimum mining width and then applying corrections for dilution and mine losses to determine mineral reserves, the method presently used by Luismin is to estimate the reserve in each of the underground mining blocks by using the conventional mining block estimation methods for underground mines and later applying a tonnage and grade correction to determine mineable mineral reserves.

      Mineral Reserves and Mineral Resources are estimated using the CIM Standards. See “Technical Information — CIM Standard Definitions” for CIM Standard definitions.

      The following table sets forth the estimated Mineral Reserves for the three properties in the San Dimas district as at December 31, 2003:

Proven and Probable Mineral Reserves(1)(2)(3)(4)(5)

			Grade		Contained Metal

Deposit	Category	Tonnes	Silver	Gold	Silver	Gold

			(grams	(grams		(ounces)
			per tonne)	per tonne)	(ounces)
Tayoltita	Proven	390,000	374	3.69	4,676,000	46,000
	Probable	790,000	362	3.38	9,260,000	86,000

	Proven + Probable	1,180,000	366	3.49	13,930,000	133,000

Santa Rita	Proven	130,000	382	2.59	1,570,000	11,000
	Probable	130,000	439	3.00	1,790,000	12,000

	Proven + Probable	250,000	410	2.79	3,360,000	23,000

San Antonio	Proven	360,000	469	7.66	5,430,000	89,000
	Probable	440,000	495	8.99	7,010,000	127,000

	Proven + Probable	800,000	483	8.39	12,400,000	216,000

Total	Proven	880,000	414	5.16	11,670,000	145,000
	Probable	1,360,000	412	5.16	18,060,000	226,000

	Proven + Probable	2,240,000	413	5.16	29,730,000	371,000

(1)	The Mineral Reserves for the properties in the San Dimas district set out in the table above have been estimated by Luismin and audited by Randy V.J. Smallwood, P.Eng., at Wheaton who is a qualified person under NI 43-101.

(2)	Cut-off grades based on total operating cost were $47 per tonne for Tayoltita, $48 per tonne for Santa Rita and $55 per tonne for San Antonio.

(3)	The tonnage factor is 2.7 tonnes per cubic metre.

(4)	Cut-off values are calculated at a price of $5.50 per troy ounce for silver and $350 per troy ounce for gold.

(5)	Numbers may not add up due to rounding.

      The following table sets forth the estimated Inferred Mineral Resources for the three properties in the San Dimas district as at December 31, 2003:

Inferred Mineral Resources(1)(2)(3)(4)(5)(6)

(excluding Proven and Probable Mineral Reserves)

		Grade

Deposit	Tonnes	Silver	Gold

		(grams	(grams
		per tonne)	per tonne)
Tayoltita	5,400,000	308	2.9
Santa Rita	2,700,000	327	2.2
San Antonio	4,900,000	322	4.5

Total	12,900,000	317	3.3

(1)	The Inferred Mineral Resources for the properties in the San Dimas district set out in the table above have been estimated by Luismin and audited by Randy V.J. Smallwood, P.Eng., at Wheaton who is a qualified person under NI 43-101.

(2)	Cut-off grades based on total operating cost were $47 per tonne for Tayoltita, $48 per tonne for Santa Rita and $55 per tonne for San Antonio.

(3)	The tonnage factor is 2.7 tonnes per cubic metre.

(4)	Cut-off values are calculated at a price of $5.50 per troy ounce for silver and $350 per troy ounce for gold.

(5)	Inferred Mineral Resources are not known with the same degree of certainty as Proven and Probable Mineral Reserves and do not have demonstrated economic viability.

(6)	Numbers may not add up due to rounding.

Mining Operations

      Underground gold and silver mining operations are carried out at the Tayoltita, Santa Rita and San Antonio mines. The operations employ cut-and-fill mining with LHD equipment and primary access is provided by adits and internal ramps. The ore processing is by conventional cyanidation followed by zinc precipitation of the silver and gold for production of doré.

Tayoltita Area

      The Tayoltita area includes the oldest operating mine in the San Dimas area. The main access is a 4.4 kilometres tunnel from a portal approximately 400 metres northeast of the Tayoltita mill. About 570,000 cubic feet per minute of ventilation is supplied by a combination of natural flow from the access tunnel as well as fan driven through a system of raises. Raises for ventilation and ore and waste passes are typically developed with boring machines.

      The mining method employs mechanized cut-and-fill mining on vein mineralization using waste rock as backfill. The veins vary from 1 to 3 metres in width and generally dip at 75° to 80°.

      Production drilling is completed with jackleg drills or single boom jumbos depending on the vein thickness. Ore is hauled from the stoping areas, using LHD equipment, then by rail haulage to surface through the main access tunnel. The rail haulage has a trolley system using 8 tonne cars. Primarily because of the efficient ore transport system, Tayoltita has the lowest overall operating costs and cut-off grade in the San Dimas area.

      The development of the San Luis Tunnel to connect the San Antonio mining area to the Tayoltita mining area has allowed the development of the Santa Lucia and El Oro veins. This mining area is characterized by veins that dip 75°, with variable widths, and is currently being developed as an important mining area for Tayoltita. In 2002 a new surface route with no crossings of the Rio Piaxtla and bypassing the town of Tayoltita was completed to connect the Tayoltita mill and the San Luis tunnel.

Santa Rita Area

      The Santa Rita area main access is by adit approximately three kilometres to the northeast of the Tayoltita mill site. The mining method employs cut-and-fill mining on vein mineralization. The vein dip can vary from subvertical to as low as 35°. In some of the flatter lying areas, the vein thickness allows for a room and pillar mining operation. Ventilation is maintained by three exhaust fans providing 530,000 cubic feet per minute.

      The ore haulage is by LHD equipment either to an internal shaft or directly to rail haulage on the main access tunnel where 2.5-tonne rail cars are used on a trolley line to surface. The shaft employs a double drum hoist with 2.2-tonne skips. Luismin plans to connect the rail haulage to the Tayoltita tunnel, which will considerably reduce ore transport costs. Currently the ore is loaded at the portal for surface haulage along a narrow winding road to the Tayoltita mill.

San Antonio Area

      The San Antonio area is located northwest of Tayoltita and is connected by 20 kilometres of winding dirt road over the mountains. In 2001, the San Luis Tunnel was completed which provides for easier access between San Antonio and Tayoltita as well as integration of support services of the two locations.

      Mining operations at San Antonio work veins that vary in thickness from one to six metres and employ mechanized cut-and-fill mining methods. Ventilation is by a combination of natural and fan forced supplying 290,000 cubic feet per minute to the operations. Ore haulage is by a combination of LHD equipment as well as rail and trucks which can dump directly into the San Antonio crusher.

      The San Antonio site includes a mill and some limited accommodation for the workforce. Luismin ended milling operations at San Antonio in November 2003 and since then all mine production has been sent to the Tayoltita mill using the San Luis Tunnel and a haulage route that includes a short tunnel on the north side of the Piaxtla River and a road to the exit of the San Luis tunnel. This allows the haulage of the ore to the Tayoltita mill without going through the townsite.

      Termination of the San Antonio milling operations was chosen as a new tailing area is required and efficiencies have been realized by a central milling facility for the San Dimas area.

Milling Operations

      Milling operations are carried out at Tayoltita. The Tayoltita mill processes ore from the Tayoltita, Santa Rita and San Antonio mining operations and has a production capacity of 1,600 tonnes per day. The mill facility is a conventional operation that employs cyanidation and zinc precipitation for recovery of the gold and silver.

Tayoltita Mill

      In 2003, the Tayoltita mill averaged 1,061 tonnes per day with recoveries of 93% silver and 97% gold. Since December 2003, current crushing capacity is 1,500 tonnes per day and 1,600 tonnes per day in the Chemical Treatment area.

      The Tayoltita mill employs fine crushing and single stage ball milling to achieve 80% passing 200 mesh. Leaching is completed in a series of tanks providing 72 hours of leach residence time. The pregnant solution is recovered in a CCD circuit with the gold and silver recovered from solution in a zinc precipitation circuit. Tailings are pumped up gradient by a newly installed single stage pumping station to the tailings impoundment area in a box canyon east of the mill site. The gold and silver precipitate is refined from both the Tayoltita and the San Antonio mills. Refining uses an induction furnace to produce 1,000 ounce silver and gold doré bars.

      The Tayoltita mill has undergone a series of plant expansions over its operating life which has resulted in three small ball mills in parallel as well as a series of small tanks in the leaching and CCD circuit. Another expansion at Tayoltita is currently under way to replace the San Antonio mill capacity. This expansion includes additional leaching, thickening and clarification equipment together with a new single stage tailings pumping system and a new tailings pipeline. The new tailings pipeline incorporates spill protection for the aerial crossing of the Rio Piaxtla.

San Antonio Mill

      The San Antonio mill had a similar flowsheet to that of the Tayoltita mill, with the exception of the crushing circuit, where three stages of crushing were used instead of two to achieve a finer product size prior to grinding. The gold and silver precipitate from the filter press was transported to Tayoltita for processing. The mill layout was complicated by the steep walled canyon setting and equipment was located on both sides of the river.

      In 2003, before its closure in November, the San Antonio mill had milled 40,000 tonnes of ore with recoveries of 97% silver and 99% gold. The mill capacity was 400 tonnes per day.

Environmental Upgrades to Tailings Management

      Luismin’s practice in the design and operation of tailings containment sites in the San Dimas district complies with the requirements of Mexico and with the permits issued for the dam. Improvements will be necessary to bring all of the tailings dam designs and operations up to World Bank standards. Wheaton is ensuring that future tailings sites will be designed to appropriate World Bank standards.

      SRK Consulting (“SRK”) was engaged by Wheaton in January 2002 to complete an environmental due diligence of the Luismin operations. This review included a cost estimate to remediate any existing environmental liabilities and construct additional tailings storage capacity to sustain the ongoing operations. Since then, steps have been taken to diminish the existing environmental liabilities.

      Luismin’s practice has been to discharge tailings from the cyanidation mills to unlined structures designed to settle the solids and collect solutions for recycle to the milling operations. The containment dams are typically constructed with cyclone underflow with the overflow draining to decant structures in the central portion of the dam. The tailings containment sites have not been subjected to comprehensive geotechnical investigations before construction, normal safety factors in dam design, seepage monitoring or control, nor controls on public or wildlife access to cyanide solution ponds or pumping installations.

      The deficiencies with the tailings management aspect of the operations are recognized by Luismin and capital investments are currently being made to upgrade the containment structures and upgrade operations to bring them more in line with accepted practice. Luismin is also evaluating various technologies to reduce the environmental impact of the tailings operations. Enforcement of regulatory requirements in Mexico is becoming more stringent and higher operating standards can be expected in the future. The planned capital expenditures by Luismin should keep the operations compliant with the operating standards required in Mexico. AMEC Earth & Environmental Limited (“AMEC”) is currently assisting in these operations.

Tayoltita Tailings

      The very rugged mountainous terrain and steep walled canyons in the San Dimas district have presented formidable challenges to the tailings management aspect of the operations. The Tayoltita operation has developed numerous tailings disposal sites in the valley near the mill and in more recent years, the tailings dam has been moved up the valley to the east of the mill. Previous operations, which relied on ten pumping stations to elevate the tailings to the containment site were modified by increasing the pumping capability and eliminating the pump stations. Secondary containment of the tailings supply lines was also constructed. The solution return line crosses the river and is presently suspended by cables, without provision for spill containment in case of line failure. Plans are to relocate the line to the new bridge crossing in the near future which is designed to provide for spill containment in case of line failure.

      The historical construction practice has been to gradually build containment basins on the steep hillsides using thickened tailings while continuously decanting the solutions for recycle to the mill. On abandonment, the dried tailings have been left to dehydrate and efforts to establish a natural vegetation cover are undertaken. The abandoned dams in the area are subject to erosion and instability until remediation measures are taken. On three of the older tailings dams near the Tayoltita mill, the land has been reclaimed for use as a soccer field, a softball field and a garden nursery.

      Monitoring of the Piaxtla River downstream of the Tayoltita tailings deposits has not shown any environmental impact on the water quality but is expected to be impacted with higher suspended solids in periods of heavy rainfall.

      Under the current plan, the Tayoltita mill operation will be expanded to process all ore mined in the district and will require an expansion of the tailings storage capacity. AMEC assessed the stability of the Cupias tailings dam in 2003, and determined that operational controls, together with stabilization berm construction, could be provided to increase the stability of the dam. Construction of the berm commenced in the second quarter of 2004. AMEC also assessed options for increasing the capacity of the dam. The preferred option involves the implementation of a tailings filtering process in the plant which would reduce the moisture content of the tailings thereby reducing the cyanide loading to the impoundment. The tailings impoundment would be subsequently raised with the deposition of filtered tailings within the limits of the existing tailings impoundment.

San Antonio Tailings

      The San Antonio tailings deposition site is located in a tight river bend in a steep walled river valley downstream of the mill operation. The river has been diverted through three tunnels which have been excavated in the canyon wall on the inside of the river bend. The tailings containment dam was established by stacking high density tailings from cyclone underflow and decanting the solution to a drainage channel for recycle to the mill. The containment dams are covered with concrete walls on the upstream side and waste rock on the downstream side to minimize erosion. The current height of the tailings is estimated at 70 metres above the floor of the canyon.

      With the capacity of the dam nearly exhausted in November 2003, deposition of tailings in the dam was terminated and the San Antonio mill put into care and maintenance.

      Prior to 1993, only two of the river diversion tunnels were in place. During Hurricane Lidia (September 1993), the two tunnels were plugged with sediment and trees and the river washed out the tailings deposit. Due to concerns associated with stability of the dams, maintenance of the diversion tunnels, and the ability of the facility to withstand an extreme storm event or hurricane over the long term, Knight Piésold was retained to carry out a stability assessment of the dams and to develop conceptual closure design options for the tailings facility. The results of stability analyses indicated that the tailings pile was marginally stable. Based on the results of the analyses, Knight Piésold assessed two closure options: construction of a significant buttress to stabilize the tailings facility in place or removal of the tailings for disposal in a new facility or alternate location. The results of the assessment indicated that the preferred alternative would be to buttress the facility.

      Another option being investigated is the development of a hydroelectric dam to offset the construction costs associated with closure of the tailings facility.

San Martin

Property Description and Location

      Compañía Minera Peña de Bernal S.A. de C.V., a wholly-owned subsidiary of Lusmin, holds the mining concessions covering 12,992 hectares at the San Martin mine in the state of Querétaro.

      The San Martin mine presently consists of two underground mines, San José and San Martin. The San Martin deposit/mine is approximately 700 metres north-northeast of the San José deposit/mine. Luismin commenced mining early in 1994 on the San José deposit with an open pit operation that was later abandoned and mining continued underground.

      The San Martin mine site is located northwest of Mexico City, in the state of Querétaro. The mine is near the towns of Tequisquiapan and Ezequiel Montes, and is immediately to the north of the town of San Martin with a population of approximately 2,000. The major city of Querétaro, with a population of approximately 1 million is about 50 kilometres southwest of San Martin.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

      Access to the San Martin mine from the City of Querétaro is approximately 40 kilometres southeast, on the Querétaro to Mexico main highway to the city of San Juan del Rio, then 35 kilometres northeast to the town of Ezequiel Montes, then approximately 3 to 5 kilometres from Ezequiel Montes to the town of San Martin.

      The climate in the mine area is semi-arid, characterized by relatively low rates of precipitation. Average annual rainfall is 479 millimetres with about 95% occurring during the summer months. The average annual temperature is 12 degrees Celsius.

      The San Martin mine is located along the west margin of a dacitic dome that rises to the north as a series of smooth prominent hills to an elevation of 2,100 metres, approximately 400 metres above the generally flat landscape that predominates to the south. Much of the flat countryside is irrigated for the cultivation of grain crops. Several maguey plantations for the production of Tequila are also present in the area. The hillside is covered with small scrub bushes and grasses suitable typically for the raising of goats.

      Most of the mine personnel are contract labour who live in the nearby villages and towns. The City of Querétaro is a major urban centre.

      The infrastructure at the San Martin mine is typical of a small mining operation with the site composed of mine offices, repair shops, laboratory, warehouse and eating facilities for mine personnel.

      Water is supplied to the mine site by a 4 inch pipe with a 120 horsepower electric pump connected to a municipal well at the Hacinda Ajuchitlan some 6 kilometres from the mine. An additional source of water comes from the underground operations which accounts for 55% of the total consumption. Electrical power is supplied by the Federal Power Commission. The mine has two emergency generators, 500 kilowatts and 200 kilowatts, to supply power to the mill during a power failure.

History

      The deposit was discovered in the eighteenth century and high grade mineralization reportedly was exploited for approximately 40 years, however no production records exist. The first records show the Ajuchitlan Mining and Milling Company produced an estimated 250,000 tonnes at a grade of 15 grams of gold per metric tonne and 100 grams of silver per metric tonne during 1900 to 1924.

      In 1982, Mexico declared a 6,300 hectares National Reserve over the area. In 1986 Luismin reached an agreement to work in the National Reserve and initiated an exploration program in 1988.

      Mining began in 1993 at 300 tonnes per day, and in early 1994, production began from open pit operations on the San José deposit. Production has increased, on a yearly basis, since 1993. Current production is 820 tonnes per day.

Geological Setting

      The mineralization at the San Martin mine occurs in tabular breccia zone striking northeast and dipping 70° to 90° east. It occurs within Upper Cretaceous black limestones and calcareous shales of the Soyatal Mexcala Formation and varies in width from 1 to 10 metres but averages about 3 metres. The breccia zone appears in a structural window on the western side of a Tertiary Rhyolite Dome and has been explored along strike for more than 1,800 metres. The zone appears to be spatially associated with rhyolite dykes and six separate orebodies have been discovered along the zone. These orebodies are believed to be all related to one mineralization event that post mineral faulting broke it into six separate bodies. The faulting has resulted in vertical offsets up to 100 metres and horizontal offsets to 500 metres.

      The breccia zone appears to have developed perpendicular to the direction of greatest stress and parallel to the direction of compression. Locally the mineralization in the upper part of the vertical zone gradually arches to the west to form a horizontal, tabular zone.

     Exploration

      Exploration at the San Martin mine is concentrated along the strike length of the breccia zone. The exploration is carried out using a similar approach to the other Luismin properties. In-house diamond drilling initially tests selected targets, which is followed by underground development that outlines mineral reserves. Target selection is assisted by geophysical surveying that has included magnetics, induced polarization and resistivity. The resistivity surveys have been particularly successful in outlining the quartz breccia and several promising resistivity anomalies to the northeast remain to be tested.

      Exploration is also carried out some 50 kilometres west of San Martin at the San Pedrito project and has been concentrated on the Paulina vein. A decline is presently being driven to the inferred mineral resource to confirm the mineral resource estimate and to outline a mineral reserve. Luismin plans to truck the mineral ore to the San Martin mill for processing.

     Deposit Type and Mineralization

      The deposit is an epithermal precious metal (silver-gold) type related to Tertiary rhyolitic intrusives.

      Mineralization occurs as electrum and silver selenide minerals associated principally with quartz and lesser calcite. Evidence of multiple intrusions of quartz with banding and drusy crystal masses observed in the brecciated zone are indicative of open space deposition.

     Drilling

      Drilling at San Martin is done by mine staff (drilling crews) with the exploration/development drilling carried out continuously by two diamond drilling rigs owned by Luismin. Additional drilling support is brought in on a contract basis as needed.

     Sampling Method and Approach

      Sampling of diamond drill core and underground channel chip samples are carried out in the same manner as at Luismin’s San Dimas mines. Samplers at San Martin have been trained at the San Dimas mines.

     Mineral Reserves and Mineral Resources

      Mineral Reserves and Mineral Resources are estimated using the CIM Standards. See “Technical Information — CIM Standard Definitions” for CIM Standard definitions.

      The following table sets forth the estimated Mineral Reserves for the San Martin mine as at December 31, 2003:

Proven and Probable Mineral Reserves(1)(2)(3)(4)(5)

		Grade		Contained Metal

Category	Tonnes	Silver	Gold	Silver	Gold

		(grams	(grams		(ounces)
		per tonne)	per tonne)	(ounces)
Proven	520,000	60	3.83	1,000,000	64,000
Probable	330,000	59	4.66	630,000	50,000

Total	850,000	60	4.15	1,640,000	114,000

(1)	The Mineral Reserves for the San Martin mine set out in the table above have been estimated by Luismin and audited by Randy V.J. Smallwood, P.Eng., at Wheaton who is a qualified person under NI 43-101. The above Mineral Reserves do not include San Pedrito which is discussed below.

(2)	Cut-off grades based on total operating cost were $26.37 per tonne.

(3)	The tonnage factor is 2.7 tonnes per cubic metre.

(4)	Cut-off values are calculated at a price of $5.50 per troy ounce for silver and $350 per troy ounce for gold.

(5)	Numbers may not add up due to rounding.

      The following table sets forth the estimated Inferred Mineral Resources for the San Martin mine as at December 31, 2003:

Inferred Mineral Resources(1)(2)(3)(4)(5)

(excluding Proven and Probable Mineral Reserves)

Grade

Tonnes	Silver	Gold

	(grams per	(grams per
	tonne)	tonne)
1,200,000	60	4.27

(1)	The Inferred Mineral Resources for the San Martin mine set out in the table above have been estimated by Luismin and audited by Randy V.J. Smallwood, P.Eng., at Wheaton who is a qualified person under NI 43-101. The above Mineral Resources do not include San Pedrito which is discussed below.

(2)	Cut-off grades based on total operating cost were $26.37 per tonne.

(3)	The tonnage factor is 2.7 tonnes per cubic metre.

(4)	Cut-off values are calculated at a price of $5.50 per troy ounce for silver and $350 per troy ounce for gold.

(5)	Inferred Mineral Resources are not known with the same degree of certainty as Proven and Probable Mineral Reserves and do not have demonstrated economic viability.

     Mining Operations

      The San Martin operation consists of underground mining and milling facilities with a rated capacity of 820 tonnes per day. Unlike the other four operations of Luismin, the San Martin mine is primarily a gold mine with some silver production. In 2003, the mill processed 276,481 tonnes at a grade of 4.28 grams of gold per tonne and 82 grams of silver per tonne, at an operating cost of $28 per tonne.

      The main mine access is by tunnels with portals located less than 300 metres from the mill site. Ventilation is provided by natural means as well as by surface mounted fans. The mine employs mechanized cut-and-fill using waste rock from development to backfill stoping areas.

      The San Martin mineralization at higher elevations is a manto type with thicknesses up to 6 metres. Mineralization at depth narrows to veins with dips of 80° to 85°. As with the San Dimas mines, the ground conditions are good and minimal ground support is used in the mine. The San Martin mine is operated by a contractor under contract unit rates for ore delivered to the mill as well as unit rates for mine development work.

     Milling Operations

      The San Martin mill is a conventional cyanidation mill with a rated capacity of 820 tonnes per day. The mill flowsheet employs fine crushing and ball milling followed by cyanide leaching. The flotation concentrate from the La Guitarra operation as well as some concentrates from other non-Luismin operations is also leached in the San Martin mill. Gold and silver are recovered with zinc precipitation and refined to doré. In 2003, the San Martin mill operated at an average rate of 917 tonnes per day and achieved recoveries of 64% silver and 96% gold. Total production was 36,000 ounces of gold and 465,000 ounces of silver.

     Environmental Upgrades to Tailings Management

      The tailings at the San Martin operation are deposited in two active impoundment cells covering an area of approximately 10 hectares. The cells are located in valley fill style construction with the containment structures built with the coarser higher density underflow from a cyclone operating at the tailings line discharge. The highest area of the cell containment is currently 27 metres.

      The San Martin structures have not had the benefit of detailed geotechnical or hydrological investigations prior to their construction. The due diligence conducted by SRK in 2002 identified stability concerns associated with the tailings dams. Other concerns included the limited storage capacity for storm water at the surface of the impoundments, and deposition practices that lead to poor consolidation of the tailings within the impoundment. In the recent operating history at San Martin, a waste rock buttress was added to the highest cell wall that had showed signs of slope failure.

      AMEC was selected among a group of consultants interviewed and an evaluation plan was laid out in 2002 for investigation into the tailings dam stability and for the development of options for dealing with the impoundment. AMEC conducted a site investigation program in November 2002 in order to characterize the strength of the tailings and assess the stability of the tailings dam. The site investigation and stability analysis indicated that there were stability concerns with the existing impoundment.

      Monitoring and water balances of the San Martin tailings operation indicate that seepage is occurring from the tailings area and that cyanide is evident in groundwater wells down gradient from the tailings cells. The adjacent lands have recently been purchased and dewatering wells have been established to pump contaminated groundwater back to the mill circuit. A trench to bedrock has also been excavated downstream of the tailing area to monitor seepage from the active tailings area and to supplement the wells for the collection of groundwater. Based on an analysis of the sample data, a review of the tailings permeability and the quantity of solution being pumped back, AMEC concluded that the existing interception and collection system is intercepting most of the theoretical maximum seepage from the impoundment. Wheaton has not obtained any indemnities from the vendors of Luismin against potential environmental liabilities that may arise from seepage occurring from the tailings area at the San Martin operation.

      AMEC assessed a number of options for both stabilizing the impoundment and providing on going storage capacity for tailings. The result of the assessment concluded that filtering and dry stacking of the tailings within the existing tailings impoundment would be the preferred option for the expansion of the San Martin tailings facility. AMEC designed an earthen buttress to increase the stability of the dams; construction of the buttress commenced in January 2004.

     Exploration Properties

      In addition to its operating mines, Luismin owns or has an interest in 23 exploration properties throughout Mexico. The properties range from the more advanced exploration stage to preliminary grassroots stage.

      Five of the properties are considered more advanced, twelve of the properties are in an intermediate stage, and the remainder are at a grassroots exploration level.

      Of the 23 exploration properties, only one, San Pedrito, is currently being explored and developed by Luismin. There are six properties which are subject to joint venture agreements.

          San Pedrito Project

      The San Pedrito project is located 2 kilometres north of Querétaro City and 45 kilometres west of the San Martin mine. The San Pedrito project consists of numerous epithermal quartz-calcite veins containing high-sulphidation gold-silver mineralization hosted in andesite.

      The San Martin mill suffers from low silver recoveries (around 60%) and preliminary test work has indicated that blending San Pedrito material with higher silver to gold ratios with San Martin ore may improve silver recoveries up to 75%.

      With the objective of supplying some higher silver to gold ratio ore to the San Martin mill in late 2001, Luismin began development of a decline.

      Exploration has continued during the past two years, not only in the Paulina vein, which is the most explored so far, but also on Los Cuates and other small veins parallel to Paulina. During the period covering from 2003 to the present around 5,000 metres of DDH have been drilled throughout the whole area, along with some development in two declines: Paulina y Los Cuates.

      Mineral Reserves and Mineral Resources are estimated using the CIM Standards. See “Technical Information — CIM Standard Definitions” for CIM Standard definitions.

      Development to date has resulted in the following Mineral Reserves being defined, as of December 31, 2003:

Proven and Probable Mineral Reserves(1)(2)(3)(4)(5)(6)

		Grade		Contained Metal

Category	Tonnes	Silver)	Gold	Silver	Gold

		(grams per	(grams per
		tonne)	tonne)	(ounces)	(ounces)
Proven	10,000	217	0.44	90,000	200
Probable	170,000	240	0.80	1,300,000	4,300

Total	180,000	239	0.78	1,390,000	4,500

(1)	The Mineral Reserves for the San Pedrito project set out in the table above have been estimated by Luismin and audited by Randy V.J. Smallwood, P.Eng., at Wheaton who is a qualified person under NI 43-101.

(2)	Cut-off grades based on total operating cost were $30.50 per tonne.

(3)	All Mineral Reserves are diluted.

(4)	The tonnage factor is 2.7 tonnes per cubic metre.

(5)	Cut-off values are calculated at a price of $5.50 per troy ounce for silver and $350 per troy ounce for gold.

(6)	Numbers may not add up due to rounding.

      The following table sets forth the estimated Inferred Mineral Resources for the San Pedrito project as at December 31, 2003:

Inferred Mineral Resources(1)(2)(3)(4)(5)(6)

(excluding Proven and Probable Mineral Reserves)

Grade

Tonnes	Silver	Gold

	(grams per	(grams per
	tonne)	tonne)
900,000	218	0.6

(1)	The Inferred Mineral Resources for the San Pedrito project set out in the table above have been estimated by Luismin and audited by Randy V.J. Smallwood, P.Eng., at Wheaton who is a qualified person under NI 43-101.

(2)	Cut-off grades based on total operating cost were $30.50 per tonne.

(3)	All Mineral Resources are diluted.

(4)	The tonnage factor is 2.7 tonnes per cubic metre.

(5)	Cut-off values are calculated at a price of $5.50 per troy ounce for silver and $350 per troy ounce for gold.

(6)	Inferred Mineral Resources are not known with the same degree of certainty as Proven and Probable Mineral Reserves and do not have demonstrated economic viability.

      Exploration and development will continue through 2004 with ore hauled over paved public highways approximately 65 road kilometers east to the San Martin mill.

Markets and Contracts

      The gold and silver doré in the form of bullion produced from the mines is shipped to the Johnson Matthey refinery in Salt Lake City, Utah. The terms of the refinery contract provide for return of 99.8% of the gold and silver content with treatment charges of $0.14 per troy ounce of doré and refining charges of $1.00 per troy ounce of gold. Payment is due 20 days following receipt of the bullion at the refinery.

      The Luismin doré is a clean product with few impurities. In addition to the current refinery used by Luismin, there are numerous other refineries around the world which could be used to process the doré.

Capital Costs

      Capital costs for the Luismin operations have been developed for a ten year operating life that includes mining and processing the Inferred Mineral Resources.

      In addition to the capital costs to sustain the existing operations, there are a series of capital expenditures required to achieve planned increases in production as well as to address environmental deficiencies that have been identified. The capital expenditures planned for the next five years are required for environmental work at all existing operations and expansions of production capacity at Tayoltita and San Martin. Expenditures are also planned to bring the San Pedrito deposit into production to supply ore to the San Martin mill.

Capital Expenditures for Environmental Mitigation and Expansion

      The environmental capital expenditures planned for 2003 to 2006 were primarily for remediation work on existing tailings operations at the four mine sites that was identified by an environmental due diligence review completed by SRK for Wheaton in February 2002. Subsequently, AMEC and Knight Piesold were engaged to do the pertinent studies for the remediation of the safety factor of the tailing dam slopes. The studies were completed and the estimated cost ($11 million) was in line with the original preliminary estimates.

      The remediation work has commenced at San Martin and is 50% complete. Remediation work at San Dimas will start in the second quarter of 2004.

     Capital Expenditures for Expansion of Production

      The capital requirements to meet the planned changes and expansions to the operations have been estimated by Luismin. The capital is required to replace the San Antonio milling operations by expanding the existing Tayoltita mill. The Tayoltita mill capacity was planned to increase in 2004 to a total installed capacity of 2,100 tonnes per day from a current capacity of 1,600 tonnes per day. The work plan for 2003 was successfully completed and the rest of the work is progressing on time and within budget, as well as drilling and drifting for the conversion of mineral resources into mineral reserves.

      An increase in mining and milling capacity at San Martin was also planned to bring the plant to 1,200 tonnes per day, including the corresponding mine development and infrastructure. The additional tonnage for the San Martin mill will be supplied from the San Pedrito mine currently in development and will require the ore to be trucked 65 kilometres. The increase in production is planned to start in 2004. Capital expenditures of $7.6 million are budgeted for San Martin over the next five years to expand the capacity from 800 tonnes per day to 1,200 tonnes per day and bring the San Pedrito satellite mine into production.

      During 2003, capital expenditures were $2.7 million in San Dimas and $2.3 million in San Martin for the expansion in the plants. Also an additional $4.7 million was spent for drilling, drifting and infrastructure in transformation of mineral resources into mineral reserves.

Taxes

      Corporations in Mexico are taxed only by the Federal Government. Mexico has a general system for taxing corporate income, ensuring that all of a corporation’s earnings are taxed only once, in the fiscal year in which profits are obtained. There are two federal taxes in Mexico that apply to the Luismin operations; an asset tax and a corporate income tax. Corporations have to pay a federal tax on assets at 1.8% of the average value of assets less certain liabilities. Corporate income tax is credited against this tax. Mexican corporate taxes are calculated based on gross revenue deductions for all refining and smelting charges, direct operating costs, and all head office general and administrative costs; and depreciation deductions. The current corporate tax rate in Mexico is 33% (in 2004), decreasing to 32% in 2005.

Statutory Profit Sharing

      Under Mexican Federal Labour Law, Luismin has to distribute a 10% annual profit sharing to its employees based on taxable income. The profit sharing is not deductible when calculating corporate tax. Historically, profit sharing has been minimized through the use of contractors rather than employees.

Production Estimates

      The current Luismin mine plan includes Inferred Mineral Resources and an expansion plan to reduce operating costs and increase production. This production forecast extends over a period of ten years and more accurately reflects the return that can be expected for the capital expenditure currently planned. The ten year production schedule requires the inclusion of Inferred Mineral Resources in the latter part of the period. If future operations were to be limited only to the current Proven and Probable Mineral Reserve base, the current capital expenditure plan would be considerably reduced. There is no assurance that the Inferred Mineral Resources will be converted into Mineral Reserves.

      Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. Due to the uncertainty which may attach to Inferred Mineral Resources, there is no assurance that Inferred Mineral Resources will be upgraded to Proven and Probable Mineral Reserves as a result of continued exploration. The ten year production schedule is a preliminary assessment which is preliminary in nature and includes Inferred Mineral Resources that are too speculative geologically to have economic considerations applied to them to enable them to be categorized as Mineral Reserves. There is no certainty that the preliminary assessment will be realized.

      The inclusion of Inferred Mineral Resources in the current Luismin production schedule is supported by the following:

•	Production has been sustained from the San Dimas deposits for more than 100 years;

•	Luismin has been successfully conducting the mine operations at San Dimas for 25 years;

•	Capital investment of approximately $25 million is currently planned by Luismin for a 30% production increase over the next 5 years (2004 to 2008);

•	Luismin has successfully demonstrated that there is a high probability that Inferred Mineral Resources will be converted into Mineral Reserves;

•	In the main production area at San Dimas, Luismin has been able to achieve a conversion of 91% of the Inferred Mineral Resources into Mineral Reserves;

•	In the secondary production area at San Martin, Luismin has been able to achieve a conversion of more than 100% of the Inferred Mineral Resources into Mineral Reserves;

•	Luismin operating practice has been to convert Mineral Resources into Mineral Reserves after drifting in the mineralization and completion of sampling and mining of the headings; and

•	Due to the combination of ever expanding production requirements, limited access to capital, the well understood geology and economic zone of the mineralization, and the historical success of the operations, Luismin has not supported their mine development and Mineral Reserve definition with a high level of diamond drilling prior to mining. This has resulted in a disproportionate level of Mineral Reserve definition prior to mining.

      The Luismin mines are currently on a significant capital investment program that will consolidate production, upgrade tailings management at all mines and achieve a lower cost structure in the future operations.

Peak Mine, Australia

     Property Description and Location

      The PGM properties, comprised of New Cobar, Chesney, New Occidental, Peak, Perseverance and Stones Tank, are situated in the vicinity of Cobar which is located approximately 700 kilometres west of Sydney, New South Wales, Australia. The PGM properties include a 100% interest in four consolidated mining leases, a mining lease and two contiguous exploration licences. The leases and licenses cover approximately 350 square kilometres surrounding the Peak Mine. In addition, PGM has a 90% beneficial interest in the Cobar West joint venture with Dominion Gold Operations Pty Ltd. and owns or has joint venture interests in tenements covering approximately 500 square kilometres. There is a royalty payable to the State of New South Wales of 3% of gross revenue from the PGM properties.

      Principal mining activities are conducted at the Peak Mine, an underground mine and processing facility. However, actual mining at the Peak deposit ceased in October 2002 and underground mining and development is currently occurring at the New Occidental and Perseverance deposits. Both deposits are accessed by the Peak shaft and utilize the mining and processing infrastructure of the Peak Mine. Surface mining of oxide and sulphide ores recently ceased at the New Cobar deposit, on completion of a small open pit mine. Surface oxide mineralization is also known to exist at the Chesney and Peak deposits. Undeveloped sulphide mineralization occurs at the New Cobar and Chesney deposits and remains at the Peak Mine. A feasibility study for underground mining at New Cobar is currently being completed.

     Accessibility, Climate, Local Resources, Infrastructure and Physiography

      The Peak Mine is accessed by a sealed road and regional road access is provided by an all weather highway between Sydney and Adelaide through Cobar. A freight rail service is also available in Cobar. A regional airport services Cobar with regular commercial flights to Dubbo connecting to Sydney. Concentrates are transported by road and rail to ports on the east coast of Australia and subsequently shipped to overseas smelters.

      The Cobar region has a semi-arid climate and receives on average about 352 millimetres of rainfall per year. Temperatures range from an average temperature of 16 degrees Celsius in the winter to 34 degrees Celsius in the summer. There are no permanent waterbodies on the consolidated mining leases. Weather does not significantly affect PGM’s mining operations and mining is conducted year-round.

      The Cobar Water Board supplies untreated water to the Peak Mine via a 130-kilometre dedicated pipeline from the Bogan River west of Nyngan. PGM is entitled to 1,890 million litres per year, although it currently uses on average 300 million litres per year. PGM has agreed to allocate an amount of its entitlement to the Cornish, Scottish and Australian (the “CSA”) copper mine and, as a result, except in certain circumstances, is not allowed to consume more than 1,000 million litres of its water allocation. The Peak Mine itself actually produces some water, which is recycled through the operation. Potable water is pumped from the Cobar Shire Council’s water treatment plant to the site.

      Maximum electricity consumption demand is 8.2 mega volt amps and annual consumption is approximately 56.4 gigawatt hours. Power is provided to the Peak Mine via a 132 kilovolt transmission line to a substation at the Peak Mine where it is converted to 11 kilovolts for use on site or transformed on site to lower voltages. Emergency power is available from two 0.8-megawatt diesel generating units on-site which are owned by PGM.

      The landscape is predominantly flat, composed of sandy plains with minor undulations. Cobar is situated 250 metres above sea level. Vegetation is largely semi-arid low woodland, with minor creeks and rivers (usually dry) lined by taller eucalypt species.

     History

      There has been sporadic gold mining in the Cobar district since the 1870s. The district was better known for its copper deposits and was one of Australia’s main sources of copper at the turn of the 20th century. Numerous small gold deposits were discovered in the late 1880s, with the Occidental, New Cobar, Chesney and Peak producing gold in the late 1800s. The greatest period of activity at the Peak Mine was from 1896 to 1911. Most gold mining in the Cobar district ceased by 1920.

      The second phase of sustained mining in the district began in 1935, when New Occidental Gold Mines NL re-opened and operated the Occidental Mine as the New Occidental Mine. The New Cobar (or Fort Bourke) and Chesney mines also re-opened in 1937 and 1943, respectively. Mining again ceased in the district with the closing of the New Occidental Mine in 1952. Between 1935 and 1952, the New Occidental Mine had produced 700,000 ounces of gold.

      Exploration by various companies was conducted through the late 1940s and continues. The Peak Mine deposit was discovered in 1981 and PGM was formed to develop the deposit in 1987. Between 1982 and 1985 a total of 30,840 metres were drilled to delineate the Peak Mine deposit. Production commenced at the Peak Mine in 1992.

      Subsequent exploration and investigations lead to the development of the New Occidental and Perseverance deposits.

      Exploration at the Fort Bourke Hill historic workings, including shallow and deep diamond drilling, was conducted from 1989. Following the temporary loss of access to the Peak Mine shaft in mid-1998, PGM developed a trial open pit mine, the New Cobar mine, in October 1998, that continued until March 1999, extracting approximately 105,000 tonnes of ore. This positive result lead to the mining of the New Cobar open pit which produced in excess of 1,000,000 tonnes of ore prior to completion in February 2004.

      Other exploration targets include the Chesney copper-gold, Gladstone, Dapville and Great Cobar deposits that have been identified through on-going exploration activities in the historic mining district.

     Geological Setting

      The PGM deposits are found in the Cobar mineral field, a mining district stretching over a 60 kilometre section of the north-south trending eastern margin of the Cobar Basin.

      The deposits of the Cobar field are characterized by a diversity of metal assemblages, from zinc-lead-silver at the Elura deposit to the north through the copper-zinc-lead-silver CSA deposit immediately north of the town of Cobar, to the copper (Great Cobar and Chesney), copper-gold (New Cobar), gold (New Occidental) and gold-copper-zinc-lead-silver deposits (Peak) south of town. This southern, gold-rich section of the Cobar mineral field is known as the Cobar gold field.

      The Cobar gold field is defined as the 10 kilometre long belt of historical gold mines that extend northwards from the Peak area to the Tharsis workings, immediately north of the township of Cobar. Cobar gold deposits are attractive from the perspective that they tend to be high-grade discrete bodies, which are ideally suited to underground extraction. The gold mineralization typically demonstrates excellent metallurgical recoveries and often yields considerable base metal by-products.

      The deposits of the Cobar gold field are structurally controlled vein deposits and hosted by shear zones. They are typically steeply dipping, cleavage-parallel, generally north plunging lodes of short strike length (100 to 300 metres) and narrow width (less than 20 metres), but extensive down plunge extensions (in excess of 1,000 metres).

     Exploration

      The Cobar gold field is a mature mining camp that has been extensively explored for gold near surface. The controls on mineralization are well understood and the location of the two principal controlling structures, the GCF and the Peak Shear are well known.

      Recent PGM exploration efforts have focused on examining unexplored or under-explored sections of these two faults and are expected to continue to focus on these structures in the near future. The principal method of exploration is by diamond core drilling. Reverse circulation drilling and “down the hole electromagnetic surveys” in conjunction with induced polarization surveys may be used in near surface oxidized mineralization. PGM currently plans for exploration and evaluation expenditures of Australian $3.8 million in 2004, of which Australian $2.7 million will be spent on drilling.

      PGM staff conduct all exploration programs on the PGM leases. Such exploration programs may include the use of drilling or geophysical contractors, but such work is supervised by PGM employees. In 2003, PGM secured a joint lease agreement over the Rookery South tenements.

     Mineralization

      The mineralization is typically associated with extensive silicification, chlorite alteration and a gangue mineralogy dominated by pyrrhotite, pyrite and to a lesser extent, magnetite. The Cobar gold deposits are steeply dipping pipe-like bodies with short surface dimensions but considerable vertical extent. Mineralization occurs within high strain zones and is localized in zones of dilation that typically form around flexures in the shears caused by lithological competency contrasts. Base metal mineralization is present along most of the shear systems within the Cobar gold field, and in places attains economic significance. The gold mineralization, in contrast, occurs in very discrete high-grade bodies focused in the zones of maximum dilation.

     Drilling

      PGM’s current standard practice is to drill exploration diamond drill holes with HQ, stepping down to NQ/NQ2 core at between 100 and 300 metres depth or when drilling problems are encountered. Delineation drilling of stope blocks for upgrading to Measured Mineral Resources is performed with LTK48-sized core. The sample volume of 1 metre of full LTK48 core is very close to the volume of 1 metre of half NQ core thereby minimizing change of support issues for resource estimation using both sample types.

      Reverse circulation drilling is conducted with 130 to 140 millimetres face-sampling bits to minimize contamination from material in the drill hole walls. Reverse circulation drilling samples are collected by a cyclone operated by the crew of the rig and a representative selection of chips is set aside for later logging by the geologist. Drill cuttings are split directly upon exiting the cyclone.

      Surface drill data available for the Mineral Resource estimate at the New Cobar Mine were acquired in 16 discrete drill programs completed between 1973 and 1997. Of the holes drilled, 444 were selected for use in the Mineral Resource estimate. In 1996 and 1997, a deeper diamond drill program was completed in order to evaluate the sulphide mineralization at the New Cobar Mine.

      During the last period of production at the Chesney deposit, underground diamond drill holes began to be used for grade control. Several programs of surface drilling have been conducted at the prospect with a plan to conduct a drill program from surface in April 2004. In all, six holes are planned to a depth of approximately 350 metres. The oxide mineralization on the property has been drill tested to approximately 100 metres below surface using 100 face-sampling reverse circulation drill holes and 47 percussion drill holes. In addition, several HQ/ NQ-sized diamond drill holes tested the deposit at deeper levels below the water table. This drilling was completed in five different drill programs between 1987 and 1996. Of the holes drilled, 147 were selected for use in the Mineral Resource estimate. The unoxidized mineralization at Chesney has been drill tested at approximately 450 metres below surface by nine NQ2 diameter diamond drill holes. Several of the other HQ/NQ diameter diamond drill holes have tested the deposit between 200 to 500 metres below surface. In addition, 16 AX and EX underground diamond core holes were drilled from the lowest level of the mine (270 metres below surface). All 26 of these holes have been used to estimate the tonnage and grade of the mineralized system immediately below the workings.

      New Occidental Mineral Resource estimates are based on 371 drill holes from drilling campaigns between 1945 and 2002.

      Four drilling campaigns were completed in the Peak Mine area between 1997 and 2000, plus a sporadic series of diamond drill holes between 1948 and 1995. The results of 80 drill holes from such programs were used in the Peak oxide resource estimates. The reverse circulation drill programs were sampled every 2 metres and the diamond drill core was sampled on various intervals of less than 2 metres. The underground mine at Peak was in operation from 1992 to 2002. It has a very large and extensive database of exploration and delineation drill holes, underground mapping, muck sampling and production reconciliation data from which to estimate and reconcile a resource. Since the last Mineral Resource estimate all new holes have been drilled using underground drills, LTK48-sized core and whole-core sampling. These are the same drill rigs as currently being used at New Occidental and Perseverance.

      Almost all underground drilling at the Perseverance deposit was completed using HQ, NQ/NQ2 and LTK48-sized drilling equipment, except for a few wedged holes which were completed using heavy duty CHD-series drill rods. HQ-sized equipment was used to establish collars and complete up to 300 metres of parent hole to facilitate off-hole wedging and directional drilling. LTK48 core was used to assess the upper margin of Zone A. Zones B, C and D are drilled much more sparsely. The results of 132 drill holes were used in the Perseverance Mineral Resource estimates.

     Sampling and Analysis

     Reverse Circulation Samples

      Reverse circulation drilling samples are collected by a cyclone operated by the crew of the rig and a representative selection of chips is set aside for later logging by the geologist. Drill cuttings are split directly upon exiting the cyclone.

      PGM has recently used face-sampling hammers to minimize sample contamination from drill hole walls and riffle splitters to reduce samples in the field to a size small enough to be pulverized in an LM5 mill without having to resplit/recombine.

      Sampling strategies are devised for individual projects depending on requirements. The sampled intervals can be 1, 2 or 4-metre composites depending on the accuracy required. One-metre samples are retained to allow more detailed analyses at a later date.

     Core Samples

      Sample intervals are selected and sample numbers issued by the geologist during logging to cover all potentially mineralized intersections. The decision to sample is based on the presence of significant quartz veining, alteration mineralogy (usually silicification) and/or sulphides. Sample intervals are generally laid out every 1 metre through the mineralized zone, although lesser lengths may be used if a sharp mineralization contact is reached before the end of the last full-metre sample in a zone. Not all core in the hanging wall or footwall, typically consisting of barren Great Cobar Slate or Chesney Formation, is analysed.

      One-metre long samples are taken from half HQ/NQ or whole LTK48 core. HQ/NQ samples are split with a saw, cutting the core at right angles to cleavage, and half of the core is retained on site for future reference. (The volume of these two sample types is very similar so that support issues remain the same for resource estimation). Unsampled mine production core from delineation drilling is discarded. Samples are bagged and collected and blank and standard samples inserted into the numbering stream.

      Samples are then packaged for shipment to the laboratory. PGM assays all of its drill core samples at outside commercial laboratories. The onsite mine laboratory is used only for process control and underground muck samples.

     Sample Quality

      Core recovery has generally been very high and is not considered to be causing any difficulties with sample representivity. Reverse circulation drilling recoveries are generally good with local problems near old mine openings and some open fractures in the ground. The location of areas with recovery problems is known and can be plotted.

      PGM has chosen to use a relatively large drill core size in order to minimize known problems with sampling of small high-grade shoots within the deposits. The drill case size appears to affect the estimation of contained gold within the shoots since mill head grades from these areas have historically been somewhat higher than the ore reserve estimates.

      PGM uses outside assay laboratories for all core and reverse circulation chip analysis, whether for exploration or delineation drilling results. All core is analysed for gold, copper, lead, zinc and silver. Other elements may be assayed for depending on the deposit. PGM uses both Analabs and ALS, both registered with the National Association of Testing Authorities in Australia, for contract analytical work and different drill programs or exploration projects will be given to either laboratory. Since 1996, PGM has completed regular checks of assay laboratories and submitted analytical blanks with samples.

      PGM has prepared safety diagrams to check the sample reduction and comminution steps during sample preparation to ensure that representative subsamples are maintained at all stages.

      PGM uses a quality control and checking system to validate the precision and accuracy of the gold and, to a lesser extent, copper assays, and to monitor cleanliness in sample preparation. The quality control system consists of standards, blanks, repeats, pulp duplicates, screen fire assays, inter-laboratory check assaying and inter-laboratory check screen fire assaying.

      Data validation protocols are built into the date-entry system used by PGM.

     Security of Samples

      Core is logged and sampled, and half cores are stored, in a fenced and locked yard behind the main gate at the Peak Mine. The main gate is manned by security personnel 24 hours a day and access to the yard is limited to authorized exploration and mine geology personnel. Samples are collected and shipped to commercial assay laboratories from this location. Sample pulps and field splits of reverse circulation samples are also stored in secure facilities.

     Ore Reserves and Mineral Resources

      Ore Reserves and Mineral Resources are estimated using the JORC Code. See “Technical Information — JORC Code Definitions” for JORC Code definitions.

      The following table sets forth the estimated Ore Reserves for the Peak Mine as at December 31, 2003:

Proved and Probable Ore Reserves(1)(2)(3)

			Grade		Contained Metal

Deposit	Category	Tonnes	Gold	Copper	Gold	Copper

			(grams			(tonnes)
			per tonne)	(%)	(ounces)
New Occidental	Proved	—	—	—	—	—
	Probable	1,040,000	7.37	0.14	245,000	1,450

	Total	1,040,000	7.37	0.14	245,000	1,450

Perseverance (Zone A)	Proved	—	—	—	—	—
	Probable	510,000	8.03	1.13	130,000	6,700

	Total	510,000	8.03	1.13	130,000	6,700

New Cobar (underground)	Proved	—	—	—	—	—
	Probable	240,000	5.64	0.57	43,000	1,500

	Total	240,000	5.64	0.57	43,000	1,500

Pit and Stockpiles	Proved	570,000	3.82	0.53	70,000	3,000
	Probable	—	—	—	—	—

	Total	570,000	3.82	0.53	70,000	3,000

Total	Proved	570,000	3.82	0.53	70,000	3,020
	Probable	1,780,000	7.33	0.54	419,000	9,530

	Total	2,350,000	6.48	0.54	489,000	12,540

(1)	The Ore Reserves for the Peak Mine deposits set out in the table above have been estimated by R. Cooper at PGM who is a competent person under the JORC Code. The Ore Reserves are classified as Proved and Probable, and are based on the JORC Code.

(2)	The Ore Reserves were estimated using either a two-dimensional kriging method or a three-dimensional kriging method, constrained by geological and grade domains.

(3)	The following table sets forth the recovery and dilution factors applied to the Mineral Resource estimates by property:

Deposit	Recovery	Dilution	Cut-Off Grade

	(%)	(%)	(grams per tonne gold)
New Occidental	95	Various (15-40%)	4.8
Perseverance	95	Various (15-40%)	4.8
New Cobar	98	Various (15-40%)	1.24-1.51 dependent on ore type

      The following table sets forth the estimated Mineral Resources for the Peak Mine as at December 31, 2003:

Measured, Indicated and Inferred Mineral Resources(1)(2)(3)(4)

(excluding Proved and Probable Ore Reserves)

			Grade

Deposit	Category	Tonnes	Gold	Copper

			(grams	(%)
			per tonne)
New Occidental	Measured	30,000	9.48	0.16
	Indicated	140,000	7.60	0.17
	Inferred	550,000	7.6	0.15
Peak Mine (including oxide)	Measured	3,000	7.90	0.40
	Indicated	40,000	8.87	0.66
	Inferred	50,000	9.0	0.84
Perseverance	Measured	80,000	7.45	1.53
	Indicated	70,000	6.27	1.15
	Inferred	1,400,000	11.7	0.65
New Cobar (near surface)	Measured	—	—	—
	Indicated	—	—	—
	Inferred	—	—	—
New Cobar (sulphide)	Measured	—	—	—
	Indicated	100,000	5.56	0.70
	Inferred	460,000	7.2	0.56
Chesney (near surface)	Measured	450,000	0.96	1.23
	Indicated	130,000	1.16	0.90
	Inferred	—	—	—
Chesney (sulphide)	Measured	—	—	—
	Indicated	—	—	—
	Inferred	800,000	4.0	3.2
Total	Measured	560,000	2.33	1.22
	Indicated	480,000	5.38	0.67

	Measured + Indicated	1,040,000	3.73	0.96

	Inferred	3,200,000	8.4	1.2

(1)	The Mineral Resources for the Peak Mine deposits set out in the table above have been estimated by D. Keough and R. Berthelsen at PGM who are each competent persons under the JORC Code. The Mineral Resources are classified as Measured, Indicated and Inferred, and are based on the JORC Code.

(2)	The Mineral Resources were estimated using two-dimensional and three-dimensional ordinary kriged block models, constrained by geological and grade domains.

(3)	Included in the Mineral Resources are portions of Ore Reserve stope outlines which have been classified as an Inferred Mineral Resource and mineralized material above the deposit/zone cut-off grade, with adequate continuity, in areas where mining may be possible but has not yet been demonstrated to be economic. Excluded from the Identified Mineral Resources are mined material and material unlikely to be converted to reserve status for engineering or technical reasons and remnant stope pillars, skins and other material sterilized as a result of mining as well as discontinuous mineralization.

(4)	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

      In late 2002, an independent consultant to PGM completed a scoping study to assess the economic viability of an underground operation at New Cobar to access the deeper mineralization. Since then, an infill drilling program at New Cobar has been undertaken to increase confidence in the resource, the results of which are currently being used in the feasibility study on the New Cobar underground deposit.

Mineral Processing and Metallurgical Testing

      The original and now depleted Peak ore zones are characterized generally as high copper, with high gold recovery; high gravity recoverable gold; and high sulphide, with lower gold recovery requiring longer leach time.

      The New Cobar open pit ore processed to date is a combination of sulphide and oxide copper and gold mineralization. Testing indicates gold recovery of over 93% from cyanide leaching. Although it will continue to be processed by blending with other ore, it is planned that stockpile ores will be processed over time until 2010. During 2004, sulphide ore will be processed in addition to the oxide. Testing indicates total gold recovery of 95% in copper concentrate and from cyanide leaching.

      The New Occidental ore, which constitutes approximately 60% of the process feed during the 2004 to 2010 plan period, has been subjected to a comprehensive testing program that commenced in 1996 with initial mineralogical studies. This testing program confirmed the benefit of finer grinding to 80% passing 53 microns and extending the leach time from the current 22 hours to 48 hours. Analysis of performance through the circuit suggests fine grinding to only 75 microns is required if the flotation circuit is operating. The performance to date suggests a recovery around 87%.

      Drill core samples from Perseverance have also been subjected to a comprehensive programme of mineralogical examination and testing using PGM’s site specific laboratory procedure and other procedures. In addition to testing of Perseverance alone, testing was also conducted on blends with New Occidental ore at the finer grind required for the latter. The testing showed that Perseverance ore is similar to the high copper Peak ore, with gold recovery of over 94% using Peak conditions and copper recovery of over 65% to a good quality concentrate. Blending was found to be of benefit to total gold recovery, despite lower gravity recovery with the fine grind required for New Occidental ore, because of a fine-grained gold component in the Perseverance ore and recovery of the New Occidental refractory gold to the copper concentrate.

Mining Operations

      Mine production operations are located in two distinct underground zones, with ore stockpiled from the recently completed open pit operation at New Cobar. Current mining is from zones which are contiguous to, or nearby, earlier mined out areas. The two underground operations are known as New Occidental and Perseverance. Production operations have been underway at New Occidental since December 2001, while development commenced at Perseverance in October 2002 with production commencing in July 2003. The New Cobar open pit mine was completed in February 2004, with the mined ore stockpiled for subsequent treatment.

      The New Occidental and Perseverance orebodies are accessed from the Peak Mine infrastructure which allows 40 and 45-tonne truck haulage from the two zones to the Peak Mine crushing and hoisting infrastructure. Ore from New Occidental and Perseverance is hauled to the Peak Mine crushing station, where a Jaques jaw crusher is installed. Crushed ore is loaded into the 10-tonne skip and hoisted to the surface, where it is stockpiled for milling. The Peak Mine infrastructure includes a 5.3-metre diameter concrete-lined shaft to a depth of 740 metres. The hoisting system is designed to provide capacity in excess of 600,000 tonnes per year. The main winder is a ground-mounted, friction winder running a single 10-tonne pay load skip, counterweighted by a 30-man cage connected by four 28-millimetre head ropes and two 40-millimetre tail ropes. The auxiliary winder is a ground-mounted, single drum winder hoisting a double deck, six-man cage, on fixed guides, in a bratticed compartment in the shaft. Like the main cage, the auxiliary winder can be operated in automatic, semi-automatic and manual modes.

      The New Occidental and Perseverance zones operate on the same shift roster, namely, two 12 hour shifts per day, 365 days per year. The workforce undertaking the New Occidental and Perseverance mining operations has transferred from the Peak Mine as production from the Peak Mine decreased. Contractors carry out the ramp and access development in the Perseverance orebody in advance of the mine production operations.

      Recently completed drilling has identified significant down-dip extensions to the New Occidental Perseverance and Peak orebodies. Study work is planned to determine the feasibility of further mining in these areas. The opportunity to mine remnant ore around the original Peak Mine is also being examined.

New Occidental

      A 3.2 kilometre long, 5 metres wide by 4.5 metres high haulage drive developed north from the Peak Mine connects the base of the New Occidental mine to the Peak workings. Mining of the New Occidental commenced at the bottom of the then known resource and is progressing up towards the historic New Occidental mine workings. These workings were dewatered from the surface via the original mine’s shaft. The New Occidental operations consist of large size development headings, nominally 5 metres wide by 5.2 metres high, but can be wider to allow the full width of the orebody to be mined out (up to a maximum width of 6.5 metres). A development is located in the hangingwall sandstones. Development utilizes Twin-boom Tamrock Minimatic electro-hydraulic jumbos, with stope drilling carried out by an Atlas Copco Simba M4C rig. Ore loading utilizes Elphinstone, 7 cubic metre, loaders with truck haulage, via the internal ramp and the decline, to the crusher at the Peak Mine shaft. The loaders are equipped with tele-remote control capability to permit access into stopes, for recovery of broken ore under unsupported openings.

      The feasibility study for New Occidental was based on a required production of 450,000 tonnes per year. Given the relatively small size of the orebody and, hence, the available tonnes per vertical metre, the rate of vertical extraction is high. This, in turn, imposes the challenge of ensuring that development is maintained sufficiently far ahead of stoping to permit the orderly sequence of in-fill exploration drilling, detailed definition drilling, stope planning and blast-hole drilling.

Perseverance

      Four zones of mineralization have been identified within the Perseverance system. The zone which is the closest to the Peak Mine (Zone A) has the highest density of drilling and level of geologic understanding and is the zone currently being mined. Zones B and D are the subject of mining studies with access to these areas currently being developed.

      Mining methods, similar to those used at New Occidental, are proposed for Perseverance. A geotechnical assessment was carried out by consultants, Barrett Fuller & Partners, in order to advise on pillar sizes and stope spans, etc. Mine plans call for production from a depth of approximately 850 metres below surface to approximately 1,060 metres below surface. The stoping sequence is planned from bottom to top, with a crown pillar of 12 metres separating two zones of mining, from which production can be achieved concurrently. Stoping production is expected to commence in October 2003 and to continue until 2007. Estimates of mining cost are based on historical Peak Mine costs adjusted to suit depth, location and geological and geotechnical conditions.

New Cobar

      The New Cobar open pit operation extracted the near surface remnant ore of the now closed New Cobar underground operation. Mining of the pit was completed in March 2004, with some 560,000 tonnes of sulphide, partially oxidized and oxide ore stockpiled, for blending with underground ore, and processed over the current life of the mine.

      A feasibility study for the New Cobar underground is due to be completed in May 2004. Development of the new underground will involve a decline developed from within the open pit. Mining methods similar to those used at New Occidental and Perseverance are proposed for New Cobar. Mine plans call for production to commence below the historic underground workings (approximately 200 metres below the surface) to a depth of approximately 600 metres. The opportunity to access the Chesney underground resource from New Cobar is also being investigated. Stoping is expected to commence in June 2005 and continue until 2010. Estimates of mining cost are based on historical Perseverance and New Occidental mine costs adjusted to suit depth, location and geological and geotechnical conditions.

Milling Operations

      The original flexible process design required by the variability of the Peak Mine ore zones, consisting of SAG milling, gravity, sulphide flotation, cyanide leaching, carbon in leach adsorption, electrowinning and bullion production, has facilitated the introduction of new ore sources with different mineralogical and characteristics. The original plant capacity of 450,000 tonnes per year was increased incrementally through improvements in bottlenecks and maintenance to 560,000 tonnes per year of hard sulphide ore. The production criteria for the following years is to increase throughput to at least 650,000 tonnes per year, 365 days per year, 24 hours per day and 96% utilisation, on a blend of hard sulphide ore, softer oxide and partially oxidised ore.

      Ore is crushed underground to a nominal top size of 150 millimetres and is delivered to a 6,000 tonne live capacity stockpile. Three reciprocating plate feeders deliver ore to the SAG mill feed conveyor from the stockpile. A separate bin equipped with a static grizzly and a reciprocating plate feeder delivers New Cobar ore to the SAG mill feed conveyor. The bin is fed by front-end loader from a stockpile of trucked ore.

      Gold and silver are recovered in a gravity circuit with Knelson concentrators, then concentrated in the gold room with shaking tables followed by an acid digest to remove unwanted sulphide and then smelted in a gas fired furnace to produce gold doré bars.

      Gold, silver and copper are also recovered as a copper concentrate in a column flotations circuit. The flotation concentrate is thickened, dewatered and stockpiled prior to transporting to the smelter.

      The third method of gold and silver recovery is with cyanidation in a tank leach circuit. The flotation tailings are pumped to a series of two leach tanks and seven absorption tanks. Cyanide and activated carbon are used to recover the gold and silver. A solution of heated caustic cyanide is used in the stripping circuit to recover the gold and silver from the carbon. An electrowinning circuit in the gold room recovers the gold and silver from the strip circuit solution. The resulting sludge is smelted into gold doré bars.

      Leach tailings are pumped to a thickener. High-density thickener underflow is pumped to a central discharge tailings storage facility. Water is reclaimed from the thickener overflow and reused within the process.

Markets and Contracts

      Copper concentrate is sold under contract to Glencore International AB. The contract is for all concentrate produced and expires in June 2004. A new contract is currently being negotiated. Annual production is estimated at 18,000 DMT grading 18% copper and 59 grams of gold per tonne. Penalty elements include bismuth, lead and zinc.

      Doré bullion is refined under contract by the Perth Mint.

Environmental Considerations

      Enesar Consulting Pty Ltd. (formerly NSR Consultants Pty Ltd.) conducted independent environmental audits of the PGM tenements in June 2002 and April 2004. No high ranking environmental issues were identified during the audits. PGM operated within the statutory conditions of its operating licences and achieved complete compliance for the period through April 2004, except for a one-time noise exceedance in 2002. PGM is using the standard ISO 14001 as a guideline for its environmental health and safety management system.

      PGM has a responsibility under state law to reclaim the environmental impacts of historic mining as well as current mining activities on its leases. PGM contracted NSR Environmental Consultants Pty Ltd. in 2000 to prepare an updated conceptual closure plan for the PGM tenements to ensure that PGM has sufficient planning and financial provision available. Ten sites of historic mining and exploration activities and four locations of current and proposed mining activities requiring rehabilitation were identified. Reclamation, particularly of the historic areas on the PGM tenements, has been on-going in recent years, and revegetation trials have been initiated. Reclamation work at the historic sites has included backfilling and fencing shafts, donation and relocation of historic equipment, reshaping waste rock and tailings areas to control stormwater runoff and erosion, and removing rubbish.

      It was recognized by PGM that localized acid mine drainage is a potential issue at Queen Bee, and PGM has completed rehabilitation to address this issue. Sulfide waste rock from the New Cobar mines is segregated for either backfilling in the underground mines or encapsulated in the waste rock dump. Cover trials for reclamation of the tailings dam are ongoing and closure costs were updated in 2003 to reflect the results of the trials to date. Given the semi-arid climate of Cobar, acid mine drainage is not expected to pose a significant burden. Additional costs may, or may not, be required once additional studies and the requirements for closure are better understood.

      PGM estimated the future cost for closure to be $5.875 million as at December 31, 2003. PGM has a bank guarantee in favour of the Minister of Mineral Resources (New South Wales) in an amount of $4.576 million.

Capital Costs

      Since 1999, capital has been, and continues to be expended, on the development of the New Occidental zone and the Perseverance zone. There is currently a feasibility study investigating the development of the New Cobar Underground project.

      In the PGM life-of-mine plan, projections are made for future capital expenditures from 2004 to 2008. The development costs are incurred and expensed under an operating account, some of which is capitalized. Other items of capital in this expenditure include underground fans and ducting, underground mobile equipment and on-going replacement capital.

Taxes

      Both New South Wales state and Australian federal tax are levied on the proceeds from the PGM operations. Federal income tax, after appropriate eligible deductions, is imposed at 30%, while New South Wales state tax effectively is a mining royalty set at approximately 3% of gross revenue, before treatment charges and all other costs. Payroll tax of approximately 6% is incurred on the payroll.

Production Estimates

      The PGM operation is expected to draw the majority of its economic value from the sale of gold in doré bullion. In addition, a concentrate containing copper, gold and silver will be produced for sale. Most of the production is derived from ore mined at the underground operation from the New Occidental and Perseverance zones which is supplemented by relatively large open cut stockpile material. The total scheduled ore to be mined and processed, and the gold and copper output, are approximately 3.3 million tonnes, approximately 710,000 ounces of gold and approximately 27.4 million pounds of copper, respectively, over a period of approximately five years. Production in 2004 is expected to be approximately 128,000 ounces of gold and approximately 4.2 million pounds of copper.

Los Filos Project, Mexico

Property Description and Location

      The Los Filos Project is located in the Nukay mining district of central Guerrero State, approximately 230 kilometres south of Mexico City. This district hosts the Nukay, Aguita and Subida mines. The Los Filos property lies within the southern part of the Morelos National Mineral Reserve (Morelos Sur) which covers a total area of 47,600 hectares and is controlled by the Consejo Recursos Minerales (“CRM”), an agency of the government of Mexico. The Los Filos Project lies within the Nuteck concessions, which consist of five concessions totalling approximately 450 hectares.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

      The Los Filos Project is located in the Sierra Madre del Sur physiographic province of southern Mexico. The property is accessible from Highway 95, a major, paved route between Mexico City and Acapulco. At the village of Mezcala on Highway 95, a 12-kilometre dirt road leads southwest to Los Filos. Driving time from Mexico City is approximately three hours.

      The Nukay district is served by hydroelectric power from the Caracol dam on the Balsas river. There is a network of local roads. The principal centre of population is Mezcala. International airports are located at City and Acapulco and there are a number of regional airports, principally serving the southern Pacific coast. Potable water is available from local springs and wells.

      The state capital of Guerrero is Chilpacingo de los Bravos, approximately 40 kilometres south of Nukay. Guerrero is mountainous except for the southeastern coastal strip. The Río de las Balsas is the principal river in the state, and is crossed by Highway 95 close to Mezcala. The mountain regions are relatively dry and temperate. Average high temperatures range between 21 degrees Centigrade in December and January and 27 degrees Celsius in April and May. Average low temperatures vary between 7 degrees Celsius in December through February and 13 degrees Celsius in June. The wettest months are June through September, with average precipitation of 140 to 160 millimetres. Precipitation in the winter months is around 10 millimetres.

      Mezcala lies at an altitude of 500 metres. The topography is rugged and the relief reaches 2,000 metres to the west of Mezcala. Valley slopes are steep and covered with hardwood forest while the valley bottoms are generally farmed.

History

      Most of the early exploration and mining activity in this area was focused on the neighbouring Nukay claim prior to the discovery of the Los Filos Project in 1995. For further details of the history of the Nukay mines, see “Narrative Description of the Business — Nukay Mines, Mexico — History”.

      The Los Filos area was only subject to sporadic prospecting through the twentieth century until Teck Corporation (“Teck”) became interested in the Nukay area in 1993 and completed an agreement (the “Nukay Agreement”) with Minera Miral S.A. de C.V. (“Minera Miral”) which was in the process of buying out the owners of Minera Nukay, S.A. de C.V. (“Minera Nukay”). Minera Nuteck was formed by Teck to hold the Nuteck properties.

      Minera Nuteck conducted a regional exploration and drilling campaign around the neighbouring Nukay operations, focusing on the potential for mineralized skarns around the targets. The discovery hole for the Los Filos deposit was drilled in August 1995.

      Work in 1996 focused on the delineation of the Los Filos and Pedregal prospects which were subsequently found to be one continuous deposit. In 1997, delineation drilling at Los Filos continued. Scoping studies and metallurgical testwork were undertaken by Teck in the period between 1998 and 2002.

Geological Setting

      The Los Filos Project is located in the Morelos-Guerrero Basin in southern Mexico. The roughly circular basin is occupied by a thick sequence of Mesozoic platform carbonate sediments comprising the Morelos, Cuautla and Mezcala Formations, and has been intruded by a number of granitoid bodies.

      Gold, silver and base metal mineralization is spatially and temporally related to the emplacement of early Tertiary porphyritic diorites, tonalites and granodiorites into the upper Cretaceous carbonate sequence.

Regional Geology

      The carbonate sequence of the Morelos-Guerrero Basin is underlain by Precambrian and Paleozoic basement rocks. The majority of the metallic mineralization (gold and massive sulphide) is hosted by the Morelos Formation which is a Cretaceous-age medium-bedded to massive fossiliferous limestone up to 900 metres thick. The Cuautla and Mezcala Formations are made up of shales and thin-bedded limestones. The Cretaceous rocks and granitoid intrusions are unconformably overlain by a sequence of intermediate volcanic rocks and alluvial sediments (red sandstones and conglomerates) of similar age.

      Gold, silver and base metal mineralization in the Nukay area is spatially and temporally related to the emplacement of early Tertiary porphyritic diorites, tonalites and granodiorites into the carbonate sequence of the upper Cretaceous Morelos Formation. Mineralization is either hosted by, or spatially associated with, marble formed during contact metamorphism of the carbonates. Massive magnetite, hematite, goethite and jasperoidal silica, with minor associated pyrite, pyrrhotite, chalcopyrite and native gold typically occur in the veins and metasomatic replacement bodies that developed at the contacts between the platform carbonates and intrusives.

      The Nukay area lies along the crest of an antiform or uplifted ridge, 6 to 8 kilometres wide and trending north-northeast. The age and genesis of the anticlinal feature has not been established but is believed to be related to compressional forces during the late Cretaceous Laramide orogenic event.

      Regional mineralization styles comprise the skarn-hosted and epithermal precious metal deposits and volcanogenic massive sulphides. In Guerrero, these occur as two adjacent arcuate belts, with the gold belt lying to the east and on the concave margin of the massive sulphide belt. Both are approximately 30 kilometres wide and over 100 kilometres long, from northwest to southeast, between Mochitlán and Telolapan. Skarnhosted and epithermal precious metal deposits include Todos Santos, Nukay, Bermejal and Mochitlán. Volcanogenic massive sulphide deposits (gold-silver-lead-zinc-copper) include Campo Seco, Farallon and Rey de Plata.

Local Geology

      In the Los Filos area, mineralization is associated with two diorite to granodiorite stocks that were emplaced in carbonate rocks of the upper Cretaceous Morelos Formation. The stocks, known as East and West, are early Tertiary in age and resulted in high temperature calc-silicate and oxide metasomatic alteration (skarn) assemblages that were followed by distinct meso-to epithermal alteration. The Los Filos deposit formed along the north, east and southern margins of the East stock that geologic evidence and argon dating have indicated is slightly older than the West stock.

      The differing morphology of the East and West Nukay stocks is believed to reflect different structural controls during emplacement. The exposure of the West stock is roughly circular and about 1.3 kilometres in diameter. The East stock is elongate in a north-south direction. It is about 1.4 kilometres long and 0.5 to 0.7 kilometres wide in the south but in the north, a western lobe extends for 1 kilometre in a west-southwest to east-northeast direction.

      Marble beds consistently dip away from the margins of the East stock, indicating that the diorite was emplaced during active doming of the Morelos Formation. In contrast, the West stock generally has steep-sided, simple contacts and does not show any sill-like extensions, suggesting that it was passively emplaced during a period of tectonic quiescence.

      The East stock comprises three distinct intrusive phases: early quenched diorite; granodiorite; and late beta-quartz granodiorite, i.e., granodiorite with 7% or more beta-quartz phenocrysts.

      Quenched diorite forms an annular sill along the east half of the stock that dips radially away from the contacts. Along radial cross-sections, the sill exhibits a crude sygmoidal morphology that indicates emplacement along sub-horizontal extensional shear couples which developed during stock emplacement and doming of wall rock carbonates. The diorite cooled extremely rapidly as shown by spherulitic devitrification and cherty groundmass textures. The lack of exoskarn development along sill contacts also indicates rapid cooling. In contrast, endoskarn alteration developed strongly throughout the sill, resulting in hard, brittle rock which readily fractured and brecciated during subsequent structural movement. No significant gold mineralization was introduced during the emplacement and endoskarn alteration of the diorite.

      The main East stock was intruded and crystallized as granodiorite, subsequent to emplacement of the sill. Within and peripheral to the principal stock contacts, strong subhorizontal shearing during crystallization allowed the formation of similarly subhorizontal sill-like bodies of beta-quartz (i.e., quartz enriched) granodiorite. The leading edges of the beta-quartz sills appear to have aggressively assimilated carbonate wall rocks. The dominant alteration associated with beta-quartz granodiorite is magmatichydrothermal quartz and/or orthoclase veining. The intensity and spatial distribution suggest that these rocks were the primary source of gold mineralizing hydrothermal fluids.

      The diorite phase which hosts the Los Filos deposit in the East stock is absent in the West stock. Granodiorite and beta-quartz granodiorite phases are both present in the West stock. Faulting in the West stock includes local contact-related and low-angle fractures and some high-angle faults, but very little of the pervasive low-angle structures that host the distinctive alteration of the East stock. Thus, the West stock appears to be dominated by simple, steep sided contacts with structural control inferred to be from a few highangle, west-northwest and north-northeast trending zones.

      The West stock is believed to have intruded rocks already affected by intrusion of the East stock. As a result, the already warmed host rocks allowed a greater degree of contact skarn alteration and prolonged fluid interaction due to slower cooling.

      Extensive karst formation has resulted in numerous caverns and sinkholes. Typically, a mantle of caliche up to 10 metres thick has developed on the carbonate rocks at surface.

      The majority of mineralization at Los Filos is hosted within the highly fractured to brecciated diorite sill. The beta-quartz granodiorites are believed to be the source of this mineralization.

      Alteration associated with mineralization is extremely varied and ranges from high temperature metasomatic to lower temperature epithermal alteration. The most characteristic and prevalent alteration types, however, are hosted by both beta-quartz granodiorite and diorite sill rocks as follows: orthoclase mantling, flooding and veining; quartz flooding and veining; calcite veining; sericite, illite, smectite, kaolinite alteration; sulphide mineralization, i.e., pyrite, chalcopyrite, arsenopyrite, bismuth minerals, tetradymite; and hypogene iron oxides, i.e., hematite-specularite, goethite.

      There is a distinct mineralogic zonation across the Los Filos deposit: quartz veining is relatively dominant within or adjacent to beta-quartz granodiorites, i.e., the “proximal” part of the mineralized system; a transition zone in which quartz veining decreases sharply, while sulphide and calcite-quartz veining increases; calcite veining is dominant towards the far edges of the diorite sill, i.e., the “distal” part of the system.

      Gold grades peak in the transition zone and coincide with the dominance of pure sulphide veins.

Exploration

      Fully documented exploration on the Los Filos gold deposits dates from the early-1990s.

      An initial due diligence program was undertaken by Teck in 1993 in order to confirm the resource potential of the Nukay deposit. The Nukay pit was mapped, outlying prospects examined and 1,970 metres of RC rotary drilling was completed in 19 holes.

      In 1994, initial drilling activities focused on the Nukay skarn deposit and Teck completed districtwide geologic mapping and sampling, lithogeochemical and magnetometer surveys, detailed prospect evaluations and a total of 14,511 metres of RC rotary drilling in 84 holes on the Nukay deposit, the Subida prospect and the Aguita prospect and on various other targets on the property.

      Drilling of a magnetic anomaly on Mag Ridge to test for a Nukay-style iron-skarn body encountered significant thickness of mineralization in oxidized, altered intrusive rock below the marble contact. Two drill holes resulted in the recognition of a new style of mineralization with the potential for large tonnage, bulk-mineable deposits.

      A 1995 program consisted of district-wide geologic mapping, grid lithogeochemical sampling, a time-domain electromagnetic (TEM) survey, road-cut mapping and sampling and the drilling of 19,128 metres in 90 holes. Exploration holes were drilled on several promising targets, including the Crestón Rojo, Pedregal and Los Filos prospects and were followed by wide-spaced drilling around the successful prospect holes. Delineation drilling continued on the Pedregal zone which became part of the Los Filos deposit.

      During 1996, work was focused on the exploration and delineation of the Los Filos and Pedregal prospects that were found to be two portions of one continuous deposit. A total of 156 RC rotary and 44 core holes was completed on a grid 1,200 metres long and 350 metres wide. Extensive mapping, sampling, density measurements and metallurgical testing were also completed on the Los Filos deposit.

      In 1997, delineation drilling continued on the Los Filos deposit, for a total of 29,219 metres in 133 RC rotary holes. This drilling extended the area of known mineralization to the northwest and southwest. The 35-metre drilling grid covered an area of 1,400 metres by 400 metres. In 1997, metallurgical bottle-roll tests and column tests on low-and medium-grade core samples were carried out. Klohn-Crippen was retained to complete a preliminary geotechnical assessment of the project.

      The exploration phase of work on the Los Filos deposit was essentially completed in March 1998.

      In 1997, a scoping level study was completed on Los Filos by Teck, based on data available at the end of 1996. In 1998, Teck completed a pre-feasibility level assessment using all of the drilling data for Los Filos available at the end of 1997.

      During 1999, Minera Nuteck continued metallurgical testwork, environmental studies and a sediment control study and completed aerial photography over the Los Filos site in order to facilitate planning for site access and the potential location of a heap leach pad. In 2000, further work in preparation for a feasibility study on Los Filos was undertaken, including geological modelling, a 37-hole, 7,105-metre confirmatory drilling program, a study on the structural geology, further metallurgical testwork, environmental permitting studies and a review of capital cost estimates.

Deposit Geology and Mineralization

      Gold and silver mineralization at Los Filos is associated with skarn formation along the contact zones between the carbonate sediments of the Morelos Formation and the diorites and granodiorites of the East and West stocks. Mineralization is either hosted by, or is spatially associated with, marble formed during contact metamorphism of the carbonates.

      Gold mineralization at Los Filos is associated with the late-stage, hematite-associated alteration in veins and breccias, ie. narrow (typically less than 4 centimeters) quartz-hematite-gold (+calcite) veins and which typically return very high gold grades when selectively sampled; and hematite-altered cataclastic breccia (ie. mill breccia) which consists primarily of clay and finely-ground/comminuted wallrock, with entrained clasts of wallrock, quartz-hematite-gold veins and massive hematite (around exo-skarn occurrences), and are consistently mineralized.

      Until 2001, the description of the Los Filos property geology was influenced by the alteration terminology used and this resulted in potential problems in identifying and describing lithologies. In 2001, a thorough geological reinterpretation, based on extensive field work, was completed. Drill holes were relogged based on lithologic terms with the degree of alteration used as descriptive terminology.

Drilling

      An aggregate of 553 drill holes and 119,554 metres have been drilled on the Los Filos deposit. The majority of drilling, 109,190 metres was RC rotary drilling while the remaining 10,364 metres was cored. The Los Filos drill holes were completed on spacing of approximately 35 metres.

Sampling and Analysis

      RC rotary drill cuttings were sampled at intervals of 1.52 metres. The material was split at the drill into several portions of 12 kilograms or less. Of these, the “assay split” was shipped to the assay laboratory, and the “second split” was stored on the property. A third split was supplied to Minera Nukay for analysis at its mine assay laboratory. In the case of drilling on the Aguita deposit, a fourth split was supplied to a representative of Minera Guadaloupe.

      A handful of rock chips from each sample interval was collected and logged by the onsite geologist.

Sample Preparation, Security and Data Verification

      Sample splits were shipped principally to ALS Chemex in Guadalajara and, to the end of 1994, to Bondar Clegg in San Luis Potosí, for preparation and assaying (Bondar Clegg was acquired by ALS Chemex in 2001). Pulps prepared in Guadalajara were sent for assay to the Chemex laboratory in Vancouver.

      Exploration samples and drill samples are stored in a secure warehouse at the Nukay mine site under the sole custody of the mine geologist.

      Gold assays were run using a one assay-ton (30-gram) charge, with atomic absorption finish. Assays exceeding 10 grams per tonne were re-analysed using fire assay with gravimentric finish. Copper and silver assays were performed using a one-gram charge, aqua regia digestion and atomic absorption analysis. Silver values exceeding 100 grams per tonne were reanalyzed using a one-ton fire assay with gravimetric finish.

      All of the ALS Chemex pulps are housed at the Teck storage facility in Iguala, although weathering has deteriorated the integrity of individual pulps.

      ALS Chemex claims that its laboratories “operate according to the guidelines set out in ISO/ IEC Guide 25 — “General requirements for the competence of calibration and testing laboratories” and that it ensures “compliance to the ISO 9002 standard adopted by the company”. ALS Chemex has attained ISO 9002 registration at all of its North American laboratories, including Mexico. ALS Chemex participates in a number of external round robin monitoring programs, including Geostats and Canmet’s Proficiency Testing Program.

     Mineral Reserves and Mineral Resources

      Mineral Reserves and Mineral Resources are estimated using the CIM Standards. See “Technical Information — CIM Standard Definitions” for CIM Standard definitions.

      There are currently no Mineral Reserves to report for the Los Filos deposit.

      The following table sets forth the estimated Measured, Indicated and Inferred Mineral Resources for the Los Filos deposit as at December 31, 2003:

Measured, Indicated and Inferred Mineral Resources(1)(2)(3)

(excluding Proven and Probable Mineral Reserves)

Category	Tonnes	Gold	Contained Gold

			(ounces)
	(million)	(grams per tonne)	(000s)
Measured	8.25	1.64	420
Indicated	30.48	1.37	1,310
Measured + Indicated	38.73	1.43	1,730
Inferred	11.57	1.4	500

(1)	The Mineral Resources for the Los Filos deposit set out in the table above have been estimated by Marek Nowak, P.Eng., of Nowak Consultants Inc. and reviewed by G.H. Giroux, P.Eng. of Giroux ConsultantsLtd. Each of Marek Nowak and G.H. Giroux are qualified persons under NI 43-101.

(2)	Cut-off grade was 0.5 grams of gold per tonne.

(3)	Mineral Resources are not known with the same degree of certainty as Proven and Probable Mineral Reserves and do not have demonstrated economic viability.

     Mineral Processing and Metallurgical Testing

      Generally, the metallurgical testwork which has been performed at the “scoping study” level of detail suggests that heap leaching of material from the Los Filos deposit is likely to provide recoveries of the order of 70% of the contained gold, while cyanidation of ore that which has been ground to fine size could increase average recovery to 90%. The testwork to date has also indicated that the majority of the gold occurs as native gold and electrum and is, therefore, free-milling and not refractory. Further testwork on fully representative samples is required in order to verify these preliminary conclusions. Following this further testwork, optimization studies need to be conducted in order to identify the optimum crush size for a heap leach operation and the optimum grinding size for a milling operation; and the resulting cost-benefit analysis, leading to the selection of the most economically favourable flowsheet.

     Environmental Considerations

      Environmental assessment and permitting documents will be prepared in accordance with Mexican and international environmental requirements. Luismin has requested proposals from international consulting firms that specialize in mining environmental management to produce the studies.

     Nukay Mines, Mexico

      The Nukay mines were acquired through the acquisition of Miranda, along with the Los Filos Project and the 21.2% interest in the El Limón joint venture with Teck Cominco Ltd. This acquisition closed on November 3, 2003.

     Property Description and Location

      The Nukay operations include the Nukay mill, the Nukay and La Aguita open pit mines and an underground mine that produces ore from two ore bodies (La Subida and Independencia). The mining operations are located in the Nukay Mining District of central Guerrero State, immediately northwest of the Los Filos Project.

      The Nukay mill is located approximately 2 kilometres from the town of Mezcala, in the municipality of Eduardo Neri, in the state of Guerrero, Mexico, approximately 230 kilometres south of Mexico City and 180 kilometres north of Acapulco. The closest cities are Iguala, located about 40 kilometres north of the plant, and Chilpancingo de los Bravos, the state capital of Guerrero, located about 40 kilometres south of the Plant.

     Accessibility, Climate, Local Resources and Physiography

      Access to the operations is through the nearby village of Mezcala. From Mexico City, Mezcala can be reached from highway 95, a major, paved route between Mexico City and Acapulco. From Mezcala, access to the Nukay mines is along 12 kilometres of winding dirt roads.

      The Nukay mines and mill are located within the Sierra Madre del Sur physiographic province of southern Mexico. The Rio Balsas is the principal river in the state, and is crossed by Highway 95 close to Mezcala.

      The average annual rainfall is 751.4 millimetres. Average monthly precipitation ranges from 140 to 160 millimeters in the wettest months of June through September. Less than 10 millimetres of precipitation per month occurs during the driest months of December through April. The area is subjected to high intensity precipitation events during the hurricane season. The average temperature in the Mezcala region is 28.9 degrees Celsius.

      The land is leased from Mezcala. No residential structures or dwellings are located near the mill. Some fields located east of the tailings facility are cultivated. Most of the mine workforce live in Mezcala and nearby villages.

      The Nukay district has a reasonably well-developed infrastructure, including hydroelectric power from the Caracol dam on the Balsas River, a network of good roads, communications facilities and regional airports. Potable water is available from local springs and wells. Process water for the Nukay plant is pumped from the nearby Rio de Balsas.

      Mezcala lies at an altitude of 500 metres within the Rio Balsas river valley. The topography is rugged and the relief reaches 2,000 metres to the west of Mezcala. Valley slopes are steep while the valley bottoms are generally farmed.

     History

      Minera Guadalupe S.A. de C.V. (“Minera Guadalupe”) purchased the Nukay gold deposit in 1938. Between 1938 and 1940 development of the underground mine occurred but no production was reported during this period. In 1946, Minera Guadalupe resumed development and commenced production after building a 100-tonne per day cyanide agitation leach plant at the village of Mazapa, some distance north of the mine site. The mining operation was closed in 1961. Production during the 15-year period is reported to be about 500,000 tonnes averaging 18 grams per tonne gold.

      In 1983 the claim block was leased to a newly-formed operating company, Minera Nukay. Open pit mining of the Nukay deposit began in January 1984 with waste removal and mining from the upper benches. The mine was developed on five-meter benches with front-end loaders and trucks.

      During 1984 and 1985 ore was processed at a government-owned flotation mill near Mezcala. In 1987 the Nukay mill, a 100-tonne per day cyanide leach Merrill-Crowe operation, was built near Mezcala. The plant was expanded to 350 tonnes per day in 1994 and was expanded again in 1997 to 400 tonnes per day. Production from the La Aguita open pit mine commenced in May 1995. Underground development of the Subida mine began in August 1995; ore production commenced in August 1996. Development of the Independencia deposit was initiated in 2001.

     Geological Setting

      The Nukay mines neighbours the Los Filos Project, and is located in the Morelos-Guerrero Basin in southern Mexico. For further details regarding the geological setting and regional geology, see “Narrative Description of the Business — Los Filos Project, Mexico — Geological Setting”.

     Exploration

      The Nukay District Property has been extensively explored since 1993.

     Drilling and Sampling

      Most of the exploration activity and expenditures on the Nukay property to date have been related to drilling. A breakdown of the drilling by zone is shown below. The total metreage includes both RC and core drilling with the bulk being RC drilling. All drilling operations are performed by outside contractors employing conventional truck-mounted rotary reverse-circulation equipment and skid-mounted diamond drills with NQ and HQ wireline equipment. Drill cuttings are collected at 1.52 metre (5 foot) intervals and split to 300 grams on the property. Splits are then shipped to either ALS Chemex in Guadalajara or San Luis Potosi for preparation and assaying. At least one split is stored on the property for future reference. Cuttings are visually logged by experienced geologists at the drillsite. Composites of drill cuttings are sometimes collected for metallurgical testing.

      Diamond drill core is also logged on-site and sections are selected for assaying based on lithology and alteration, split in half at selected intervals, bagged and shipped to the laboratory.

Summary of Drilling to December 31, 2003

			Cumulative
	No. of
Zone or Deposit	Holes	Metres	Holes	Metres

Nukay	49	7,398	49	7,398
La Aguita	55	8,051	104	15,449
La Subida	26	3,952	130	19,401
Nukay Poniente	14	1,653	144	21,054
Nukay Profundidad	1	350	145	21,404
Don Diego	10	1,718	155	23,122
Diego Sur	4	959	159	24,081
Conchita	10	2,235	169	26,316

     Assaying

      Samples of drill cuttings and drill core are prepared and assayed by standard procedures at both the Chemex facilities.

      Approximately 2.5% of the splits from the exploration core samples are routinely re-assayed to confirm initial results and, if the check assays are at variance with the original assay, a second split sample is assayed.

     Mineral Reserves and Mineral Resources

      Mineral Reserves and Mineral Resources are estimated using the CIM Standards. See “Technical Information — CIM Standard Definitions” for CIM Standard definitions.

      With the recent acquisition of the Nukay mines by Wheaton, December 31, 2003 Mineral Reserves and Mineral Resources have been calculated by subtracting 2003 production totals from the December 31, 2002 Mineral Reserve and Resource estimate, completed by David R. Budinsky, P.Geo. of Orcan Mineral Consultants.

      The following table sets forth the estimated Mineral Reserves for the Nukay mines as at December 31, 2003:

Proven and Probable Mineral Reserves(1)(2)(3)

Deposit	Category	Tonnes	Gold Grade	Contained Gold

			(grams	(ounces)
			per tonne)
Nukay	Proven	500,000	3.62	58,000
	Probable	390,000	3.65	45,000

	Total	890,000	3.63	103,000

La Aguita	Proven	250,000	3.13	25,000
	Probable	210,000	3.40	23,000

	Total	460,000	3.25	48,000

La Subida	Proven	30,000	8.45	7,000
	Probable	40,000	6.26	8,000

	Total	70,000	7.18	15,000

Independencia	Proven	100,000	6.45	20,000
	Probable	90,000	6.59	20,000

	Total	190,000	6.52	40,000

Total	Proved	880,000	3.94	111,000
	Probable	720,000	4.09	95,000

	Total	1,600,000	4.01	206,000

(1)	All Mineral Reserves have been calculated as of December 31, 2003, in accordance with the CIM Standards.

(2)	The Mineral Reserves for the Nukay mines set out in the table above have been estimated by Randy V.J. Smallwood, P.Eng. at Wheaton and David R. Budinski, P.Geo. at Orcan Mineral Consultants and updated by Randy V.J. Smallwood, P.Eng., at Wheaton each of whom are qualified persons under NI 43-101. The Mineral Reserves are classified as proven and probable, and are based on the CIM Standards.

(3)	A grade cut-off of 1.0 grams of gold per tonne was applied to the Nukay and La Aguita Mineral Reserves. A grade cut-off of 3.0 grams of gold per tonne was applied to the La Subida and Independencia Mineral Reserves. This cut-off is based on a $325 per ounce of gold valuation.

      The following table sets forth the estimated Mineral Resources for the Nukay mines as at December 31, 2003:

Indicated and Inferred Mineral Resources(1)(2)(3)(4)

(excluding Proven and Probable Mineral Reserves)

				Contained
Deposit	Category	Tonnes	Gold Grade	Gold

			(grams	(ounces)
			per tonne)
Nukay	Indicated	270,000	4.42	38,000
La Aguita	Indicated	870,000	3.65	102,000
	Inferred	200,000	3.6	20,000
La Subida	Indicated	180,000	5.36	30,000
	Inferred	200,000	5.5	30,000
Independencia	Indicated	480,000	6.28	97,000
	Inferred	200,000	5.9	40,000
Diego Sur	Indicated	160,000	7.46	38,000
West Nukay	Indicated	310,000	4.91	49,000
Deep Nukay	Inferred	100,000	10.2	30,000
North Conchita	Inferred	2,000,000	1.6	100,000
Total	Indicated	2,260,000	4.34	316,000

	Inferred	2,600,000	2.5	210,000

(1)	All Mineral Resources have been calculated as of December 31, 2003, and are the same as reported as of December 31, 2002. With no exploration activity during 2003 on these Mineral Resources, there was no new information available to update these Mineral Resources.

(2)	The Mineral Resources for the Nukay mines set out in the table above have been estimated by David R. Budinski, P.Geo. at Orcan Mineral Consultants. The entire process was reviewed by Randy V.J. Smallwood, P.Eng. of Wheaton. Both Randy V.J. Smallwood, P.Eng. and David R. Budinsky, P.Geo. are qualified persons under NI 43-101. The Mineral Resources are classified as indicated and inferred, and are based on the CIM Standards.

(3)	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

(4)	Cut-off gold grades for each of the deposits in the table above are as follows: Nukay — 1.0; La Aguita — 1.0; La Subida — 3.0; Independencia — 3.0; Diego Sur — 3.0; West Nukay — 3.0; Deep Nukay — 3.0; and North Conchita — 0.75.

     Mining Operations

      Mining of the Nukay and La Aguita deposits is by conventional open-pit mining methods utilizing front-end loaders and trucks. Mine facilities include a mine office, equipment depot, compressed air and a maintenance shop. Ore from the underground mines is trammed to the surface via a 320-metre long adit and trucked to the mill or to a stockpile at the mine site.

      Mine production during 2003 was 134,299 tonnes at 3.75 grams of gold per tonne. Total gold production was during 2003 was 13,946 ounces of gold.

     Milling Operations

      The Nukay mill uses the cyanide process and Merrill Crowe precipitation. Run-of-mine ore is fed to a three-stage closed circuit crushing plant. Crushed ore is fed to two ball mills via two storage bins. Sodium cyanide solution is added to the ball mills. The milled ore is sent to a classifier where the pulp is separated from the pregnant solution. The pregnant solution is sent to filters and then to the Merrill Crowe precipitation unit. The precipitate is melted in a crucible to produce doré.

      Historically the recovery of gold at the plant has been over 90%; however, in 2000, the recovery dropped due to higher concentrations of silver in the ore from the underground mines and copper associated with the gold in the Aguita mine. Gold recoveries during 2003 averaged slightly higher than 86%.

      The tailings facility is comprised of four ring dike cells. Deposition is rotated between cells to allow tailings in the cells that have reached capacity to dry. Dried tailings are purchased by cement companies, which excavate and haul the tailings from the dry cells to local cement plants.

     Environmental Upgrades

      In July 2003 a joint environmental due diligence of the Nukay mines and mill was conducted by SRK and Luismin. A geotechnical review of the tailings facility was conducted by Knight Piesold during Wheaton’s due diligence of the Nukay mines.

      Numerous environmental concerns were identified including overtopping of the tailings cells, improper discharge of process solutions containing high copper concentrations to site soils, improper disposal of small quantities or hazardous wastes, and permit deficiencies and irregularities. The hazardous waste has since been cleaned up and sent to a permitted hazardous waste facility in Mexico. An independent environmental audit is scheduled for May 2004 to identify all permit deficiencies and an action plan will be prepared for bringing the operations into compliance.

      Short term solutions for tailings spills and process solution discharges have been implemented while long term solutions are being investigated. Short term solutions include construction of a contingency cell for tailings spills, improvements in solution pumping facilities, and ore control to reduce the concentration of copper in the ore.

Amapari Project, Brazil

     Property Description and Location

      The Amapari Project is located in Amapa State in northern Brazil, approximately 200 kilometres northwest of the state capital of Macapa (population of approximately 300,000), a port city on the north bank of the Amazon River estuary. The Amapari Project consists of an undeveloped, potential open-pit and underground operation.

      Mineral title in Brazil is controlled and guided by principles embodied in the Federal Constitution and by the Brazilian Mining Code, as amended. Constitutional Amendment Number 6 of August, 1995 removed previous restrictions on foreign ownership control of mineral resources.

      The Federal Constitution of 1988 vests ownership of the mineral resources of the country in the Brazilian Federal State. It encompasses the principle of separation of ownership of the surface rights and sub-surface mineral rights. The Mining Code covers all aspects of claiming and holding mineral rights. It is administered by the National Department of Mineral Production (“Departmento Nacional de Producao Mineral”, or DNPM).

      The Amapari Project property covers approximately 241,000 hectares comprising a series of mostly contiguous claim blocks and a Mining Concession application. Until recently, the property was vested in the name of Mineracao Itajobi Ltda. (“Itajobi”), a wholly-owned subsidiary of AngloGold South America, part of the international AngloGold/ Anglo American mining group. The claims were held by four entities, namely Mineracao Itajobi Ltda. (54,043 hectares), AngloGold Brazil Ltda. (47,769 hectares), Mineracao Dorica Ltda. (65,406 hectares), and Mineracao Serra Da Canga Ltda. (73,801 hectares), plus the Mining Concession application area in the name of Mineracao Itajobi Ltda. (3,971 hectares). The Mineracao Serra Da Canga Ltda. block is held by a joint venture owned 70% by Mineracao Morro Velho Ltda., another wholly-owned subsidiary of AngloGold South America, and 30% by a third party, Mineracao Vale Dos Reis Ltda.

None of the estimated Mineral Resources for the Amapari Project are located on the joint venture block of claims (Mineracao Serra Da Canga).

      By agreement dated May 21, 2003 all rights and responsibilities in the Amapari property held by AngloGold and its subsidiaries were transferred to Mineracao Pedra Branca do Amapari Ltda. (“MPBA”), a wholly-owned subsidiary of EBX. On January 9, 2004, 100% ownership of MPBA was acquired by Wheaton.

      Although there are various conditions and requirements attached to the holding of mineral claims at various stages, the work on the Amapari Project has progressed to the stage where mineral resources have been delineated and feasibility studies have been completed, leading to an application (by Itajobi/ AngloGold) for a Mining Concession over an area covering the mineral resources and adjacent areas necessary for a mining operation. Granting of the Mining Concession involves environmental licencing, a procedure carried out by the State Agency for the Environment. The process comprises three licencing steps: (1) Preliminary Licence (“LP”); (2) Installation (Construction) Licence (“LI”);and (3) Operational Licence (“LO”).

      The LP was issued October 23, 2002 and the LI was issued on August 29, 2003. The LI permits the immediate construction of the mine and plant site, and is the last requirement imposed by the DNPM for granting the Mining Concession. The LO can only be applied for at the end of the mine construction and is the licence that will permit production at commercial scale to commence.

      While the area covered by the Mining Concession (3,971.42 hectares) has not been legally surveyed, such concessions are defined in terms of the coordinate system in place in Brazil and are, therefore, fixed geographically.

      Surface rights covering the Mining Concession are held by the federal government of Brazil. The administration of the Mining Concession area, was previously transferred within the Federal Government administration to INCRA (Instituto Nacional de Reforma Agraria) — the National Institute for Colonization and Agrarian Reform, for the purposes of being included in the National Agrarian Reform Program. As the result of applications from Itajobi and MPBA, INCRA’s regional office (Amapa) issued on August 22, 2003 a final report confirming that the area, in fact, is not suitable for agriculture, and should likewise be excluded from the National Agrarian Reform Program. The matter has been submitted to the INCRA central administration office in Brasilia and, as soon as the report is confirmed, the area will be transferred back to the SPU (Secretaria do Patrimonio da Uniao) — Federal Real Estate Office. The use of the area covering the Mining Concession, then, should be secured by application to the SPU under the appropriate Occupation Licence. The Occupation Licence should be granted as a matter of course and Wheaton believes there are no grounds for opposition.

     Accessibility, Climate, Local Resources, Infrastructure and Physiography

      Macapa is served by scheduled airline service, mainly via the city of Belem in Para State. From Macapa, about 100 kilometres of paved road, followed by a similar length of unpaved road, runs to the town of Pedra Branca do Amapari (population 4,000), 180 kilometres from Macapa, and to Serra do Navio (population 3,300), about 15 kilometres from the project site. Serra do Navio is, essentially, a mining town established in the 1950s when manganese mining commenced nearby. A heavy duty railway was built to connect the area with the port of Porto Santana, near Macapa. Although the manganese operation was shut down in 1998, the railway continues to operate on a low-key basis. The local towns have been well maintained and much of the mining work force has remained. Electrical power is supplied by the federal government-owned public utility Eletronorte.

      The project site is one of gentle hilly relief, between 200 and 300 metres above sea level. The project is just north of the equator and the climate is tropical, that is, warm and humid. The rainy season is year-round, with about 75% falling in the first six months of the year. Annual rainfall averages 2,350 millimetres. Average annual temperature is 30 degrees Celsius. Except in areas of human habitation, the ground is covered by dense tropical forest.

      The area of the Mining Concession applied for is sufficient for the open-pit and underground operations designed on the known mineral resources, including areas for heap leach pads and waste rock disposal.

     History

      Manganese was discovered in the region shortly after the second world war and this led to the establishment of a major mining operation at Serra do Navio in the 1950s by Industria e Comerciode Minerios S/A (ICOMI) and Bethlehem Steel.

      Exploration in the project area was carried out jointly by Anglo American and ICOMI in the 1970s, resulting in the location of base metal and gold geochemical soil anomalies and the finding of garimpeiro alluvial gold workings. Exploration ceased in 1978 with the departure of ICOMI from the joint venture.

      A re-evaluation of the early data in 1992, plus further activities of garimpeiros, led to Anglo American applying for and obtaining claims from DNPM over the area of interest. Field work, based on a model of gold mineralization associated with iron formation, was restarted in 1994. This resulted in the discovery of the mineralized shear zone and the subsequent intensive exploration work which led to the estimation of mineral resources in 1996, subsequently revised in 1998. After the formation of, and transfer of Anglo American’s rights to, AngloGold in 1998, further work, particularly an infill drilling campaign in 1999, resulted in the mineral resources being updated in 2001. A feasibility study by AngloGold on the oxide resources was completed in October 2002.

      The property was acquired by EBX in May 2003 (together with senior AngloGold staff employed on the project). EBX carried out a feasibility study based on the AngloGold feasibility study for the oxide mineral resources and produced a pre-feasibility study for the mining of the sulphide mineral resources.

     Geological Setting

      The Amapari Project area is located within the Guyana Craton in what has been described as the Maroni-Itacaiunas Mobile Belt, a tectonic unit running from Venezuela through the Guyanas into Amapa and Para States.

      The western part of the project area (about 25% of the property) is underlain by basement gneiss. The balance of the property area is underlain by ortho-amphibolite and meta-sedimentary rocks of the Vila Nova Group. The metasediments are similar to what has been named the Serra do Navio Formation in the nearby manganese mining area. These units are intruded by granitic pegmatites, diabase dykes and gabbro.

      The gold mineralization is associated with iron and carbonate-rich units of the chemical sedimentary unit known as the William Formation. This unit is comprised of a basal calc-magnesian domain made up of carbonate schist and calc-silicates, and an iron domain of banded iron formations (“BIF”). The chemical sedimentary unit is overlain by amphibole and quartz-amphibole schist that, in turn, grade into mica schist and muscovite quartzite. A north-south shear zone appears to have acted as a conduit for gold-bearing hydrothermal fluids resulting in gold mineralization to various degrees in all the reactive rocks, particularly the BIF.

     Exploration

      Initial exploration activities in the 1970s produced strong lead-zinc soil geochemical anomalies in the Amapari area where a BIF outcrop was found in the vicinity of garimpeiro workings. Exploration work was suspended in 1978, recommenced in 1994 and was discontinued in 2001. This exploration effort comprised broad-scale investigations such as geological mapping, geochemical and geophysical surveys, leading to the discovery of the mineralized shear zone in 1994. This was followed by intensive investigation of the mineralized zone, consisting primarily of RC drilling, auger drilling and diamond drilling.

      The Amapari Project comprises almost a quarter million hectares around the known mineral resources and mineral reserves. Much of this area, extensively covered by heavy tropical vegetation, remains essentially unexplored in any detail. Wheaton has planned an aggressive campaign to expand mineral resources and has identified exploration targets it believes will extend the mine life.

     Deposit Geology and Mineralization

      Mineralized zones found indicate high-temperature hydrothermal activity with skarn-type characteristics. Such mineralization has been found, to various degrees, in all of the reactive rocks in the area, particularly the BIF. Designating some of the mineralization as skarn, at least in part, is based on the textures and the presence of mineral assemblages such as garnet, diopside-hedenbergite, actinolite, epidote, hornblende, vesuvianite and apatite with indications of a temperature of formation above 474 degrees Celsius, plus the presence of minor copper-lead-zinc.

      Gold and other metals were carried by metasomatic fluids through channels resulting from shearing and faulting. The presence of pegmatites indicates a possible granitic intrusion at depth as the source of the mineralizing fluids.

      Deep tropical weathering and oxidation produced near-surface saprolitic mineral deposits overlying the primary sulphide mineralization.

      The locus for the mineralization on the property comprising the Amapari Project is a north-south shear zone exhibiting intense hydrothermal alteration, particularly silicification and sulphidation, bearing auriferous pyrrhotite and pyrite. The alteration is most intense in BIF, followed by amphibolite, carbonate schist and calc-silicate rocks. The presence of superimposed foliation, brecciation and silicification indicates some remobilization of the auriferous mineralization.

      The mineralization occurs in a series of deposits over a 7 kilometre strike length of the shear zone along a north-south line of topographic ridges. These deposits have been named Urucum in the northern part of the zone and Tapereba in the southern part. Higher grades are associated with the more intensely hydrothermally-altered rocks. The mineralization may be classified as primary sulphide mineralization and oxide mineralization derived from the primary sulphides.

     Sulphide Mineralization

      The primary mineralization consists of a series of sulphide-bearing lenses striking north-south to north-northwest-south-southeast, dipping 75 to 90° East, and plunging N10° West, at about 18° at the northern (Urucum) end of the mineralized zone and increasing to 27° at the southern (Tapereba) end. Individual lenses achieve a thickness of several metres. Sulphide content is generally in the range of 5% to 10%. Pyrrhotite and pyrite are the predominant sulphide minerals, pyrrhotite being more prevalent in the Urucum area with pyrite increasing southwards toward Tapereba. Sulphides present in lesser amounts include chalcopyrite, sphalerite, galena, arsenopyrite and marcasite. Sulphides are found also as disseminations and fracture fillings on the margins of the mineralized bodies.

      Gold occurs primarily with the phyrrhotite (Urucum) and the pyrite (Tapereba). Studies show that the gold occurs as free gold, that is, not tied into the crystal lattice of the sulphide minerals (and, hence, easily liberated during processing).

      In the northern Urucum end, the exploration work has outlined two parallel deposits separated by 20 metres to 30 metres. One deposit, consisting of four individual lenses, is located in BIF, while the second deposit, comprising three closely spaced shoots, is hosted by amphibolite and calc-silicate rocks. In the Tapereba zone, two clusters of lenses, separated by 1,350 metres, have been outlined in amphibolite/ calc-silicates.

     Oxide Mineralization

      Intense tropical weathering, reaching down 100 metres to 130 metres, has caused the formation of saprolite, that is, the in situ oxidation of the primary sulphide mineralization. The saprolite consists mainly of iron oxides and hydroxides, clay and silica. These saprolite bodies follow the strike, dip and plunge of the massive sulphides. As well, extensive blankets of gold-bearing colluvium, up to 10 metres thick and made up of laterite/ saprolite fragments in a ferruginous clay-sand mix, overly the saprolite. Together, gold-bearing saprolite and colluvium are referred to as “oxide mineralization”.

     Drilling

      Drilling on the project was carried out in two major campaigns, an initial campaign between 1995 and 1998 and a subsequent in-fill drilling campaign in 1999.

      The initial drilling program comprised RC, diamond drilling and auger drilling. The majority of the drilling of the oxide mineralization was by means of RC, while a program of auger drilling was carried out in an investigation of the mineralized colluvium. A diamond drilling program investigated the primary sulphide mineralization, as well as the overlying oxide mineralization. The initial drilling program (1995-98) was done by contractors, SETA Servicos Tecnicos Minerais Ltda, GeoService Ltda and Servsonda Ltda. The later in-fill drilling campaign (1999) was carried out by Diana Drill Ltda.

      RC drill holes were laid out on sections 100 metres apart across geochemically anomalous zones, with holes drilled at 40 metres intervals along these sections. Subsequently, an in-fill RC drill program was completed to produce an overall section line spacing of 50 metres. Samples were taken every metre. With the mineralized zones typically dipping about 60 degrees East, and the holes angled at 60 degrees West, the true thickness of a one-metre sample is about 85 centimetres. For more steeply angled holes, the true thickness would be proportionately less. A total of 38,199 metres of RC drilling was completed in 659 holes.

      The objective of the diamond drilling program was to investigate both the saprolite mineralization and the sulphide mineralization below it. However, the hole locations were laid out such that the program also served as an in-fill drilling program for the oxide mineralization defined by the RC drilling pattern. In general, the diamond drill sections were spaced 100 metres apart. Diamond drilling was also used to check the accuracy of RC holes, as twin holes. A total of 63,553 metres of diamond drilling was completed in 377 holes.

      The auger drilling program was carried out primarily to investigate the mineralized colluvium immediately above and adjacent to the sub-outcrops of the mineralized shoots and to cover all areas with gold-in-soil geochemical values greater than 100 parts per billion. Holes were vertical and usually less than 10 metres deep. Samples were taken for every 1 metre of penetration. The auger grid spacing was 50 metres by 40 metres. A total of 7,533 metres of auger drilling was completed in 887 holes.

     Sampling and Analysis

      Sampling at the Amapari Project advanced from early regional exploration activities which led to the identification of mineralization, through RC, auger and diamond drilling on which the mineral resource estimation is based, to sampling for pilot plant metallurgical testing for determining processing parameters to be considered in a feasibility study. Geochemical sampling, RC drilling sampling, diamond drilling core sampling, auger drilling sampling and channel sampling were completed on the Amapari Project in accordance with standard industry practice.

      All regular samples from the project during the initial exploration and drilling campaign (1995-98) were sent to the NOMOS Laboratory in Rio de Janeiro or to the MMV Laboratory in Nova Lima for analysis. Soil samples were dried and screened to minus 80 mesh for analysis. Other samples were crushed and ground and homogenized to appropriate standards in preparation for assaying. NOMOS, a Brazilian laboratory utilized by numerous mining companies, is certified by the Conselho Regional de Quimica do Rio de Janeiro. MMV Laboratory is a division of Anglo American’s “Mineracao Morro Velho” gold mine, specialized in gold analysis in ore and exploration sampling.

      For the second, or in-fill, drilling campaign in 1999, all samples were analysed at Lakefield Geosol Ltda. (part of the international SGS Lakefield Research group) in Belo Horizonte, Minas Gerais province. Lakefield Geosol is an ISO9002 certified facility, specializing in the minerals industry.

      Other than for geochemical samples, all gold determinations were carried out by standard fire assay procedures. A 50 gram fraction of sample was mixed with flux and smelted at 1,200 degrees Celsius, with the gold collected by lead oxide. The prill obtained was dissolved in aqua regia with the gold content being determined by atomic absorption. This analytical procedure had a detection limit of 10 parts of gold per billion for rock and core and 1 part of gold per billion for soils.

      For base metal determinations, a 2 gram sample was digested in hot aqua regia, neutralized with 40 millimetres of ammonium acetate, and analyzed for copper, zinc, lead, nickel, cobalt and chromium by atomic absorption. Arsenic was determined colorimetrically. Detection limits for the procedure were 1 part per million, except for chromium which was 10 parts per million and arsenic which was 5 parts per million.

     Quality Control and Data Verification

      At the NOMOS laboratory, internal quality control was carried out by means of standards and blanks. To each batch of 45 samples, two artificial standards, one sample standard and two blank samples (one made up of reagents, one quartz) were added, bringing each batch to 50 analyses. By this means, the accuracy of the analytical procedures were determined by the standard samples; the reagent blank measures any reagent contamination and the quartz blank determines the extent, if any, of contamination during the sample preparation process. At least 30% of the samples of varying grades in each group were subjected to repeat analysis.

      In 1995-98, during the initial drilling campaign, the Amapari Project operators included blind duplicate samples as an independent external check on the NOMOS laboratory. In every batch of 30 RC samples, one was repeated. The results of the duplicate assays on the pairs of samples agreed satisfactorily to Micon.

      Also during this period, duplicate samples were sent to both NOMOS and to Mineração Morro Velho (“MMV”), Anglo American’s operating mining company in Brazil. The results showed agreement between the two laboratories.

      For the in-fill drilling program of 1999, AngloGold used Lakefield Geosol in Belo Horizonte, Brazil for sample analysis. As part of its quality control program, AngloGold, in 1999-2000, carried out an inter-laboratory test comprising a series of standards and 16 Amapari Project samples sent to eight different laboratories. The results showed that the Lakefield Geosol results were acceptable. However, the results also showed that the NOMOS and MMV laboratories, used as the prime laboratory and the check laboratory, respectively, during the earlier drilling campaign, were biased high. As a check on the earlier results, AngloGold submitted 592 of the old samples to Lakefield Geosol for analysis.

      The results confirmed that a high bias existed in the original NOMOS and MMV assay data. An analysis of the results showed that the bias was irrespective as to sample type, that is, RC, diamond core, auger or channel. However, the overall bias was strongly influenced by a few obviously erratic results (wrong sample picked up, incorrect labelling, etc.). After removal of these erratic samples, it was established that the NOMOS and MMV bias was restricted to higher grade samples, that is, above 10 grams of gold per tonne. Accordingly, a corrective formula was devised to apply to the old NOMOS and MMV data. This resulted in a very small decrease in the grade of the oxide composites.

      The Lakefield Geosol data used in the NOMOS and MMV tests were subjected to outside testing by sending 58 of the 592 samples to ALS Chemex S.A. for re-assay in 2001 which confirmed the Lakefield results.

      For sulphide mineralization, there was agreement between the results obtained by NOMOS and MMV, but, as far as Micon can determine, these results were not subjected to the outside laboratory testing described above for the oxide mineralization. However, Micon is of the opinion that there is a high degree of confidence to the results because MMV is an operating company well-experienced in the assaying of sulphide gold ores.

     Mineral Reserves and Mineral Resources

      Mineral Reserves and Mineral Resources are estimated using the JORC Code. See “Technical Information — JORC Code Definitions” for JORC Code definitions.

      Because of their distinct characteristics resulting in two very different mining and recovery processes and different economic parameters, the mineral resources and mineral reserves are divided into two categories, namely “oxide” (saprolite plus colluvium) and “sulphide”.

      All Mineral Resources and Mineral Reserves are located in the concession block for which a mining concession has been applied for by MPBA.

     Oxide Mineral Resources and Mineral Reserves

          Oxide Mineral Resources

      For Mineral Resource determination, with the objective of potential open-pit extraction, the mineralized bodies were grouped into three main deposits: Tapereba ABC, Tapereba D and Urucum.

      The following tables set forth the estimated oxide Mineral Resources for the Amapari Project as at January 9, 2004:

Oxide Measured, Indicated and Inferred Mineral Resources(1)(2)(3)

(including Oxide Proven and Probable Mineral Reserves)

				Contained
Deposit	Category	Tonnes	Gold Grade	Gold

			(grams	(ounces)
		(000s)	per tonne)
Tapereba ABC (Colluvium)	Measured	3,320	1.40	150,000
	Indicated	2,340	0.84	63,000
	Measured + Indicated	5,660	1.17	213,000
	Inferred	150	0.4	2,000
Tapereba D (Colluvium)	Measured	70	1.43	3,000
	Indicated	270	1.15	10,000
	Measured + Indicated	340	1.21	13,000
	Inferred	150	1.1	5,000
Urucum (Colluvium)	Measured	770	1.16	29,000
	Indicated	2,080	1.00	67,000
	Measured + Indicated	2,850	1.04	96,000
	Inferred	—	0.9	—
Tapereba ABC (Saprolite)	Measured	1,000	2.66	86,000
	Indicated	4,680	2.27	342,000
	Measured + Indicated	5,680	2.34	427,000
	Inferred	2,840	2.6	235,000
Tapereba D (Saprolite)	Measured	60	4.09	8,000
	Indicated	420	2.83	38,000
	Measured + Indicated	480	2.99	47,000
	Inferred	30	2.7	3,000
Urucum (Saprolite)	Measured	160	2.28	12,000
	Indicated	1,250	1.99	80,000
	Measured + Indicated	1,410	2.02	92,000
	Inferred	810	1.8	48,000
Total	Measured	5,390	1.66	287,000
	Indicated	11,050	1.69	600,000

	Measured + Indicated	16,440	1.68	888,000

	Inferred	4,030	2.2	292,000

(1)	The oxide Mineral Resources reviewed by Micon were estimated in-house by the Technical Services Department of AngloGold South America in 2001. Previous Mineral Resource estimations were carried out by Minorco (a predecessor of AngloGold) in 1996, revised in 1998, and by AngloGold in 1999 (prior to the 1999 drilling campaign). Mineral Resources are classified according to JORC Code, which in the opinion of Micon, is in all material respects equivalent to the resource classifications defined in the CIM Standards.

(2)	As the mineralization crosses lithological boundaries, the Mineral Resources could not be demarcated by rock type, so a gold cut-off value was used to define the deposits. Mineral Resource estimation was carried out by means of ordinary kriging using separate parameters for the three deposits, Tapereba ABC,

Tapereba D and Urucum. For saprolite mineralization, the cut-off grade was 0.4 grams of gold per tonne; for colluvium the cut-off grade was 0.25 grams of gold per tonne.

(3)	Derived numbers may not compute exactly due to rounding. Oxide Mineral Reserves The oxide Mineral Reserves reviewed by Micon formed the basis for an in-house feasibility study by AngloGold, dated October, 2002, based on a series of open-pits and heap leach processing. All technical parameters and cost data used in the estimation of Mineral Reserves were derived by AngloGold. The pit optimization and design were not changed in the revised feasibility study.

          Oxide Mineral Reserves

      The oxide Mineral Resources reviewed by Micon formed the basis for an in-house feasibility study by AngloGold, dated October 2002, based on a series of open-pits and heap leach processing. All technical parameters and cost data used in the estimation of Mineral Reserves were derived by AngloGold. The pit optimization and design were not changed in the revised feasibility study.

      The following table sets forth the estimated oxide Mineral Reserves for the Amapari Project as at January 9, 2004:

Oxide Mineral Reserves(1)(2)(3)

		Gold	Contained
Category	Tonnes	Grade	Gold

		(grams	(ounces)
	(000s)	per tonne)
Proven	3,350	2.15	231,000
Probable	6,470	2.12	443,000

Total	9,840	2.13	674,000

(1)	Based on a gold price of $325 per ounce.

(2)	Mineral Reserves are categorized according to JORC Code which in the opinion of Micon, is in all material respects, equivalent to the reserve categories defined by the CIM Standards.

(3)	Mineral Reserves were calculated after allowing for 0.5 metres of lateral dilution for saprolite and 0.3 metres at vertical dilution for colluvium.

     Sulphide Mineral Resources and Mineral Reserves

      The sulphide Mineral Reserves and Mineral Resources encompass the mineralized material identified below the zone of oxidized mineralization.

      Based on an initial assessment of the data, it was concluded that the Urucum area contained mineral resources that, in part, satisfied the criteria for indicated mineral resources and, in part, inferred mineral resources, while the density of data in the Tapereba area could only support the estimation of inferred resources.

Urucum: The Urucum area hosts two well-defined, parallel, steeply-dipping tabular sulphide deposits, generally separated by 25 metres to 30 metres, named Urucum 1 and 2, plus at least one other lesser shoot. Of the 160 composited intercepts that define the mineralization, 86 (64 diamond drill, 22 RC) meet the minimum cut-off criteria previously established (3 grams of gold per tonne, 2 metre-thickness). Geological interpretation shows that 81 intercepts are in Urucum 1 and 2 and five intercepts represent an ill-defined third parallel body not considered for resource estimation at this stage. Based on the geologist’s judgement, the deposit outlines included a few points not meeting the grade/ thickness cut-off criteria in order to dampen the excessive effect of nearby high grades. Using the composited data, each of the two deposits were outlined on a vertically-projected strike section.

      The sulphide mineral reserves extend from 5 metres beneath the oxidized mineralization level to the minus 200 metres level. This involves a vertical panel of some 360 metres. A “crown pillar” will be left between the overlying weathered rocks and the mineable sulphide ore below. This “crown pillar” is estimated to contain some 111,000 tonnes of the mineral resources. For the remaining material, a mining recovery factor of 90% was applied, to account for additional pillars (vertical and horizontal), plus operational ore loss, compromising further 478,000 tonnes of Indicated Mineral Resources.

Tapereba: For the sulphide mineralization underlying the Tapereba ABC oxide resources, 14 composited intercepts meeting the cut-off criteria were derived from 110 samples averaging 6.03 grams of gold per tonne. Since only Inferred Mineral Resources could be estimated from the data, the precision required was less than for Urucum, and the 2D modeling approach was not used. Instead, the deposit defined by the 14 intercepts was wireframed and a block model was constructed, using blocks of 20 metres along strike (north-south direction) and 20 metres on vertical. The dimension across strike, equivalent to horizontal thickness, is defined by the wireframe, defining the tonnage of the orebodies after multiplying the volume of the block model by the density estimated for the area. For the variogram model, the Urucum model was adopted. Ordinary kriging was used to estimate grade.

          Sulphide Mineral Resources

      The following table sets forth the estimated sulphide Mineral Resources for the Amapari Project as at January 9, 2004:

Sulphide Mineral Resources(1)(2)

(including Sulphide Mineral Reserves)

				Contained
Deposit	Category	Tonnes	Gold Grade	Gold

			(grams	(ounces)
		(000s)	per tonne)
Urucum 1	Indicated	3,750	5.2	622,000
	Inferred	1,590	6.2	317,000
Urucum 2	Indicated	1,150	4.8	179,000
	Inferred	660	7.4	157,000
Tapereba ABC(3)	Indicated	—	—	—
	Inferred	1,170	5.9	222,000
Total	Indicated	4,900	5.1	801,000

	Inferred	3,420	6.3	696,000

(1)	Based on a cut-off grade of 3 grams of gold per tonne.

(2)	Mineral Resources were classified in accordance with the JORC Code, which in the opinion of Micon is in all material respects equivalent to the resource classification defined by the CIM Standards.

(3)	Tapereba ABC includes Tapereba AB1, Tapereba AB2, Taperaba AB3, Tapereba C1 and Tapereba C2.

          Sulphide Mineral Reserves

      The following table sets forth the estimated sulphide Mineral Reserves for the Amapari Project as at January 9, 2004:

Sulphide Probable Mineral Reserves(1)(2)(3)(4)

			Contained
Deposit	Tonnes	Gold Grade	Gold

		(grams	(ounces)
	(000s)	per tonne)
Urucum 1	3,800	4.58	560,000
Urucum 2	1,140	4.29	158,000

Total	4,940	4.51	718,000

(1)	Mineral Reserves are categorized in accordance with the JORC Code, which in the opinion of Micon is in all material respects equivalent to the mineral reserve categories defined by the CIM Standards.

(2)	To convert the resource grade to reserve grade, a dilution factor of 15%, at a grade of 0.60 grams of gold per tonne, was applied.

(3)	To convert resource tonnes to reserve tonnes, after the addition of 15% dilution and loss of the “crown pillars”, a mine recovery factor of 90% was applied.

(4)	Based on a gold price of $325 per ounce.

     Mining Operations

      Given the near surface location of the major zones of oxidized mineralization and the local topography, it was decided that initial development of the mineral resource would be by open-pit methods. The exploitation of the oxide mineral resources by open-pit mining and heap leaching of agglomerated crushed ore was evaluated in a July 2003 feasibility study. This study utilizes and updates an earlier feasibility study prepared by AngloGold. An extension to this feasibility study, in the form of a pre-feasibility study for an underground mine to exploit the underlying sulphide resource when the oxide resources are depleted, has also been prepared. Wheaton intends to carry out a detailed feasibility study after further drilling has been carried out and the geological and metallurgical aspects of the sulphide zones are better understood.

      It may be possible to accelerate the development and production phases of the sulphide mineral reserve from those shown in the pre-feasibility study, to increase total annual gold production in the later phases of the Amapari Project, however, there is no assurance that this will occur.

      The combined open-pit and underground operations, recovering oxide and sulphide mineral resources is expected to result in the output of almost 1.5 million ounces of gold over a period of 11 years, with a peak annual production of 188,000 ounces and a sustained output of approximately 135,000 ounces per year during the later years of pit production and during the subsequent period of underground operations. Production from the open-pit is scheduled to commence by the end of 2005, with subsequent output from the underground operations commencing in 2012. Pit optimization will be carried out during 2004.

     Proposed Open-Pit Operations

      Using the resource block model, the pit slope recommendations, and the expected operating costs based on the mining and milling methods selected, an open-pit mining plan was designed and the mineral reserve was determined. The method followed the conventional approach using a Whittle4X shell based on a 0.7 grams of gold per tonne cut-off grade at a gold price of $325 per ounce, followed by optimization and final mine design incorporating ramps and benches. The final pit was optimized using only measured and indicated mineral resources in the oxide mineralization.

     Proposed Underground Operations

      The sulphide mineral resources are present in three zones. Wheaton plans to access these zones via declines from surface. The declines will traverse some 90 metres to 120 metres of weak saprolite before encountering competent hard rock. In the saprolite, 5.5 metre 2/3 5.5 metre openings, with reinforcement of steel ribs and wire mesh and shotcrete, will be utilized. In the lower, hard rock, 5 metre 2/3 5 metre declines are planned to be driven with only local support on an as-required basis.

      Wheaton currently expects that access to the orebody will be via sub-levels, at 20 metre vertical intervals, from the main ramps in the footwall of the orebody. Ventilation and services are planned via excavations in the hangingwall of the orebody, which Wheaton plans to connect to the main ramp at each sub-level.

      Wheaton intends to use mobile electrical substations that will be moved as the mine deepens. The objective is to concentrate the production in a few producing stopes simultaneously, thus reducing the requirement of equipment and manpower.

     Milling Operations and Recoverability

     Heap Leach of Oxide Mineralization

      The results of testwork confirmed that conventional heap leaching would provide an economical recovery level on the oxidized mineralization. Tests have indicated that gold recovery approaching 95% could be achieved under test conditions in a 50-day leach period. On this basis, it is anticipated that a 90% gold recovery under normal operating conditions under a 70-day leach cycle is achievable. However, as the percentage of saprolite in the plant feed increases in the latter phases of the mining of the oxide mineralization, it may result in a slower rate of gold recovery from the heaps.

      Heaps are planned at single lifts, each 6 metres high, placed with conventional conveyors and stackers. The ore will be crushed in a two-stage process to minus 40 millimetres before dosing and agglomeration. A typical heap cycle is expected to be 126 days including 70 days leaching, 20 days neutralization, 10 days washing, 10 days drainage and the rest for heap construction and removal to waste. Cyanide consumption is estimated at 0.5 kilograms per tonne. It is planned that there will be a total of 18 pads each with a nominal capacity of 60,000 tonnes. The pregnant solution will then follow the conventional route of adsorption, desorption, and electrowinning.

     Processing of Sulphide Mineralization

      The metallurgical design for the sulphide mineralization was carried out by Natrontec Ltda., an experienced Brazilian process design and engineering company, based on a limited amount of testwork. In 1995, Minorco carried out three conventional cyanide bottle roll leaching tests, at the Nova Lima Anglo Research Laboratory, on sulphide ore from the Amapari Project. The gold recovery averaged 92.79%, using 0.62 kilograms per tonne of cyanide with a residence time of 14 hours. The average grade was 6.15 grams of gold per tonne.

      In June 2003, EBX carried out, under Natrontec supervision, five additional leaching tests at the NOMOS laboratory in Brazil, using 30 kilograms of sulphide ore obtained from seven mineralized intercepts in diamond drill holes. The average gold recovery was 96.17% using 0.7 kilograms per tonne of cyanide, with a residence time of 7 hours. The average head grade was 4.23 g/t Au. The samples used for the metallurgical testwork were selected from widely spaced locations across the sulphide ore zones.

      From the 86 drilling intervals used in the sulphide mineral resource evaluation, a sample of 7 intervals (8%) was chosen for metallurgical tests. The intervals chosen are representative of the deposit, although the indicated mineral resources are better represented than the inferred mineral resources. Given the limited sample size, a degree of risk exists in the estimates of recovery and flowsheet design. However, since a CIL circuit is proposed, this risk is not considered excessive for this stage of pre-feasibility study. Further testwork is planned for a final feasibility study.

      In June 2003, EBX also carried out two work index tests at the Centro de Tecnologia Mineral-CETEM (a Brazilian Mineral Research Institute). The results of these tests showed an average work index of 12.8 kilowatt hours per tonne.

      Since limited information is available regarding the mineralogical characterization of the sulphide ore, certain assumptions have been made to define the probable distribution of minerals in the mill feed. The chemical analysis of the sulphide ore and the mineralogical characterization of the oxide ore, both obtained from the Minorco testwork, were used. The proportion of stable minerals, such as hematite and magnetite, was maintained, and the proportion of carbonate and sulphide were slightly increased, based on the proportions of these minerals as described in the geological logs. In order to confirm these estimates, a petrology expert has been retained to carry out thin sections studies. The results of this study are pending.

      The main premise of the plant design for the sulphide ore project based on these tests results, is utilization of some of the heap leach process facilities that will be installed for treatment of the oxide ore at the Amapari Project. The plant is designed to process one million tonnes per year of sulphide ore, grading 4.51 grams of gold per tonne, with a recovery of 94%, producing on average 4.2 tonnes of gold (135,000 ounces per year).

      It is assumed that a conventional treatment route will be adopted, comprising primary, secondary and tertiary crushing, grinding via a ball mill, followed by CIL leaching. The milling and classification circuit and CIL leach train will be located adjacent to the future heap leach carbon regeneration, elution and electro-winning facilities of the planned open-pit mine.

      The tailings will initially be deposited in the exhausted open-pits 1 and 2 of the Tapereba D orebody, which are located at less than 800 metres to the east of the plant. These sites are expected to provide a volume of 1.2 million m3 for storage of tailings, also contributing to the topographic restoration of the area. Assuming a density of 1.5 t/m3 for the material, it may be possible to deposit 1.8 million t of material in these sites. The remaining material, around 3.2 million tonnes, are expected to be deposited in a valley, some 500 metres to the south of the metallurgical plant. Both areas will be prepared with leak detection systems and waterproofed with PVC lining. At the outflow point of the dams, the water chemistry will be monitored to avoid release of contaminants to the environment.

     Markets and Contracts

      The product transported from the Amapari site will be gold doré bars to be refined by third party refiners. Gold bullion will be sold on international markets.

     Environmental and Permitting Considerations

      Brazil has a well established series of procedures in federal, state and local laws and regulations governing environmental and permitting matters. Since the Amapari Project is situated within the Amazon Region, these procedures are generally stronger and more thoroughly scrutinized.

      AngloGold previously made substantial progress towards obtaining all required approvals for the commencement of mining at the Amapari Project. AngloGold and its consultants completed a significant number of environmental studies on the Amapari Project, although most of these studies addressed the environmental considerations associated with the open-pit mining of oxide ore. Studies associated with the underground mining of sulphide ore are less advanced, however Wheaton anticipates that it will be able to complete required studies before underground operating permits are required.

      Comprehensive environmental studies and management plans, including an Environmental Impact Assessment, an Environmental Monitoring Plan, and a Rehabilitation Plan were carried out by AngloGold, and submitted to the State Secretariat for the Environment as part of the licensing process.

      The aim of the environmental management plans is to meet all legislative requirements, minimize any possible environmental impacts and rehabilitate disturbance areas. The environmental management plans include monitoring and implementation of necessary remedial measures in relation to surface water, mine, plant and workshop effluents, air quality and gaseous emissions, noise and vibrations, plus licensing, rehabilitation of degraded areas, storage of residues, sanitation, internal and external auditing, and monitoring and control of impacts in areas adjacent to the project area.

      Enesar, an internationally recognized consulting firm, conducted an independent environmental assessment of the project in January 2004. Key recommendations include comprehensive geochemical characterization of construction materials and mine and beneficiation wastes, improvements in stormwater management and planning, and improvements in environmental monitoring and management procedures. Environmental Geochemistry International (EGi) has been retained to carry out the geochemical characterization studies.

      The key environmental impacts of the sulphide mining operation relate to the tailings dam and waste dumps. The tailings dam will be designed with a substantial freeboard to reduce the possibility of unplanned overflow of cyanide-bearing solution. Solution will be routinely recycled to the plant, but provision has been made for the incorporation of cyanide destruction facilities in the event that release of excess solution becomes necessary. The dam will be lined with an impermeable PVC liner, and monitoring bores will be installed around the dam.

     Capital Cost Estimates

      Capital cost estimates have been prepared for the establishment of open-pit and heap leaching facilities for the exploitation of the near surface oxide mineral resources, and for the underground mining and CIL processing of the underlying sulphide mineral resources. Allowances are included for infrastructure and engineering, procurement and construction and owner’s project management costs. On-going replacement and development costs also are included. Total capital costs, including closure costs, for the open-pit mines and heap leach processing are estimated to be $65.5 million. Total capital costs, including closure costs, for the underground mine and CIL processing facility are estimated to be $75.7 million over the life of the mine.

     Taxes

     Corporate Income Tax

      Corporations in Brazil are generally subject to income tax at a rate of 25% plus a social contribution tax of 9% of accounting income for a theoretical composite tax rate of 34%. These tax rates are subject to change by the Brazilian legislature. Tax holidays exist to encourage the development of certain regions of the country.

      The State of Amapa is in a Brazilian income tax incentive zone where new projects can apply for a tax holiday in respect of corporate income tax. Accordingly, Wheaton qualifies to receive a 75% tax reduction for a maximum of 10 years on the 25% income tax normally payable on income and non-refundable additives assessed upon profits generated by the Amapari Project. As a result of this tax reduction, the tax rate used in the Amapari Project cash flow model is 6.25% for the years 2004 to 2013, and 25% (full tax) thereafter. In addition to this incentive, other law is in place to encourage re-investment in the region. This permits the recovery of 30% of the income tax payable for use of expansion or extension of existing projects.

      The gold from the Amapari Project will be sold to external market as a commodity. A tax on financial transactions would only be applicable if the gold is traded as a financial asset.

      As an exporter of gold, the Amapari Project will be exempt from revenue taxes and trade taxes on sales.

     State Royalty

      The Amapari Project is subject to a state royalty of 1% of gross revenue, 65% to be paid to the municipality of Pedra Branca do Amapari, 23% to the State Government and 12% to the Federal Government.

     Production Estimates

      Metal recoveries are estimated dependent on ore type processed, oxide or sulphide, with an average value for recovery over the life of the mine of 91.8% of in situ gold.

      The proposed facilities at Amapari, for a base case scenario, will produce almost 1.5 million ounces of gold over a period of approximately 11 years, with a maximum annual output of approximately 188,000 ounces, in the second year and an average production of approximately 135,000 ounces per year for the last six years.

     Mine Life and Payback

      Utilizing the base case projection, operations at the Amapari Project would commence in 2005 and continue for 11 years until 2015. In the optimistic case, the operations would continue for 14 years, until 2018, although no assurance can be given that production would extend to such time. Payback for the base case is two years.

      Advanced exploration opportunities exist at the Amapari Project which, Wheaton believes, have the potential to significantly extend the life of the operations.

Other Projects

     El Limón Gold Deposits, Mexico

      Wheaton holds a 21.2% interest in the El Limón gold deposits (of which 14% is a carried interest) with Teck Cominco owning the remaining 78.8%. Wheaton’s interest in El Limón was acquired through the acquisition of Miranda in November 2003. The El Limón project consists of a series of skarn related gold deposits located 15 kilometres north-west of the Los Filos Project.

      To date, the gold deposits in the El Limón area have not been densely drilled and only two deposits have enough data to qualify as a resource. Teck Cominco prepared resource estimates on both the El Limón and Los Guajes deposits in 2003 based on the results from the 2003 and earlier drilling campaigns. In 2003, Teck Cominco completed 1,208 metres of drilling over eight diamond drill holes at El Limón and 2,191 metres of drilling over 15 diamond drill holes at Los Guajes. To date, 45 diamond drill holes have been drilled on El Limón and 37 diamond drill holes and 7 RC drill holes have been completed at Los Guajes.

      The following table sets forth the estimated Mineral Resources for the El Limón gold deposits (100%) as at December 31, 2003:

Inferred Mineral Resources(1)(2)(3)(4)

			Gold	Contained
Deposit	Category	Tonnes	Grade	Gold

			(grams	(ounces)
		(000s)	per tonne)
El Limón	Inferred	16,500	3.1	1,600
Los Guajes	Inferred	3,500	3.1	360

(1)	All Mineral Resources have been calculated as of December 31, 2003, in accordance with the CIM Standards. See “Technical Information — CIM Standard Definitions” for CIM Standard definitions.

(2)	The Mineral Resources for the El Limón gold deposits set out in the above table have been estimated by Jim Grey, P.Geo. of Teck Cominco and for Los Guajes by Al N. Samis, P.Geo. at Teck Cominco, both of whom are qualified persons under NI 43-101. The Mineral Resources are classified as inferred and are based on the CIM Standards.

(3)	Cut-off grade was 0.7 grams of gold per tonne.

(4)	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

      Teck Cominco continues to advance this project, with more drilling on several of the other deposits through the first few months of 2004. Wheaton anticipated continued resource growth through 2004 on El Limón.

     Golden Bear Mine

      Wheaton owns the Golden Bear Mine in northwestern British Columbia through its wholly-owned subsidiary, North American Metals Corp. The Golden Bear Mine was a seasonal operation that operated from about April to October annually. All mining was completed at the end of the 2000 operating season. In 2001, 88,943 tonnes of the Kodiak B stockpiled ore grading 8.8 grams of gold per tonne were crushed and stacked, but the main activity was leaching the ore stacked on the Totem Creek pad from the 2001 and previous seasons. The Golden Bear Mine produced 33,711 ounces in 2001, its last year of commercial production. Reclamation activities began in 2000 and should be completed during the summer of 2004 except for the access road. Reclamation consists of activities such as the removal of plant and equipment, re-sloping of dumps, re-vegetation and closure of the access road. Funding will be provided from a reclamation deposit and cash held by the government under a safekeeping agreement, sale of mine site equipment and the balance from working capital. Negotiations have been undertaken with the Province of British Columbia to see if the government is willing to assume responsibility for the access road that would relieve Wheaton of further liabilities. Long term monitoring of the local water streams in the area will remain as a Wheaton liability.

ITEM 5

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following tables set forth selected consolidated financial information of the Company for the financial years ended December 31, 2003, 2002 and 2001. The following summary of selected consolidated financial information is derived from, should be read in conjunction with and is qualified in its entirety by reference to the Company’s consolidated financial statements, including the notes thereto, and Management’s Discussion and Analysis which can be viewed at www.sedar.com. The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States. See Note 20 to the audited consolidated financial statements of the Company. The Company uses the United States dollar as its reporting currency. All financial data presented below is in thousands of dollars, except per share data.

Annual Information

Statement of Operations Data

	Years Ended December 31

	2003	2002	2001

Sales	$212,633	$34,693	$9,010
Earnings from mining operations	83,781	12,235	1,503
Net income (loss)	57,659	5,602	(10,733)
Basic net income (loss) per share	0.14	0.04	(0.18)
Diluted net income (loss) per share	0.13	0.04	(0.18)

Balance Sheet Data

	As at December 31

	2003	2002

Cash and cash equivalents	$151,878	$22,936
Net working capital	147,484	24,422
Total assets	891,005	152,098
Long-term debt	122,423	—
Shareholders’ equity	556,118	108,054

Quarterly Information

	2003				2002

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Sales	$17,257	$28,814	$63,142	$103,420	$—	$915	$15,840	$17,938
Earnings from mining operations	5,977	8,718	21,685	47,401	—	232	5,750	6,253
Net income	4,064	11,088	14,689	27,818	262	1,814	949	2,577
Basic income per share	0.02	0.03	0.03	0.06	0.00	0.02	0.01	0.01
Diluted income per share	0.02	0.03	0.03	0.05	0.00	0.02	0.00	0.01

Dividends

      The Company currently intends to retain future earnings, if any, for use in its business and does not anticipate paying dividends on the Common Shares in the foreseeable future. Any determination to pay any future dividends will remain at the discretion of the Company’s board of directors and will be made taking into account its financial condition and other factors deemed relevant by the board. The Company has not paid any dividends since its incorporation.

Comparison of Shareholder Rights

      As a result of the Coeur holding company reorganization, shareholders of Coeur will become shareholders of New Coeur. New Coeur, like Coeur, is an Idaho corporation. The rights of shareholders of New Coeur are governed by the applicable laws of the State of Idaho, including the Idaho Business Corporation Act, and by New Coeur’s articles of incorporation and bylaws, which are identical in all material respects to those of Coeur, except as follows: (1) the number of authorized shares of New Coeur common stock will be 1.5 billion, versus the 500 million authorized shares of Coeur; (2) the number of authorized shares of New Coeur preferred stock will be 17,000,001; versus the 10 million authorized shares of Coeur preferred stock, and (3) there will be one share of New Coeur Special Voting Stock (a type of New Coeur preferred stock) held by the voting trustee for the benefit of the holders of exchangeable shares of Canadian Exchange Co., which will permit the voting trustee to case up to that number of votes as equals the number of exchangeable shares than outstanding on all matters on which the holders of New Coeur common stock are entitled to vote as described under “About Canadian Exchange Co. — Description of Exchangeable Shares.”

ANNEX A

ARTICLES OF MERGER

OF
COEUR D’ALENE MINES CORPORATION
(an Idaho corporation)
COEUR D’ ALENE MINES HOLDINGS COMPANY
(an Idaho corporation)
and
COEUR D’ALENE MERGER SUB CORPORATION
(an Idaho corporation)

To the Secretary of State
State of Idaho

      Pursuant to the provisions of the Idaho Business Corporation Act, the domestic business corporations herein named do hereby submit the following articles of merger.

      FIRST: Annexed hereto and made part hereof is the Agreement and Plan of Merger (the “Plan of Merger”) for merging Coeur d’Alene Merger Sub Corporation with and into Coeur d’Alene Mines Corporation as approved by the Board of Directors of Coeur d’Alene Mines Corporation on                     , 2004, the Board of Directors of Coeur d’ Alene Mines Holdings Company on                     , 2004, and the Board of Directors of Coeur d’Alene Merger Sub Corporation on                      , 2004.

      SECOND: For Coeur d’Alene Mines Corporation, the designation, number of outstanding shares, and number of votes entitled to be cast by the voting group entitled to vote on the Plan of Merger are as follows:

(a) Common Stock

(b) 213,260,559

(c) 213,260,559

      THIRD: For Coeur d’Alene Mines Holdings Company, the total number of votes cast for and against the Plan of Merger by the voting group entitled to vote on the Plan of Merger is as follows:

(a) Common Stock

(b)

(c)

      FOURTH: For Coeur d’Alene Mines Merger Sub Company, the total number of votes cast for and against the Plan of Merger by the voting group entitled to vote on the Plan of Merger is as follows:

(a) Common Stock

(b)

(c)

      FIFTH: For Coeur d’Alene Mines Corporation, Coeur d’ Alene Mines Holdings Company and Coeur d’ Alene Merger Sub Corporation, the number of votes cast for the Plan of Merger was sufficient for the approval thereof by each said voting group.

      SIXTH: Coeur d’Alene Mines Corporation will continue its existence as the surviving corporation under the name “Coeur d’Alene Mines Operating Corporation” pursuant to the provisions of the attached Agreement and Plan of Merger and the Idaho Business Corporations Act.

      Executed on this                     day of                     , 2004.

COEUR D’ALENE MINES CORPORATION

By:

Name:

Title:

By:

Name:

Title:

STATE OF
                                    )
                                    )SS.:
COUNTY OF                    )

      I,                     , a notary public, do hereby certify that on this                     day of                     , 2004, personally appeared before me                     and                     , who being first duly sworn, declared that they are the                     and                     , respectively, of Coeur d’Alene Mines Corporation, that they signed the foregoing document in such capacity of the corporation, and that the statements contained herein are true.

Notary Public

Commission expires:

SEAL

      Executed on this                     day of                     , 2004.

COEUR D’ALENE MINES HOLDINGS COMPANY

By:

Name:

Title:

By:

Name:

Title:

STATE OF
                                    )
                                    )SS.:
COUNTY OF                    )

      I,                     , a notary public, do hereby certify that on this                     day of                     , 2004, personally appeared before me                     and                     , who being first duly sworn, declared that they are the                     and                     , respectively, of Coeur d’Alene Mines Holdings Company, that they signed the foregoing document in such capacity of the corporation, and that the statements contained herein are true.

Notary Public

Commission expires:

SEAL

      Executed on this                     day of                     , 2004.

COEUR D’ALENE MERGER SUB CORPORATION

By:

Name:

Title:

By:

Name:

Title:

STATE OF
                                    )
                                    )SS.:
COUNTY OF                    )

      I,                     , a notary public, do hereby certify that on this                     day of                     , 2004, personally appeared before me                     and                     , who being first duly sworn, declared that they are the                     and                     , respectively, of Coeur d’Alene Merger Sub Corporation, that they signed the foregoing document in such capacity of the corporation, and that the statements contained herein are true.

Notary Public

Commission expires:

SEAL

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of                     , 2004, is entered into by and among COEUR D’ ALENE MINES CORPORATION, an Idaho corporation (“Parent”), COEUR D’ ALENE MINES CORPORATION, an Idaho corporation and a wholly owned subsidiary of Parent (“Holdco”), and COEUR D’ ALENE MERGER SUB CORPORATION, an Idaho corporation and a wholly owned subsidiary of Holdco (“Merger Sub”), with reference to the following facts:

      WHEREAS, Holdco is a wholly owned subsidiary of Parent and Merger Sub is in turn a wholly owned subsidiary of Holdco;

      WHEREAS, pursuant to this Agreement, immediately prior to the completion of the offer to purchase, Merger Sub will be merged with and into Parent (the “Merger”), with Parent continuing as the surviving corporations of such Merger and a wholly owned operating subsidiary of Holdco;

      WHEREAS, the Board of Directors of Parent, Holdco and Merger Sub deem it advisable and in the best interests of Parent, Holdco and Merger Sub, respectively, that Merger Sub merge with and into Parent upon the terms and subject to the conditions of this Agreement, and have approved and adopted this Agreement; and

      WHEREAS, this Agreement and the transactions contemplated hereby have been approved by the shareholders of Parent at a special meeting duly called and noticed, held on September      , 2004.

      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

THE MERGER

      SECTION 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into Parent and Parent shall be the entity surviving the Merger (in this capacity, the “Surviving Corporation”).

      SECTION 1.02.     Filing Time; Effective Time. An executed copy of this Agreement shall be filed with the Secretary of State of the State of Idaho together with Articles of Merger relating to the Merger, which shall include the certification of duly authorized officers of Parent, Holdco and Merger Sub that this Agreement has been adopted by the Board of Directors of each of Parent, Holdco and Merger Sub with the requisite approval of such entities’ respective shareholders under Section 30-1-1103 of the Idaho Code. The term “Effective Time” shall mean the date and time a properly executed and certified copy of this Agreement and the Articles of Merger is filed with the Secretary of State of the State of Idaho.

      SECTION 1.03.     Certain Effects of the Merger. At the Effective Time (i) Merger Sub shall be merged with and into Parent and the separate existence of Merger Sub shall cease and (ii) the Merger shall have the effects set forth herein and in section 30-1-1106 of the Idaho Code.

      SECTION 1.04.     Articles of Incorporation and Bylaws.

      (a) Surviving Corporation. The Articles of Incorporation of Parent as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except for the following amendments thereto:

      Article I shall be amended to read in its entirety as follows:

“Article I: The name of the corporation is Coeur d’ Alene Mines Operations Corporation (the “Corporation”).”

      A new article VIII shall be added, reading as follows:

“Article VIII: Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires under the General Corporation Law of the State of Idaho or this Amended and Restated Articles of Incorporation the approval of the stockholders of the Corporation shall, require, in addition, the approval of the stockholders of Coeur d’ Alene Mines Corporation by the same vote that is required by the General Business Corporations Law of the State of Idaho and/or these Articles of Incorporation.”

The Bylaws of Parent in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

      (b) Holdco. Holdco will file (and Parent as the sole stockholder of Holdco agrees to approve the filing of) Amended and Restated Articles of Incorporation of Holdco with the Secretary of State of the State of Idaho immediately prior to the Effective Time containing provisions identical to those in the Articles of Incorporation of Parent in effect immediately prior to the Effective Time, except that the number of authorized shares of Holdco common stock shall be 1,517,000,001. Holdco further agrees to adopt Bylaws immediately prior to the Effective Time containing provisions identical to those in the Bylaws of Parent in effect immediately prior to the Effective Time, and to execute and deliver documents and instruments sufficient to assume all of Parents and Holdco’s rights and obligations under the Rights Agreement (as defined below).

      SECTION 1.05.     Directors and Officers.

      (a) Surviving Corporation. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

      (b) Holdco. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of Holdco immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of Holdco until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK OF THE CONSTITUENT ENTITIES

      SECTION 2.01.     Effect On Surviving Corporation Common Stock and Options. At the Effective Time, without any action on the part of any holder of any shares of Parent Common Stock (as defined below):

(a) Cancellation of Treasury Stock. Each share of common stock, par value $1.00 per share, of Parent (together with the associated rights to purchase Series B Junior Participating Preferred Stock of Parent pursuant to the Rights Agreement (the “Rights Agreement”) dated as of May 11, 1999 between Parent and ChaseMellon Shareholder Services, L.L.C., the “Parent Common Stock”) that is owned by Parent or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Holdco Common Stock (as defined below) or other consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Parent Common Stock. Except as provided in this Section 2.01, each issued and outstanding share of Parent Common Stock (including the associated preferred share purchase rights) shall be converted into one fully paid and nonassessable share of common stock of Holdco having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Parent Common Stock being converted, together with associated rights to purchase Holdco Series B Junior Preferred Stock pursuant to the Rights Agreement associated with the Parent Common Stock being converted (the shares of common stock and associated rights, the “Holdco

Common Stock”). At or prior to the Effective Time, Holdco shall execute and deliver all documents and instruments necessary to assume all rights and obligations of Parent pursuant to the Rights Agreement, such that each share of Holdco Common Stock issued pursuant to this Section 2.01(b) shall be issued together with associated rights to purchase Holdco Series B Junior Preferred Stock under the Rights Agreement. All certificates formerly representing shares of Parent Common Stock shall, without any action on the part of any party, be deemed to represent after the Merger the equivalent number of shares of Holdco Common Stock.

(c) Cancellation and Retirement of Parent Common Stock. All shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of fully paid and nonassessable shares of Holdco Common Stock. Holdco shall in furtherance of the foregoing change its name to “Coeur d’ Alene Mines Corporation” immediately following the Effective Time.

(d) Conversion of Options to Purchase Parent Common Stock. Each issued and outstanding option to purchase Parent Common Stock shall automatically be deemed converted into an option to purchase an equivalent number of shares of Holdco Common Stock, on the same terms and subject to the same conditions as applied to the option to purchase Parent Common Stock being so converted.

      SECTION 2.02.     Effect on Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one fully paid and nonassessable share of common stock of the Surviving Corporation.

      SECTION 2.03.     Other Effects. The Merger shall have such other effects as provided in this Agreement and the Idaho Business Corporations Act.

ARTICLE III

CLOSING CONDITIONS

      SECTION 3.01.     Conditions to Closing. The obligations of Parent, Holdco and Merger Sub under this Agreement are subject to the consummation of the offer to purchase in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

      SECTION 4.01.     Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

      SECTION 4.02.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Idaho, without regard to its conflicts or choice of law principles.

      SECTION 4.03.     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 4.04.     Execution; Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 4.05.     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 4.06.     Capitalized Terms. All capitalized terms used but not otherwise defined in this Agreement shall have the same meanings set forth in the Merger Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

COEUR D’ALENE MINES CORPORATION

By:

Name:

Title:

COEUR D’ALENE MINES HOLDINGS COMPANY

By:

Name:

Title:

COEUR D’ALENE MERGER SUB CORPORATION

By:

Name:

Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Coeur d’Alene Mines Corporation

      Under Title 30, Section 30-1-5 of the Idaho Code and Article VI(b) of Coeur’s Bylaws, Coeur’s directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such. The material terms of the indemnification provisions are indemnification:

•	with respect to civil, criminal, administrative or investigative proceedings brought because the defendant is or was serving as an officer, director, employee or agent of Coeur;

•	for judgments, fines and amounts paid in settlement reasonably incurred;

•	if the defendant acted in good faith and reasonably believed in the case of conduct in his official capacity that his conduct was in the best interests of Coeur, and in all other cases that his conduct was at least not opposed to the best interests of Coeur; and

•	if, with respect to a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      Attorney’s fees are included in such indemnification to the extent the indemnified party is successful on the merits in defense of the proceeding. If the foregoing criteria are met, indemnification also applies to a suit threatened or pending by Coeur against the officer, director, employee or agent with respect to attorney’s fees unless there is negligence on the part of the indemnified party. Indemnification is made only upon a determination by Coeur that it is proper under the circumstances because the applicable standard is met. The determination shall be made by a majority vote of:

•	a quorum of the board of directors consisting of those persons who are not parties to the proceeding;

•	if such a quorum is not available, by independent legal counsel in writing; or

•	by the shareholders.

      Generally, expenses for defense may be paid in advance of final disposition of the proceeding if the indemnified party provides a written affirmation of his good faith belief that he has met the relevant standard of conduct under the Idaho Code and further provides a written undertaking to repay such amounts if it is determined that the applicable standard has not been met. Coeur also has an officers’ and directors’ liability insurance policy. This insurance policy contains a limit of liability of $10 million with a retention to Coeur of $500,000, on a claims made basis. The policy covers claims against officers and directors for “wrongful acts” and also reimburses Coeur to the extent Coeur indemnifies officers and directors in accordance with applicable law and its bylaws. “Wrongful act” is defined to mean any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers of Coeur in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of Coeur. The policy contains numerous exclusions of liability which are exceptions to coverage.

Coeur d’Alene Mines Holdings Company

      Under Title 30, Section 30-1-5 of the Idaho Code and Article VI(b) of New Coeur’s Bylaws, New Coeur’s directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such. The material terms of the indemnification provisions are indemnification:

•	with respect to civil, criminal, administrative or investigative proceedings brought because the defendant is or was serving as an officer, director, employee or agent of New Coeur;

•	for judgments, fines and amounts paid in settlement reasonably incurred;

•	if the defendant acted in good faith and reasonably believed in the case of conduct in his official capacity that his conduct was in the best interests of New Coeur, and in all other cases that his conduct was at least not opposed to the best interests of New Coeur; and

•	if, with respect to a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      Attorney’s fees are included in such indemnification to the extent the indemnified party is successful on the merits in defense of the proceeding. If the foregoing criteria are met, indemnification also applies to a suit threatened or pending by New Coeur against the officer, director, employee or agent with respect to attorney’s fees unless there is negligence on the part of the indemnified party. Indemnification is made only upon a determination by New Coeur that it is proper under the circumstances because the applicable standard is met. The determination shall be made by a majority vote of:

•	a quorum of the board of directors consisting of those persons who are not parties to the proceeding;

•	if such a quorum is not available, by independent legal counsel in writing; or

•	by the shareholders.

      Generally, expenses for defense may be paid in advance of final disposition of the proceeding if the indemnified party provides a written affirmation of his good faith belief that he has met the relevant standard of conduct under the Idaho Code and further provides a written undertaking to repay such amounts if it is determined that the applicable standard has not been met. New Coeur also has an officers’ and directors’ liability insurance policy. This insurance policy contains a limit of liability of $10 million with a retention to New Coeur of $500,000, on a claims made basis. The policy covers claims against officers and directors for “wrongful acts” and also reimburses New Coeur to the extent New Coeur indemnifies officers and directors in accordance with applicable law and its bylaws. “Wrongful act” is defined to mean any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers of New Coeur in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of New Coeur. The policy contains numerous exclusions of liability which are exceptions to coverage.

Item 21.	Exhibits.

      See Exhibit Index attached hereto and incorporated by reference.

Item 22.	Undertakings.

      (a) Each of the undersigned registrants hereby undertakes:

(i) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(ii) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) Each of undersigned registrants hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the Company being acquired, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

COEUR D’ALENE MINES CORPORATION

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on this 23rd day of August, 2004.

COEUR D’ALENE MINES CORPORATION

By:	/s/ DENNIS E. WHEELER

Dennis E. Wheeler
Chairman of the Board and
Chief Executive Officer

COEUR D’ALENE MINES HOLDING COMPANY

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on this 23rd day of August, 2004.

COEUR D’ALENE
MINES HOLDING COMPANY

By:	/s/ DENNIS E. WHEELER

Dennis E. Wheeler
President

POWERS OF ATTORNEY

COEUR D’ALENE MINES CORPORATION

      KNOWN ALL PERSONS BY THESE PRESENT, that each persons whose signature appears below hereby constitutes and appoints Dennis E. Wheeler and James A. Sabala, and each of them severally, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS E. WHEELER Dennis E. Wheeler	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2004

/s/ JAMES A. SABALA James A. Sabala	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 20, 2004

/s/ WAYNE L. VINCENT Wayne L. Vincent	Controller and Chief Accounting Officer (Principal Accounting Officer)	August 20, 2004

/s/ CECIL D. ANDRUS Cecil D. Andrus	Director	August 20, 2004

/s/ J. KENNETH THOMPSON J. Kenneth Thompson	Director	August 20, 2004

/s/ JAMES J. CURRAN James J. Curran	Director	August 20, 2004

James A. McClure	Director

/s/ ROBERT E. MELLOR Robert E. Mellor	Director	August 20, 2004

/s/ JOHN H. ROBINSON John H. Robinson	Director	August 20, 2004

Timothy R. Winterer	Director

COEUR D’ALENE MINES HOLDING COMPANY

      KNOWN ALL PERSONS BY THESE PRESENT, that each persons whose signature appears below hereby constitutes and appoints Dennis E. Wheeler and James A. Sabala, and each of them severally, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS E. WHEELER Dennis E. Wheeler	President & Director	August 20, 2004

/s/ JAMES A. SABALA James A. Sabala	Executive Vice President, Chief Financial Officer & Director	August 20, 2004

/s/ WAYNE L. VINCENT Wayne L. Vincent	Controller and Chief Accounting Officer (Principal Accounting Officer)	August 20, 2004

/s/ MITCHELL KREBS Mitchell Krebs	Director	August 20, 2004

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Restated and Amended Articles of Incorporation of Coeur as filed with the Secretary of State of the State of Idaho effective September 13, 1999. (Incorporated herein by reference to Exhibit 3 to Coeur’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.)
3.2	Bylaws of Coeur and amendments thereto. (Incorporated herein by reference to Exhibit 3(b) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1988.)
3.3	Certificate of Designations, Powers and Preferences of the Series B Junior Preferred Stock of Coeur, as filed with Idaho Secretary of State on May 13, 1999 (Incorporated herein by reference to Exhibit 3(c) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.4	Articles of Amendment to the Restated and Amended Articles of Incorporation of Coeur as filed with the Secretary of State of the State of Idaho on October 21, 2002. (Incorporated herein by reference to Exhibit 3.1 to Coeur’s Annual Report on Form 10-Q for the year ended September 30, 2002)
3.5	Articles of Amendment to the Restated and Amended Articles of Incorporation of Coeur as filed with the Secretary of State of the State of Idaho on May 27, 2004. (Incorporated herein by reference to Exhibit 3.5 to the Registration Statement on Form S-4 (File No. 333-117325) filed July 13, 2004)
3.6	Articles of Incorporation of Canadian Exchange Co., as filed with the province of New Brunswick on June 30, 2004. (Incorporated herein by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (File No. 333-117325) filed July 13, 2004)
3.7	Bylaws of Canadian Exchange Co. (Incorporated herein by reference to Exhibit 3.7 to the Registration Statement on Form S-4 (File No. 333-117325) filed July 13, 2004)
3.8	Form of Restated and Amended Articles of Incorporation of New Coeur (Incorporated herein by reference to Exhibit 3.8 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117325) filed August 23, 2004)
3.9	Form of Bylaws of New Coeur. (Incorporated herein by reference to Exhibit 3.9 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117325) filed August 23, 2004)
3.10	Articles of Amendment of Canadian Exchange Co. (Incorporated herein by reference to Exhibit 3.10 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117325) filed August 23, 2004)
4.1	Specimen certificate of Coeur’s stock. (Incorporated herein by reference to Exhibit 4 to Coeur’s Registration Statement on Form S-2 (File No. 2-84174).)
4.2	Indenture dated as of January 13, 2004, by and between Coeur and the Bank of New York relating to Coeur’s 1.25% Convertible Senior Notes due 2024 (Incorporated herein by reference to Exhibit 4.1 to Coeur’s Current Report on Form 8-K dated January 7, 2004).
4.3	Rights Agreement, dated as of May 11, 1999, between Coeur and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. (Incorporated herein by reference to Exhibit 1 to Coeur’s Form 8-A relating to the registration of the Rights on the New York and Pacific Stock Exchanges.)
4.4	Specimen certificate of Canadian Exchange Co. Stock. (Incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form S-4 (File No. 333-117325) filed July 13, 2004)
4.5	Form of Voting and Exchange Trust Agreement among New Coeur and Canadian Exchange Co. (Incorporated herein by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117325) filed August 23, 2004)
4.6	Form of Support Agreement between Coeur, New Coeur, Canadian Exchange Co. and Nova Scotia ULC. (Incorporated herein by reference to Exhibit 4.6 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117325) filed August 23, 2004)

Exhibit
Number	Description

5.1	Legal opinion of William F. Boyd regarding the legality of the common stock of Coeur d’Alene Mines Holding Company being registered under this registration statement.
8.1	Tax opinion of Gibson, Dunn & Crutcher LLP regarding certain U.S. Income Tax considerations.
10.1	Executive Compensation Program. (Incorporated herein by reference to Exhibit 10(e) Coeur’s Annual Report on Form 10-K for the year ended December 31, 1989.)
10.2	Agreement, dated January 1, 1994, between Coeur-Rochester, Inc. and Johnson Matthey Inc. (Incorporated herein by reference to Exhibit 10(m) of Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.3	Master Equipment Lease No. 099-03566-01, dated as of December 28, 1988, between Idaho First National Bank and Coeur. (Incorporated herein by reference to Exhibit 10(w) of Coeur’s Annual Report on Form 10-K for the year ended December 31, 1988.)
10.4	Master Equipment Lease No. 01893, dated as of December 28, 1988, between Cargill Leasing Corporation and Coeur. (Incorporated herein by reference to Exhibit 10(x) of Coeur’s Annual Report on Form 10-K for the year ended December 31, 1988.)
10.5	Amended and Restated Profit Sharing Retirement Plan of Coeur. (Incorporated herein by reference to Exhibit 10(ff) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.6	1993 Annual Incentive Plan and Long-Term Performance Share Plan of Coeur. (Incorporated herein by reference to Exhibit 10(jj) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.7	Supplemental Retirement and Deferred Compensation Plan, dated January 1, 1993, of Coeur. (Incorporated herein by reference to Exhibit 10(kk) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.8	Lease Agreement, dated January 12, 1994, between First Security Bank of Idaho and Coeur Rochester, Inc. (Incorporated herein by reference to Exhibit 10(mm) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.9	Non-employee Directors’ Retirement Plan effective as of March 19, 1993, of Coeur. (Incorporated herein by reference to Exhibit 10(oo) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.10	Extension of Employment and Severance Agreement between Coeur and Dennis E. Wheeler, dated June 28, 1994. (Incorporated by reference to Exhibit 10 (nn) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1994.)
10.11	401k Plan of Coeur. (Incorporated by reference to Exhibit 10 (pp) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1994.)
10.12	Mining Lease, effective as of June 1, 1997, between Silver Valley Resources and American Silver Mining Company. (Incorporated herein by reference to Exhibit 10(a) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.13	Mining Lease, effective as of April 23, 1996, between Silver Valley Resources Corporation and Sterling Mining Company. (Incorporated herein by reference to Exhibit 10(b) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.14	Mining Lease, effective as of March 21, 1997, between Silver Valley Resources Corporation and Silver Buckle Mines, Inc. (Incorporated herein by reference to Exhibit 10(c) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.15	Mining Lease, effective as of March 21, 1997, between Silver Valley Resources Corporation and Placer Creek Mining Company. (Incorporated herein by reference to Exhibit 10(d) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)

Exhibit
Number	Description

10.16	Form of severance/change in control agreements entered into by Coeur with each of its executive officers (Dennis E. Wheeler — March 30, 1989, Robert Martinez — March 30, 1989, James A. Sabala — January 13, 2003, Gary W. Banbury — March 19, 1998, James K. Duff — March 17, 1997, Troy Fierro — November 11, 2001, and Wayne L. Vincent — October 29, 1998). (Incorporated by reference to Exhibit 10(hh) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.17	Employment Agreement, dated as of January 13, 2003, between Coeur and James A. Sabala. (Incorporated herein by reference to Exhibit 10(jj) to Coeur’s Form 10-K for the year ended 2002).
10.18	2003 Long-Term Incentive Plan of Coeur. (Incorporated herein by reference to Appendix A to Coeur’s definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2003).
10.19	Employment Agreement, dated February 1, 2004 between Coeur and Donald J. Birak (Incorporated herein by reference to Coeur’s Annual Report on Form 10-K for the year ended December 31, 2003).
10.20	Employment Agreement, dated March 11, 2003 between Coeur and Gary Banbury. (Incorporated herein by reference to Exhibit 10(b) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.21	Employment Agreement, dated March 11, 2003 between Coeur and Mitchell J. Krebs. (Incorporated herein by reference to Exhibit 10(a) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.22	Employment Agreement, dated March 11, 2003 between Coeur and Robert Martinez. (Incorporated herein by reference to Exhibit 10(e) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.23	Employment Agreement, dated March 11, 2003 between Coeur and Wayne Vincent. (Incorporated herein by reference to Exhibit 10(d) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.24	Employment Agreement, dated June 9, 2003 between Coeur and James Arnold. (Incorporated herein by reference to Exhibit 10(a) to Coeur’s Quarterly Report on 10-Q for the quarter ended June 30, 2003).
10.25	Amendment to Employment Agreement dated February 5, 2004 between Coeur and Wayne Vincent. (Incorporated herein by reference to Exhibit 10(b) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2004).
21.1	List of Subsidiaries (Incorporated herein by reference to Exhibit 21.1 to the Registration Statement on Form S-4 (File No. 333-117325) filed July 13, 2004)
23.1	Consent of William F. Boyd. (Included in Exhibit 5.1)
23.2	Consent of KPMG, LLP.
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Gibson, Dunn & Crutcher LLP (Included in Exhibit 8.1).
24.1	Powers of Attorney. (Included on Pages II-3 and II-4 as part of the signature pages hereto)
99.1	Press Release, dated May 27, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on May 28, 2004)
99.2	Slide Presentation, dated May 27, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on May 28, 2004)
99.3	Transcript of Conference Call, dated May 28, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 1, 2004)
99.4	Press Release, dated May 31, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 1, 2004)
99.5	Press Release, dated June 3, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 3, 2004)

Exhibit
Number	Description

99.6	Slide Presentation, dated June 3, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 4, 2004)
99.7	Press Release, dated June 4, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 4, 2004)
99.8	Press Release, dated June 7, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 7, 2004)
99.9	Press Release, dated June 8, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 9, 2004)
99.10	Press Release, dated June 21, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 21, 2004)
99.11	Letter to Wheaton shareholders, dated June 21, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 22, 2004)
99.12	Press Release, dated June 23, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 23, 2004)
99.13	Slide Presentation, dated June 23, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 23, 2004)
99.14	Press Release, dated June 28, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 29, 2004)
99.15	Press Release, dated June 29, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 29, 2004)
99.16	Slide Presentation, dated June 29, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 30, 2004)
99.17	Press Release, dated June 30, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 30, 2004)
99.18	Press Release, dated July 6, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on July 7, 2004)
99.19	Letter from Dennis E. Wheeler to Wheaton shareholders, dated August 23, 2004 (Incorporated herein by reference to Exhibit 99.19 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-117325) filed August 23, 2004)
99.20	Press Release, dated July 13, 2004 (incorporated by reference to Rule 425 filing by Coeur on July 14, 2004)
99.21	Press Release, dated July 14, 2004 (incorporated by reference to Rule 425 filing by Coeur on July 15, 2004)
99.22	Press Release, dated July 19, 2004 (incorporated by reference to Rule 425 filing by Coeur on July 20, 2004)
99.23	Press Release, dated August 2, 2004 (incorporated by reference to Rule 425 filing by Coeur on August 2, 2004)
99.24	Slide Presentation, dated August 9, 2004 (incorporated by reference to Rule 425 filing by Coeur on August 10, 2004.)
99.25	Press Release, dated August 9, 2004 (incorporated by reference to Rule 425 filing by Coeur on August 10, 2004.)
99.26	Transcript of Conference Call, dated August 9, 2004 (incorporated by reference to Rule 425 filing by Coeur on August 10, 2004.)
99.27	Press Release, dated August 18, 2004 (incorporated by reference to Rule 425 filing by Coeur on August 18, 2004)
99.28	Preliminary proxy card.